                                AMENDMENT NO. 2
                                       TO
                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

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
[X]        Preliminary Proxy Statement

[ ]        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]        Definitive Proxy Statement

[ ]        Definitive Additional Materials

[ ]        Soliciting Material Pursuant to Section 240.14a-11(c) or Section240.14a-12

                          U.S. OFFICE PRODUCTS COMPANY

                (Name of Registrant as Specified in its Charter)

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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
[X]        No fee required.

[ ]        Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

           1)    Title of each class of securities to which transaction applies:

           2)    Aggregate number of securities to which transaction applies:

           3)    Per unit price or other underlying value of transaction computed pursuant to
           Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           4)    Proposed maximum aggregate value of transaction:

           5)    Total fee paid:

[ ]        Fee paid previously with preliminary materials.

[ ]        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-
           11(a)(2) and identify the filing for which the offsetting fee was paid previously.
           Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.

           1)    Amount Previously Paid:

           2)    Form, Schedule or Registration Statement No.:

           3)    Filing Party:

           4)    Date Filed:

                                  PRELIMINARY

                                     [LOGO]

                       1025 Thomas Jefferson Street, N.W.
                                 Suite 600 East
                             Washington, D.C. 20007
                                 (202) 339-6700

                                                                  April   , 1998

    To our Stockholders:

    We will be holding a Special Meeting on        , 1998 at 10 a.m. eastern
time.

    At the Special Meeting we will ask you to consider and vote upon a proposed investment in U.S. Office Products Company by an affiliate of an investment fund managed by Clayton, Dubilier & Rice, Inc., a private investment firm. Specifically, we need your approval to sell shares of common stock and warrants to purchase additional shares of common stock to this investor. The enclosed Notice of Special Meeting of Stockholders and Proxy Statement provides details of the proposed investment and related information. Your Board of Directors determined that the terms of the investment are fair to U.S. Office Products and its stockholders. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

    The investment is one part of a comprehensive restructuring plan that your Board has approved. The restructuring plan includes a tender offer by U.S. Office Products to purchase from its stockholders 37,037,037 shares of U.S. Office Products' common stock (including shares that may be issued on exercise of stock options). It also includes the creation by U.S. Office Products of four companies that will own and operate U.S. Office Products' current corporate travel, educational supplies, print management, and technology solutions businesses and the distribution to U.S. Office Products' stockholders of shares of those companies. As explained in this Proxy Statement, the Board believes that the restructuring plan promotes the best interests of stockholders.

    We will also ask you to approve a proposed one-for-four reverse stock split of U.S. Office Products' common stock. This reverse stock split would take effect after the tender offer has been completed and immediately after the record date for the distributions. Shareholder approval for such a reverse stock split is required by law. YOUR BOARD ALSO HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

    We have enclosed with this letter a Notice of the Special Meeting, a Proxy Statement, a proxy card and a return envelope. We urge you to read all of the enclosed materials carefully.

    Please sign, date and promptly return the enclosed proxy card in the enclosed, prepaid return envelope. Your shares will be voted at the Special Meeting in accordance with your proxy instructions.

    On behalf of the Board of Directors and the employees of U. S. Office Products, we cordially invite all stockholders to attend the Special Meeting. If you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card.

                                          Sincerely,

                                                  [LOGO]

                                          Jonathan J. Ledecky
                                          Chairman of the Board of Directors

                             YOUR VOTE IS IMPORTANT
       Please Sign, Date and Return Your Proxy Card by            , 1998

If you have questions about voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 800 322-2885.

                                     [LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

    To the Stockholders of U.S. Office Products Company:

    We are holding a Special Meeting of the stockholders of U.S. Office Products
Company on        , 1998 at 10 a.m., eastern time. The meeting will be held at
      . At the meeting, you will be asked to vote on the following:

    - A proposal to sell common stock and warrants to purchase additional shares of common stock to CDR-PC Acquisition, L.L.C., an affiliate of an investment fund managed by Clayton, Dubilier & Rice, Inc., a private investment firm. The Proxy Statement that we are delivering with this Notice describes the terms of the proposed sale of the common stock and the warrants, as well as other related transactions.

    - A proposal to amend U.S. Office Products' certificate of incorporation to effect a one-for-four reverse stock split of U.S. Office Products' common stock.

    - Any other business that may properly be presented at the Special Meeting.

    You will be able to vote your shares at the Special Meeting if you were a stockholder of U.S. Office Products Company at the close of business on March 26, 1998.

                                          By order of the Board of Directors:

                                                         [LOGO]

                                          Mark D. Director
                                          Secretary

Dated: April   , 1998

                 YOUR VOTE AT THE SPECIAL MEETING IS IMPORTANT.

   PLEASE INDICATE YOUR VOTE ON THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING.

IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885.

  IF YOU ATTEND THE MEETING, YOU WILL BE ABLE TO REVOKE YOUR PROXY AND VOTE IN
                                    PERSON.

                                     [LOGO]

                       1025 Thomas Jefferson Street, N.W.

                                 Suite 600 East

                             Washington, D.C. 20007

                      PROXY STATEMENT FOR SPECIAL MEETING

    This Proxy Statement provides information that you should read before you vote on two proposals that will be presented to the stockholders of U.S. Office
Products Company at a Special Meeting to be held on        , 1998 at [location].

    For convenience, we first provide a question-and-answer summary of important information. The remainder of this Proxy Statement provides specific information about the Special Meeting, the proposals on which you will be asked to vote at the Special Meeting, our recently announced strategic restructuring plan (which includes the investment that is the subject of the first proposal you will be asked to consider), the business of U.S. Office Products after completion of the strategic restructuring plan, and other relevant information.

    On            , 1998, we began mailing information to people who, according to our stockholder records, owned shares of U.S. Office Products' common stock at the close of business on March 26, 1998.

    THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROXY STATEMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "INTEND," "MAY," "WILL," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO U.S. OFFICE PRODUCTS OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. U.S. OFFICE PRODUCTS UNDERTAKES NO OBLIGATION TO REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES. U.S. OFFICE PRODUCTS' ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW UNDER THE HEADINGS "EFFECTS OF THE PROPOSED SALE OF EQUITY SECURITIES AND THE STRATEGIC RESTRUCTURING PLAN" AND "FACTORS AFFECTING THE COMPANY'S BUSINESS" INCLUDED WITHIN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" WITHIN THE FINANCIAL INFORMATION INCLUDED IN THIS PROXY STATEMENT BEGINNING ON PAGE F-1.

                               TABLE OF CONTENTS


                                                                                                         PAGE NO.
                                                                                                        ----------
SUMMARY...............................................................................................           1
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING......................................................           3

    THE SPECIAL MEETING...............................................................................           3

    THIS PROXY SOLICITATION...........................................................................           3

    VOTING YOUR SHARES................................................................................           3

    VOTE REQUIRED FOR APPROVAL........................................................................           4

    OTHER MATTERS.....................................................................................           4
THE FIRST PROPOSAL--SALE OF EQUITY SECURITIES                                                                    4
 INFORMATION ABOUT THE PROPOSED SALE OF EQUITY SECURITIES.............................................

    INTRODUCTION......................................................................................           4

    RECOMMENDATION OF THE BOARD OF DIRECTORS..........................................................           5

    INFORMATION ABOUT THE INVESTMENT AGREEMENT AND RELATED AGREEMENTS.................................           6

    USE OF PROCEEDS...................................................................................          12

    INFORMATION ABOUT OTHER ELEMENTS OF THE STRATEGIC RESTRUCTURING PLAN..............................          12

    AGREEMENTS WITH JONATHAN LEDECKY..................................................................          16

    BACKGROUND OF AND REASONS FOR THE PROPOSED SALE OF EQUITY SECURITIES..............................          17

    OPINION OF FINANCIAL ADVISER......................................................................          19

    INFORMATION ABOUT INVESTOR AND CLAYTON, DUBILIER & RICE...........................................          23

    EFFECTS OF THE PROPOSED SALE OF EQUITY SECURITIES AND THE STRATEGIC RESTRUCTURING PLAN............          24

    TAX CONSEQUENCES OF THE DISTRIBUTIONS.............................................................          27
 THE BUSINESS OF U.S. OFFICE PRODUCTS AFTER THE RESTRUCTURING.........................................          29

    COMPANY OVERVIEW..................................................................................          29

    MARKET OVERVIEW...................................................................................          30

    BUSINESS STRATEGIES...............................................................................          32

    NORTH AMERICAN OFFICE PRODUCTS GROUP..............................................................          33

    OPERATIONS OUTSIDE NORTH AMERICA..................................................................          36

    MAIL BOXES ETC....................................................................................          37

    COMPETITION.......................................................................................          39

    EMPLOYEES.........................................................................................          40

    PROPERTIES........................................................................................          40

    RELATIONSHIP WITH SPIN-OFF COMPANIES..............................................................          40

    ADJUSTMENTS TO EMPLOYEE STOCK OPTIONS.............................................................          41
 INDEBTEDNESS OF U.S. OFFICE PRODUCTS AFTER THE RESTRUCTURING.........................................          42
 INFORMATION ABOUT THE BOARD OF DIRECTORS AFTER THE PROPOSED SALE OF EQUITY SECURITIES................          43
 INFORMATION ABOUT U.S. OFFICE PRODUCTS STOCK OWNERSHIP...............................................          47
THE SECOND PROPOSAL--REVERSE STOCK SPLIT..............................................................          48
WHERE TO GET ADDITIONAL INFORMATION...................................................................          50

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
ANNEX A  OPINION OF MORGAN STANLEY & CO. INCORPORATED DATED JANUARY 12, 1998..........................         A-1
ANNEX B  INVESTMENT AGREEMENT DATED AS OF JANUARY 12, 1998, AS AMENDED FEBRUARY 3, 1998, BETWEEN U.S.          B-I
         OFFICE PRODUCTS COMPANY AND CDR-PC ACQUISITION, L.L.C........................................
ANNEX C  PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION...........................................         C-1
INDEX TO FINANCIAL INFORMATION........................................................................         F-1

                                    SUMMARY

    This summary answers basic questions about the proposals. Please read the rest of the Proxy Statement for full information about the proposals.

WHAT ARE WE ASKING YOU TO APPROVE?


    Two proposals: The first proposal for you to consider is the sale by U.S. Office Products of shares of common stock and warrants. We propose to sell U.S. Office Products' common stock and two types of warrants to purchase additional shares of common stock to an affiliate of an investment fund managed by Clayton, Dubilier & Rice, Inc. ("Clayton, Dubilier & Rice"). (We will use the term "equity securities" to refer to the common stock and warrants that we are proposing to sell. We will use the term "Investor" to refer to the buyer of the equity securities.) Investor will pay $270.0 million for the equity securities. Investor will purchase a number of shares of common stock that equals 24.9% of the shares outstanding after the issuance of the shares to Investor. Investor will purchase two types of warrants. The first type of warrants (which we call "special warrants") gives Investor the ability to maintain (at nominal cost) its 24.9% interest if U.S. Office Products issues additional shares in the special circumstances described on pages 6-7 of this Proxy Statement. The second type of warrant (which we refer to as the "warrants" or "common stock warrants") gives Investor the right to buy in the future the same number of shares Investor buys at closing (plus the number of shares it is entitled to receive pursuant to the special warrants) at a total cost of $405.0 million.


    The second proposal for you to consider is a one-for-four reverse stock split of U.S. Office Products' common stock. A reverse stock split reduces the number of shares of common stock outstanding and thereby proportionally increases the trading price of the shares.

WHY IS U.S. OFFICE PRODUCTS SELLING EQUITY SECURITIES TO INVESTOR?

    Your Board approved the sale of equity securities to Investor because it recognized that U.S. Office Products is moving into a new stage of development, less reliant on acquisitions and more focused on growth through improvement and expansion of existing operations. (We will sometimes refer to the sale of the equity securities to Investor as the "Equity Investment.") The Board concluded that the Equity Investment in U.S. Office Products, and Clayton, Dubilier & Rice's support of the management of U.S. Office Products, would contribute to this development. The Board determined that the financial and other terms of the Equity Investment were fair to U.S. Office Products and its stockholders.

    Clayton, Dubilier & Rice is a leading private investment firm. It manages a pool of equity capital in excess of $1.5 billion. It has substantial experience in providing companies in which its affiliates invest with financial and managerial advisory services aimed at building value and improving operational, marketing and financial performance. Clayton, Dubilier & Rice is also experienced in advising and assisting companies in managing high levels of debt.

WHAT IS U.S. OFFICE PRODUCTS' STRATEGIC RESTRUCTURING PLAN?


    The Equity Investment is part of a Strategic Restructuring Plan approved by your Board. This plan includes a tender offer by U.S. Office Products for 37,037,037 shares of common stock (including shares that may be issued on exercise of vested and unvested stock options) at $27.00 per share (or, in the case of stock options, at $27.00 minus the exercise price of the options) (the "Tender Offer"). It also includes the creation by U.S. Office Products of four companies that will own and operate U.S. Office Products' current corporate travel, educational supplies, print management, and technology solutions businesses and the distribution to U.S. Office Products' stockholders of the shares of those companies. As part of the financing for the Strategic Restructuring Plan, U.S. Office Products is obtaining a new senior credit facility, issuing new subordinated debt, offering to repurchase one series of its convertible notes and offering to exchange another series of convertible notes for common stock at a reduced conversion price.

    Your Board decided that the Strategic Restructuring Plan promotes the best interests of stockholders for several reasons. First, it will permit stockholders to choose to receive cash in exchange for a portion of their U.S. Office Products' stock. Second, it will permit U.S. Office Products' management to implement operational improvements in a more focused business. Third, it will give U.S. Office Products' stockholders an opportunity to own stock in each of four companies that will focus on a separate line of business. Finally, it will bring to U.S. Office Products' core business the managerial assistance and support of Clayton, Dubilier & Rice.

WHAT WILL BE U.S. OFFICE PRODUCTS' BUSINESS AFTER THESE TRANSACTIONS?

    U.S. Office Products will continue to conduct its office supply, office furniture, and office coffee, beverage and vending services businesses (which will operate as the North American Office Products Group), its Mail Boxes Etc. business, and its New Zealand and Australia operations. U.S. Office Products also will continue to own its 49% interest in Dudley Stationery Limited (a U.K. contract stationer).

WHAT FACTORS SHOULD YOU TAKE INTO ACCOUNT IN CONSIDERING THE PROPOSED EQUITY
  INVESTMENT?


    U.S. Office Products' Board approved the Strategic Restructuring Plan because it believed it would be in the best interests of U.S. Office Products and its stockholders. The Board received an opinion from its financial adviser, Morgan Stanley & Co. Incorporated, that the Strategic Restructuring Plan was fair from a financial point of view to the stockholders of U.S. Office Products. You should also consider the factors described at pages 24-29 below. These include:


    - Current stockholders will own a smaller portion of U.S. Office Products after Investor buys the equity securities.

    - U.S. Office Products will need to borrow a large amount of money to help fund the tender offer and related transactions. As a result, U.S. Office Products will have a much larger amount of debt outstanding than it currently does.


    - U.S. Office Products will make adjustments in the number, and in the exercise price, of options to buy U.S. Office Products' common stock that are now held by employees, as well as in the conversion price of U.S. Office Products' convertible notes. These adjustments probably will increase the number of shares that holders of options and convertible notes will be able to receive. The increase in the number of shares as a result of these adjustments will be offset to the extent shares underlying options are purchased in the Tender Offer. The increase will also be offset to the extent the convertible notes are purchased by U.S. Office Products or exchanged for shares of common stock prior to completion of the Strategic Restructuring Plan.


    - There may be a significant effect on the price of U.S. Office Products' stock and an increase in trading volatility.


    - U.S. Office Products may be responsible for some of the liabilities of the four companies that it will be spinning off to stockholders to the extent those companies are unable to satisfy such liabilities. U.S. Office Products will also be directly liable for certain costs of the Strategic Restructuring Plan and other liabilities. These liabilities are described at pages 25-26.


    - There may be tax risks for you and U.S. Office Products.

WHY SHOULD STOCKHOLDERS APPROVE A REVERSE STOCK SPLIT?

    The Board believes a reverse stock split is in the interests of stockholders because it will adjust U.S. Office Products' per share trading price upward by reducing the number of shares outstanding. The Board believes a higher trading price will better maintain U.S. Office Products' visibility in the marketplace and its attractiveness to investors. The reverse stock split will not affect any stockholder's proportionate equity interest in U.S. Office Products (except with respect to cash received in lieu of fractional shares). Of course, U.S. Office Products cannot give any assurances as to the prices at which U.S. Office Products' common stock will trade after any of the transactions.

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

THE SPECIAL MEETING

    The Special Meeting will be held on        , 1998 at [location].

THIS PROXY SOLICITATION

    U.S. Office Products is sending you this Proxy Statement because U.S. Office Products' Board of Directors is seeking your proxy to vote your shares at the Special Meeting. This Proxy Statement includes information that U.S. Office Products is required to provide to you under the rules of the Securities Exchange Commission ("SEC"). It is intended to assist you in voting your shares.
On       , 1998, we began mailing information to all people who, according to our stockholder records, owned shares at the close of business on March 26, 1998.

    U.S. Office Products will pay the cost of requesting these proxies. U.S. Office Products' directors, officers and employees may request proxies in person or by telephone, mail, telecopy or letter. U.S. Office Products also has retained MacKenzie Partners, Inc. to assist in distributing proxy solicitation materials and seeking proxies. U.S. Office Products will pay MacKenzie a fee of
approximately $         , plus reasonable out-of-pocket expenses, for this
assistance. U.S. Office Products will reimburse brokers and other nominees their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of stock.

VOTING YOUR SHARES

    You are entitled to one vote at the Special Meeting for each share of U.S. Office Products' common stock that you owned of record at the close of business on March 26, 1998. The number of shares you own (and may vote) is listed on the enclosed proxy card.

    You may vote your shares at the Special Meeting in person or by proxy. To vote in person, you must attend the Special Meeting and obtain and submit a ballot. We will give you a ballot at the Special Meeting. To vote by proxy, you must complete and return the enclosed proxy card. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the Special Meeting in accordance with the instructions you give on the proxy card.

    Your proxy card will be valid only if you sign, date and return it before the Special Meeting. IF YOU COMPLETE THE PROXY CARD EXCEPT FOR THE VOTING INSTRUCTIONS, THEN YOUR SHARES WILL BE VOTED FOR THE PROPOSED SALE OF EQUITY SECURITIES TO INVESTOR AND FOR THE PROPOSED ONE-FOR-FOUR REVERSE STOCK SPLIT. You may revoke your proxy at any time before it is voted by any of the following means:

    - Notifying the Secretary of U.S. Office Products in writing that you wish to revoke your proxy.

    - Submitting a proxy dated later than your original proxy.

    - Attending the Special Meeting and voting. Merely attending the Special Meeting will not by itself revoke a proxy; you must vote your shares at the Special Meeting to revoke the proxy.


    IF YOU WERE A HOLDER OF SHARES AT THE CLOSE OF BUSINESS ON MARCH 26, 1998, YOU WILL BE ENTITLED TO VOTE YOUR SHARES WHETHER OR NOT YOU SUBSEQUENTLY TENDER YOUR SHARES IN THE TENDER OFFER DESCRIBED ON PAGES 13-14 OF THIS PROXY STATEMENT. YOU SHOULD THEREFORE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD EVEN IF YOU HAVE ALREADY TENDERED, OR INTEND TO TENDER, YOUR SHARES IN THE TENDER OFFER.


    The Board of Directors does not expect any matter other than the proposals that are discussed in this Proxy Statement to be presented at the Special Meeting. Under U.S. Office Products' by-laws, no business may be transacted at the meeting other than the proposals discussed in this Proxy Statement unless all stockholders are present in person or by proxy. However, if any other matter properly comes before the Special Meeting, your proxies will act on such matter in their discretion.

VOTE REQUIRED FOR APPROVAL

    We have agreed with Investor that we will ask you to approve the sale of equity securities to Investor. Also, the rules of the Nasdaq Stock Market (where U.S. Office Products stock is traded) require stockholders to approve substantial sales of stock unless certain exceptions apply. Although the sale of equity securities to Investor might fall within these exceptions, your Board of Directors has decided it is appropriate to ask you to approve this important transaction.

    The proposed sale of equity securities to Investor will be approved if a majority of the votes cast on the proposal are cast in favor of the proposal. The proposed amendment to the certificate of incorporation requires a majority of the issued and outstanding shares for approval. On the record date for the Special Meeting, March 26, 1998, 133,225,298 shares were issued and outstanding. In addition, a "quorum" must be present at the Special Meeting. A quorum will be present if 66,612,650 shares are represented at the Special Meeting, either in person (by the stockholders) or by proxy. If a quorum is not present, a vote cannot occur.

    In deciding whether a quorum is present, abstentions and "broker non-votes" will be counted as shares that are represented at the Special Meeting. (A broker non-vote can occur if you hold your shares with a broker and are asked to instruct your broker how to vote your shares. If you do not tell your broker how to vote, your broker will not be able to vote for or against the proposal. If your broker returns a proxy card for your shares without any voting instructions, your shares will be counted as "broker non-vote" shares.) In deciding whether the Equity Investment proposal has been approved, abstentions will count as if they were votes against the proposal, but broker non-votes will not count. Abstentions and broker non-votes will be equivalent to a vote against the reverse stock split proposal.

OTHER MATTERS

    Under Section 262 of the Delaware General Corporation Law, U.S. Office Products' stockholders are not entitled to appraisal rights whether or not they vote against the sale of common stock and warrants to Investor or the reverse stock split.

    The high and low sales prices on the Nasdaq Stock Market for shares of U.S. Office Products' common stock on January 12, 1998, the last trading day before we announced the Strategic Restructuring Plan, were $18.1250 and $15.5625 per share, respectively.

    Price Waterhouse LLP is U.S. Office Products' independent accountant. Representatives of Price Waterhouse LLP will attend the Special Meeting. They will have the opportunity to make a statement if they wish, and to respond to appropriate questions.

    If you want to include a proposal in the proxy statement for U.S. Office Products' 1998 Annual Meeting, send the proposal to U. S. Office Products Company, Attn: Mark D. Director, Executive Vice President-Administration, General Counsel and Secretary, at 1025 Thomas Jefferson Street, N.W., Suite 600 East, Washington, D.C. 20007. Proposals must be received on or before May 12, 1998. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as well as the requirements of U.S. Office Products' by-laws.

                 THE FIRST PROPOSAL--SALE OF EQUITY SECURITIES
            INFORMATION ABOUT THE PROPOSED SALE OF EQUITY SECURITIES

INTRODUCTION


    U.S. Office Products is asking you to approve a sale of equity securities to CDR-PC Acquisition, L.L.C. ("Investor"), an affiliate of an investment fund managed by Clayton, Dubilier & Rice, for $270.0 million. On January 12, 1998, Investor and U.S. Office Products signed an Investment Agreement that sets out the terms of the proposed sale of equity securities. This contract, as amended on February 3, 1998, is included as Annex B to this Proxy Statement. You should read the entire Investment Agreement.

    Investor's purchase of the equity securities is one part of a comprehensive restructuring plan (the "Strategic Restructuring Plan") that your Board of Directors approved on January 12, 1998. This Strategic Restructuring Plan includes three stages that are expected to occur contemporaneously.


    - U.S. Office Products will offer to purchase from its stockholders 37,037,037 shares of its common stock (including shares that may be issued on exercise of vested and unvested stock options), at a price of $27.00 per share (or, in the case of shares underlying stock options, at $27.00 minus the exercise price of the options), in a tender offer (the "Tender Offer"). As described below, U.S. Office Products will pay for the Tender Offer with borrowed money and proceeds of the sale of the equity securities.


    - U.S. Office Products will create four new companies to conduct its current corporate travel services, educational supplies, print management and technology solutions businesses (which we call collectively the "Spin-Off Companies" and each a "Spin-Off Company"). After it buys shares in the Tender Offer, U.S. Office Products will distribute to its remaining stockholders shares of each of the four separate companies. (We will refer to these distributions of shares as the "Distributions.") Each Spin-Off Company intends to issue additional common stock in an underwritten public offering concurrently with the Distributions.

    - U.S. Office Products will then sell the equity securities to Investor, on the terms and subject to the conditions in the Investment Agreement. (We will sometimes refer to the sale of the equity securities to Investor as the "Equity Investment.") Investor will not receive any shares of the Spin-Off Companies.

    In connection with the Strategic Restructuring Plan, U.S. Office Products expects to enter into certain financing transactions. We expect these financing transactions will include:


    - A new $1.225 billion senior credit facility that U.S. Office Products will use to refinance its current outstanding debt, pay for the Tender Offer and the 2003 Note Tender (as defined below), and finance future acquisitions and capital needs.


    - The sale of at least $400.0 million in senior subordinated notes that will be due in 2008.


    - An offer to purchase any and all of its $230.0 million outstanding 5 1/2% convertible subordinated notes that are due 2003 (the "2003 Notes") for a purchase price of 94.5% of the principal amount, plus accrued interest. We refer to this offer as the "2003 Note Tender."



    - An offer to exchange its 5 1/2% convertible subordinated notes that are due 2001 (the "2001 Notes") for common stock at an exchange rate of 61.483 shares per $1,000 principal amount, which effectively reduces the conversion price from $19.00 to $16.17 while the offer is open. Shares of U.S. Office Products' common stock issued upon conversion of these notes will be eligible to be tendered in the Tender Offer and will receive shares of the Spin-Off Companies. We refer to this offer as the "2001 Note Offer."



    U.S. Office Products hired Morgan Stanley & Co. Incorporated ("Morgan Stanley") to advise it about the Strategic Restructuring Plan. Morgan Stanley delivered an opinion to the Board of Directors that the transactions comprising the Strategic Restructuring Plan, taken as a whole, are fair from a financial point of view to the stockholders of U.S. Office Products. Morgan Stanley's written opinion is included as Annex A to this Proxy Statement. The opinion sets forth the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley. Additional information about the opinion can be found at pages 19-23. You should read the entire opinion and the additional information.


RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors reviewed and considered the terms of the Strategic Restructuring Plan and the Investment Agreement. On January 12, 1998, the Board of Directors unanimously approved the terms of the Strategic Restructuring Plan and the Investment Agreement.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
          THE PROPOSED SALE OF COMMON STOCK AND WARRANTS TO INVESTOR.

INFORMATION ABOUT THE INVESTMENT AGREEMENT AND RELATED AGREEMENTS

    The important terms of the Investment Agreement are described below. The Investment Agreement is included as Annex B to this Proxy Statement. You should read the entire Investment Agreement. U.S. Office Products also has agreed to sign certain other agreements relating to the Distributions and the future relationships among U.S. Office Products and the Spin-off Companies. This section also describes the expected terms of those other agreements.

SALE OF COMMON STOCK, SPECIAL WARRANTS AND COMMON STOCK WARRANTS

    U.S. Office Products has agreed to sell, and Investor has agreed to buy, the following equity securities, if the conditions in the Investment Agreement are satisfied, for $270.0 million in cash:

    - COMMON STOCK


       Investor will acquire shares of U.S. Office Products' common stock, par value $.001 per share, that will give it ownership of 24.9% of all shares of common stock outstanding immediately after it buys these shares. U.S. Office Products expects that approximately 110.0 million shares will be outstanding after the Tender Offer assuming all 2001 Notes are exchanged in the 2001 Note Offer and holders of options for common stock tender into the Tender Offer all shares they could receive on exercise of their options. In that case, Investor would buy approximately 36.4 million shares. This purchase will give Investor ownership of 24.9% of 146.4 million outstanding shares (110.0 million + 36.4 million). If, for any reason, U.S. Office Products issues more shares of common stock before the date on which Investor buys shares, Investor will receive a larger number of shares. If any 2001 Notes are not exchanged in the 2001 Note Offer or less than all options are tendered, Investor will receive a smaller number of shares. Regardless of the number of shares Investor receives, the result still will be that Investor will own 24.9% of all shares outstanding immediately after it buys its shares.


    - SPECIAL WARRANTS

       In the following circumstances, the special warrants will permit Investor to buy additional shares of common stock to maintain its 24.9% ownership position:


        - The special warrants will allow Investor to buy additional shares equal to 24.9% of the number of shares that would be outstanding if any 2001 Notes that remain outstanding after the 2001 Note Offer were converted into common stock at the conversion price in effect after adjusting for the Tender Offer and Distributions. For purposes of determining shares outstanding, the shares issued to Investor are included. Investor will be entitled to exercise these warrants pro rata as 2001 Notes are converted. Any warrants not previously exercised will be exercisable beginning two years after closing, even if all the 2001 Notes have not been converted.



        - If U.S. Office Products issues additional shares of common stock to a former owner of Blue Star Group Limited under the terms of the agreement by which U.S. Office Products acquired Blue Star Group Limited, Investor will have the right to acquire additional shares in order to maintain a total of 24.9% of all shares outstanding (including for this purpose shares issued to Investor and assuming conversion of all 2001 Notes that are not exchanged in the 2001 Note Offer). The former owner is entitled to receive up to 3.0 million more shares (prior to any adjustment that may be appropriate to take account of the effect of the Strategic Restructuring Plan) depending on a number of future events, including the future trading price of the U.S. Office Products' common stock and the consolidated pre-tax earnings of Blue Star and its New Zealand subsidiaries for the fiscal year ending April 1999. In view of the uncertainty of these future events, U.S. Office Products cannot reasonably estimate what portion, if any, of these additional shares may be issued.


        - If U.S. Office Products issues additional shares of common stock to other people under agreements that existed on January 12, 1998, but were not identified to Investor in the Investment Agreement, Investor will be entitled to acquire enough additional shares to maintain its 24.9% ownership position.

       Investor will pay U.S. Office Products $0.01 for each share of common stock that Investor purchases using the special warrants. The special warrants will expire after twelve years, if they have not previously been used to purchase shares.

    - COMMON STOCK WARRANTS

       Investor also will buy warrants that will give it the right to buy one share of common stock for each share of common stock purchased by Investor in the Equity Investment and each share that Investor has the right to buy pursuant to the special warrants. The exercise price will be
       1.5 times the price Investor pays per share of common stock at closing. Investor may use these warrants to purchase shares of common stock at any time after the second anniversary of the date on which Investor first buys common stock in the Equity Investment until the twelfth anniversary of that date.

       If Investor exercises all of these warrants, it will be required to pay U.S. Office Products an additional $405.0 million for the common shares it will receive. This amount is equal to 150% of Investor's original investment of $270.0 million for the equity securities. Investor will not be obligated to exercise these warrants and pay the additional $405.0 million. Investor is unlikely to exercise the warrants unless the price of U.S. Office Products' stock rises to a level that makes receiving additional shares in exchange for the exercise price attractive to Investor. The common stock warrants will contain provisions that adjust the number of shares Investor may purchase if U.S. Office Products takes actions such as declaring a stock split or extraordinary dividend or other actions that affect the value of the warrants.


       Investor's warrants, together with the rights to purchase shares of U.S. Office Products' common stock under the special warrants, would give it ownership of approximately 34.7% of the common stock on a fully-diluted basis. This assumes that all currently outstanding stock options were exercised in accordance with their existing terms, and that all 2003 Notes were converted in accordance with their existing terms, in each case without any adjustment for the restructuring transactions. We expect to make adjustments to the number and exercise price of outstanding options, and to the conversion price of any 2001 Notes and 2003 Notes remaining after the 2001 Note Offer and the 2003 Note Tender, on account of the restructuring transactions, and these adjustments will result in a greater number of shares that may be issued upon exercise of the options and conversion of the notes. Although the amount of these adjustments will not be known until after the completion of the Strategic Restructuring Plan, the effect of these adjustments will be to reduce Investor's fully-diluted ownership interest in U.S. Office Products from the amount set forth above. If no currently outstanding stock options are exercised, exercise of these warrants would give Investor ownership of approximately 39.9% of U.S. Office Products' common stock after implementation of the Strategic Restructuring Plan (assuming that none of the 2001 Notes and none of the 2003 Notes are exchanged for or converted into common stock).


CORPORATE GOVERNANCE

    After the closing, U.S. Office Products' Board of Directors will have nine members. (We will use the term "closing," or the term "closing date," to refer to the time when we complete the sale of the equity securities to Investor.) At closing, one of the directors must be the Chief Executive Officer of U.S. Office Products, and three directors must be persons named by Investor. Two of the remaining five directors also must be satisfactory to Investor. The existing members of your Board will select these five new directors who will serve on the Board after the closing and until the next annual meeting of stockholders (which is currently scheduled for September
1998). U.S. Office Products also has agreed that the Chairman of the Board will be one of directors named by Investor. For information about the members of the Board after the closing, see pages 43-46. At each election of directors after the closing, as long as Investor continues to hold certain levels of equity ownership in U.S. Office Products, Investor will have the right to nominate up to three of nine directors and to name the Chairman of the Board.


    In addition, three-fourths of the directors must approve certain transactions. These are: (i) the sale by U.S. Office Products of equity securities, other than (A) a specified amount made available under employee benefit plans, such as option plans, or (B) a specified amount issued to acquire companies or issued in public offerings; (ii) any merger, tender offer or sale, lease, or disposition of all or substantially all of U.S. Office Products' assets, or other business combination involving U.S. Office Products, unless the consideration for such sale is all cash or is freely tradable common stock of a public company with a specified level of market capitalization; (iii) any major recapitalization; (iv) certain amendments to shareholder rights plans; (v) any dissolution or partial liquidation of U.S. Office Products; or (vi) any modification to U.S. Office Products' charter or by-laws that is inconsistent with Investor's rights under the Investment Agreement or the other agreements described in this Proxy Statement. The effect of this provision is that so long as Investor can nominate three directors, at least one of them must vote in favor of any of these actions in order for it to be approved.

    This table shows Investor's rights with respect to the nomination of directors and how they will change if Investor disposes of equity securities. This table also shows when the three-fourths majority requirement will apply.

                   SUMMARY OF CORPORATE GOVERNANCE PROVISIONS

                                                                         NUMBER OF
                                                                     DIRECTORS INVESTOR             THREE-FOURTHS
                                                                             IS                        BOARD
                    PORTION OF SHARES ACQUIRED                          ENTITLED TO      RIGHT TO   APPROVAL FOR
                      AT CLOSING RETAINED BY                              NOMINATE       DESIGNATE    CERTAIN
                           INVESTOR (1)                                (OUT OF NINE)     CHAIRMAN   TRANSACTIONS
-------------------------------------------------------------------  ------------------  ---------  ------------
66 2/3% to 100%....................................................        Three            Yes         Yes

33 1/3% to 66 2/3%.................................................         Two             Yes         Yes
Less than 33 1/3% but Investor
  holds at least 5% of the then-
  outstanding voting stock.........................................         One             No           No
Less than 5% of the then-
  outstanding voting stock.........................................         None            No           No

------------------------------

(1) This includes shares Investor can acquire by exercising special warrants.

    Investor can approve one additional nominee to the Board if the Chief Executive Officer of U.S. Office Products is not a member of the Board or is not a Board nominee. U.S. Office Products can increase the size of the Board of Directors to as many as 12 persons, but the number of persons Investor can nominate will increase at least proportionally. For example, if there are 12 members, Investor could nominate four directors (assuming it still held all of its shares). Investor also will be entitled to at least proportionate representation on all Board committees, unless it is precluded from such membership by law or stock exchange rules.

    All of Investor's corporate governance rights will expire on the earlier of the fifth anniversary of closing or if Investor ever acquires more than 50% of the voting power represented by U.S. Office Products' then-outstanding voting securities.

SUBSCRIPTION RIGHTS

    Investor will have certain rights to maintain its percentage ownership interest in U.S. Office Products' equity securities. Under certain circumstances, if U.S. Office Products sells equity securities for cash, it will have to offer Investor the right to purchase its pro rata share of the new equity securities. Investor will be able to buy the new equity securities on the same terms and conditions as other buyers. These subscription rights will not apply to equity securities issued: (i) to officers, directors, or employees pursuant to any existing employee stock options, plans or arrangements, or as approved by any director nominated by Investor; (ii) in connection with acquisitions by U.S. Office Products; (iii) in registered public offerings; or
(iv) to Investor or its affiliates.

STANDSTILL PROVISIONS

    Investor and its affiliates may not buy more shares of U.S. Office Products' voting stock if after the purchase they would own 25% or more of the outstanding shares of voting stock of U.S. Office Products, unless this occurs solely because Investor has exercised the warrants. This restriction will expire on the earlier of the fifth anniversary of closing or if Investor ever owns more than 50% of the voting power represented by U.S. Office Products' then-outstanding voting securities. For five years beginning January 12, 1998, neither Investor nor its affiliates may: (i) solicit proxies, seek to influence any person with respect to voting the shares of the common stock, or initiate, propose or otherwise solicit stockholder proposals unless Investor is acting with the support of the Board of Directors; (ii) deposit voting securities of U.S. Office Products into any voting trust or otherwise become a "person" within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934; or (iii) make a public request to U.S. Office Products to amend or waive any provisions of the standstill arrangements described in this sentence. Investor may solicit proxies in opposition to a transaction involving a sale of U.S. Office Products for cash or equity securities, if no Investor-nominated director has voted in favor of the transaction. The standstill restrictions also will not apply where a third party unaffiliated with Investor is seeking to buy U.S. Office Products or if a majority of the directors (excluding Investor's nominees) otherwise approves the transaction.

RESTRICTIONS ON TRANSFER

    Investor will not be able to transfer any common stock, warrants or special warrants for two years after the closing.

    Investor will not be able to transfer any of the shares of common stock prior to the fifth anniversary of the closing without the approval of a majority of the non-Investor directors, except in certain cases. The exceptions are transfers (i) in a registered, underwritten public offering, (ii) as permitted by Rule 144 of the Securities Act of 1933, (iii) in an exempt transaction to a person who would not then beneficially own more than 5% of the outstanding common shares, or in an exempt transaction to a registered investment company, or (iv) in connection with a transaction in which all U.S. Office Products' stockholders can sell their common stock on the same terms.

    These restrictions will expire on the earlier of the fifth anniversary of closing or if Investor ever owns more than 50% of the voting power represented by U.S. Office Products' then-outstanding voting securities. Until the seventh anniversary of closing, Investor may not sell more than 15% of the then outstanding shares of common stock to any person or group without first offering U.S. Office Products the opportunity to make an offer to purchase such shares. This restriction also will expire if Investor owns more than 50% of the voting power represented by U.S. Office Products' voting securities.

REGISTRATION RIGHTS

    U.S. Office Products and Investor have agreed to enter into a contract that will give Investor certain rights to require U.S. Office Products to file a registration statement with the SEC allowing Investor to resell its shares. This agreement will state that upon any request by Investor, U.S. Office Products will register either shares of common stock, the special warrants or the common stock warrants. Investor can request registration of the shares of common stock it buys initially, shares it buys when it exercises the special warrants or the warrants, or other shares it buys (as long as the Investment Agreement permits the purchase). Investor can make up to four requests. U.S. Office Products also will grant Investor unlimited "piggy-back" registration rights. A "piggy-back" registration right permits a person who owns securities to request that the securities be included in a registration statement that U.S. Office Products is otherwise filing. In certain circumstances, U.S. Office Products may be permitted to limit the number of securities that Investor could include in a registration, or possibly exclude them altogether. U.S. Office Products will pay the expenses of any registration.

INDEMNITY

    U.S. Office Products will indemnify Investor and its affiliates against claims against them by any person based on the transactions under the Investment Agreement, with certain exceptions. U.S. Office Products will also, subject to some limitations, indemnify Investor and its affiliates against losses resulting from U.S. Office Products' breaching its representations or warranties (generally for one year after closing) or for breaching its covenants. U.S. Office Products will also indemnify Investor from losses resulting from the failure of any of the Spin-Off Companies to comply with its obligations to U.S. Office Products in connection with the Distributions.

TRANSACTION FEE AND EXPENSES


    If Investor buys the equity securities, U.S. Office Products will pay Clayton, Dubilier & Rice a $15.0 million transaction fee and will reimburse Investor for its reasonable expenses. Clayton, Dubilier & Rice will pay $2.0 million of the $15.0 million transaction fee to the investment firm of Merrill Lynch & Co. for services provided to Clayton, Dubilier & Rice in connection with the Equity Investment.


CONDITIONS TO THE EQUITY INVESTMENT

    Both U.S. Office Products' and Investor's obligations are subject to certain conditions. These include: receipt of necessary regulatory clearance; absence of litigation that would prevent the transactions from closing; U.S. Office Products' stockholder approval of the issuance of equity securities; completion of the Distributions in accordance with the terms specified in the Investment Agreement and on other terms that Investor reasonably approves; and execution of an Investor-approved agreement regarding allocation of possible tax liabilities and certain other liabilities among U.S. Office Products and the Spin-Off Companies.

    Also, Investor will not be required to buy the equity securities unless certain conditions in the Investment Agreement are satisfied. Investor can waive any of these conditions. The conditions include: accuracy of U.S. Office Products' representations and warranties and compliance by U.S. Office Products with its obligations under the Investment Agreement; execution of documents related to financing for the Tender Offer satisfactory in form and substance to Investor; consummation of the Tender Offer; execution of the consulting agreement with Clayton, Dubilier & Rice described below and the registration rights agreement described above; absence of any development since October 25, 1997 that would have a material adverse effect on U.S. Office Products; no person or group acquiring beneficial ownership of more than 15% of U.S. Office Products' voting securities or entering into other transactions involving a tender offer or exchange of shares or a sale of U.S. Office Products; and U.S. Office Products' debt immediately following completion of the transactions contemplated by the Strategic Restructuring Plan not exceeding $1.4 billion (assuming conversion of the 2001 Notes) and the outstanding debt of the Spin-Off Companies being at least $130.0 million plus all amounts (if any) that the Spin-Off Companies spend for acquisitions that are made after January 12, 1998.

NO SOLICITATION

    U.S. Office Products agreed that it will not solicit, encourage or negotiate alternative transactions that meet certain criteria prior to closing. U.S. Office Products may accept an alternative transaction proposal if the Board determines (i) that the terms of the alternative transaction are superior to the terms of Investor's proposed investment, and (ii) that failure to do so could reasonably be expected to result in a breach of the Board's fiduciary duty to the stockholders. In that event, U.S. Office Products would be obligated to pay a $25.0 million termination fee to Clayton, Dubilier & Rice and to reimburse Investor for its expenses.

TERMINATION

    Investor and U.S. Office Products can terminate the Investment Agreement at any time if they both agree in writing. Either one can terminate the agreement if Investor has not purchased the equity securities by September 30, 1998, if U.S. Office Products' stockholders do not approve the transaction, or if any law or order prohibits the transaction.

    In addition, Investor can terminate the Investment Agreement if:

    - U.S. Office Products fails to do what it agreed to do, or if statements U.S. Office Products made in the Investment Agreement are materially incorrect (but U.S. Office Products will have 30 days (after being told by Investor of the problem) to correct a situation that, when corrected, makes the statements in the Investment Agreement accurate once again);

    - the U.S. Office Products' Board of Directors withdraws, modifies, or publicly announces the intention to withdraw or modify, its approval of the Investment Agreement or related transactions or recommends an alternative transaction proposal;

    - the Board of Directors publicly announces that it has decided not to complete the Distributions;

    - certain conditions--including the accuracy at closing of statements made by U.S. Office Products in the Investment Agreement--become impossible to fulfill and Investor does not waive the conditions;

    - U.S. Office Products makes substantive amendments to the agreements setting out the terms of the Distributions as approved by Investor without Investor's consent; or

    - Investor decides in its good faith reasonable judgment not to proceed with the transaction based on its review of the agreements relating to the Distributions or the Tender Offer financing.

    U.S. Office Products can terminate the Investment Agreement if:

    - Investor fails to do what it agreed to do in the Investment Agreement, or if statements Investor made in the Investment Agreement are materially incorrect (but Investor will have 30 days (after being told by U.S. Office Products of the problem) to correct a situation that, when corrected, makes the statements in the Investment Agreement accurate once again); or

    - certain conditions--including the accuracy at closing of statements made by Investor in the Investment Agreement--become impossible to fulfill and U.S. Office Products does not waive the conditions.

TERMINATION FEES


    U.S. Office Products will reimburse Investor for its reasonable expenses and pay a termination fee of $25.0 million to Clayton, Dubilier & Rice under certain circumstances. These circumstances are (i) termination due to U.S. Office Products' Board of Directors withdrawing, modifying, or publicly announcing the intention to withdraw or modify, approval for the Investment Agreement or related transactions or publicly announcing its determination not to effect the Distributions; (ii) the approval or recommendation by the Board of Directors of an alternative transaction proposal; or (iii) U.S. Office Products, without Investor's approval, changes substantive terms of the Distribution agreements after Investor has approved them.


    Clayton, Dubilier & Rice will also be entitled to the $25.0 million termination fee if U.S. Office Products terminates the Investment Agreement for any other reason, or if Investor terminates the agreement because U.S. Office Products' stockholders do not approve the transaction, and U.S. Office Products enters into an agreement for certain alternative transactions within 12 months after termination. If Investor terminates the Investment Agreement because U.S. Office Products does not perform its obligations under the Investment Agreement or because statements U.S. Office Products made in the Investment Agreement are materially incorrect, U.S. Office Products will reimburse Investor's reasonable expenses and pay a termination fee to Clayton, Dubilier & Rice of $10.0 million.

CLAYTON, DUBILIER & RICE CONSULTING AGREEMENT

    Clayton, Dubilier & Rice and U.S. Office Products will enter into a consulting agreement. Under that agreement, Clayton, Dubilier & Rice will receive an annual fee of $500,000 for providing management and financial consulting services to U.S. Office Products. These services may include assisting U.S. Office Products in maintaining and developing effective banking and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of U.S. Office Products. The consulting agreement also will contain certain other provisions agreed to by the parties, including indemnities against certain liabilities. The consulting agreement will end at the later of (i) five years from the date of closing and (ii) the time that Investor is entitled to nominate only one director.

USE OF PROCEEDS


    Investor will pay $270.0 million for the equity securities. U.S. Office Products will use these funds to pay a portion of the costs of the Strategic Restructuring Plan. The costs of the Strategic Restructuring Plan include the purchase price of the shares that U.S. Office Products buys in the Tender Offer, Clayton, Dubilier & Rice's transaction fee and Investor's expenses, the purchase price of the notes purchased in the 2003 Note Tender and other expenses such as financing fees, professional fees and printing costs. U.S. Office Products currently estimates that the expenses of the restructuring transactions (including Clayton, Dubilier & Rice's fees and Investor's expenses) will total approximately $75.0 million.


    Investor will pay additional amounts to U.S. Office Products if it exercises the common stock warrants or special warrants. If Investor exercises all of the common stock warrants, it will pay an aggregate exercise price of $405.0 million. Also, Investor will pay a nominal amount upon exercise of the special warrants. U.S. Office Products expects that it will use funds it receives upon exercise of the common stock warrants for general corporate purposes, such as acquisitions or repayment of debt. Investor has no obligation, however, to exercise the warrants or pay any additional amounts to U.S. Office Products.

INFORMATION ABOUT OTHER ELEMENTS OF THE STRATEGIC RESTRUCTURING PLAN

    The Strategic Restructuring Plan also includes the Tender Offer and the Distributions. In this section of the Proxy Statement, we will summarize the terms of the Tender Offer and the Distributions and certain financing transactions related to the Strategic Restructuring Plan. U.S. Office Products is distributing to its stockholders a Tender Offer Statement that has additional information about the Tender Offer. The Spin-Off Companies are providing additional information about the Distributions in Information Statements/ Prospectuses that are being distributed to stockholders of U.S. Office Products. The section of this Proxy Statement titled "Where to Get Additional Information" explains how to get copies of the Tender Offer Statement and the Information Statements/Prospectuses.

THE TENDER OFFER AND NEW BORROWINGS


    In the Tender Offer, U.S. Office Products will offer to purchase 37,037,037 shares of common stock (including shares that may be issued on exercise of vested and unvested stock options) at a price of $27.00 per share (or, in the case of shares underlying stock options, at $27.00 minus the exercise price of the options). U.S. Office Products expects to commence the Tender Offer on
            , 1998 and the Tender Offer would then expire on             , 1998,
unless U.S. Office Products extends the expiration date.



    In the Tender Offer, employees of U.S. Office Products may tender shares underlying stock options, even if the vesting requirements of the options have not yet been met (and, therefore, the options would not otherwise be exercisable). U.S. Office Products has agreed that it will conditionally waive the vesting requirements for options to the extent it purchases underlying shares in the Tender Offer, as long as the employee tenders all of his or her vested options. In the Tender Offer, tendered options will be pro rated in the same proportion as tendered shares. Employees whose tendered options are accepted for purchase will receive cash equal to the difference between the $27.00 tender offer price for each accepted option and the exercise price of the option reduced by any applicable withholding taxes. Unvested options that are not accepted for tender will remain unvested after the Tender Offer. U.S. Office Products will accept for purchase in the Tender Offer shares underlying an employee's vested options before accepting any shares underlying an employee's unvested options. Up to approximately 22 million shares are issuable upon exercise of outstanding options. U.S. Office Products will record a non-cash compensation expense to reflect the difference between the tender offer price of $27.00 per share and the exercise price for options that are purchased in the Tender Offer. The amount of the compensation expense will depend on the number of shares underlying options that are accepted in the Tender Offer and the exercise price of the associated options, but U.S. Office Products currently estimates that the expense will be approximately $65.0 million.



    The Board approved the Tender Offer--and borrowing by U.S. Office Products to finance a substantial portion of the purchase price--to give stockholders the opportunity to receive cash for a portion of their investment in U.S. Office Products. The Tender Offer price of $27.00 per share represented a substantial premium over the trading price of U.S. Office Products stock immediately prior to the announcement of the Strategic Restructuring Plan. The Board decided to allow employees to tender shares underlying options to reduce potential dilution to stockholders of U.S. Office Products and the Spin-Off Companies as well as to permit employees to participate in the Tender Offer without incurring the cost (and potential tax liability) of exercising their options before they knew whether the options would be accepted in the Tender Offer. Because shares underlying options can be tendered, U.S. Office Products will not make any adjustments to the exercise price or number of options that will be outstanding after the Tender Offer, to take account of the effects of the Tender Offer. Based on information received from management and recommendations of outside advisers, the Board concluded that after U.S. Office Products is restructured, it would be able to generate adequate cash flow to service the additional debt.


    U.S. Office Products will not be required to purchase shares of common stock in the Tender Offer unless the following conditions, and other standard conditions, are satisfied:

    - a minimum of 37,037,037 shares of common stock (including shares underlying stock options) are validly tendered and not withdrawn;

    - U.S. Office Products has obtained enough financing to pay for the shares (including shares issuable upon exercise of outstanding employee stock options) it will purchase in the Tender Offer;


    - U.S. Office Products' bank lenders have consented to the Tender Offer and the Distributions;


    - all conditions to the completion of Investor's purchase of the equity securities have been satisfied or waived, except completion of the Tender Offer and Distributions; and


    - registration statements covering the shares of the Spin-Off Companies to be distributed to U.S. Office Products' stockholders in the Distributions have become effective and all other conditions to the completion of the Distributions have been satisfied, except completion of the Tender Offer.



    U.S. Office Products expects to pay for the shares with a combination of the money it receives from Investor when Investor buys the equity securities, money it borrows from banks, and money it receives by selling at least $400.0 million of new senior subordinated debt securities to investors. On January 24, 1998 (the end of U.S. Office Products' third fiscal quarter), U.S. Office Products had approximately $714.5 million in debt. See pages 42-43 below for more detail on the expected financing for the Tender Offer.


DISTRIBUTIONS OF THE SPIN-OFF COMPANIES


    After acceptance of shares of U.S. Office Products' common stock in the Tender Offer, U.S. Office Products will distribute the common stock of the Spin-Off Companies. These companies will hold substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products' technology solutions (Aztec Technology Partners, Inc.), print management (Workflow Management, Inc.), educational supplies (School Specialty, Inc.) and corporate travel services (Navigant International, Inc.) businesses. Each of the Spin-Off Companies intends to issue additional common stock in an underwritten public offering that is expected to occur at approximately the same time as the Distributions. The Distributions are intended to qualify for tax-free treatment under Section 355 of the Internal Revenue Code and will not be completed unless U.S. Office Products receives an opinion form Wilmer, Cutler & Pickering that the Distribution will receive tax-free treatment. See "--Tax Consequences of the Distributions."


    The Board determined that the separation of the businesses of the Spin-Off Companies and the continuing business of U.S. Office Products as part of the Strategic Restructuring Plan would benefit the stockholders because it would have advantages for the Spin-Off Companies and U.S. Office Products. The advantages that the Board considered included the following:

    - The Distributions will allow each of U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries, geographic territories and stages of growth.

    - Each will be able to pursue an independent acquisition program that allows for a more focused use of resources and, where stock is used as consideration, provide stock of a public company that is in the same industry as the businesses being acquired.

    - Each can be recognized by the financial community as a distinct business that can be evaluated more readily and compared more easily to industry peers.

    - Each can implement more focused incentive compensation packages that respond to specific industry and market conditions and enhance employee retention objectives.

    - After the Distributions, U.S. Office Products will be focused on a more narrow, complementary group of businesses. Each of the Spin-Off Companies will be focused primarily on their individual businesses.

    In considering the Distributions, the Board also took into account that all U.S. Office Products' stockholders remaining after the Tender Offer will receive stock of the Spin-Off Companies. Accordingly, these stockholders will benefit from any appreciation in value of the stocks of the Spin-Off Companies after the Distributions. The Board also considered the diversification opportunities the Distributions would provide stockholders. Stockholders will be able to retain an interest in those Spin-Off Companies they want to retain and to dispose of their interests in the others.


    U.S. Office Products will distribute shares of the Spin-Off Companies to its stockholders remaining after completion of the Tender Offer. U.S. Office Products has not yet determined the number of shares of each of the Spin-Off Companies that will be distributed for each share of U.S. Office Products common stock, but U.S. Office Products will distribute all shares of the Spin-Off Companies it holds. The number of shares of the Spin-Off Companies that a U.S. Office Products' stockholder receives in the Distributions will be based on the number of shares of U.S. Office Products' common stock that the stockholder holds after the Tender Offer but prior to the reverse stock split. See pages 48-49 for more information about the reverse stock split.



    Investor will not receive shares of the Spin-Off Companies in the Distributions. At the same time, the Investment Agreement specifies certain terms of the Distributions, and Investor has the right to reasonably approve certain other terms of the Distributions. Investor may require terms of the Distributions (such as responsibility for pre-distribution liabilities) that are less favorable to the Spin-Off Companies than would be the case if Investor also had an interest in the Spin-Off Companies. In addition, U.S. Office Products has agreed to indemnify Investor and its affiliates against losses resulting from any of the Spin-Off Companies failing to satisfy their obligations to U.S. Office Products under certain agreements related to the Distributions.


OTHER TRANSACTIONS

    U.S. Office Products also plans to enter into two other financing transactions in connection with the Strategic Restructuring Plan:


    - U.S. Office Products will make the 2003 Note Tender to purchase any and all of the 2003 Notes for a purchase price of 94.5% of the principal amount, plus accrued interest. U.S. Office Products will not complete this tender offer unless it (i) obtains satisfactory financing for the 2003 Note Tender and the Tender Offer (ii) obtains any necessary lender consents, and (iii) satisfies relevant conditions to the Equity Investment and the Distributions. The 2003 Note Tender will also be subject to other conditions that are customary in tender offers of this type.



    - U.S. Office Products will also make the 2001 Note Offer to exchange the 2001 Notes for common stock at an exchange rate of 61.483 shares per $1,000 principal amount, which effectively reduces the conversion price on the 2001 Notes from $19.00 to $16.17 while the offer is open. Holders of the 2001 Notes will also receive accrued interest through the expiration of the 2001 Note Offer. The shares of U.S. Office Products' common stock issuable on exchange of these notes will be eligible to be tendered in the Tender Offer and will receive the Distributions. U.S. Office Products will not complete this offer if the committment for its new credit facility has been terminated or if Investor is no longer obligated to complete the Equity Investment. The 2001 Note Offer will also be subject to other conditions.



These transactions are intended to reduce the number of shares of common stock that might be issued after completion of the Strategic Restructuring Plan. Each of the 2001 Notes and the 2003 Notes are convertible into common stock of U.S. Office Products. If these notes are purchased or exchanged before completion of the Strategic Restructuring Plan, the number of shares that might be issued after the Strategic Restructuring Plan will be less. These transactions will also reduce debt that will become due before the expected due dates for the new credit facility that U.S. Office Products plans to enter into and the new subordinated notes that U.S. Office Products plans to issue.

AGREEMENTS WITH JONATHAN LEDECKY


    Jonathan J. Ledecky, the founder, Chairman of the Board and former Chief Executive Officer of U.S. Office Products, will resign as Chairman of U.S. Office Products when the Distributions are completed. The U.S. Office Products Board and Mr. Ledecky concluded that it will be important for the Spin-Off Companies to have greater access to Mr. Ledecky's skills and experience. Accordingly, U.S. Office Products entered into an agreement with Mr. Ledecky. This agreement will go into effect only if the Distributions are completed. It will replace Mr. Ledecky's existing employment agreement with U.S. Office Products. As a result of this agreement, Mr. Ledecky will remain employed with U.S. Office Products, but his role with U.S. Office Products after the Distributions will be substantially reduced.



    The new agreement with Mr. Ledecky governs his continuing obligations to U.S. Office Products. Under that agreement, Mr. Ledecky will report to the U.S. Office Products Board and will provide high-level acquisition negotiation services and business strategic advice. Under the agreement, Mr. Ledecky will receive an annual salary of $48,000 through June 30, 2001. Mr. Ledecky will also retain his existing U.S. Office Products options; the number of shares subject to these options, and their exercise price, will be adjusted to take account of the transactions under the Strategic Restructuring Plan. As a continuing employee, Mr. Ledecky is entitled to retain his options despite his reduction in services to U.S. Office Products. U.S. Office Products can terminate Mr. Ledecky's employment only for "cause." Cause consists of (i) his conviction of or guilty or nolo contendere plea to a felony, (ii) his engaging, despite notice, in conduct demonstrably and materially injurious to U.S. Office Products, or (iii) his violation of the noncompetition agreement as it relates to U.S. Office Products. If Mr. Ledecky resigns or is terminated, he will cease to vest in his U.S. Office Products options and will have 90 days to exercise any vested options (as under his existing options).



    It is expected that each Spin-Off Company will enter into an employment agreement with Mr. Ledecky to implement its assigned portion of the agreement. Under each employment agreement, Mr. Ledecky will report to the respective boards of directors and senior management of the Spin-Off Companies. Mr. Ledecky will provide high-level acquisition negotiation services and strategic business advice to each of the Spin-Off Companies. Each Spin-Off Company can require his performance of such services, consistent with his other contractual employment obligations to Consolidation Capital Corporation (of which Mr. Ledecky is the founder, chairman and chief executive officer), U.S. Office Products and the other Spin-Off Companies. As an employee, Mr. Ledecky will also be subject to the generally applicable personnel policies of each company and will be eligible for each Spin-Off Company's benefit plans in accordance with their terms. Each Spin-Off Company is expected to pay Mr. Ledecky an annual salary of up to $48,000 for up to two years. Each Spin-Off Company may terminate Mr. Ledecky's employment with or without "cause," where cause has the same definition as in the agreement with U.S. Office Products, as modified to refer to the Spin-Off Company. If without cause, the termination would entitle Mr. Ledecky to a severance payment equal to his salary for the lesser of 12 months or the remainder of the contract.


    The agreement with U.S. Office Products provides for non-competition and non-solicitation restrictions that continue for four years after the Distributions have been completed. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business that sells products or services in direct competition with U.S. Office Products or the Spin-Off Companies, within 100 miles of any location where U.S. Office Products or the Spin-Off Companies conduct business. (For this purpose, "products or services" are those that U.S. Office Products offered on January 13, 1998.) The agreement prohibits Mr. Ledecky from trying to hire away managerial employees of U.S. Office Products or the Spin-Off Companies, or calling upon customers of U.S. Office Products or the Spin-Off Companies to solicit or sell products or services in direct competition with U.S. Office Products or the Spin-Off Companies. Mr. Ledecky also may not hire away for Consolidation Capital Corporation any person then or in the preceding year employed by U.S. Office Products or the Spin-Off Companies. U.S. Office Products is permitted to (and will) assign to the Spin-Off Companies the ability to enforce the non-competition provisions described above as they apply to the Spin-Off Companies' respective businesses, which will then constitute part of his employment agreements with the Spin-Off Companies.


    Mr. Ledecky will receive options from each Spin-Off Company for each of the Spin-Off Companies' common stock on the date of the Distributions. The options are intended to compensate Mr. Ledecky for his services to each of the Spin-Off Companies as an employee. The options will cover up to 7.5% of each of the Spin-Off Companies' outstanding common stock, determined as of the date of the Distributions without regard to any concurrent public offerings. For each Spin-Off Company, the options will have a per-share exercise price equal to the initial public offering price for the Spin-Off Company. The estimated value of these options depends on the initial public offering prices of the Spin-Off Companies and the trading volatility of the Spin-Off Companies. U.S. Office Products cannot make a reliable estimate of the value of these options until it obtains an estimate of the initial public offering prices for the Spin-Off Companies. U.S. Office Products believes that the value of these options will be substantially greater than the annual cash compensation paid to officers of the Spin-Off Companies, but moderate in relation to the total annual expenses of the Spin-Off Companies. An estimate of the dollar value of the options will be included in the information statements relating to each Distribution, which U.S. Office Products will send to stockholders before the Distributions.



    It is expected that, for each Spin-Off Company, Mr. Ledecky's options will be fully vested when granted but will not be exercisable until 12 months after the Distributions are completed. Mr. Ledecky's options from the Spin-Off Companies will all become exercisable immediately if he dies before the option expires or, in the case of a particular Spin-Off Company, if that company accelerates the exercise schedule of options for substantially all management option holders. (In this latter case, Mr. Ledecky's option will become exercisable on the same accelerated schedule as the other management option holders.) All unexercised portions of the option will expire ten years after the date of grant of the option or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with a Spin-Off Company.


BACKGROUND OF AND REASONS FOR THE PROPOSED SALE OF EQUITY SECURITIES

    U.S. Office Products' Board of Directors has from time to time considered strategic alternatives to improve U.S. Office Products' operational performance and enhance stockholder value. In September 1997, U.S. Office Products' management considered several possible strategies. These included the spin-off of some of its businesses, the repurchase of shares of common stock in open market transactions or in a tender offer, and the sale of common stock to a strategic investor. At the end of September 1997, Clayton, Dubilier & Rice outlined to management the general terms of a possible transaction involving the sale of common stock and warrants, a repurchase of common stock, and the spin-off of certain businesses. The Board of Directors decided at a special meeting on October 1, 1997 not to pursue the Clayton, Dubilier & Rice proposal. Management advised Clayton, Dubilier & Rice of the Board's decision, and discussions ceased.


    In December 1997, Clayton, Dubilier & Rice advised U.S. Office Products' management that it remained interested in investing in U.S. Office Products. On December 17, 1997, the Board of Directors authorized management to undertake discussions with Clayton, Dubilier & Rice to determine whether a transaction could be structured on acceptable terms. Two significant developments contributed to the Board's decision in December 1997 to pursue Clayton, Dubilier & Rice's proposal after deciding not to pursue the transaction on October 1, 1997. First, in November 1997 Jonathan Ledecky advised the Board that he intended to step down as Chief Executive Officer of U.S. Officer Products. The Board of Directors decided to name Thomas Morgan as the new Chief Executive Officer. With the change in leadership, it became apparent to the Board that U.S. Office Products would begin more quickly to transition toward a new stage of development, less reliant on acquisitions and more focused on operational efficiencies and organic growth. The Board felt that Clayton, Dubilier & Rice's operational expertise could help with this transition. Second, the price of U.S. Office Products' common stock declined steadily from the mid-twenties in the beginning of October, to the mid-teens by the middle of December. This happened despite the fact that U.S. Office Products, in early December, announced record earnings and its eleventh consecutive quarter of exceeding market estimates on its performance. As a result, management and the directors considered whether U.S. Office Products needed to simplify operations so that investors could more readily value the U.S. Office Products' common stock. Moreover, the Board took into account that Clayton, Dubilier & Rice did not change the pricing of its proposal in December, despite the drop in the price of U.S. Office Products' common stock.



    Thereafter, U.S. Office Products, with the assistance of its financial adviser, Morgan Stanley, negotiated with Clayton, Dubilier & Rice on the terms of the Equity Investment. They also discussed with Clayton, Dubilier & Rice the other elements of the Strategic Restructuring Plan. As a result of this process, the Board of Directors approved the Strategic Restructuring Plan and the Investment Agreement on January 12, 1998.



    Following announcement of the Strategic Restructuring Plan, management, in consultation with Clayton, Dubilier & Rice, regularly reviewed the progress of the Strategic Restructuring Plan and issues related to the Strategic Restructuring Plan. In February, the Board authorized management to implement certain modifications to the Strategic Restructuring Plan, including underwritten public offerings by the Spin-Off Companies. Based on additional financial analysis, management also recommended that U.S. Office Products make the 2001 Note Offer and the 2003 Note Tender. The Board decided to make the 2001 Note Offer and the 2003 Note Tender in order to reduce the potential dilution created by the 2001 Notes and 2003 Notes and to reduce the need to refinance this debt before maturity of U.S. Office Products' new debt.



    In addition, management, together with Clayton, Dubilier & Rice, recommended that U.S. Office Products modify the terms of the Tender Offer to include shares underlying stock options. The Board decided to include shares underlying both vested and unvested options in the Tender Offer in order to reduce the substantial potential dilution and future claims on the equity value of U.S. Office Products and the Spin-Off Companies represented by the employee stock options. The Board concluded that U.S. Office Products could decline to adjust the options for the effect of the Tender Offer if the options were included in the Tender Offer, further reducing potential dilution. The Board also considered Clayton, Dubilier & Rice's willingness to agree with U.S. Office Products' proposal on the allocation of transaction expenses and liabilities between U.S. Office Products and the Spin-Off Companies if vested and unvested options were included in the Tender Offer.



    On April 14, 1998, a stockholder purporting to represent a class composed of all U.S. Office Products stockholders filed an action in the Delaware Chancery Court. The action claims that the directors breached their fiduciary duty to the stockholders of U.S. Office Products by changing the terms of the Tender Offer to include employee stock options. The complaint seeks injunctive relief, damages, and attorneys fees. U.S. Office Products believes that this lawsuit is without merit and intends to vigorously contest it.


    The Board approved the Equity Investment as part of the Strategic Restructuring Plan. In considering the Strategic Restructuring Plan, the Board took into account a number of considerations, including the opinion of Morgan Stanley (see Annex A); the Board's determination that there were operational advantages to separating the businesses of the Spin-Off Companies from U.S. Office Products' core businesses; that the recent trading prices of U.S. Office Products' common stock did not, in the Board's view, adequately reflect the underlying values of U.S. Office Products' businesses; and that U.S. Office Products' remaining operations would benefit from the assistance and support of Clayton, Dubilier & Rice.

    The Board concluded that the Equity Investment would benefit U.S. Office Products. The Board recognized that U.S. Office Products was moving into a new stage of development, less reliant on acquisitions and more focused on growth through improvements in and expansion of existing operations. The Board concluded that the Equity Investment in U.S. Office Products, and Clayton, Dubilier & Rice's support of the management of U.S. Office Products, would contribute to U.S. Office Products' development. Clayton, Dubilier & Rice has substantial experience in providing companies in which its affiliates invest with financial and managerial advisory services aimed at building value and improving operational, marketing and financial performance. Clayton, Dubilier & Rice also has substantial experience in advising and assisting companies in managing high levels of debt.

    The Board also considered the terms of the Equity Investment. It concluded, based on an analysis by Morgan Stanley, that the proposed consideration of $270.0 million was fair. The Board noted that the common stock warrant can, if U.S. Office Products' stock appreciates sufficiently, provide additional value to Investor. In that event, however, all other stockholders of U.S. Office Products will also benefit from the appreciation. It also considered the rights granted to Investor with respect to corporate governance. While Investor will have certain rights to nominate directors to the Board, and certain decisions will require a "super-majority" of the Board, Investor will not have the power to control Board decisions. Investor will, however, have substantial influence over the affairs of U.S. Office Products, and the fact that certain decisions require a "super-majority" vote means that Investor may be able to prevent some transactions from taking place. Finally, the Board considered the limitations in the Investment Agreement on transactions by Investor in U.S. Office Products stock. These limitations will preclude Investor from transferring shares in a block to a party seeking to acquire control of U.S. Office Products, unless the Board approves.

OPINION OF FINANCIAL ADVISER

    The Board retained Morgan Stanley to act as its financial adviser in connection with the transactions comprising the Strategic Restructuring Plan (the "Transactions") based upon Morgan Stanley's qualifications, expertise and reputation. On January 12, 1998, Morgan Stanley delivered its opinion to the Board that, as of such date and subject to certain considerations identified in the written opinion of Morgan Stanley, the Transactions, taken as a whole, are fair from a financial point of view to U.S. Office Products' stockholders.

    THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT (THE "MORGAN STANLEY OPINION"). YOU ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE BOARD AND RELATES TO THE FAIRNESS OF THE TRANSACTIONS, FROM A FINANCIAL POINT OF VIEW, TO U.S. OFFICE PRODUCTS' STOCKHOLDERS, AND IT DOES NOT CONSTITUTE A RECOMMENDATION TO YOU ABOUT HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other business and financial information of U.S. Office Products; (ii) reviewed certain internal financial statements and other financial and operating data concerning U.S. Office Products and each Spin-Off Company prepared by the management of U.S. Office Products; (iii) analyzed certain financial forecasts for U.S. Office Products and each Spin-Off Company prepared by the management of U.S. Office Products; (iv) discussed the past and current operations and financial condition and the prospects of U.S. Office Products and each Spin-Off Company with senior executives of U.S. Office Products; (v) reviewed the pro forma impact of the Transactions on U.S. Office Products' and each Spin-Off Company's earnings per share, cash flow, consolidated capitalization and financial ratios; (vi) reviewed the reported prices and trading activity of U.S. Office Products' common stock; (vii) compared the financial performance of each Spin-Off Company with that of certain other companies that are comparable to each Spin-Off Company and have publicly-traded securities; (viii) compared the financial performance of U.S. Office Products (excluding the Spin-Off Companies) with that of certain other comparable companies with publicly-traded securities; (ix) reviewed the financial terms, to the extent publicly available, of certain transactions involving minority investments in publicly traded companies; (x) reviewed and discussed with the Board certain expertise of Clayton, Dubilier & Rice and the strategic, financial and operational benefits anticipated from the Transactions; (xi) participated in discussions and negotiations among representatives of U.S. Office Products and Clayton, Dubilier & Rice and their respective legal advisers; and (xii) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of U.S. Office Products and each Spin-Off Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of U.S. Office Products or any Spin-Off Company nor was Morgan Stanley furnished with any such appraisal. The Morgan Stanley Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley Opinion. Morgan Stanley further assumed that no spin-off will be a taxable transaction to U.S. Office Products, any Spin-Off Company or the U.S. Office Products' stockholders under U.S. federal income tax laws (except to the extent of any cash distributed in lieu of fractional shares of the Spin-Off Companies). In rendering its opinion, Morgan Stanley, with the Board's consent, did not consider the effect of any terms of any commercial, allocation or other arrangements between U.S. Office Products and any Spin-Off Company.

    Morgan Stanley noted that trading in shares of U.S. Office Products' common stock commencing with the public announcement of the Transactions and continuing for a period of time following completion of the Distributions may involve a redistribution of shares of U.S. Office Products' common stock and the shares of the Spin-Off Companies' common stock among U.S. Office Products' stockholders and other investors. Accordingly, during such period, U.S. Office Products' common stock and the Spin-Off Companies' common stock may trade at prices below those at which they would trade on a fully distributed basis after the Distributions. In rendering its opinion, Morgan Stanley did not opine as to the price at which U.S. Office Products' common stock or any Spin-Off Company's common stock will trade after the Transactions are effected.


    The following is a brief summary of the analyses performed by Morgan Stanley and reviewed with the Board that were material to the preparation of the Morgan Stanley Opinion and with its presentation to the Board:


    EQUITY MARKET PERFORMANCE. Morgan Stanley presented the Board an analysis of U.S. Office Products' common stock performance as background material to a discussion of the Transactions. This analysis consisted of a historical analysis of: closing prices and trading volumes from February 16, 1995, the date of the U.S. Office Products' initial public offering ("IPO"), to January 9, 1998; U.S. Office Products' indexed price performance from January 9, 1996 to January 9, 1998 relative to Corporate Express, Incorporated ("Corporate Express"), BT Office Products International, Incorporated ("BT Office"), Boise Cascade Office Products Corporation ("Boise") and Standard & Poor's industrial average of 400 stocks (the "S&P 400"); and U.S. Office Products' next 12-month price-to-earnings ("P/E") multiple from January 5, 1996, to January 9, 1998, relative to Corporate Express, BT Office, Boise and the S&P 400. Morgan Stanley observed that the high price and the low price for U.S. Office Products' common stock from the time of the IPO to January 9, 1998, were $29.92 per share and $6.67 per share, respectively. From January 9, 1996 to January 9, 1998, Morgan Stanley noted that the S&P 400 increased by 51%, U.S. Office Products increased by 7%, Boise decreased by 27%, Corporate Express decreased by 34% and BT Office decreased by 46%. Morgan Stanley also observed that the next 12-month P/E multiples for U.S. Office Products, Corporate Express, BT Office and Boise generally declined from January 5, 1996 to January 9, 1998, while the next 12-month P/E multiple for the S&P 400 generally increased.

    COMPARABLE COMPANY ANALYSIS. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley analyzed the trading performance of certain companies that may be considered comparable to U.S. Office Products after the Transactions and each Spin-Off Company. No company utilized in the comparable company analysis as a comparison is identical to either U.S. Office Products after the Transactions or the Spin-Off Companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.


    U.S. Office Products after the Transactions was compared to Corporate Express, BT Office and Boise. Due to the limited universe of publicly-traded companies in its specific sector, the spin-off of the school specialty business was compared to a group of industrial consolidators including U.S. Office Products, White Cap Industries, Incorporated, Industrial Distribution Group, Incorporated and U.S.A. Floral Products, Incorporated. The spin-off of the corporate travel services business was compared to Travel Services International, Incorporated, the most significant publicly traded company in its sector. The spin-off of the print management business was compared to American Business Products, Incorporated, Ennis Business Forms, Incorporated, John H. Harland Company, Moore Corporation Limited, New England Business Service, Incorporated, The Standard Register Company and Wallace Computer Services, Incorporated. The spin-off of the technology solutions business was compared to Cambridge Technology Partners, Incorporated, Claremont Technology Group, Incorporated, International Network Services, Sapient Corporation, System Software Associates, Incorporated, Technology Solutions Company, Whittman-Hart, Incorporated and XLConnect Solutions, Incorporated. Morgan Stanley indicated to the Board that U.S. Office Products after the Transactions and the spin-off of the print management business could trade at multiples of P/E and earnings before interest, taxes, depreciation and amortization ("EBITDA") slightly above U.S. Office Products' current multiples. Morgan Stanley further indicated to the Board that the spin-offs of the school specialty business, corporate travel services business and technology solutions business could trade at multiples of P/E and EBITDA above U.S. Office Products' current multiples.


    PRO FORMA ANALYSIS OF THE TRANSACTIONS. Morgan Stanley prepared an analysis of the pro forma financial impact of the Transactions to U.S. Office Products' stockholders. Based on financial information and projections provided to Morgan Stanley by the management of U.S. Office Products, Morgan Stanley analyzed pro forma projected earnings per share ("EPS"), cash flow, consolidated capitalization and financial ratios of U.S. Office Products after the Transactions and of each of the Spin-Off Companies. By applying the multiple ranges identified through the comparable company analysis to the pro forma projected EPS statistics for U.S. Office Products after the Transactions and each of the Spin-Off Companies, Morgan Stanley was able to calculate a range of equity values based on the assumptions in its analysis for U.S. Office Products after the Transactions and for each of the Spin-Off Companies on a fully-distributed basis. Morgan Stanley indicated to the Board that the value that a U.S. Office Products' stockholder would receive in the Transactions would be composed of equity interests in each of U.S. Office Products after the Transactions and the four Spin-Off Companies and cash received in the Tender Offer. Assuming each share of U.S. Office Products' common stock outstanding after giving effect to the Tender Offer receives one share of each Spin-Off Company and assuming that holders of U.S. Office Products' common stock participate pro rata in the Tender Offer, subject to the qualifications and limitations described in the next paragraph, Morgan Stanley indicated to the Board that the weighted value of cash and equity interests in U.S. Office Products after the Transactions and in each Spin-Off Company which a holder of a share of U.S. Office Products' common stock would receive on a fully-distributed basis could range from $19.78 to $23.21.

    Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Furthermore, Morgan

Stanley noted that trading in shares of U.S. Office Products' common stock commencing with the public announcement of the Transactions and continuing for a period of time following completion of the Distributions may involve a redistribution of shares of U.S. Office Products' common stock and the shares of the Spin-Off Companies' common stock among U.S. Office Products' stockholders and other investors and accordingly, during such period, shares of U.S. Office Products' common stock and the shares of the Spin-Off Companies' common stock may trade at prices below those at which they would trade on a fully distributed basis after the Distributions. In rendering its opinion, Morgan Stanley did not opine as to the price at which shares of U.S. Office Products' common stock or shares of each Spin-Off Company's common stock will trade after the Transactions are effected.

    ANALYSIS OF OTHER STRATEGIC ALTERNATIVES. At the Board's request, utilizing the methodology described in Pro Forma Analysis of the Transactions, Morgan Stanley also prepared an analysis of two alternatives to the Transactions: (i) spin-offs without additional leverage (borrowings) or an investment by Investor ("Spin-Offs/No Leverage") and (ii) spin-offs with additional leverage but without an investment by Investor ("Spin-Offs/Leverage/No Investor"). Morgan Stanley assumed U.S. Office Products would use the additional leverage to finance a tender offer to purchase a portion of its shares. Assuming each share outstanding after giving effect to any tender offer receives one share of each Spin-Off Company and assuming that U.S. Office Products' stockholders participate pro rata in any tender offer, Morgan Stanley indicated to the Board that the weighted value of cash and equity interests in U.S. Office Products after the Transactions and in each Spin-Off Company which a holder of a share of U.S. Office Products' common stock would receive on a fully-distributed basis could range from $17.08 to $21.71 for the Spin-Offs/No Leverage alternative and from $19.12 to $22.86 for the Spin-Offs/Leverage/No Investor alternative compared to a range of $19.78 to $23.21 for the Transactions.

    ANALYSIS OF EQUITY INVESTMENT. Morgan Stanley analyzed the value of the equity securities Investor would acquire. For the warrants, Morgan Stanley calculated the theoretical Black-Scholes option value per warrant; this theoretical Black-Scholes value was adjusted downward to reflect the likely illiquidity of the warrants in trading markets. By deducting the value of the warrants, as calculated by the methodology described above, from the amount to be paid by Investor ($270.0 million) and then dividing this difference by the primary shares to be received by Investor, Morgan Stanley calculated the value to be paid by Investor per primary share of U.S. Office Products after the Transactions. By comparing the value to be paid by Investor using this methodology to possible trading values for U.S. Office Products' common stock after the Transactions on a fully-distributed basis as calculated in the Pro Forma Analysis of the Transactions, Morgan Stanley indicated to the Board that Investor would be paying a premium for its shares of U.S. Office Products' common stock.

    The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, a selection of any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis should not be taken to be Morgan Stanley's view of the actual value.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of U.S. Office Products or Investor. As noted above, the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the consideration from a financial point of view to U.S. Office Products' stockholders and were provided to the Board in connection with the delivery of Morgan Stanley's written opinion of January 12, 1998. The analyses do not purport to be appraisals or reflect the prices at which U.S. Office Products might actually be sold. Because such estimates are inherently subject to uncertainty, none of U.S. Office Products, Investor, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, Morgan Stanley's opinion and presentation to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Transactions.

    The Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of U.S. Office Products. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to U.S. Office Products and have received customary fees for the rendering of these services.

    Pursuant to a letter agreement, dated December 18, 1997, between U.S. Office Products and Morgan Stanley, U.S. Office Products has agreed to pay Morgan Stanley a transaction fee, payable upon consummation of the Transactions. At the time of the execution of the Investment Agreement, the transaction fee payable to Morgan Stanley was estimated at approximately $9.0 million. U.S. Office Products has also agreed to reimburse Morgan Stanley for its expenses related to the engagement and to indemnify and hold harmless Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, including liabilities under U.S. federal securities laws, incurred in connection with its services. All fees will be paid by U.S. Office Products to Morgan Stanley only after consummation of the Transactions.

INFORMATION ABOUT INVESTOR AND CLAYTON, DUBILIER & RICE

    Investor is a Delaware limited liability company formed by Clayton, Dubilier & Rice for the purpose of making the proposed Equity Investment in U.S. Office Products. Investor's sole member is Clayton, Dubilier & Rice Fund V Limited Partnership ("CD&R Fund V"), a Cayman Islands exempted limited partnership that is managed by Clayton, Dubilier & Rice. CD&R Fund V has committed to fund the Equity Investment. Clayton, Dubilier & Rice is a private investment firm that manages a pool of equity capital in excess of $1.5 billion. Since its founding in 1978, Clayton, Dubilier & Rice and investment funds that it manages have invested in 27 businesses. These businesses are primarily subsidiaries or divisions of large, multi-business corporations.

EFFECTS OF THE PROPOSED SALE OF EQUITY SECURITIES AND THE STRATEGIC
  RESTRUCTURING PLAN

    You should consider the following factors in deciding whether to vote for the proposed sale of equity securities to Investor.


YOUR VOTING POWER AND OWNERSHIP INTERESTS WILL BE REDUCED


    If you approve the proposed sale of equity securities and Investor purchases these securities, each share of U.S. Office Products' common stock you hold will represent a smaller portion of the total voting shares of U.S. Office Products. The Tender Offer will offset this effect to some extent. This is because U.S. Office Products will have fewer shares outstanding after the Tender Offer. Any shares you own after the Tender Offer will have a smaller proportion of the vote after the sale of common stock to Investor than they would have had if the Tender Offer was completed and Investor did not purchase common stock. If Investor exercises its warrants, the portion of voting power represented by one share of common stock will be further diminished.


    As part of the Strategic Restructuring Plan, the number and exercise price of remaining stock options held by U.S. Office Products' employees will be adjusted. In addition, the conversion prices of the 2001 Notes and 2003 Notes that remain outstanding after the 2001 Note Offer and the 2003 Note Tender will be adjusted. These adjustments will increase the total number of shares--and the percentage interests-- represented by options and convertible notes outstanding after the Tender Offer, the 2001 Note Offer and the 2003 Note Offer.



WE WILL INCREASE OUR DEBT SUBSTANTIALLY TO FINANCE THE STRATEGIC RESTRUCTURING
  PLAN



    The Tender Offer will occur if the conditions to the proposed sale of equity securities to Investor and other conditions are satisfied. If the Tender Offer is completed, U.S. Office Products will have significantly more debt. Prior to the Strategic Restructuring Plan, U.S. Office Products had debt of $714.5 million as of January 24, 1998, which was 48.5% of U.S. Office Products' stockholders equity. The pro forma financial statements showing adjustments necessary to reflect the Strategic Restructuring Plan and financing transactions as if they occurred on January 24, 1998 show debt of $1.2 billion, or 204.6% of stockholders equity.


    Increased debt presents risks to U.S. Office Products, including the following:


    - U.S. Office Products will need to use more of its cash flow to pay debt service, which will limit its ability to use cash flow for other purposes, such as paying dividends, or making capital expenditures or acquisitions;


    - U.S. Office Products will have to pay more interest to lenders, which will reduce its reported earnings, and lower reported earnings may adversely affect the trading price of U.S. Office Products' common stock;

    - U.S. Office Products may not be able to obtain additional financing on favorable terms;

    - Covenants in U.S. Office Products' debt agreements may restrict its ability to undertake transactions that management otherwise believes would be beneficial; and

    - U.S. Office Products may not be able to react as rapidly to changing conditions as some of its competitors who have relatively less debt.


THE TRANSACTIONS WILL HAVE AN IMPACT ON TRADING PRICES IN U.S. OFFICE PRODUCTS
  STOCK


    There can be no assurance about the prices at which U.S. Office Products' common stock will trade after Investor buys the equity securities and the rest of the Strategic Restructuring Plan is completed. The plan consists of a number of elements that involve major changes to the assets and capital structure of U.S. Office Products. Upon completion of these transactions, the trading price of U.S. Office Products' common stock, before the effect of the reverse stock split described on pages 48-49, is likely to be lower to reflect the Tender Offer and the Distributions. The actual adjustment that will be made by the market based on its valuation of the parts of the Strategic Restructuring Plan cannot be predicted. U.S. Office Products expects that an active trading market for its common stock will continue, but the trading prices may be affected in the short or long run by a number of factors in addition to those that typically affect the trading price of stocks. These special factors may include trades by investors seeking to change their relative ownership positions in the stock of U.S. Office Products and each Spin-Off Company, uncertainty in the marketplace about the impact of the Strategic Restructuring Plan on U.S. Office Products' future operating results, possible trading strategies by investors seeking to arbitrage disparities in pricing between the U.S. Office Products' common stock and the stock of each Spin-Off Company, and increased volatility resulting from market uncertainty or confusion about the transactions or their impact on U.S. Office Products.



THE EQUITY INVESTMENT WILL RESULT IN CONCENTRATION OF OWNERSHIP


    After the sale of common stock to Investor, Investor will hold 24.9% of the issued and outstanding shares of U.S. Office Products' common stock. Investor will be the largest single holder of shares of U.S. Office Products' common stock. As a result, Investor will likely be able to influence decisions that require stockholder votes.


    The warrants will give Investor the right to acquire additional shares beginning two years after closing. Investor's warrants, together with the rights to purchase shares of U.S. Office Products' common stock under the special warrants, would give it ownership of approximately 34.7% of the common stock on a fully-diluted basis. This assumes that all currently outstanding stock options were exercised in accordance with their existing terms, and that all 2003 Notes were converted in accordance with their existing terms, in each case without any adjustment for the Strategic Restructuring Plan. We expect to make adjustments to the number and exercise price of outstanding options, and to the conversion price of any 2003 Notes remaining after the 2003 Note Tender, on account of the restructuring transactions; these adjustments will result in a greater number of shares that may be issued upon exercise of the options and conversion of the notes. Although the amount of these adjustments will not be known until after the completion of the Strategic Restructuring Plan, the effect of these adjustments will be to reduce Investor's fully-diluted ownership interest in U.S. Office Products from the amount set forth above. If no currently outstanding stock options are exercised and neither the 2003 Notes nor the 2001 Notes are converted, the warrants and special warrants would give Investor ownership of approximately 39.9% of the common stock.



    As discussed above (see pages 7-8), Investor has the right to nominate members of the Board, including the Chairman, and to have representation on Board committees. As a result of these provisions, Investor will have influence over the composition of the Board of Directors and actions taken by the Board of Directors or its committees. In addition, some Board actions will require a three-fourths majority vote. Thus, so long as Investor can nominate three directors, some major actions could be precluded altogether unless one of the Investor-nominated directors supports the action. Together, this ownership position and the Board voting requirements may have the effect of discouraging (or possibly preventing) a future change in control of U.S. Office Products. In addition, the super-majority Board voting requirement may have the effect of limiting the Company's future use of equity to acquire businesses, raise capital, or provide employees with long-term incentives.


U.S. OFFICE PRODUCTS MAY BE LIABLE FOR CERTAIN LIABILITIES OF THE SPIN-OFF
  COMPANIES

    As part of the Strategic Restructuring Plan, the Spin-Off Companies have agreed to indemnify U.S. Office Products for many of the liabilities that could arise as a result of the Distributions. U.S. Office Products may nevertheless incur liability to the extent the Spin-Off Companies cannot satisfy these indemnities. Furthermore, U.S. Office Products will share responsibility with the Spin-Off Companies for certain Distributions-related liabilities. Shared liabilities may include:


    - transaction costs (including legal, accounting, investment banking, and financial advisory fees) and other fees that the Spin-Off Companies will incur in connection with the Strategic Restructuring Plan (all of which will be borne by U.S. Office Products, except for $1.0 million to be reimbursed by each Spin-Off Company);


    - certain taxes (as described below);


    - liabilities under the securities laws arising before the Distributions;
      and


    - general corporate liabilities of U.S. Office Products before the Distributions.

    U.S. Office Products will soon be entering into an agreement with the Spin-Off Companies as to the exact portion of these liabilities that U.S. Office Products may be required to share.

THE DISTRIBUTIONS INVOLVE COMPLEX TAX CONSIDERATIONS


    Wilmer, Cutler & Pickering expects to deliver an opinion (the "Tax Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes the Distributions will qualify as tax-free spin-offs under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and will not be taxable under Section 355(e) of the Code. U.S. Office Products will not complete the Distributions unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by U.S. Office Products, the Spin-Off Companies and Investor, and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary. See "Tax Consequences of the Distributions" below on pages 27-29.



    The Tax Opinion is not binding on the Internal Revenue Service ("IRS") or the courts. Certain aspects of Section 355 are highly dependent on factual interpretations, are subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.



    Assuming the Distributions qualify as tax-free spin-offs under Section 355 and are not taxable under Section 355(e), no gain or loss will be attributed to by U.S. Office Products and no gain or loss will be attributed to you as holders of U.S. Office Products' common stock (except with respect to cash received in lieu of fractional shares) as a result of the Distributions.



    If a Distribution fails to qualify as a tax-free spin-off under Section 355, U.S. Office Products will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and U.S. Office Products' adjusted tax basis in the common stock of the Spin-Off Company. In addition, you will be treated as having received a taxable corporate distribution in an amount equal to the fair market value of the common stock of the Spin-Off Company that you receive in the Distribution.



    If any Distribution is taxable under Section 355(e), but otherwise qualifies as a tax-free spin-off, U.S. Office Products will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and U.S. Office Products' adjusted tax basis in the common stock of the Spin-Off Company. However, no gain or loss will be attributable to you as a holder of U.S. Office Products' common stock as the result of the Distribution being taxable under Section 355(e).


WE MAY BE UNABLE TO ISSUE ADDITIONAL STOCK IN SOME CIRCUMSTANCES


    Certain limitations under Section 355 of the Code may restrict U.S. Office Products' ability to issue capital stock after the Distributions. As described below on pages 27-29 under "Tax Consequences of the Distributions," these limitations will generally prevent U.S. Office Products from issuing capital stock to the extent the issuance is part of a plan, which includes a Distribution, pursuant to which one or more people or organizations acquire capital stock of U.S. Office Products that represents 50% or more of the voting power or 50% or more of the value of U.S. Office Products' capital stock. These limitation may restrict U.S. Office Products' ability to undertake transactions involving issuances of capital stock of U.S. Office Products that management otherwise believes would be beneficial.


WE COULD BE REQUIRED TO PAY A SUBSTANTIAL FEE TO CLAYTON, DUBILIER & RICE


    If the Investment Agreement is terminated or U.S. Office Products does not sell the equity securities to Investor, then, under certain circumstances, U.S. Office Products will be obligated to pay to Clayton, Dubilier & Rice certain fees and to reimburse Investor's expenses. For example, Clayton, Dubilier & Rice will be entitled to a $25.0 million fee, and Investor will be entitled to reimbursement for expenses, if stockholders do not approve the sale of equity securities to Investor, and U.S. Office Products enters into another transaction involving sale of 20% of U.S. Office Products' voting securities or 20% of its assets.

TAX CONSEQUENCES OF THE DISTRIBUTIONS


    Wilmer, Cutler & Pickering expects to deliver an opinion (the "Tax Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes the Distributions will qualify as tax-free spin-offs under Section 355 of the Code, and will not be taxable under Section 355(e) of the Code. U.S. Office Products will not complete the Distributions unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy at the time of the Distributions of factual representations made by U.S. Office Products, the Spin-Off Companies and Investor and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary.


    The Tax Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Tax Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distributions.

    Assuming the Distributions qualify as tax-free spin-offs and are not taxable under Section 355(e), no gain or loss for U.S. federal income tax purposes will be attributed to U.S. Office Products, and no gain or loss will be attributed to you as holders of U.S. Office Products' common stock (except with respect to cash received in lieu of fractional shares), because of the Distributions.


    As noted above, the Tax Opinion is not binding on the IRS or the courts. You should be aware that the requirements of Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirements of Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.


    BUSINESS PURPOSE. In order for a Distribution to qualify as a tax-free spin-off under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. U.S. Office Products has represented that the Distributions were motivated, in whole or substantial part, to allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and stages of growth; to allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, to allow the Spin-Off Companies to provide stock of a public company that is in the same industry as the business being acquired; to allow U.S. Office Products and the Spin-Off Companies to offer their respective employees more focused compensation packages; and to make possible the Equity Investment, which the Board of Directors of U.S. Office Products concluded would contribute to U.S. Office Products' development, based on the skills and experience of Clayton, Dubilier & Rice. Based on these representations and certain other information, data, documentation and other materials, Wilmer, Cutler & Pickering will deliver an opinion that each of the Distributions will satisfy the business purpose requirement. However, although similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of
Section 355, there can be no assurance that the IRS will not successfully assert that the business purpose requirement is not satisfied.



    ACTIVE TRADE OR BUSINESS. In order for the distribution of the stock of a Spin-Off Company (other than Navigant International, Inc. ("Navigant")) to qualify as a tax-free spin-off under Section 355, both the Spin-Off Company and U.S. Office Products must be engaged in an active trade or business that has been actively conducted for the five-year period preceding the Distribution, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized. In order for the distribution of the stock of Navigant to qualify as a tax-free spin-off under Section 355, Navigant must hold no assets other than the stock of Professional Travel Corporation ("Professional Travel"), and Professional Travel and U.S. Office Products must meet the requirements described in the preceding sentence. Whether current and historical business activity constitutes an active trade or business, and whether any gain or loss should have been recognized in an acquisition structured and reported as a nontaxable transaction, turn in some instances on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations of U.S. Office Products and the Spin-Off Companies, Wilmer, Cutler & Pickering will deliver an opinion that each Distribution will satisfy the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement, and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not successfully assert that the active trade or business requirement is not satisfied.



    ABSENCE OF A DEVICE FOR DISTRIBUTION OF EARNINGS AND PROFITS. A Distribution will not qualify as a tax-free spin-off under Section 355 if the Distribution was used principally as a device for the distribution of the earnings and profits of U.S. Office Products or the Spin-Off Company. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations of U.S. Office Products and the Spin-Off Companies, Wilmer, Cutler & Pickering will deliver an opinion that none of the Distributions is a transaction used principally as a device for the distribution of earnings and profits of either U.S. Office Products or any of the Spin-Off Companies. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors), and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not successfully assert that any or all of the Distributions are transactions used principally as a device for the distribution of earnings and profits.



    If a Distribution fails to qualify as a tax-free spin-off under Section 355, U.S. Office Products will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and U.S. Office Products' adjusted tax basis in the common stock of the Spin-Off Company. In addition, you will be treated as having received a taxable corporate distribution in an amount equal to the fair market value of the common stock of the Spin-Off Company that you receive in the Distribution.



    Section 355(e), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Based on the representations of U.S. Office Products, the Spin-Off Companies and Investor, and the assumption that no Distribution is part of a plan that is outside the knowledge of U.S. Office Products and the Spin-Off Companies pursuant to which one or more persons will acquire directly or indirectly 50% or more by vote or value of the capital stock of U.S. Office Products or of any Spin-Off Company, Wilmer, Cutler and Pickering will deliver an opinion that the Distributions will not be taxable under Section 355(e). However, there can be no assurance that the IRS will not successfully assert that any or all of the Distributions are taxable under Section 355(e).



    If a Distribution is taxable under Section 355(e), U.S. Office Products will recognize gain equal to the difference between the fair market value of the Common Stock of the Spin-Off Company and U.S. Office Products' adjusted tax basis in the common stock of the Spin-Off Company. However, no gain or loss will be attributable to you as a holder of U.S. Office Products' common stock (except with respect to cash received in lieu of fractional shares).


    U.S. Office Products and the Spin-Off Companies will enter into an agreement to allocate responsibility for the possible tax burden to U.S. Office Products (we will call this agreement the "Tax Allocation Agreement"). However, U.S. Office Products and the Spin-Off Companies have not agreed to indemnify you for any taxes resulting from the Distributions' failing to qualify for tax-free treatment under the Code. The Tax Allocation Agreement will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions if any Spin-Off Company does or fails to do something that materially contributes to a final determination that any or all of the Distributions are taxable. Under the Tax Allocation Agreement, if any or all of the Distributions are found to be taxable, but neither U.S. Office Products nor any Spin-Off Company has done anything to cause that finding, U.S. Office Products and each Spin-Off Company will be liable for its pro rata portion of those taxes based on the value of each company's common stock after the Distributions. You should consult your tax adviser about the tax consequences of the Distributions.

          THE BUSINESS OF U.S. OFFICE PRODUCTS AFTER THE RESTRUCTURING

    After the Distributions, U.S. Office Products will continue to conduct its office supply, office furniture, and office coffee, beverage and vending services businesses (which will operate as the North American Office Products Group), its Mail Boxes Etc. business, and its New Zealand and Australia operations. U.S. Office Products also will continue to own its 49% interest in Dudley Stationery Limited (a U.K. contract stationer). The Spin-Off Companies will operate U.S. Office Products' educational supplies, corporate travel services, print management, and technology solutions businesses.

    We describe below the businesses that U.S. Office Products will operate after it completes that Strategic Restructuring Plan. We also have attached to this Proxy Statement pro forma financial information that gives effect to the transactions contemplated by the Strategic Restructuring Plan, as well as management's discussion and analysis of U.S. Office Products' financial condition and results of operations.

COMPANY OVERVIEW


    U.S. Office Products is one of the world's leading suppliers of a broad range of office products and business services to corporate customers. Through its North American Office Products Group ("NAOPG"), U.S. Office Products provides office supplies, office furniture and office coffee, beverage and vending services primarily to middle market companies (25 to 500 employees). Based on current sales, NAOPG is one of the largest contract stationers in the United States. Outside North America, U.S. Office Products' Blue Star Group Limited ("Blue Star") is a leading supplier of office products and services in New Zealand and Australia, and U.S. Office Products owns a 49% interest in Dudley Stationery Limited ("Dudley"), the second largest contract stationer in the United Kingdom. With its November 1997 acquisition of Mail Boxes Etc. ("MBE"), U.S. Office Products has expanded into the high growth small office and home office ("SOHO") market. MBE is the world's largest franchisor of local postal, packaging, business and communications service centers with approximately 3,600 outlets worldwide. U.S. Office Products had pro forma revenues and EBITDA of approximately $2.8 billion and $201.0 million, respectively, for the twelve-month period ended January 24, 1998.

    Since its founding in October 1994, U.S. Office Products has grown primarily through an aggressive acquisition program, which has included the purchase of more than 230 businesses in the United States and internationally. U.S. Office Products has focused on acquiring successful, established companies with experienced management and sales presence in specific geographic, product or service markets. It adheres to a rigorous due diligence and financial review process in acquiring target companies.

    U.S. Office Products is now transitioning into a new stage of development, less reliant on acquisitions and more focused on operational efficiencies, organic growth and improved profit margins. To execute this new strategy U.S. Office Products is implementing new product, sales and marketing programs to leverage its extensive sales force and its existing distribution channels. U.S. Office Products continues to pursue strategic alliances with well-known companies to enable U.S. Office Products to increase sales by offering a broader selection of services and products, such as its exclusive arrangement to distribute Starbucks-Registered Trademark- coffee in the North American office market. In addition, U.S. Office Products is centralizing a number of common business functions, such as purchasing, distribution, inventory management and information systems. Furthermore, U.S. Office Products is systematically consolidating the operations of businesses located within the same geographic areas into large, centrally-located regional warehouses known as district fulfillment centers ("DFCs"). Through DFCs, U.S. Office Products believes it can achieve greater regional efficiencies and economies of scale in purchasing, distribution and asset utilization. At the same time, U.S. Office Products continues to encourage entrepreneurial innovation and management of customer relationships at the local level. U.S. Office Products believes that its organizational structure combines the best elements of both centralized and decentralized management for its business.

MARKET OVERVIEW

UNITED STATES

    The office products and business services market in the United States includes office supplies, office furniture, and office coffee, beverage and vending services. Business customers can be generally divided into three segments: (i) large corporate (more than 500 employees), (ii) middle market (25 to 500 employees) and (iii) SOHO (fewer than 25 employees). Set forth below is an overview of the major business products supplied by U.S. Office Products and the customer segments for which it competes.

    OFFICE SUPPLIES. According to independent research reports, the office supplies market in the United States generates over $60 billion in annual sales. Office supplies include a broad array of products including desktop accessories, writing instruments, paper products, computer consumables and business machines. Historically, office supplies have been sold through three distribution channels: (i) traditional retailers (which now include discount superstores);
(ii) mail order (or direct mail) marketers; and (iii) direct-to-business suppliers ("contract stationers" such as U.S. Office Products' NAOPG). Independent estimates indicate that retailers generate approximately $30.0 billion in annual sales, and contract stationers generate approximately $30.0 billion in annual sales.


    In recent years, as industry participants have sought to take advantage of economies of scale, the retail and contract stationer distribution channels have undergone significant consolidation with several large companies emerging in each channel. Additionally, while most office supply businesses traditionally operated in just one of the three distribution channels, more recently U.S. Office Products and many of its large competitors have sought to enter more than one of these channels as a way of expanding their revenues and customer bases. Despite recent consolidation and "cross channel" activity, the office supplies market remains highly fragmented, with more than 4,300 independent suppliers representing approximately 50% of the U.S. market. With pro forma revenues of $1.1 billion in office supplies for the twelve month period ended January 24, 1998, U.S. Office Products has approximately 4.0% of the approximately $30 billion U.S. contract stationer market.


    OFFICE FURNITURE. The U.S. office furniture market generates approximately $12.0 billion in annual sales and can be divided into three segments: catalog, middle market and contract furniture. Catalog furniture items include such office commodities as low-priced chairs, file cabinets and computer stands. Such furniture is sold by direct marketers, retailers and contract stationers through catalog mailings. Middle-market furniture is of higher quality and functionality than commodity furniture items and is available through retailers and contract stationers. Contract furniture is high quality, includes customized office configurations, often involves a service component and is usually purchased on a project basis when offices are opened or remodeled. Contract furniture is typically sold through dealers affiliated with furniture manufacturers. U.S. Office Products believes that thousands of companies sell office furniture to the corporate market. With pro forma revenues of approximately $570.0 million in office furniture for the twelve month period ended January 24, 1998, U.S. Office Products has approximately a 4.0% share of the U.S. market.

    OFFICE COFFEE, BEVERAGE AND VENDING SERVICES. U.S. Office Products believes that the office coffee services industry in the United States generates approximately $3.0 billion in annual sales. U.S. Office Products believes that this industry is also highly fragmented. U.S. Office Products had pro forma revenues in this segment for the twelve month period ended January 24, 1998 of approximately $110.0 million (including approximately $30.0 million in vending services revenues), giving it approximately a 3.7% share of this market.

    BUSINESS RELATED SERVICES. Superstores and a variety of specialty companies provide business-related services such as copying, graphic arts, printing, packaging, delivery, fax and computer services. The business services market, targeted mainly at middle market and SOHO customers, is highly fragmented and includes many medium- to small-sized independent outlets.

    BUSINESS CUSTOMERS. Customers for office supplies, office furniture and office coffee can be divided into three segments: middle market corporate, large corporate and SOHO.

    The middle market corporate segment has been the primary focus of NAOPG's sales efforts because U.S. Office Products believes that it offers greater growth potential and higher margins than the large corporate segment. U.S. Office Products believes that, as compared to large corporate customers, middle market companies place a relatively higher value on the quality of service, including order fill rates and dependable delivery.

    Historically, contract stationers have been the primary providers of office supplies to middle market customers, with mail order marketers and traditional retail dealers playing secondary roles. Superstore chains and mail order marketers have attempted to gain market share in this segment by providing delivery services and allowing credit card purchases. However, U.S. Office Products believes that superstores and mail order marketers have achieved only limited penetration because they do not provide the level of service often requested by customers in this segment.

    Businesses in the large corporate business segment often negotiate contract pricing on many of the office products they routinely purchase, and U.S. Office Products believes that this segment places a relatively higher value on low product pricing. As a result, the large corporate segment tends to generate lower gross profit margins. The large corporate segment has historically been served by contract stationers, and U.S. Office Products believes that this segment is currently the primary focus of several of its largest competitors.

    The SOHO segment consists of home offices, telecommuters and small businesses. The SOHO market has grown from 25 million people in 1993 to approximately 47 million people in 1997. According to the U.S. Bureau of Labor Statistics, the SOHO market for office supplies and related business services is currently a $54.0 billion market, and is expected to continue to grow. In addition to office supplies, SOHO customers purchase a variety of business services such as printing, packaging, fax and computer services. This market is highly fragmented with products and services offered by superstores, mail order marketers, medium to small independent outlets, and specialty service providers such as copy centers and quick print centers. MBE specifically targets this high growth customer segment.


INTERNATIONAL


    U.S. Office Products has operations in New Zealand and Australia and a 49% ownership interest in Dudley in the United Kingdom. The business products market is more consolidated in New Zealand and Australia than in the United States. Additionally, given the relatively small size of these economies, suppliers of business products often offer a broader range of complementary products and services than in the United States. Blue Star is the largest office products supplier in New Zealand and the second largest in Australia. With pro forma revenues of approximately $1.0 billion for the twelve-month period ended January 24, 1998, Blue Star has a significant share of the office products market in New Zealand and Australia. In the United Kingdom, contract stationers offer a similar product offering to that of their counterparts in the United States. Office products superstores in the United Kingdom have a relatively smaller share of the office products market than do office products superstores in the United States. As a result of several recent acquisitions, Dudley currently has annualized revenues of over $200.0 million, and U.S. Office Products believes that Dudley is the second largest contract stationer in the United Kingdom.


BUSINESS STRATEGIES

    U.S. Office Products' goal is to be the leading provider of office products and business services in the United States and select international markets with an emphasis on serving middle market businesses and expanding its role in serving the high-growth SOHO market. Key elements of U.S. Office Products' strategies in pursuit of this goal include the following:


    IMPROVE MARGINS AND ASSET UTILIZATION. To achieve greater operating efficiencies, margins and asset utilization, U.S. Office Products intends to:


    - Consolidate and eliminate redundant facilities, operating systems and business functions by developing DFCs to service defined geographic territories, rationalize overlapping operations and combine general and administrative corporate functions.

    - Develop and implement strategic pricing plans and improve inventory selection and turnover, control and distribution systems to reduce handling, storage and overhead costs.

    - Integrate operating, distribution and information systems among business entities through continued implementation of U.S. Office Products' proprietary Trinity 2.0 software and other information technology improvements.

    - Continue to seek additional volume discounts and rebates from third-party vendors through increased sales.

    - Dispose of or sublease surplus real estate and fixed assets.

    FOCUS ON ORGANIC GROWTH. U.S. Office Products intends to pursue aggressively the following initiatives to increase sales through organic growth:

    - Expand U.S. Office Products' product lines and services in certain markets through broadened catalog offerings and development of "greenfield" (start-up) operations.

    - Develop customized catalogs, target product offerings and expand catalog distribution to promote overall revenue growth and the sale of higher margin products.

    - Pursue cross-selling opportunities both within and across business groups through customer referrals and marketing programs.


    - Promote widespread use of U.S. Office Products' trade name, both exclusively and in conjunction with its subsidiaries' local and regional trade names, to realize the full benefits of a national identity and reputation.



    - Pursue additional strategic alliances with third-party vendors as a way of enhancing U.S. Office Products' product offerings and fostering additional cross-selling opportunities.


    PURSUE TARGETED ACQUISITIONS AND EXPAND MBE NETWORK. U.S. Office Products will continue to:

    - Grow NAOPG by selectively acquiring additional businesses, focusing primarily on smaller companies that provide competitive benefits.

    - Evaluate and pursue select international acquisition opportunities to increase its international presence.

    - Grant additional MBE master licenses in foreign countries and expand the MBE network in the United States.

NORTH AMERICAN OFFICE PRODUCTS GROUP

    NAOPG is a leading supplier of office supplies, office furniture, and office coffee, beverage, and vending services to corporate customers in the United States. NAOPG's pro forma revenues for the twelve month period ended January 24, 1998 were approximately $1.7 billion, accounting for the largest portion of U.S. Office Products' revenues among its business groups. NAOPG has focused primarily on middle market businesses which it believes tend to place relatively greater value on the quality of service than large corporate businesses.

    In late 1997, NAOPG was reorganized into 29 districts divided among four geographic regions. A district president oversees each district and reports to a regional vice president who manages each region. NAOPG has continued to centralize common business functions and has accelerated its efforts to implement a hybrid organizational structure that uses centralized and decentralized management. Management believes that this structure allows U.S. Office Products to achieve certain economies of scale associated with a large organization while maintaining the kind of flexible and responsive level of service to its customers that is characteristic of a smaller organization. Through U.S. Office Products' centralized management (located at corporate headquarters, larger operating subsidiaries or within the DFCs), U.S. Office Products can leverage its size and scale in the areas of purchasing, inventory management and distribution, accounting, human resources and management information systems. Customer-oriented functions, including sales, marketing, customer service, credit and collections, are decentralized and managed locally.

PRODUCTS AND SERVICES

    NAOPG offers the following categories of products:


    OFFICE SUPPLIES. In the contract stationery market, NAOPG offers over 33,000 different items such as desktop accessories, writing instruments, paper products, computer consumables and business machines. U.S. Office Products believes that it offers a broader assortment of office supplies than any of its contract stationer competitors. NAOPG also operates approximately 30 retail outlets, primarily in Northern California under the McWhorter's name, that sell office supplies, gifts and related products, primarily to consumers and to the SOHO market.

    U.S. Office Products generally provides next-day delivery of ordered items and, on request, same-day delivery. This "just in time" service enables customers to reduce overhead cost by reducing inventory and associated personnel and space requirements. U.S. Office Products obtains office products from many sources, including manufacturers and wholesalers, and maintains and warehouses certain frequently ordered items.

    OFFICE FURNITURE. NAOPG sells catalog, middle-market, contract and remanufactured furniture and provides other related furniture services. Both contract stationer businesses and specialized dealers principally serve the office furniture market. NAOPG focuses on products and services that traditionally have higher profit margins, such as middle-market furniture, refurbished and remanufactured furniture, moving and storage services, furniture installation services, furniture rentals and asset management. In 1997, NAOPG initiated an office furniture rental program which offers customers a limited catalog selection of lower to medium-priced furniture for rental. This program is currently being implemented in test markets and is expected to be expanded nationwide within approximately 12 months.

    OFFICE COFFEE, BEVERAGE AND VENDING SERVICES. NAOPG provides and installs coffee brewing equipment in a customer's office at no charge but requires customers to purchase, on an ongoing basis, a minimum volume of coffee and related items. NAOPG generally also offers a wide assortment of both coffee and related products, including creamers, sugar, stirrers, teas, sodas, juices and bottled waters, as well as snack items and all other items that are likely to be found in an employee "breakroom" or lunch room, including plastic flatware, napkins, paper cups, straws and similar items. NAOPG also installs, stocks and maintains a variety of food and beverage vending machines for business customers.

    In September 1996, U.S. Office Products signed an agreement through which it secured an exclusive arrangement to distribute Starbucks-Registered Trademark-coffee in the North American office coffee and beverage services market for five years subject to, among other things, satisfaction of certain minimum purchase requirements. U.S. Office Products has developed promotional materials (including materials for its office products catalogs), and its employees have received training from Starbucks in connection with this strategic alliance. U.S. Office Products believes that this strategic alliance strengthens its position in the office coffee and beverage services market and will enhance its ability to cross-sell products and services to its clients.

SALES AND MARKETING

    NAOPG sells primarily through direct contact with customers through its approximately 2,200 sales representatives. U.S. Office Products generally establishes and maintains its relationships with customers by assigning a sales representative to each customer. Many of U.S. Office Products' representatives conduct targeted, business segment-specific marketing in their respective sales areas. U.S. Office Products intends to leverage the skills and relationships of its sales representatives by encouraging them to cross-sell multiple product lines to customers.

    U.S. Office Products' catalog is a primary marketing tool used by U.S. Office Products' sales representatives. U.S. Office Products distributed over
1.4 million catalogs in fiscal 1997. Sales materials, including certain catalogs, are tailored to address customer and market requirements and to take advantage of pricing and marketing programs intended to maximize gross margins by product type. U.S. Office Products does not conduct significant mass-market advertising.

    Customer orders are received by U.S. Office Products' sales personnel primarily by telephone or facsimile. In addition, U.S. Office Products uses an electronic data interchange ("EDI") system between U.S. Office Products and certain of its customers. U.S. Office Products has recently developed OFIS NET, which includes data order capabilities through its web site on the Internet. Using such systems, customers are able to place orders directly into U.S. Office Products' computer systems, manage their own inventory and generate customized usage reports and invoices. Orders to be filled are routed electronically to either

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
U.S. Office Products' local warehouse or, if the ordered item is not stocked by U.S. Office Products at its local warehouse, to a wholesaler.

OPERATING AND GROWTH STRATEGIES

    NAOPG's operating and growth strategies include: (1) integrating and consolidating business operations through establishment of DFCs; (2) installing operating and technology systems designed to improve its operations; (3) implementing cross-selling programs to leverage its 2,200 person national sales force, (4) continuing to pursue targeted acquisitions; and (5) developing "greenfield" (or start-up) operations.

    DFCS. DFCs are large centralized warehouses conducting operations that service entire geographic territories previously served by multiple smaller business operations. U.S. Office Products believes that the establishment of DFCs will improve margins and asset utilization. U.S. Office Products' first DFC, opened in Orlando, Florida in late 1997, supports ten NAOPG operating companies. Within the next twelve months, U.S. Office Products plans to open and/or reconfigure at least six new DFCs, to support multiple operating units. Ultimately, U.S. Office Products expects to establish approximately 24 DFCs. DFCs will enhance U.S. Office Products' ongoing efforts to rationalize redundant facilities and functions, thereby improving operating margins. Additionally, through proprietary information systems which are being introduced throughout its operations, U.S. Office Products will be able to identify high-turnover items and optimize inventory management on a regional basis at DFCs. By using DFCs and relying on wholesalers to stock and supply slower moving items, U.S. Office Products believes it can continue to offer the broadest merchandise assortment in the industry while also reducing inventories of low turnover products and increasing margins on high turnover products.

    TECHNOLOGY. The Systems House, Inc. subsidiary of U.S. Office Products has developed proprietary operating and technology systems including computerized inventory management and order processing systems, computerized quotation and job costing systems and computerized logistics and distribution systems. Management expects that by the end of fiscal 1999, more than half of the 29 NAOPG districts will be connected to a common operating system (Trinity 2.0). NAOPG is also incorporating industry-standard technology platforms, including frame relay networks, bar coding and radio frequency technologies, at its existing and planned DFCs. Trinity 2.0 and other technologies will allow U.S. Office Products to process orders and track inventory and order fulfillment on a real-time basis, forecast demand by specific inventory item or stock keeping units and generate customized usage and billing reports for its customers. Management believes that implementation of these systems throughout U.S. Office Products' operations will significantly increase the speed and accuracy of order processing and fulfillment, thereby improving customer satisfaction, while also increasing inventory turns.

    CROSS-SELLING. U.S. Office Products expects that its "cross-selling" program will generate internal growth by increasing sales to existing NAOPG customers. "Cross-selling" is the practice of having different businesses sell their products and services to each other's customers. For example, office supply companies within NAOPG encourage their customers to buy office furniture and office coffee, beverage, and vending services from other NAOPG companies and vice-versa. Within NAOPG, management is implementing programs to encourage customers to buy a full range of products and services from NAOPG companies. NAOPG programs include customer referrals, joint marketing efforts, and other efforts designed to demonstrate to customers the advantages of purchasing multiple lines of products and services from NAOPG companies. At the end of 1997, U.S. Office Products introduced an expanded catalog that promotes cross-selling and is part of an overall marketing strategy to offer customers a broader selection of products. NAOPG's cross-selling efforts also include providing sales representatives with training and selling tools to help them introduce customers to the broad line of products that is available through U.S. Office Products' various businesses.

    ACQUISITIONS. U.S. Office Products has historically grown through acquisitions. Management believes that the vast majority of companies now available to be acquired are relatively small, with annual revenues of $20.0 million or less. While U.S. Office Products intends to continue to expand NAOPG by acquiring additional businesses, in the United States it expects to target primarily smaller companies that are profitable and desirable because of their geographic location, the customer base, or their management or sales personnel. Substantially all of NAOPG's operations are in the United States with the exception of three vending operations in Canada. Although U.S. Office Products does not expect to acquire significant additional businesses in Canada in the near future, it will evaluate other opportunities for expansion in other parts of North America, such as Mexico.


    GREENFIELD OPERATIONS. U.S. Office Products also expects to continue to develop "greenfield" operations where management believes an attractive acquisition target does not exist to enter a strategic geographic market or where management believes it can expand sales in an existing market by adding a new line of business (such as opening a coffee and beverage operation in a market where U.S. Office Products already has a successful office supply company). Management believes that this second approach is consistent with, and will be supported by, U.S. Office Products' cross-selling efforts. U.S. Office Products expects to continue to focus its greenfield efforts in the office coffee and beverage operations and the new furniture rental program. As of January 24, 1998, U.S. Office Products had opened approximately 20 office coffee and beverage greenfield operations serving approximately 25 markets in the United States and Canada.

OPERATIONS OUTSIDE OF NORTH AMERICA


    U.S. Office Products' operations outside of North America accounted for approximately 35% of its pro forma revenues in the twelve months ended January 24, 1998. U.S. Office Products sells office products and business services and certain other products and services in New Zealand and Australia through Blue Star and its subsidiaries. U.S. Office Products acquired 51% of Blue Star in February 1996 and the remaining 49% in June 1996. Since its acquisition by U.S. Office Products, Blue Star has completed 37 acquisitions to become the largest office products company in New Zealand and the second largest in Australia. In addition to Blue Star, U.S. Office Products acquired its interest in Dudley in November 1996.


PRODUCTS AND SERVICES--BLUE STAR

    OFFICE SUPPLIES AND FURNITURE. Blue Star sells office supplies, office furniture, stationery, packaging supplies and similar products to corporate, commercial and SOHO customers in New Zealand and Australia. In addition to its corporate contract stationery business, Blue Star operates more than 250 retail book and stationery stores throughout New Zealand and Australia (approximately 90 of which are franchises). These stores operate primarily under the Whitcoulls and Angus & Robertson brand names.


    BUSINESS MACHINES AND PERSONAL COMPUTERS. Blue Star's Business Solutions Group offers a range of office automation products, such as personal computers and servers, telephone systems, fax machines and photocopiers, as well as office-related services such as systems integration, project management and consulting. U.S. Office Products believes that Blue Star is one of New Zealand's leading direct sellers of personal computers, with Blue Star's consumer market accounting for the largest portion of sales. Blue Star expects to rationalize its product offerings in this part of its business and to focus on services and solutions-based products that respond to customers' particular needs.


    COMMERCIAL PRINTING. Blue Star's Print Group has a large commercial print company in New Zealand. It offers a range of printed products and related services, including commercial sheet-fed and offset printing, label manufacturing, and digital and reprographic printing. The group also provides specialized products and services for certain large customers, such as printing all of New Zealand's telephone directories and handling the pre-press printing and distribution of bills, acts and other legislative materials for the New Zealand Parliament.

PRODUCTS AND SERVICES--DUDLEY

    OFFICE SUPPLIES. Dudley sells office products and related business services throughout the United Kingdom. With annualized revenues of over $200.0 million, Dudley is the second largest contract stationer in the United Kingdom. Dudley serves as stationer to Her Majesty the Queen and the Prince of Wales.

SALES AND MARKETING

    Blue Star currently employs approximately 2,100 sales representatives in New Zealand and Australia. Blue Star promotes sales primarily through direct marketing by its sales representatives. Blue Star is actively pursuing cross-selling initiatives to increase product sales across business groups.

OPERATING AND GROWTH STRATEGIES

    Blue Star intends to leverage its sales force to cross-sell products to its corporate and consumer customer base. To service its large corporate customers, Blue Star is establishing a unit to fulfill the single-point procurement requirements of its customers. Blue Star also will evaluate business opportunities with governments and additional large corporate accounts. Blue Star also expects to expand its retail store business through a variety of strategies, including opening new stores in selected locations, re-branding certain businesses, refurbishing certain outlets, expanding product offerings, and introducing coffee shops in selected store locations. Blue Star management expects that in the near term it will focus primarily on integrating the operations of several recent acquisitions, expanding product offerings, and developing joint marketing plans across business units.

    U.S. Office Products expects to continue to make strategic acquisitions in New Zealand and Australia and to evaluate opportunities to enter other foreign markets. Dudley is continuing to expand through acquisitions in the United Kingdom, using the funds invested by U.S. Office Products.

MAIL BOXES ETC.


    MBE is the world's largest franchisor of local postal, packaging, business and communication retail service centers ("MBE Centers"). With approximately 3,600 MBE Centers in 55 countries, MBE's network is approximately ten times larger than the network of its next largest competitor. MBE's primary sources of revenues are (1) royalty and marketing fees paid by existing franchisees, (2) fees paid by buyers of new franchises, and (3) sales of supplies and equipment to MBE Centers.


    There are approximately 3,000 MBE Centers operating throughout the United States and approximately 600 MBE Centers serving customers outside the United States. MBE has granted master licenses in more than 55 countries abroad which allow the licensee to control the development of MBE franchises in designated territories in those countries. MBE's global network of MBE Centers sold a total of approximately $1.3 billion of products and services during fiscal 1997, a substantial amount of which was generated by SOHO customers. While MBE's revenues include only a small percentage of this amount (in the form of royalty and marketing fees paid to MBE on the sale of products and services), U.S. Office Products believes that the volume of business which MBE transacts and its international distribution network make it a critical supplier to the SOHO market.

FRANCHISE ARRANGEMENTS


    MBE offers both individual franchises and area franchises in the United States and master licenses in foreign countries. U.S. area franchisees are granted the exclusive right to sell individual MBE franchises in their respective areas and also provide start-up assistance and continuing support for such individual franchisees, which provide the licensee with the exclusive right to develop and operate MBE Centers in designated territories in those countries and the right to sell individual MBE franchises to others. MBE provides its franchisees and licensees valuable services including, among other things, instruction at MBE University, operational guidance, assistance in site selection, marketing, and advertising programs.

PRODUCTS AND SERVICES

    A typical MBE Center offers mail and parcel receiving, packaging, and shipping services through a number of carriers and provides small businesses with a wide range of products and services. These products and services generally include telephone message service, word processing, copying and printing, office supplies and communication services. Communications services typically include fax, voice mail, pagers, and wire transfers of funds. In addition, MBE Centers usually offer convenience items such as stamps, packaging supplies, stationery supplies, notary, passport photos, and money orders. Large corporations that need a national distribution system use MBE as communication centers for their field-based employees.

SALES AND MARKETING

    U.S. Office Products conducts national advertising campaigns that are designed to market the MBE brand, including televised ad campaigns during three consecutive Super Bowls (1996-1998). MBE's marketing strategies are based upon extensive market research and include campaigns directed at both the consumer and business-to-business markets. MBE is also developing programs to encourage existing MBE franchisees to acquire additional MBE franchises. U.S. Office Products is also developing a program to offer customers of MBE franchises the convenience of on-site ordering of office supplies from NAOPG catalogs.

OPERATING AND GROWTH STRATEGIES

    MBE's operating and growth strategies include: (i) broadening its product and services offerings; (ii) growing organically through additional strategically-located express service centers and improved technology systems to better serve customers; and (iii) increasing its franchise base both domestically and internationally.

    PRODUCTS AND SERVICES MBE is pursuing several new programs to increase same-store sales in MBE Centers. First, MBE is developing with NAOPG a special office products catalog for use in MBE Centers and by MBE customers. Customers will be able to use the catalog to order office products for delivery to their local MBE Center, to their offices, or to their homes. Second, MBE is developing a series of new products related to computer and Internet technology. MBE expects that these products will have applications both within MBE Centers and in customers' homes and offices and that they can be developed without material expense. Third, MBE is pursuing a program that will allow franchise owners to purchase office supplies, copy paper and other consumables more efficiently. Management believes this program will allow MBE franchisees to offer their customers a broader range of competitively priced office products. Fourth, MBE has entered into strategic alliances with United Parcel Service, Spiegel, Microsoft and Bank/ One, to offer MBE Center customers a broader range of products and services. MBE receives fees directly from strategic partners or from franchises (in the form of a royalty on sales of products and services offered as a result of the strategic alliances).

    EXPRESS SERVICE CENTERS MBE has recently introduced MBE Business Express-TM- sites, which are 24-hour self-serve, credit card-activated business centers designed to serve customers in hotels and hospitality centers, airports, convention centers, military retail outlets, and academic settings. The MBE Business Express sites include computer (including Internet access), copying, printing, and facsimile services. The sites also will allow users to connect with MBE Centers via direct-dial telephone to order or arrange for additional services such as package receipt or delivery or document reproduction.

    FRANCHISE BASE The global network of MBE Centers has grown dramatically, with the number of MBE Centers in the United States increasing by 250 to 300 each year since 1991. MBE has implemented several new programs to market its franchises. These programs include the Conversion Store Program, which targets potential independent operators in the industry to convert to a MBE franchise; the Host Store concept, which locates MBE Centers within another retail environment; the Corporate Tour Program, in which potential franchise owners are invited to attend a tour of MBE's headquarters in San Diego and receive formal presentations by key departments; and a multiple center ownership program which is designed to encourage existing successful MBE franchisees to purchase additional centers.


    INTERNATIONAL EXPANSION MBE plans to continue to expand the number of master licensees outside of the United States, and it continues to explore opportunities for new relationships in other countries. MBE expects that international growth will account for an increasingly significant proportion of the total growth of MBE Centers. Approximately 600 MBE Centers are currently open outside the United States, with another 40 MBE Centers under contract as new foreign outlets.

COMPETITION

    NAOPG

    NAOPG operates in a highly competitive market. U.S. Office Products estimates that its NAOPG contract stationery operations have attained approximately a 3.7% share of the $30 billion of annual sales of all contract stationers in the United States. U.S. Office Products believes that it has five major competitors and that the combined market share of all five of these competitors is less than 35%. U.S. Office Products' five major competitors include: Boise Cascade Office Products Corporation; Corporate Express, Inc.; Office Depot; BT Office Products International, Inc.; and Staples, Inc. Two of these five competitors are divisions of discount superstore chains and two others are primarily owned by large manufacturers of office products. As the office products industry has undergone rapid consolidation, many smaller office supply companies have been acquired by larger companies or have closed. Nevertheless, the market remains highly fragmented, with approximately 4,300 independent suppliers representing 50% of the national market.

    In the contract stationery market, as well as the other markets that it serves or may in the future seek to serve, U.S. Office Products believes that customers not only are concerned with the overall reduction of their office products costs, but also place an emphasis on dependability, superior levels of service and flexible delivery capabilities. U.S. Office Products believes that it competes favorably with its five largest competitors in the contract stationery market on the basis of service and price. However, some of these companies have greater financial resources than U.S. Office Products.

    INTERNATIONAL

    The markets in which Blue Star operates are extremely competitive. In New Zealand, U.S. Office Products believes that its three main competitors are Corporate Express, Warehouse and Office Products Depots, which together with Blue Star serve the vast majority of the market. Independent operators and retail bookstore chains are the primary outlets serving the remaining market.

    In Australia, Corporate Express, Boise Cascade and Viking Office Products, Inc. are Blue Star's major competitors. However, the market remains highly fragmented with a large number of independent operators.

    MAIL BOXES ETC.


    The market for ancillary services and products served by MBE, including office supplies, telecopy and copying services, is highly fragmented with products and services being provided by national chains, medium to small independent outlets, and specialty service providers such as copy centers, quick print centers and office supply companies. In the United States, the U.S. Postal Service is the primary competitor in the SOHO market for mailing and packaging, particularly its postal service centers located in shopping centers and other locations. A growing segment of other domestic business is also being captured by discount outlets such as Staples and Office Depot. In addition, approximately 10,000 other independent or franchised postal and business service centers are operating in the United States and compete with MBE.


EMPLOYEES


    Upon completion of the Strategic Restructuring Plan, U.S. Office Products will have more than 15,000 full-time employees, a small number of which are members of labor unions. In general, U.S. Office Products considers its relations with its employees to be satisfactory.


PROPERTIES


    Upon completion of the Strategic Restructuring Plan, U.S. Office Products will operate 801 facilities in various states and in New Zealand, Australia and Canada, including one facility located in Washington, D.C. for its corporate headquarters. Of these facilities, 753 are leased and 48 are owned. The facilities are used for retail, warehouse and office purposes, or a combination of these functions. The aggregate square footage for all facilities is approximately 9.4 million square feet, consisting of approximately 2.1 million square feet for retail use, approximately 5.5 million square feet for warehouse use and approximately 1.8 million square feet for office use.



    The terms on U.S. Office Products' leases are from one month to 20 years, with the majority of the terms ranging from five to ten years. U.S. Office Products generally pays market rates for its leases. U.S. Office Products leases approximately 7.7 million square feet and owns approximately 1.7 million square feet. Approximately 280 leases, representing approximately 29% of the U.S. Office Products' total leased space, will expire in the next 12 months. Many of these leases contain renewal options. Where necessary, U.S. Office Products intends to seek to renew or extend such expiring leases, and U.S. Office Products believes that it will be able to do so on terms that are acceptable to it. When no renewal option exists or the property is no longer a desirable location for operational purposes, U.S. Office Products will evaluate the local real estate market and seek to identify alternative space in sufficient time to negotiate an acceptable lease agreement prior to the expiration of the existing lease. U.S. Office Products has generally been able to renew or extend its expiring leases, and enter into new leases where necessary, on acceptable terms.


    U.S. Office Products believes that its facilities are and will be suitable for their respective purposes, having adequate productive capacity for U.S. Office Products' present and anticipated needs.

RELATIONSHIP WITH SPIN-OFF COMPANIES

    Before the Distributions, the Spin-Off Companies will be wholly-owned subsidiaries of U.S. Office Products comprising U.S. Office Products' print management, technology solutions, educational supplies and corporate travel businesses. In order to define the relationships between U.S. Office Products and the Spin-Off Companies after the Distributions, U.S. Office Products and the Spin-Off Companies will enter into various agreements. These agreements include:

    - a distribution agreement that allocates the assets and liabilities of U.S. Office Products' businesses to the Spin-Off Companies;

    - a Tax Allocation Agreement that provides for sharing certain tax liabilities (see page 29); and


    - an employee benefits agreement to allow for orderly transition of benefits coverage between U.S. Office Products and the Spin-Off Companies.

    Additional information about each of these agreements is available in the Information Statements/ Prospectuses of each of the Spin-Off Companies that we
will mail to you on or about         1998.


ADJUSTMENT TO EMPLOYEE STOCK OPTIONS



    U.S. Office Products has previously granted stock options to management and employees. We expect that the number and exercise price of these options will be adjusted following completion of the Strategic Restructuring Plan to take account of the effects of the Distributions on the underlying value of the common stock. Options held after the Tender Offer and Distributions by employees who remain with U.S. Office Products will remain exercisable for shares of U.S. Office Products common stock. Options held after the Tender Offer and Distributions by employees who will become employees of a Spin-Off Company will be converted into options exercisable for shares of that particular Spin-Off Company. The adjustments will be made by a formula that takes account of the difference between the price of U.S. Office Products' common stock before and after the Distributions have been completed (and, in the case of options for Spin-Off Company shares, the price of Spin-Off Company shares in the public offerings expected to be completed by the Spin-Off Companies). The formula will not affect when the options vest or when employees can exercise the options. The respective option exercise prices will be adjusted by this formula:



                                                             Trading Price
                                                           Post-Distributions
Exercise Price (New) = Exercise Price              X  ---------------------------
(Old)                                                        Trading Price
                                                           Pre-Distributions


The respective numbers of shares subject to option will be adjusted by this formula:


                                                             Trading Price
                                                           Pre-Distributions
Option Shares (New) = Option Shares (Old)          X  ---------------------------
                                                             Trading Price
                                                           Post-Distributions



    For all optionees, the "Trading Price Pre-Distributions" will be the average closing price of U.S. Office Products' common stock for the lesser of ten business days preceding the Distributions or the business days falling between the expiration of the Tender Offer and the completion of the Distributions. For continuing employees of U.S. Office Products, the "Trading Price Post-Distributions" will be the average closing price of U.S. Office Products' common stock for the ten business days after and including the date on which the Distributions are completed. For employees of a Spin-Off Company, the "Spin-Off Company Offering Price" will be substituted for "Trading Price Post-Distributions" in this formula. The exercise price and number of options will not be adjusted as a result of the Tender Offer, but instead are adjusted solely for the Distributions and the reverse stock split.



    The number of shares underlying options will also be adjusted to take account of the reverse stock split--the new number of shares underlying options will be divided by four and the new exercise price will be multiplied by four. The intrinsic value of the adjusted options will be no greater than the intrinsic value of the options immediately before the Distributions and the reverse stock split, and the ratio of exercise price to market price will be no less than the ratio immediately before the Distributions and the reverse stock split.



    As a result of the adjustments, employee stock options will likely represent a greater percentage interest in U.S. Office Products after these transactions than they did before. At April 20, 1998, U.S. Office Products management and employees held options to purchase a total of approximately 22.1 million shares, of which approximately 3.7 were held by employees that are expected to be employees of a Spin-Off Company. The number of options that will be outstanding after the Strategic Restructuring Plan will depend on the number of shares subject to options that are accepted in the Tender Offer and also on the trading prices of U.S. Office Products common stock around the time of the Distributions and the offering prices of the Spin-Off Companies' shares. As a result, the ultimate number of such options cannot be determined at this time. The fair value of the options may also change as a result of these adjustments, but the fair value as measured by standard models will depend on the adjusted exercise price, the adjusted number of shares, and the trading prices and volatility of U.S. Office Products common stock after completion of the Strategic Restructuring Plan. Because the adjustments are designed to compensate for the effects of the transactions in the Strategic Restructuring Plan, U.S. Office Products does not currently expect that the adjustments will have a significant effect on the fair value of the options, but cannot assure stockholders that the change will not be significant.


          INDEBTEDNESS OF U.S. OFFICE PRODUCTS AFTER THE RESTRUCTURING


    In connection with the Strategic Restructuring Plan, U.S. Office Products expects to refinance its existing senior bank debt and to borrow additional funds to help finance the cost of purchasing shares in the Tender Offer. At March 20, 1998, U.S. Office Products had borrowed approximately $362.0 million under the terms of its existing bank loan arrangement.



    NEW CREDIT FACILITY. U.S. Office Products has agreed to and accepted a commitment letter, dated March 24, 1998, from The Chase Manhattan Bank, Bankers Trust Company, and Merrill Lynch Capital Corporation, as agents, and Chase Securities Inc., BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-arrangers, for a new bank loan facility that will provide for an aggregate principal amount of $1.225 billion consisting of (i) seven-year term loan facilities totaling up to $350.0 million, (ii) an eight-year term loan in the principal amount of $475.0 million, and (iii) a revolving credit facility in the principal amount of $400.0 million. U.S Office Products and the banks may agree to alter the allocated principal amount of two or more of the loan facilities before signing definitive documents depending on market conditions. The loan facilities will be guaranteed by U.S. Office Products' material domestic subsidiaries and secured by substantially all assets of U.S. Office Products and its material domestic subsidiaries. Each loan will bear interest, at U.S. Office Products' option, at a short-term Eurodollar rate plus a margin of 2.25% or 2.50% (in the case of the eight-year term loan) or a floating alternate base rate plus a margin of 1.25% or 1.50% (in the case of the eight-year term loan). The applicable margins will be subject to agreed upon reductions in the future based on U.S. Office Products' financial performance. U.S. Office Products will be required to enter into arrangements to insure that the effective interest rate paid by U.S. Office Products on at least 50% of its outstanding term debt and subordinated debt will not go above a certain rate. The loan documents likely will include financial and other covenants. These will include, among others, restrictions of U.S. Office Products' ability to incur additional indebtedness, sell assets, pay dividends or engage in certain other transactions, and requirements that U.S. Office Products maintain certain financial ratios and other provisions customary for loans to highly leveraged companies, including representations by U.S. Office Products, conditions to funding, cost and yield protections, restricted payment provisions, transfer provisions, amendment provisions and indemnification provisions. The loan facilities will be subject to mandatory prepayment in a variety of circumstances, including upon certain asset sales and financing transactions. The commitment will terminate unless definitive loan documents are entered into, and the Strategic Restructuring Plan and financing transactions are completed, by June 30, 1998. In addition, if the loans have not been syndicated by May 31, 1998, the arrangers are currently entitled to make changes in the pricing terms and other aspects of the loan facilities if necessary for a successful syndication, but, based on discussions with the bankers, U.S. Office Products expects that the commitment will be revised to remove this right. No assurance can be given that the credit facility will be completed as contemplated.



    SENIOR SUBORDINATED NOTES. U.S. Office Products also expects to issue senior subordinated notes in a principal amount of at least $400.0 million. The notes will be subordinated in right of payment to the new bank loans. U.S. Office Products expects to offer these notes in a private placement. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The availability of subordinated debt financing will depend on a number of factors, including market conditions and interest rates.


    2001 AND 2003 NOTES. The indebtedness of U.S. Office Products after the Strategic Restructuring Plan will also include (i) any 2001 Notes that are not exchanged for common stock in the 2001 Note Offer and (ii) any 2003 Notes that are not purchased in the 2003 Note Tender.


                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                  AFTER THE PROPOSED SALE OF EQUITY SECURITIES


    As described above (see pages 7-8), Investor has the right to designate three members of the Board of Directors of U.S. Office Products who will serve beginning at closing until the next Annual Meeting of Stockholders. In addition, the Chief Executive Officer of U.S. Office Products, Thomas Morgan, will be a director. Two of the remaining directors at closing must be satisfactory to Investor. Investor has informed U.S. Office Products that it intends to designate Charles P. Pieper, Kevin J. Conway and Brian D. Finn as the three directors it is entitled to designate. Investor has the right to designate the Chairman of the Board so long as it retains a specified percentage of shares it acquires in the Equity Investment. Mr. Pieper will serve as Chairman of the Board after closing. In addition, Michael Dooling, Timothy J. Flynn, Jonathan J. Ledecky, Clifton B. Phillips and John A. Quelch have advised the Board that they intend to resign as directors effective as of closing. The Board intends to appoint Frank P. Doyle and L. Dennis Kozlowski as two new independent directors, and Investor has advised U.S. Office Products that it approves of them. Milton
H. Kuyers, Allon H. Lefever, Edward J. Mathias and Thomas Morgan will remain as directors of U.S. Office Products after closing.


    Here is information about the directors of U.S. Office Products after closing who have been identified to date:


NAME                       TITLE                           AGE                        BUSINESS EXPERIENCE
-------------------------  --------------------------  -----------  -------------------------------------------------------

Kevin J. Conway            Director                            39   Mr. Conway will be named a director of U.S. Office
                                                                    Products effective upon completion of the Strategic
                                                                    Restructuring Plan. Mr. Conway has been a principal and
                                                                    a director of Clayton, Dubilier & Rice since 1994 and
                                                                    March 1998, respectively. Prior to joining Clayton,
                                                                    Dubilier & Rice, Mr. Conway worked at Goldman, Sachs &
                                                                    Co., an investment banking firm, since 1984. He also
                                                                    serves as a director of Riverwood International
                                                                    Corporation and North American Van Lines, Inc.,
                                                                    companies in which CD&R Fund V has an investment. Mr.
                                                                    Conway is a graduate of Amherst College, Columbia
                                                                    University School of Business and Columbia Law School.

Frank P. Doyle             Director                            66   Mr. Doyle will be named a director of U.S. Office
                                                                    Products effective upon completion of the Strategic
                                                                    Restructuring Plan. Mr. Doyle is a private consultant
                                                                    who retired from his position as Executive Vice
                                                                    President of General Electric Company on January 1,
                                                                    1996. As Executive Vice President, he was one of a
                                                                    three member Corporate Executive Office to which all of
                                                                    GE's operating businesses and staff reported. Mr. Doyle
                                                                    served as

NAME                       TITLE                           AGE                        BUSINESS EXPERIENCE
-------------------------  --------------------------  -----------  -------------------------------------------------------
                                                                    Executive Vice President of GE from 1991, and prior to
                                                                    that time he was Senior Vice President at GE with
                                                                    responsibility for Corporate Marketing and Advertising
                                                                    from 1981. Mr. Doyle is a director of Digital Equipment
                                                                    Corporation, Paine Webber Group, Roadway Express and
                                                                    Educational Testing Services.

L. Dennis Kozlowski        Director                            51   Mr. Kozlowski will be named a director of U.S. Office
                                                                    Products effective upon completion of the Strategic
                                                                    Restructuring Plan. Mr. Kozlowski is Chairman and Chief
                                                                    Executive Officer of Tyco International Ltd., a
                                                                    multinational company involved in manufacturing,
                                                                    distribution and servicing of fire protection and
                                                                    security systems, disposable medical products, flow
                                                                    control and electronic products worldwide. He has
                                                                    served as Chief Executive Officer of Tyco since July 1,
                                                                    1992 and as Chairman since January 1, 1993. Prior to
                                                                    July 1992, he was President and Chief Operating Officer
                                                                    of Tyco since 1989 and a director of Tyco since 1987.
                                                                    Mr. Kozlowski is a director of RJR Nabisco, Applied
                                                                    Power and Raytheon Corp.

Brian D. Finn              Director                            37   Mr. Finn will be named a director of U.S. Office
                                                                    Products effective upon completion of the Strategic
                                                                    Restructuring Plan. Mr. Finn has been a principal and a
                                                                    director of Clayton, Dubilier & Rice since June 1997
                                                                    and March 1998, respectively. Prior to joining Clayton,
                                                                    Dubilier & Rice, Mr. Finn worked at Credit Suisse First
                                                                    Boston, an investment banking firm, since 1982, most
                                                                    recently as co-head of the Mergers and Acquisitions
                                                                    division. He holds a B.S. in Economics from the Uni-
                                                                    versity of Pennsylvania's Wharton School.

Milton H. Kuyers           Director                            60   Mr. Kuyers has been a director of U.S. Office Products
                                                                    since April 1995. He is a part owner and executive
                                                                    officer of a number of privately held companies,
                                                                    including: Zero Zone, Inc., a manufacturer of
                                                                    commercial refrigeration units; Desert Air Corp., a
                                                                    manufacturer of commercial dehumidification equipment;
                                                                    Northwest Coatings, Inc., a manufacturer of coating
                                                                    products; Grayline, Inc., a manufacturer of tubing used
                                                                    in the appliance and electrical industries; Digicorp
                                                                    Inc., a distributor of business telephone systems and
                                                                    cellular telephones; and Faustel, Inc., a manufacturer
                                                                    of custom coating equipment. Prior to 1993, Mr. Kuyers
                                                                    served as the President of Star Sprinkler Corp., a
                                                                    manufacturer of sprinkler heads for fire protection
                                                                    systems. Mr. Kuyers previously served on the

NAME                       TITLE                           AGE                        BUSINESS EXPERIENCE
-------------------------  --------------------------  -----------  -------------------------------------------------------
                                                                    board of Medical Advances, Inc., a manufacturer of
                                                                    parts for medical diagnostic applications, until its
                                                                    sale in March 1997. Prior to its acquisition by the
                                                                    Company, Mr. Kuyers also served as a director of The
                                                                    H.H. West Company, a wholly owned subsidiary of U.S.
                                                                    Office Products. Mr. Kuyers holds an undergraduate
                                                                    degree in business administration and an M.B.A. from
                                                                    the University of Michigan.

Allon H. Lefever           Director                            50   Mr. Lefever has been as a director of U.S. Office
                                                                    Products since February 1995. He has been Vice
                                                                    President of the Affiliated Companies for High
                                                                    Industries, Inc., since April 1988. From 1988 until its
                                                                    acquisition by the Company, Mr. Lefever served as the
                                                                    Chairman of the Board and Chief Executive Officer of
                                                                    The Office Works, Inc., and he currently serves on the
                                                                    boards of directors of several private companies. In
                                                                    addition, he is a director of Red Rose SuperNet and
                                                                    Goodville Insurance Co. and serves on the Business
                                                                    Advisory Board of Millersville State University. Mr.
                                                                    Lefever received his undergraduate degree from Millers-
                                                                    ville State University and a Masters in Economics from
                                                                    Pennsylvania State University.

Edward J. Mathias          Director                            55   Mr. Mathias has been a director of U.S. Office Products
                                                                    since February 1995. Currently, Mr. Mathias is a
                                                                    Managing Director of The Carlyle Group, a merchant bank
                                                                    based in Washington, D.C. From 1971 through 1993, Mr.
                                                                    Mathias was employed by T. Rowe Price Associates, Inc.,
                                                                    a major investment management organization, most
                                                                    recently as a Managing Director. Mr. Mathias presently
                                                                    serves on the boards of directors of Sirrom Capital
                                                                    Corporation, Pathogenesis and The Fortress Group, Inc.
                                                                    as well as on the boards of directors of several
                                                                    private companies. Mr. Mathias holds an undergraduate
                                                                    degree from The University of Pennsylvania and an
                                                                    M.B.A. from Harvard Business School.

Thomas Morgan              President, Chief                    44   Mr. Morgan joined U.S. Office Products in February 1997
                           Executive Officer,                       as President of U.S. Office Products' North American
                           and Director                             Office Products Group. He was promoted to Chief
                                                                    Operating Officer in June 1997 and to Chief Executive
                                                                    Officer in November 1997. Before joining U.S. Office
                                                                    Products, he spent more than 20 years with Genuine
                                                                    Parts Company where he was most recently Executive Vice
                                                                    President of S.P. Richards Company, a national office
                                                                    products wholesaler.

NAME                       TITLE                           AGE                        BUSINESS EXPERIENCE
-------------------------  --------------------------  -----------  -------------------------------------------------------
Charles P. Pieper          Chairman of the Board of            51   Mr. Pieper will be named Chairman of U.S. Office
                           Directors                                Products effective upon completion of the Strategic
                                                                    Restructuring Plan. Mr. Pieper has been a principal and
                                                                    a director of Clayton, Dubilier & Rice since March 1997
                                                                    and March 1998, respectively. Previously, Mr. Pieper
                                                                    was President and Chief Executive Officer of GE
                                                                    Lighting Europe and GE Japan, GE Korea, GE Taiwan, GE
                                                                    Medical Systems Asia, Yokogawa Medical Systems and GE
                                                                    Trading Co. Mr. Pieper is Chairman of North American
                                                                    Van Lines, Inc., a corporation in which CD&R Fund V has
                                                                    an investment, and a director of Alliant Foodservice,
                                                                    Inc., and its parent, CDRF Holding, Inc., a corporation
                                                                    in which a Clayton, Dubilier & Rice-managed investment
                                                                    fund has an investment.

             INFORMATION ABOUT U.S. OFFICE PRODUCTS STOCK OWNERSHIP

    There were 133,225,298 shares of common stock of U.S. Office Products issued and outstanding on March 26, 1998. The following table shows how many shares were owned by each person who owned more than 5% of the issued and outstanding shares on that date, based on filings these persons have made with the SEC.

                                                                                           NUMBER OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                         SHARES        SHARES
----------------------------------------------------------------------------------------  ------------  -------------
FMR Corp.
  82 Devonshire Street
  Boston, MA 02109                                                                          15,754,406         11.7%
Massachusetts Financial Services Company
  500 Boylston Street
  Boston, MA 02116                                                                           8,262,886          6.2%

    The following table shows how many shares were owned on March 26, 1998 (the record date for the Special Meeting) by each of (1) the directors of U.S. Office Products, (2) the Chief Executive Officer of U.S. Office Products and (3) the four other most highly paid officers of U.S. Office Products. The table also shows how many shares were owned by all of the directors and executive officers of U.S. Office Products together.


                                                                                                            PERCENT
                                                                                        NUMBER OF             OF
NAME OF BENEFICIAL OWNER                                                                  SHARES            SHARES
-------------------------------------------------------------------------------  ------------------------  ---------
Jonathan J. Ledecky............................................................           3,385,699(1)          5.1%
Clifton B. Phillips............................................................           1,781,385(2)          2.7%
Timothy J. Flynn...............................................................           1,018,055(3)          1.5%
Michael J. Barnell.............................................................             512,049(4)         *
Edward J. Mathias..............................................................             333,750(5)         *
Milton H. Kuyers...............................................................             152,781(6)         *
Donald H. Platt................................................................             312,757(7)         *
Allon H. Lefever...............................................................              87,285(8)         *
Mark D. Director...............................................................             170,021(9)         *
John A. Quelch.................................................................              63,485(10)        *
Thomas Morgan..................................................................             159,775(11)        *
Michael Dooling................................................................           1,051,898(12)         1.6%
All current executive officers and directors as a group........................           9,028,940            13.6%


------------------------

*   Less than 1%

(1) Includes 956,250 shares subject to options which are exercisable currently or exercisable within 60 days.


(2) Includes 315,304 shares held by three grantor retained annuity trusts for which Mr. Phillips' children are the beneficiaries. Also includes 150,000 shares held by C.B. Phillips Limited Partnership, of which Mr. Phillips is the managing general partner.



(3) Includes 391,875 shares subject to options which are exercisable currently or exercisable within 60 days.


(4) Includes 242,620 shares held indirectly by the Michael J. Barnell Trust of which Mr. Barnell is trustee and beneficiary, 153,319 shares held indirectly by MVB Investments, L.P., of which the Michael J. Barnell Trust is the general partner and a limited partner and 78,049 shares owned by Mr. Barnell's wife. Also includes 37,500 shares subject to options which are exercisable currently or exercisable within 60 days. Mr. Barnell was appointed President of the North American Office Products Group effective August 1, 1997.

(5) Includes 61,875 shares subject to options which are exercisable currently or exercisable within 60 days.

(6) Shares held in an irrevocable trust by Mr. Kuyers and his wife. Includes 45,000 shares subject to options which are exercisable currently or exercisable within 60 days.


(7) Includes 309,675 shares subject to options which are exercisable currently or exercisable within 60 days.


(8) Includes 61,875 shares subject to options which are exercisable currently or exercisable within 60 days.


(9) Includes 168,750 shares subject to options which are exercisable currently or exercisable within 60 days.


(10) Includes 61,875 shares subject to options which are exercisable currently or exercisable within 60 days.

(11) Includes 200 shares owned by Mr. Morgan's wife. Also includes 159,375 shares subject to options which are exercisable currently or exercisable within 60 days.

(12) Includes 611,453 shares held by the Dooling Family Trust and 413,465 shares held by Jacaranda Partners, of which Mr. Dooling is the General Partner. Also includes 26,980 shares subject to options which are exercisable currently or exercisable within 60 days.


    Charles P. Pieper, who will become Chairman of the Board upon completion of the Equity Investment, and Kevin J. Conway, Frank P. Doyle, Brian D. Finn, and
L. Dennis Kozlowski, who will become directors upon completion of the Equity Investment, do not beneficially own any U.S. Office Products' common stock.



                    THE SECOND PROPOSAL--REVERSE STOCK SPLIT



    We are asking you to approve a one-for-four reverse stock split of U.S. Office Products' common stock, which will be effective upon completion of all of the other elements of the Strategic Restructuring Plan. We will do this, subject to your approval, by amending Article Four of U.S. Office Products' certificate of incorporation. The amendment will provide that each four shares of common stock outstanding will be reclassified and converted into one share of new common stock. The text of this proposed amendment is in Annex C. The proposed reverse stock split will reduce the total number of shares of common stock outstanding. However, the number of authorized shares of common stock will still be 500.0 million. The par value of the common stock will remain $.001 per share.


    The reverse stock split will have the effect of reducing the number of shares owned by each stockholder, while proportionately increasing the per share price. Accordingly, the aggregate value of your stock ownership (number of shares multiplied by market price) immediately before and after the reverse split will not change as a result of the split. In addition, because the reverse split will apply to all stockholders, it will not alter your percentage ownership interest in U.S. Office Products (except to the extent you receive cash for fractional shares).


    The Board believes the reverse stock split is in the best interests of all stockholders. The trading price of U.S. Office Products' common stock likely will be lower after the Tender Offer and the Distributions than it was immediately prior to these transactions. The Board expects this to occur because a significant portion of U.S. Office Products' assets will have been distributed to stockholders through the repurchase of shares in the Tender Offer and the distribution to stockholders of the shares of the Spin-Off Companies in the Distributions. As a result of these transactions, shares of U.S. Office Products will not give you any ownership interest in either the cash that is distributed through the Tender Offer or the businesses of the Spin-Off Companies. (Stock of the Spin-Off Companies that you receive in the Distributions will give you an ownership interest in these businesses.) In addition, as discussed above on page 24, the cost of paying interest on the additional money that U.S. Office Products will borrow to help finance the Tender Offer will reduce its reported earnings. Lower reported earnings are expected to reduce the trading price of U.S. Office Products shares.

    The Board believes that U.S. Office Products' visibility in the marketplace and attractiveness to investors will be better maintained if its stock price trades, at least initially after completing the Strategic Restructuring Plan, at a level of at least $12.00 per share. The reverse stock split, by reducing the number of shares outstanding, will have the effect of proportionately increasing the price at which the stock will trade relative to what it would if the split did not occur. However, there can be no assurance as to the price at which the common stock will trade after giving effect to the reverse stock split or any of the other transactions contemplated by the Strategic Restructuring Plan.


    After the reverse split, U.S. Office Products expects that it will have approximately 36.9 million shares outstanding (assuming all 2001 Notes are exchanged for common stock). Thus, the Board does not believe that the reverse split will materially harm the liquidity of your investment in U.S. Office Products' common stock. However, the Board cannot predict whether the trading market for U.S. Office Products' common stock will be more or less active after the restructuring transactions have been completed.

    Because the number of authorized shares of common stock will remain 500.0 million after the reverse split, additional shares will become available for issuance as a result of the reverse split. The availability of the additional shares could discourage or frustrate an attempt to effect a change in control of U.S. Office Products. The additional shares could be used to dilute the stock ownership of a person seeking to obtain control of U.S. Office Products.


    The reverse stock split will occur automatically upon the filing of the amendment to the certificate of incorporation with the Delaware Secretary of State. U.S. Office Products currently expects this to occur promptly after the record date for the Distributions. The number of shares of the Spin-Off Companies that a U.S. Office Products' stockholder receives in the Distributions will be based on the number of shares of common stock that a U.S. Office Products' stockholder holds prior to the reverse stock split. See pages 14-15 for more information about the Distributions. U.S. Office Products' transfer agent will send to each stockholder of record on the effective date of the reverse stock split information about replacement of old stock certificates with stock certificates stating the new number of shares held by such holder after the split.


    U.S. Office Products will not issue fractional shares as a result of the split. In lieu of fractional shares, U.S. Office Products will pay in cash the fair market value of the fractional share, based on the closing sale price of common stock on the last trading day immediately preceding the effective date of the reverse stock split (after giving effect to the other transactions contemplated in the Strategic Restructuring Plan).

    The reverse stock split will not be taxable to you except that the receipt of cash in lieu of a fractional share will be taxable as if the fractional share had been issued and then redeemed for cash. You will have capital gain or loss in an amount equal to the difference between the amount of cash received for the fractional share and your tax basis allocable to the fractional share.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
                        THE PROPOSED REVERSE STOCK SPLIT

                      WHERE TO GET ADDITIONAL INFORMATION

    Additional information about the Distributions is set forth in the Information Statement/Prospectuses that have been prepared by the Spin-Off Companies. Every person who is a stockholder of U.S. Office Products when these statements are distributed will receive all four Information Statement/Prospectuses before the completion of the Tender Offer. We currently
expect that these statements will be mailed on or before       , 1998.
Preliminary copies of the Information Statement/Prospectuses have been filed with the SEC as part of registration statements on Form S-1 filed by each of the Spin-Off Companies. You can obtain copies of the registration statements as described below.


    Additional information about the Tender Offer is set forth in a Tender Offer Statement. The Tender Offer Statement is being distributed at approximately the same time as this Proxy Statement. Every person who is a stockholder of U.S. Office Products when the Tender Offer Statement is distributed will receive a copy of the Tender Offer Statement. The Tender Offer Statement is part of a statement on Schedule 13E-4 which will be filed by U.S. Office Products upon commencement of the Tender Offer. You can obtain copies of the statement on
Schedule 13E-4 as described below.


    U.S. Office Products files, annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information U.S. Office Products files (including the statement on Schedule 13E-4 described above) at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also read and copy the registration statements filed by the Spin-Off Companies at the SEC's public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of U.S. Office Product and the Spin-Off Companies are also available to the public from commercial document retrieval services and through the website maintained by the SEC at "http://www.sec.gov." The filings of U.S. Office Products are also available through our website at "http://www.usop.com."

    The SEC allows U.S. Office Products to "incorporate by reference" the information it files with the SEC. This means that U.S. Office Products can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information filed with the SEC will update and supersede this information. U.S. Office Products incorporates by reference any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the vote is taken at the Special Meeting.

    If this Proxy Statement was delivered to you by U.S. Office Products, U.S. Office Products will provide you without charge a copy of any document incorporated by reference that you request (excluding exhibits, unless they are specifically incorporated by reference). Written requests for such copies should be sent to Mark D. Director, Executive Vice President--Administration, General Counsel and Secretary of U.S. Office Products, at 1025 Thomas Jefferson Street, N.W., Suite 600 East, Washington, D.C. 20007. Telephone requests for copies can be made to (202) 339-6700.

             ANNEX A--OPINION OF MORGAN STANLEY & CO. INCORPORATED

MORGAN STANLEY

                                                            MORGAN STANLEY & CO.
                                                                    INCORPORATED
                                                                   1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                                  (212) 761-4000

                                January 12, 1998

Board of Directors
U.S. Office Products Company
1025 Thomas Jefferson Street, NW
Suite 600 East
Washington, DC 20007

Members of the Board:

We understand that U.S. Office Products Company (the "Company"), proposes to engage in a series of transactions (collectively, the "Transactions") in which the Company will:

    (i) distribute 100% of the common stock of each of the newly formed subsidiaries of the Company (each distribution, a "Spin-Off") which will hold, respectively, the Company's education, travel, technology and printing divisions (each, a "Spin-Off Company") to the holders of shares of common stock, par value $.001 per share (the "Shares"), of the Company, on a pro rata basis;

    (ii) offer to purchase up to 37.0 million of the currently outstanding Shares at a price of $27 per Share (the "Tender Offer"); and

   (iii) sell to Clayton, Dubilier & Rice Inc. (the "Investor"), upon the terms and subject to the conditions set forth in the Agreement dated January 12, 1998 between the Investor and the Company, (a) newly issued Shares representing 24.9% of the outstanding Shares immediately following consummation of the Transactions (the "Originally Issued Shares") and warrants to purchase a number of Shares equal to the difference between
         (i) the Originally Issued Shares and (ii) 24.9% of the Shares outstanding immediately following consummation of the Transactions (assuming conversion of all of the Company's 5 1/2% Convertible Subordinated Notes due 2001) (the "Special Warrant Issued Shares") and
         (b) warrants to purchase that number of Shares equal to the number of Originally Issued Shares and Special Warrant Issued Shares.

You have asked for our opinion as to whether the proposed Transactions, taken as a whole, are fair, from a financial point of view, to the holders of the Shares.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and each Spin-Off Company prepared by the management of the Company;

   (iii) analyzed certain financial forecasts for the Company and each Spin-Off Company prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company and each Spin-Off Company with senior executives of the Company;

    (v) reviewed the pro forma impact of the Transactions on the Company's and each of the Spin-Off Company's earnings per share, cash flow, consolidated capitalization and financial ratios;

    (vi) reviewed the reported prices and trading activity for the Shares;

   (vii) compared the financial performance of each Spin-Off Company with that of certain other companies that are comparable to each Spin-Off Company and have publicly-traded securities;

  (viii) compared the financial performance of the Company (excluding the Spin-Off Companies) with that of certain other comparable companies with publicly-traded securities;

    (ix) reviewed the financial terms, to the extent publicly available, of certain transactions involving minority investments in publicly traded companies;

    (x) reviewed and discussed with the Board of Directors certain expertise of the Investor and the strategic, financial and operational benefits anticipated from the Transactions;

    (xi) participated in discussions and negotiations among representatives of the Company and the Investor and their respective legal advisors; and

   (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and each Spin-Off Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or each Spin-Off Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have further assumed that no Spin-Off will be a taxable transaction to the Company, any Spin-Off Company or the holders of the Shares under federal income tax laws (except to the extent of any cash distributed in lieu of fractional shares of each Spin-Off Company). In rendering our opinion, we have, with your consent, not considered the effect of any terms of any commercial, allocation or other arrangements between the Company and any Spin-Off Company.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party, other than the Investor, with respect to any such transaction.

We note that trading in Shares commencing with the public announcement of the Transactions and continuing for a period of time following completion of the Spin-Offs may involve a redistribution of the Shares and the shares of the Spin-Off Companies among the Company's stockholders and other investors and, accordingly, during such period, the Shares and the shares of the Spin-Off Companies may trade at prices below those at which they would trade on a fully distributed basis after the Spin-Offs. In rendering our opinion, we are not opining as to the price at which the common stock of the Company or each Spin-Off Company will trade after the Transactions are effected.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including a fee contingent upon the completion of the Transactions. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Transactions. In addition, we express no opinion and make no recommendation as to how the holders of the Shares should vote at the stockholders' meeting held in connection with the Transactions.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the proposed Transactions, taken as a whole, are fair from a financial point of view to the holders of the Shares.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED
                                          By: /s/ R. Bradford Evans
                                             R. Bradford Evans
                                             Managing Director

                                                                         ANNEX B

                              INVESTMENT AGREEMENT

                          DATED AS OF JANUARY 12, 1998

                         AMENDED AS OF FEBRUARY 3, 1998

                                    BETWEEN

                          U.S. OFFICE PRODUCTS COMPANY

                                      AND

                           CDR-PC ACQUISITION, L.L.C.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I

Purchase and Sale of Shares, Special Warrants and Warrants.................................................         B-2
  1.01 Purchase and Sale of Shares, Special Warrants and Warrants..........................................         B-2
  1.02 Time and Place of the Closing.......................................................................         B-3
  1.03 Transactions at the Closing.........................................................................         B-3

ARTICLE II

Covenants..................................................................................................         B-3
  2.01 Covenants of the Company............................................................................         B-3

ARTICLE III

Representations and Warranties.............................................................................         B-4
  3.01 Representations and Warranties of the Company.......................................................         B-4
  3.02 Representations and Warranties of Purchaser.........................................................        B-14

ARTICLE IV

Corporate Governance.......................................................................................        B-15
  4.01 Composition of the Board of Directors...............................................................        B-16
  4.02 Supermajority Voting Provisions.....................................................................        B-16
  4.03 Committees..........................................................................................        B-17
  4.04 By-laws.............................................................................................        B-17
  4.05 Termination of Article IV...........................................................................        B-17

ARTICLE V

Equity Purchases from the Company..........................................................................        B-17
  5.01 Subscription Rights.................................................................................        B-17
  5.02 Issuance and Delivery of New Securities and Voting Stock............................................        B-18

ARTICLE VI

Limitations on Purchases of Additional Equity Securities...................................................        B-18
  6.01 Purchases of Equity Securities......................................................................        B-18
  6.02 Additional Limitations..............................................................................        B-18

ARTICLE VII

Transfer of Common Stock...................................................................................        B-19
  7.01 Transfer of Common Stock............................................................................        B-19

ARTICLE VIII

Covenants and Additional Agreements........................................................................        B-20
  8.01 Covenants of the Company............................................................................        B-20
  8.02 Transaction Proposals...............................................................................        B-22
  8.03 Modification of Transaction Agreements; Abandonment of Distributions................................        B-23
  8.04 Transaction Agreements and Schedules................................................................        B-23
  8.05 Company Stockholder Approval; Proxy Statement.......................................................        B-24
  8.06 Retained Companies Financing........................................................................        B-24
  8.07 Tender Offer........................................................................................        B-25
  8.08 Information Statements..............................................................................        B-25
  8.09 [Intentionally omitted.]............................................................................        B-26
  8.10 Tax Standstill......................................................................................        B-26

                                                                                                                PAGE
                                                                                                                -----
  8.11 Access and Information..............................................................................        B-26
  8.12 Further Actions.....................................................................................        B-26
  8.13 Further Assurances..................................................................................        B-27

ARTICLE IX

Conditions Precedent.......................................................................................        B-27
  9.01 Conditions to Each Party's Obligations..............................................................        B-27
  9.02 Conditions to the Obligations of the Company........................................................        B-28
  9.03 Conditions to the Obligations of Purchaser..........................................................        B-29

ARTICLE X

Termination................................................................................................        B-30
  10.01 Termination........................................................................................        B-30
  10.02 Effect of Termination..............................................................................        B-31

ARTICLE XI

Indemnification............................................................................................        B-31
  11.01 Indemnification of Purchaser.......................................................................        B-31
  11.02 Indemnification Procedures.........................................................................        B-32

ARTICLE XII

Interpretation; Definitions................................................................................        B-33
  12.01 Interpretation.....................................................................................        B-33
  12.02 Definitions........................................................................................        B-33

ARTICLE XIII

Miscellaneous..............................................................................................        B-39
  13.01 Severability.......................................................................................        B-39
  13.02 Specific Enforcement...............................................................................        B-39
  13.03 Entire Agreement...................................................................................        B-39
  13.04 Counterparts.......................................................................................        B-39
  13.05 Notices............................................................................................        B-39
  13.06 Amendments.........................................................................................        B-40
  13.07 Cooperation........................................................................................        B-40
  13.08 Successors and Assigns.............................................................................        B-41
  13.09 Expenses and Remedies..............................................................................        B-41
  13.10 Transfer of Shares and Warrants....................................................................        B-41
  13.11 Governing Law......................................................................................        B-42
  13.12 Publicity..........................................................................................        B-42
  13.13 No Third Party Beneficiaries.......................................................................        B-42
  13.14 Consent to Jurisdiction............................................................................        B-42

EXHIBITS

Exhibit 1 Terms of Special Warrants                                                                                B-46
Exhibit 2 Terms of Warrants                                                                                        B-47
Exhibit 3 Terms of Registration Rights Agreement                                                                   B-48
Schedule 8.07                                                                                                      B-49

    THIS INVESTMENT AGREEMENT (this "Agreement"), dated as of January 12, 1998, amended as of February 3, 1998, is entered into between CDR-PC Acquisition, L.L.C., a Delaware limited liability company ("Purchaser"), and U.S. Office Products Company, a Delaware corporation (the "Company").

    WHEREAS the Board of Directors of the Company has approved a series of transactions pursuant to which:

        (a) the Company will conduct a tender offer (the "Tender Offer") to repurchase 37,037,037 shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), at $27 per share,

        (b) the Company will enter into arrangements for new high-yield and bank financing in connection with the Tender Offer and the other transactions contemplated hereby (the "Proposed Financings"),

        (c) the Company will distribute all of the issued and outstanding shares of common stock of a corporation that will own, following the Pre-Distribution Transactions (as defined herein), the Subsidiaries of the Company comprising the Company's education division ("School"), to the holders of record of the Common Stock after completion of the Tender Offer on a pro rata basis (the "School Distribution"),

        (d) the Company will distribute all of the issued and outstanding shares of common stock of a corporation that will own, following the Pre-Distribution Transactions (as defined herein), the Subsidiaries of the Company comprising the Company's corporate travel services division ("Travel"), to the holders of record of the Common Stock after completion of the Tender Offer on a pro rata basis (the "Travel Distribution"),

        (e) the Company will distribute all of the issued and outstanding shares of common stock of a corporation that will own, following the Pre-Distribution Transactions (as defined herein), the Subsidiaries of the Company comprising the Company's technology solutions division ("Technology"), to the holders of record of the Common Stock after completion of the Tender Offer on a pro rata basis (the "Technology Distribution"), and

        (f) the Company will distribute all of the issued and outstanding shares of common stock of a corporation that will own, following the Pre-Distribution Transactions (as defined herein), the Subsidiaries of the Company comprising the Company's print management division ("Print"), to the holders of record of the Common Stock after completion of the Tender Offer on a pro rata basis (the "Print Distribution", and, together with the School Distribution, the Travel Distribution and the Technology Distribution, the "Distributions");

    WHEREAS, in connection with the Distributions, the Company expects:

        (a) (i) to execute and deliver a distribution agreement to effect the School Distribution (the "School Distribution Agreement"), (ii) to cause School to execute and deliver the School Distribution Agreement, and (iii) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the School Distribution set forth in the School Distribution Agreement, and pursuant to the terms of the School Distribution Agreement, to effect the School Distribution,

        (b) (i) to execute and deliver a distribution agreement to effect the Travel Distribution (the "Travel Distribution Agreement"), (ii) to cause Travel to execute and deliver the Travel Distribution Agreement, and (iii) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the Travel Distribution set forth in the Travel Distribution Agreement, and pursuant to the terms of the Travel Distribution Agreement, to effect the Travel Distribution,

        (c) (i) to execute and deliver a distribution agreement to effect the Technology Distribution (the "Technology Distribution Agreement"), (ii) to cause Technology to execute and deliver the Technology Distribution Agreement, and (iii) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the Technology Distribution set forth in the Technology

    Distribution Agreement, and pursuant to the terms of the Technology Distribution Agreement, to effect the Technology Distribution,

        (d) (i) to execute and deliver a distribution agreement to effect the Print Distribution (the "Print Distribution Agreement", and, together with the School Distribution Agreement, the Travel Distribution Agreement and the Technology Distribution Agreement, the "Distribution Agreements"), (ii) to cause Print to execute and deliver the Print Distribution Agreement, and
    (iii) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the Print Distribution set forth in the Print Distribution Agreement, and pursuant to the terms of the Print Distribution Agreement, to effect the Print Distribution, and

        (e) to execute and deliver, and to cause each of School, Travel, Technology and Print (together, the "Distributed Companies") to execute and deliver, a tax allocation agreement (the "Tax Allocation Agreement") and certain other Transaction Agreements;

    WHEREAS, prior to the Distributions and pursuant to the terms of the Distribution Agreements, the Company and the Distributed Companies will consummate the Pre-Distribution Transactions (as herein defined);

    WHEREAS, following the Pre-Distribution Transactions and the record date for the Distributions:

        (a) Purchaser wishes to purchase from the Company, and the Company wishes to sell to Purchaser, shares of Common Stock and warrants having the terms and conditions set forth in Exhibit 1 (the "Special Warrants") entitling the holder thereof to purchase shares of Common Stock together representing 24.9% of the shares of Common Stock as of the Closing Date (as herein defined) that would be outstanding after giving effect to the issuance of such shares (and assuming the conversion into Common Stock of all of the Company's issued and outstanding 5 1/2% Convertible Subordinated Notes Due 2001 issued pursuant to an Indenture, dated as of February 7, 1996, between the Company and State Street Bank and Trust Company (the "2001 Notes") that are outstanding on the Closing Date, and after giving effect to the issuance of any Contingent Stock (as defined herein)), and warrants entitling the holder thereof to purchase one share of Common Stock for each share and Special Warrant so purchased on the terms and subject to the conditions set forth in Exhibit 2 (the "Warrants"), and

        (b) the Company and Purchaser wish to enter into a registration rights agreement (the "Registration Rights Agreement"), the principal terms of which are attached hereto as Exhibit 3;

    WHEREAS Purchaser and the Company are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties agree as follows:

                                   ARTICLE I

PURCHASE AND SALE OF SHARES, SPECIAL WARRANTS AND WARRANTS

    SECTION 1.01 PURCHASE AND SALE OF SHARES, SPECIAL WARRANTS AND
WARRANTS. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell to Purchaser and Purchaser agrees to purchase from the Company for an aggregate purchase price of $270 million (the "Purchase Price")
(a) shares of Common Stock representing 24.9% of the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of such shares (the "Shares"), (b) Special Warrants representing the right to acquire a number of shares of Common Stock equal to the difference between (i) 24.9% of the sum of (A) the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of the Shares and the exercise of the Special Warrants, and assuming the conversion into Common Stock of all the 2001 Notes outstanding on the Closing Date at the conversion price resulting from adjustments made as a result of the Tender Offer and the Distributions and (B) the number of any shares of Contingent Stock that are issued, and (ii) 24.9% of the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of the Shares and (c) Warrants to purchase one share of Common Stock for each Share so purchased and for each share into which the Special Warrants become exercisable.

    SECTION 1.02 TIME AND PLACE OF THE CLOSING. The closing (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, 10022, at 10:00 A.M., New York time, on the third Business Day following the first date on which the conditions to Closing set forth in Article IX have first been satisfied or waived, or at such other place, time and date as the parties may agree. The Company shall give Purchaser ten Business Days prior written notice of the date the Closing is scheduled to occur. The "Closing Date" shall be the date the Closing occurs.

    SECTION 1.03 TRANSACTIONS AT THE CLOSING. At the Closing, subject to the terms and conditions of this Agreement, (a) the Company shall issue and sell to Purchaser and Purchaser shall purchase the Shares, the Special Warrants and the Warrants; (b) the Company shall deliver to Purchaser a certificate representing the Shares and certificates representing the Special Warrants and the Warrants, in each case registered in the name of Purchaser against payment of the Purchase Price with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by the Company; and (c) the Company and Purchaser shall enter into the Registration Rights Agreement.

                                   ARTICLE II

COVENANTS

    SECTION 2.01 COVENANTS OF THE COMPANY.

    (a) FINANCIAL STATEMENTS AND OTHER REPORTS. The Company covenants that it will deliver to Purchaser so long as Purchaser's Percentage Interest exceeds 10%:

    (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, a consolidated statement of income and a consolidated statement of cash flow of the Retained Companies for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Retained Companies as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by the principal financial officer of the Company as presenting fairly, in accordance with GAAP applied (except as specifically set forth therein) on a basis consistent with such prior fiscal period, the information contained therein, subject to changes resulting from year-end closing and audit adjustments; provided, however, that delivery pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this clause (i);

    (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidated statement of income, a consolidated statement of cash flow and a consolidated statement of stockholders equity of the Retained Companies for such year, and a consolidated balance sheet of the Retained Companies as of the end of such year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, all in reasonable detail and examined and reported on by independent public accountants of recognized national standing selected by the Company, which report shall state that such consolidated financial statements present fairly the financial position of the Retained Companies as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, however, that delivery pursuant to clause (iii) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

    (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and copies of all such registration statements (without exhibits), and all such regular and periodic reports as it shall file with the SEC;

    (iv) promptly upon receipt thereof, copies of all reports submitted to the Retained Companies by independent public accountants in connection with each annual, interim or special audit of the books of the Retained Companies made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit; and

    (v) with reasonable promptness, such other financial data of the Retained Companies as Purchaser may reasonably request.

    (b) INSPECTION OF PROPERTY. The Company covenants that so long as Purchaser's Percentage Interest exceeds 10%, it will permit representatives of Purchaser to visit and inspect, at Purchaser's expense, any of the properties of the Retained Companies, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Retained Companies with the officers and employees of the Retained Companies and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives the affairs, finances and accounts of the Retained Companies), all at such reasonable times and as often as Purchaser may reasonably request. Purchaser agrees not to disclose to any Person any information or data obtained by it pursuant to this Section 2.01(b) or Section 2.01(a)(iv) or (a)(v) until such information or data otherwise becomes publicly available or except pursuant to a valid subpoena, judicial process or its equivalent or in connection with a claim against the Company; provided that Purchaser shall have used its reasonable best efforts to give the Company advance notice of such subpoena or judicial process so that the Company may seek an appropriate protective order. Purchaser acknowledges that information obtained pursuant to the rights granted hereby may constitute material non-public information and agrees that it will comply with all applicable laws relating to the purchase or sale of securities of the Company while in possession of such information.

                                  ARTICLE III

REPRESENTATIONS AND WARRANTIES

    SECTION 3.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser as follows:

    (a) CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Retained Subsidiary having assets or annual revenues of $500,000 or more or which is otherwise material to the Retained Business (each a "Material Subsidiary") is duly organized and validly existing and, if applicable, except as set forth in Schedule 3.01(a), is in good standing, under the laws of the jurisdiction of its incorporation or organization.

    Each of the Retained Companies is duly qualified or licensed and, if applicable, is in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. Each of the Material Subsidiaries has the requisite power and authority to carry on its businesses as they are now being or will be (immediately after the Distributions) conducted. The Company has heretofore made available to Purchaser complete and correct copies of the

Certificate of Incorporation of the Company (the "Company Charter") and the By-laws of the Company (the "Company By-laws") and the certificate of incorporation and by-laws, or the comparable organizational documents, of each of the Material Subsidiaries, each as amended to date and currently in full force and effect.

    (b) CORPORATE AUTHORITY. Each of the Company, School, Travel, Technology and Print has (or will have at the time of such act) the requisite corporate power and authority to execute, deliver and perform each Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated thereby other than, with respect to the Distributions, formal declaration of the Distributions by the Company's Board of Directors (provided that, with respect to the issuance and sale by the Company of the Shares, the Special Warrants and the Warrants, the Company shall obtain pursuant to Nasdaq Stock Market rules the approval of such issuance and sale by the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Company Meeting and entitled to vote thereon (the "Company Stockholder Approval")). The execution, delivery and performance of each Transaction Agreement by the Company and the consummation by the Company of the Pre-Distribution Transactions, the Distributions, the Proposed Financings, the Tender Offer and the issuance and sale by the Company of the Shares, Special Warrants and Warrants and of the other transactions contemplated by the Transaction Agreements have been duly authorized (or will have been duly authorized at the time of such act) by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize any Transaction Agreement or for the Company to consummate the Transactions so contemplated (other than, with respect to the issuance and sale by the Company of the Shares, the Special Warrants and the Warrants, the Company Stockholder Approval and, with respect to the Distributions, formal declaration of the Distributions by the Company's Board of Directors). The execution, delivery and performance by each of School, Travel, Technology and Print of each Transaction Agreement to which it will be party and the consummation by it of the Transactions contemplated thereby will be duly authorized at the time of such act by the Board of Directors and the stockholders of each, if required, and no other corporate proceedings on the part of School, Travel, Technology or Print will be necessary to authorize the execution, delivery and performance of any Transaction Agreement to which they will be a party or for them to consummate the Transactions so contemplated. Each Transaction Agreement to which the Company, School, Travel, Technology or Print is or will be a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against such party in accordance with the terms thereof, assuming (in the case of this Agreement and the Registration Rights Agreement) that each Transaction Agreement to which Purchaser is a party is a valid and binding agreement of Purchaser.

    (c) NO VIOLATIONS; CONSENTS AND APPROVALS. (i) None of the execution, delivery or performance by the Company, School, Travel, Technology or Print of each Transaction Agreement to which any of them is or will be a party or the consummation by the Company or School, Travel, Technology or Print of the transactions contemplated thereby (A) will result in a violation or breach of the Company Charter or the Company By-laws, the articles of incorporation or by-laws of School, Travel, Technology or Print or the organizational documents of any of the Retained Subsidiaries or (B) will result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any lien, charge, encumbrance or security interest of any kind (a "Lien") upon any of the properties or assets of the Retained Companies under, (1) subject to the governmental filings and other matters referred to in clause (ii) below, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement (each a "Contract") or of any license, waiver, exemption, order, franchise, permit or concession (each a "Permit") to which any of the Retained Companies is a party or by which any of their properties or assets may be bound (except for the Company's credit facility with Bankers Trust Company in effect on the date hereof), or (2) subject to the governmental filings and other matters referred to in clause (ii) below, any judgment, order, decree, statute, law, regulation or rule applicable to the Retained Companies, except, in the case of clause (B), for violations, breaches, defaults, rights of cancellation, termination, revocation or acceleration or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

    (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings under state securities or "blue sky" laws and filings or consents referred to in Schedule 3.01(c)(ii), no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, federal, state or local or foreign (a "Governmental Entity"), is required with respect to the Company, School, Travel, Technology or Print or any of their respective Subsidiaries, in connection with the execution, delivery or performance by each of the Company, School, Travel, Technology and Print of each Transaction Agreement to which any of them is or will be a party or the consummation by the Company and School, Travel, Technology and Print of the Transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole).

    (d) CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, of which an aggregate of 132,958,606 shares of Common Stock were issued and outstanding as of the close of business on January 9, 1998, and (ii) 500,000 shares of preferred stock, $.001 par value per share, of which none were issued and outstanding as of the close of business on January 9, 1998. As of the close of business on January 9, 1998, there were outstanding under the Company's 1994 Long-Term Incentive Plan, the 1994 Amended and Restated Long-Term Incentive Plan, the 1996 Non-Employee Directors' Stock Plan, the 1997A Stock Option Plan for Employees of Mail Boxes Etc., the 1997B Stock Option Plan for Employees of Mail Boxes Etc. and the 1997 Stock Option Plan for former Non-Employee Directors of Mail Boxes Etc. (collectively, the "Company Stock Plans") options to acquire an aggregate of 21,236,778 shares of Common Stock (subject to adjustment on the terms set forth therein) of which 706,778 are subject to allocation pursuant to option pools, as set forth on Schedule 3.01(d)(ii). As of the close of business on January 9, 1998, there were outstanding under the Company Stock Plans no shares of restricted stock and 3,220 deferred shares had been reserved for issuance pursuant to the 1996 Non-Employee Directors Stock Plan. As of the close of business on January 9, 1998, the Company had no shares of Common Stock reserved for issuance of restricted stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date hereof the Company has outstanding $230,000,000 in 5 1/2% Convertible Subordinated Notes Due 2003 issued pursuant to an Indenture, dated as of May 22, 1996, between the Company and The Chase Manhattan Bank, N.A. (the "2003 Notes") and $143,750,000 in 2001 Notes, convertible into shares of Common Stock at any time prior to maturity at a conversion price of $31.60 and $19.00 per share, respectively. Except as set forth on Schedule 3.01(d), there are no preemptive or similar rights on the part of any holders of any class of securities of the Company or of any of the Retained Subsidiaries. Except for the Common Stock, the 2003 Notes and the 2001 Notes, as set forth above, the Company has outstanding no bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above or on Schedule 3.01(d), as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries contingently or otherwise to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Retained Subsidiaries. Except (y) with respect to the withholding of exercise price or withholding taxes under any Company Stock Plan or (z) pursuant to the Tender Offer, there are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or of any of the Retained Subsidiaries.

    (e) SUBSIDIARIES. (i) Schedule 3.01(e) contains a complete and correct description of the shares of stock or other equity interests that are authorized, or issued and outstanding, of each of the Retained Companies (other than the Company). Except for Subsidiaries that will not be Subsidiaries of the Company after the Distributions, the Company has no equity interests with a value of $500,000 or more in any Person other than the Retained Companies, and there are no commitments on the part of the Company or any Material Subsidiary to contribute additional capital in respect of any equity interest in any Person. Each of the outstanding shares of capital stock of each of the Retained Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. Except as set forth on Schedule 3.01(e)(i), all of the outstanding shares of capital stock of each Retained Subsidiary are owned, either directly or indirectly, by the Company free and clear of all Liens.

    (ii) Schedule 3.01(e)(ii) contains a complete and correct list of all Material Subsidiaries of the Company.

       (iii) Schedule 3.01(e)(iii) contains a complete and correct list setting forth the respective Material Subsidiaries of each of the Company, School, Travel, Technology and Print immediately following the Distributions.

        (f) SEC FILINGS. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since June 30, 1995 (the "Company SEC Documents"). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (g) RETAINED BUSINESS FINANCIAL STATEMENTS. (i) Attached hereto as Annex A(i) are a consolidated balance sheet as of April 26, 1997 (the "Balance Sheet") and a consolidated balance sheet as of April 30, 1996 and consolidated statements of income, consolidated statements of cash flow and consolidated statements of stockholders' equity for the years ended April 30, 1995 and 1996 and April 26, 1997, in each case for the Company (such financial statements, including the notes thereto, the "Company Business Financial Statements"), together with the report of the Company's independent accountants thereon. Each of the Balance Sheet and the consolidated balance sheet as of April 30, 1996 (including any related notes and schedules) presents fairly in all material respects the consolidated financial position of the Company as of their respective dates, and each of the consolidated statements of income, consolidated statements of cash flow and consolidated statements of stockholders' equity included in the Company Business Financial Statements (including any related notes and schedules) fairly presents in all material respects the income, cash flows and stockholders equity, as the case may be, of the Company for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods presented therein except as indicated in the notes thereto, prior to the announcement of the Transactions. Upon announcement of the Transactions, the Company Business Financial Statements will require adjustment to reflect (i) the change in the accounting treatment of certain acquisitions from the pooling-of-interests method to the purchase method; (ii) the treatment of certain of the Distributions as discontinued operations, and (iii) certain footnote disclosure regarding the Transactions.

        (ii) Attached hereto as Annex A (ii) are the unaudited consolidated balance sheet for the Company as of October 25, 1997 and the unaudited consolidated statement of income of the Company for the six months then ended (such financial statements, including the notes thereto, the "Unaudited Company Business Financial Statements"). The Unaudited Company Business Financial

    Statements have been prepared in all material respects in accordance with GAAP consistently applied and on that basis fairly present the consolidated financial condition and results of operations of the Company as of the date thereof and for the period indicated, except that the Company Business Financial Statements omit footnote disclosures required by GAAP and are subject to normal, recurring year-end closing and audit adjustments, prior to the announcement of the Transactions. Upon announcement of the Transactions, the Unaudited Company Business Financial Statements will require adjustment to reflect (i) the change in the accounting treatment of certain acquisitions from the pooling-of-interests method to the purchase method; (ii) the treatment of certain of the Distributions as discontinued operations, and (iii) certain footnote disclosure regarding the Transactions.

       (iii) Attached hereto as Annex A(iii) are the unaudited pro forma combined balance sheet for the Retained Business as of October 25, 1997 (the "Pro Forma Balance Sheet"), the unaudited pro forma combined statement of income for the Retained Business for the fiscal year ended April 26, 1997 and the six month period ended October 25, 1997 (the "Pro Forma Income Statements"), and the notes to such unaudited pro forma financial statements (the "Notes to Pro Forma Financial Statements", and, together with the Pro Forma Balance Sheet and the Pro Forma Income Statements, the "Pro Forma Retained Business Financial Statements"). The Pro Forma Retained Business Financial Statements have been prepared in accordance with Article 11 of Regulation S-X; reflect the adjustments necessary to change accounting treatment for certain past acquisitions from the pooling of interests method to the purchase method; and give effect to the Proposed Financings, the Tender Offer, the Distributions and the purchase of the Shares, Special Shares and Warrants by Purchaser. The Pro Forma Income Statements have been prepared as if all such Transactions had occurred at the beginning of fiscal 1997 and the Pro Forma Balance Sheet has been prepared as if all such transactions had occurred as of October 25, 1997.

        (iv) Attached hereto as Annex A(iv) are a consolidated balance sheet for the Retained Business as of April 26, 1997 (the "Audited Balance Sheet") and the consolidated statements of income of the Retained Business for the fiscal year then ended (such financial statements, including the notes thereto, the "Audited Retained Business Financial Statements"), together with the report of the Company's independent accountants thereon. The Audited Retained Business Financial Statements (including any related notes and schedules) will fairly present in all material respects the consolidated financial position of the Retained Business as of the date thereof, and fairly present in all material respects the income of the Retained Business for the period set forth therein, in accordance with GAAP applied on a consistent basis throughout the periods presented therein except as indicated in the notes thereto.

        (v) The balance sheets included in the Pro Forma Retained Business Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Retained Business after giving effect to the Transactions. The statements of income, statements of stockholders equity and statements of cash flows included in the Pro Forma Retained Business Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Retained Business after giving effect to all such Transactions. The statements of income included in the Pro Forma Retained Business Financial Statements reflect all of the material costs and expenses incurred in connection with the Retained Business, including those incurred in generating the revenues reflected in the Pro Forma Retained Business Financial Statements, in each case, for the periods covered thereby, that would be required to be so reflected under GAAP in consolidated financial statements of the Retained Business prepared on a pro forma basis after giving effect to all such transactions.

    (h) UNDISCLOSED LIABILITIES. Except (i) for the items listed in Schedule 3.01(h) hereto, (ii) as and to the extent disclosed or reserved against on the Balance Sheet, the Pro Forma Balance Sheet and the Audited Balance Sheet or in the footnotes thereto and (iii) as incurred after the date of the Pro Forma Balance Sheet in the ordinary course of the Retained Business consistent with prior practice and not prohibited by this Agreement, the Retained Companies do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, are or would be material to the Retained Companies, taken as a whole.

    (i) ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof and any amendments filed with respect thereto prior to the date hereof (the "Filed Company SEC Documents") or as otherwise contemplated or permitted by this Agreement or the other Transaction Agreements, and except for any items referred to in Schedule 3.01(i), since October 25, 1997, the Company and its Subsidiaries have conducted the Retained Business in the ordinary course consistent with past practice and there has not been any event, change or development which, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole.

    (j) COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the Filed Company SEC Documents, each of the Retained Companies is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it that relate to the Retained Business, and neither the Company nor any of the Retained Companies has received any notice alleging noncompliance except, with reference to all the foregoing, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. This
Section 3.01(j) does not relate to employee benefits matters (for which Section 3.01(o) is applicable), environmental matters (for which Section 3.01(p) is applicable) or tax matters (for which Section 3.01(n) is applicable). Each of the Retained Companies has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits or rights would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. All such Permits are in full force and effect and the Retained Companies are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

    (k) TITLE TO ASSETS. (i) Except as set forth in Schedule 3.01(k)(i), each of the Retained Companies owns and has good and valid title to, or a valid leasehold interest in, or otherwise has sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), used by the Retained Business or held for use by the Retained Business in connection with the conduct of, or otherwise material to, the Retained Business (the "Assets"), including Assets reflected on the Balance Sheet or acquired since the date thereof, except for Assets disposed of in the ordinary course of business consistent with past practice and in accordance with this Agreement and except for such defects in title which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, in each case free and clear of any Liens except for Permitted Liens. This Section 3.01(k) does not relate to intellectual property (for which Section 3.01(s) is applicable). A list of all owned real property and leased real property having an annual base rental of more than $20,000 or having square footage in excess of 5,000 square feet relating to the Retained Business is set forth on Schedule 3.01(k) and such owned and leased real property constitutes all the fee and leasehold interests meeting such description held by the Retained Companies, except for any such fee or leasehold interests acquired or disposed of in the ordinary course of business consistent with past practice after the date hereof and in accordance with this Agreement, and constitutes all the fee and leasehold interests meeting such description used by the Retained Business or held for use by the Retained Business in connection with the conduct of the Retained Business.

        (ii) Except as referred to in Schedule 3.01(k)(ii), each Retained Company has (A) good and insurable title to its owned real properties and
    (B) valid and subsisting leasehold interests in its leased real properties, in each case, free and clear of any Liens, except for (1) Permitted Liens and (2) easements, covenants, rights-of-way, other matters of record and other matters subject to which the leases of the Retained Companies' real properties are granted.

    (l) LITIGATION. Except as disclosed in the Filed Company SEC Documents or referred to on Schedule 3.01(l), as of the date hereof there are no civil, criminal or administrative actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against any of the Retained Companies that, individually or in the aggregate, are likely to have a Material Adverse Effect on the Retained Companies, taken as a whole. Except as disclosed in the Company SEC Documents, there are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity against any of the Retained Companies that, insofar as can reasonably be foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Retained Companies, taken as a whole.

    (m) CONTRACTS. (i) Schedule 3.01(m) contains a complete and correct list, as of the date hereof, of all Contracts that are of the types listed in clauses
(A) through (G) below to which any of the Retained Companies is a party (the "Material Contracts"):

        (A) employment, consulting, severance, and other material Contracts relating to or for the benefit of current, future or former employees, officers or directors (excluding sales persons) of the Retained Business requiring annual base payments going forward in excess of $250,000;

        (B) Contracts relating to the borrowing of money or obtaining of or extension of credit (other than in the ordinary course of business), including letters of credit, guarantees and material security agreements;

        (C) joint venture, partnership and similar Contracts (excluding joint purchasing arrangements with no minimum purchase requirements), involving a sharing of profits or expenses, that are material or involve any obligation on the part of the Company to commit capital (excluding commitments not exceeding $100,000 in the aggregate);

        (D) Contracts prohibiting or materially restricting the ability of any Retained Company to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

        (E) Contracts that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Retained Companies taken as a whole;

        (F) any employment agreement (and any other agreement involving annual payments in excess of $150,000) with change of control or "event risk" provisions relating to the Company; and

        (G) any employment agreement or other agreement requiring the Company to compensate any employee for any tax imposed as a result of any excess parachute payment under Section 280G of the Code.

        (ii) All Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Retained Companies, taken as a whole, provided that no representation is made as to the enforceability of any non-competition provision in any employment agreements. Except as set forth in Schedule 3.01(n), there does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any of the Retained Companies or, to the knowledge of the Company, any other Person, other than such violations, breaches or events of default as would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. Except as set forth in
    Schedule 3.01(m), the enforceability of all Material Contracts will not be adversely affected in any manner by the execution, delivery or performance of this Agreement or the consummation of the Transactions, and no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Transactions.

    (n) TAXES. (i) Except as set forth on Schedule 3.01(n), (A) all Tax Returns required to be filed by or on behalf of each of the Company and the Retained Subsidiaries have been filed except to the extent that a failure to file, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole; (B) all such Tax Returns filed are complete and accurate in all respects, other than any incompleteness or any inaccuracy that would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies taken as a whole, and all Taxes shown to be due on such Tax Returns have been paid; (C) no written claim (other than a claim that has been finally settled) has been made by a taxing authority that any of the Company or the Retained Subsidiaries is subject to an obligation to file Tax Returns or to pay or collect Taxes imposed by any jurisdiction in which such Retained Company does not file Tax Returns or pay or collect Taxes, other than any such claim that would not have a Material Adverse Effect on such Retained Company or for which adequate reserves have been provided on the balance sheet contained in the Unaudited Company Business Financial Statements and the Pro Forma Balance Sheet; (D) there is no deficiency with respect to any Taxes which would, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole, other than any such deficiency for which adequate reserves have been provided on the balance sheet contained in the Unaudited Company Business Financial Statements and the Pro Forma Balance Sheet; and (E) all material assessments for Taxes due with respect to completed and settled examinations or concluded litigation have been paid which, individually or in the aggregate (with respect to any Retained Company), exceed $100,000. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, franchise, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including interest and penalties, and additions thereto; and "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes.

        (ii) Except as set forth in Schedule 3.01(n), each of the Company and the Retained Subsidiaries has duly and timely withheld all Taxes required to be withheld in connection with its business and assets, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose, except to the extent that any failure to do so would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

       (iii) Except as set forth in Schedule 3.01(n), (A) none of the Company and the Retained Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnification or similar agreement or arrangement (other than any agreement for the acquisition of one or more of the Retained Subsidiaries) with any Person other than any of the Retained Companies, which might result in a Material Adverse Effect to the Retained Company which entered into such agreement or arrangement; and
    (B) none of the Company and the Retained Subsidiaries is or has been at any time a member of any group of companies filing a consolidated, combined or unitary income tax return other than any such group (1) the common parent of which is the Company or any Retained Subsidiary or (2) the common parent of which has not held any asset other than shares of one or more of the Retained Subsidiaries.

        (iv) Except as set forth in Section 3.01(n) of the Disclosure Schedule,
    (A) all taxable periods of each of the Company and the Retained Subsidiaries ending before December 31, 1993 are closed or no longer subject to audit;
    (B) none of the Company and the Retained Subsidiaries is currently under any audit by any taxing authority as to which such taxing authority has asserted in writing any claim which, if adversely determined, could have a Material Adverse Effect on such Retained Company; and (C) no waiver of the statute of limitations is in effect with respect to any taxable year of the Company or any of the Retained Subsidiaries.

    (o) EMPLOYEE BENEFIT PLANS AND RELATED MATTERS; ERISA. (i) Employee Benefit Plans. Each Employee Benefit Plan that provides for equity-based compensation or that has associated costs that are expected to be material to the Company or the Retained Companies in the aggregate and that is expected to provide for contributions to be made by any of the Retained Companies or their Employees after the date hereof or to permit the accrual of additional benefits by any Employee of the Retained Companies after the date hereof is either listed on Schedule 3.01(o) or has been filed with the SEC as a material contract (collectively, the "Retained Plans"). Except as set forth on Schedule 3.01(o), neither the Company nor any of its Subsidiaries has communicated to any Employee any intention or commitment to modify any Retained Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement which would, if it existed on the date hereof, be a Retained Plan.

    (ii) QUALIFICATION. Except to the extent that failure to meet the requirements of section 401(a) of the Code would not result in any material liability as to which adequate reserves have not been established, each Employee Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, (A) has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status or (B) a timely application for such a favorable determination letter was filed and the Company has no reason to believe that such a favorable determination letter will not be granted.

    (iii) COMPLIANCE; LIABILITY. (A) No liability has been or is reasonably expected to be incurred under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans that is or would be material to the Company or, following the Closing, to the Retained Companies in the aggregate.

        (B) Each of the Employee Benefit Plans has been operated and administered in all respects in compliance with its terms, all applicable laws and all applicable collective bargaining agreements, except for any failure so to comply that, individually and in the aggregate, could not reasonably be expected to result in a material liability or obligation on the part of the Retained Companies in the aggregate. There are no pending or threatened claims by or on behalf of any of the Employee Benefit Plans, by any Employee or otherwise involving any such Employee Benefit Plan or the assets of any Employee Benefit Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of the Company) which would reasonably be expected to result in any material liability to the Retained Companies in the aggregate.

        (C) Except to the extent that it would not give rise to a material liability or obligation on the part of the Company or the Retained Companies, no Employee is or will become entitled to post-employment benefits of any kind by reason of employment with the Company or its Subsidiaries, including, without limitation, death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code, (y) retirement benefits payable under any Plan qualified under section 401(a) of the Code or (z) accrued deferred compensation. The consummation of the Transactions will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee by any of the Retained Companies.

    (iv) Employees, Labor Matters, etc. Except as set forth on Schedule 3.01(o), neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any of its Subsidiaries.

    Since April 26, 1997, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.01(o), there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no petition pending or threatened with respect to any employee of any the Company or its Subsidiaries. The Company and its Subsidiaries has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, could not result in any material liability to the Retained Companies in the aggregate.

    (p) ENVIRONMENTAL MATTERS. Except as disclosed in the Filed Company SEC Documents or as set forth on Schedule 3.01(p) and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, (i) the Retained Companies are in compliance with all applicable Environmental Laws (as defined below), (ii) the Retained Companies have all Permits required under Environmental Laws for the operation of the Retained Business as presently conducted ("Environmental Permits"), (iii) none of the Retained Companies has received notice from any Governmental Entity asserting that any of the Retained Companies may be in violation of, or liable under, any Environmental Law, and (iv) there are no actions, proceedings or claims pending (or, to the knowledge of the Retained Companies, threatened) seeking to impose any liability on the Retained Companies in respect of any Environmental Laws, Environmental Permits or Hazardous Substances.

    For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, regulation or decree relating to (x) the protection of the environment or (y) the use, storage, treatment, generation, transportation, processing, handling, release or disposal of Hazardous Substances, in each case as in effect on the date hereof. "Hazardous Substance" means any waste, substance, material, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated, under any Environmental Law.

    (q) DELAWARE LAW. The Company has taken all action necessary to ensure that the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") will not be applicable to Purchaser or its Affiliates as a result of the transactions contemplated by this Agreement.

    (r) STATUS OF SHARES. The Shares being issued at the Closing have been duly authorized by all necessary corporate action on the part of the Company, and at Closing such Shares will have been validly issued and, assuming payment therefor has been made, will be fully paid and nonassessable, and the issuance of such Shares will not be subject to preemptive rights of any other stockholder of the Company. The Warrant Shares and the Special Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company, and such shares of Common Stock have been validly reserved for issuance, and, assuming payment therefor has been made, upon issuance and exercise of the Warrants or the Special Warrants, as the case may be, will be validly issued and outstanding, fully paid and nonassessable. Assuming the Company Stockholder Approval has been obtained, the Shares, Warrants and Special Warrants will be eligible for listing on the Nasdaq Stock Market.

    (s) INTELLECTUAL PROPERTY. The Intellectual Property that is owned by the Retained Companies constitutes all of the Intellectual Property that is material to the Retained Companies as a whole, except for Intellectual Property subject to written or oral licenses, agreements or arrangements pursuant to which the use of Intellectual Property by any Retained Company is permitted by any Person (the "Company Intellectual Property"). The Company Intellectual Property that is owned by the Retained Companies is owned free from any Liens (other than Permitted Liens). Except as set forth in Schedule 3.01(s), all material Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). Except as set forth in Schedule 3.01(s), immediately after the Closing, the Retained Companies will own or have the right to use all the Company Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect prior to the Closing. Except as set forth in Schedule 3.01(s), the conduct of the Retained Business does not infringe or conflict with the rights of any third party in respect of any Intellectual Property, except where such conduct would not materially affect the ability of the Retained Companies to conduct their business as presently conducted. Except as set forth in Schedule 3.01(s), to the knowledge of the Company, none of the Company Intellectual Property is being infringed by any third party except where such infringement would not have a Material Adverse Effect on the Retained Companies taken as a whole. Except as set forth in Schedule 3.01(s), there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of the Company, threatened, that challenges the rights of any of the Retained Companies in respect of any Company Intellectual Property, or that claims that any default exists under any Intellectual

Property License, except where such claim, demand or proceeding would not materially affect the ability of the Retained Companies to conduct their business as presently conducted. Except as set forth in Schedule 3.01(s), none of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Entity materially adverse to the Company. Except as set forth in Schedule 3.01(s), the Intellectual Property owned by the Retained Companies and material to the Retained Companies taken as a whole has been duly registered with, filed in or issued by, as the case may be, the appropriate filing offices, domestic or foreign, to the extent necessary or desirable to ensure usual and customary protection for the Company Intellectual Property in the relevant jurisdiction under any applicable law, and the same remain in full force and effect. The Retained Companies have taken all necessary actions to ensure usual and customary protection for the Company Intellectual Property in the relevant jurisdiction of the Company Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable law.

    (t) Guarantees. Except as set forth on Schedule 3.01(t), none of the obligations or liabilities of any of the Distributed Companies will be guaranteed by or subject to a contingent obligation of any of the Retained Companies following the Distributions (excluding lease guarantees involving obligations in an aggregate amount not to exceed $100,000).

    (u) Brokers or Finders. Except as set forth on Schedule 3.01(u), no agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

    (v) Acquisitions. Schedule 3.01(v) sets forth a true and correct list of the 25 largest acquisitions (in terms of aggregate consideration) of businesses made by the Company since its inception. The Company has provided Purchaser with copies of the acquisition agreements and all schedules thereto for each acquisition listed on Schedule 3.01(v).

    (w) Disclosure. No representation or warranty by the Company contained in this Agreement or in any certificate to be furnished by or on behalf of the Company pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading with respect to the Retained Business as a whole or the transactions contemplated by this Agreement.

    (x) Fairness Opinion. The Board of Directors of the Company has received a fairness opinion, customary in form and substance, from Morgan, Stanley & Co., Incorporated.

    SECTION 3.02 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants as of the date hereof as follows:

        (a) ORGANIZATION. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

        (b) AUTHORITY. Purchaser has the requisite limited liability company power and authority to execute, deliver and perform each Transaction Agreement to which it is a party and to consummate the Transactions. All necessary action required to have been taken by or on behalf of Purchaser by applicable law, its limited liability company agreement or otherwise to authorize the approval, execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the Transactions have been duly authorized, and no other proceedings on its part are or will be necessary to authorize this Agreement or for it to consummate the Transactions. This Agreement is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with the terms hereof, assuming that this Agreement is a valid and binding agreement of the Company.

        (c) CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of Purchaser pursuant to, or require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body pursuant to, the organizational documents or agreements of Purchaser or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Purchaser is bound (assuming that the Company shall have made or obtained all consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 3.01(c)(ii)), except for filings after the Closing under Section 13(d) of the Exchange Act and filings under the HSR Act.

        (d) ACQUISITION FOR INVESTMENT. Purchaser is acquiring the Shares, Warrants and Special Warrants being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Purchaser has no present intention or plan to effect any distribution of Shares, Warrants, Special Warrants, Warrant Shares or Special Warrant Shares; provided that the disposition of such Purchaser's property shall at all times be and remain within its control and subject to the provisions of this Agreement and the Registration Rights Agreement. Purchaser has delivered to the Company a complete and correct copy of a commitment letter from the Fund for $270 million of common equity financing. The Fund constitutes a "venture capital operating company" within the meaning of Section 2510.3-101(d) of the regulations promulgated under ERISA and the transactions contemplated by this Agreement shall not adversely affect such status.

        (e) OWNERSHIP OF SECURITIES. At the date hereof Purchaser does not Beneficially Own, directly or, to the knowledge of Purchaser, indirectly (or have any option or other right to acquire), any securities of the Company other than the Shares, Warrants and Special Warrants being purchased by it hereunder.

        (f) BROKERS OR FINDERS. Except as set forth in Schedule 3.02(f), no agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Purchaser in connection with any of the transactions contemplated by this Agreement.

        (g) FUTURE ACQUISITIONS. Purchaser has no present plan or intention to acquire, directly or indirectly, shares of capital stock comprising 50% or more of the Total Voting Power or 50% or more of the total fair market value of all shares of outstanding capital stock of the Company.

                                   ARTICLE IV

CORPORATE GOVERNANCE

    SECTION 4.01 COMPOSITION OF THE BOARD OF DIRECTORS.

    (a) At and after the Closing, the Board of Directors of the Company shall consist of nine directors (subject to the right to increase the Board of Directors pursuant to Section 4.01(b)(iii)). Three members of the Board of Directors shall initially be designated by the Purchaser (the "Investor Directors"). Six members of the Board (the "Non-Investor Directors") shall initially be designated by the Company, subject to the conditions set forth in
Section 9.03(l), and shall include the chief executive officer of the Company. So long as Purchaser shall have the right to nominate at least two directors pursuant to clause (i) below, Purchaser shall be entitled to designate the Chairman of the Board of Directors, provided that the Chairman of the Board, if designated by Purchaser, shall be an Investor Director.

    (b) Purchaser shall be entitled to nominate three directors for election, provided:

    (i) if the total number of shares of Common Stock represented by the Shares, the Special Warrants and the Warrants ("Purchaser's Total Securities") declines by more than 33 1/3% but less than 66 2/3% from Purchaser's Total Securities at Closing by reason of sales or other dispositions of Common Stock, Warrants or Special Warrants by Purchaser, Purchaser shall have the right to nominate two directors;

    (ii) if Purchaser's Total Securities declines by 66 2/3% or more from Purchaser's Total Securities at Closing, but Purchaser's Percentage Interest remains at least 5% of the outstanding Voting Securities, by reason of sales or other dispositions of Common Stock, Warrants or Special Warrants by Purchaser, Purchaser shall have the right to nominate one director;

    (iii) in the event that the size of the Board of Directors shall be increased, Purchaser shall have the right to at least proportionate representation on the Board following such increase based on the composition of the Board as between Investor Directors and Non-Investor Directors immediately prior to such increase; provided that in no event shall the Board consist of more than 12 directors; and

    (iv) if the chief executive officer of the Company is not then a member of the Board of Directors or a nominee for membership thereon, the Purchaser shall be entitled to approve an additional nominee to the Board of Directors.

    (c) The Company shall not, and shall not permit its Affiliates to, solicit proxies (as such terms are used in the proxy rules of the SEC) of the stockholders of the Company to vote against any of the nominees selected by the Purchaser or for the approval of any stockholder or other proposals that are inconsistent with the rights afforded the Purchaser pursuant to this Agreement and the other Transaction Agreements.

    SECTION 4.02 SUPERMAJORITY VOTING PROVISIONS. So long as Purchaser has the right to designate at least two nominees to the Board of Directors of the Company pursuant to Section 4.01(b):

    (a) neither the Company nor the Board of Directors shall cause or permit to occur any of the following events without the affirmative vote of not less than three-fourths of the members of the Board of Directors of the Company:

    (i) any issuance of Equity Securities other than (A) issuances pursuant to employee stock option or incentive compensation plans of Equity Securities (other than in respect of options outstanding as of the date hereof) in an aggregate amount not to exceed 5% of the Common Stock outstanding immediately following the Closing on a fully diluted basis ("Permitted Options"), or (B) issuances pursuant to acquisitions or in public offerings, such issuances not to exceed 5% of the Common Stock outstanding immediately following the Closing on a fully diluted basis in any one issuance or 20% in the aggregate, provided, however, that no such issuance shall be permitted if as a result thereof any Person would own 10% of the Common Stock outstanding immediately following such issuance on a fully diluted basis;

    (ii) (A) any merger, consolidation or other business combination to which the Company is a party or any decision whether to approve a tender offer involving the Company's Equity Securities, in any case other than a Cash Transaction (as defined in Section 4.02(b)(i) below) or a Permitted Securities Transaction (as defined in Section 4.02(b)(ii)) below, or (B) any amendment of any shareholder rights plan (or "poison pill") maintained by the Company and any redemption of the rights issued thereunder, except to permit a Cash Transaction or a Permitted Securities Transaction;

    (iii) any sale, lease, transfer or other disposition in one transaction or a series of related transactions of all or substantially all the assets of the Company, in any case other than a Cash Transaction or Permitted Securities Transaction; or

    (iv) any major recapitalization or similar transaction or series of transactions involving the Company;

    (v) any dissolution or complete or partial liquidation of the Company; or

    (vi) any amendment or modification of the Company Charter or the Company By-laws that is inconsistent with the provisions of this Agreement and the rights afforded to Purchaser hereunder.

    (b) For purposes of this Agreement:

    (i) "Cash Transaction" means any merger, consolidation or other business combination or sale of all or substantially all the assets of the Company to which the Company is a party or any decision whether to approve a tender offer for all of the Company's Equity Securities, in any case if the consideration involved in such transaction is all cash;

    (ii) "Permitted Securities Transaction" means any merger, consolidation or other business combination to which the Company is a party or any decision whether to approve a tender or exchange offer for all of the Company's Equity Securities, in any case if all consideration involved in such transaction is cash and/ or shares of a registered, freely tradeable, listed common equity security for which there was an aggregate public market capitalization equal to at least the greater of $5 billion or the market capitalization of the Company's Equity Securities, in each case determined immediately prior to the approval of such transaction by the Board of Directors of the Company.

    SECTION 4.03 COMMITTEES. Subject to any law or stock exchange rule prohibiting committee membership by Affiliates of the Company, Purchaser shall be entitled to at least proportionate representation by Investor Directors on any committee of the Board of Directors, based on the composition of the Board as between Investor Directors and Non-Investor Directors.

    SECTION 4.04 BY-LAWS. The Company and Purchaser shall take or cause to be taken all lawful action necessary to ensure at all times as of and following the Closing Date that the Company By-laws are not inconsistent with the provisions of this Agreement or the transactions contemplated hereby.

    SECTION 4.05 TERMINATION OF ARTICLE IV. This Article IV shall terminate and be of no further force or effect on the earlier to occur of (a) the fifth anniversary of the Closing and (b) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

                                   ARTICLE V

EQUITY PURCHASES FROM THE COMPANY

    SECTION 5.01 SUBSCRIPTION RIGHTS. So long as Purchaser has the right to nominate an Investor Director pursuant to Section 4.01, if the Company's Board of Directors shall authorize the issuance of New Securities for cash (other than any New Securities issued (i) to officers, employees or directors of the Company or any of its Subsidiaries pursuant to any employee stock offering, plan or arrangement (x) in effect on the date hereof, (y) which constitutes Permitted Options or (z) approved by any Investor Director, (ii) in connection with any acquisition transaction, (iii) in any public offering registered under the Securities Act or in any financing transaction in which sales or resales are effected through Rule 144A or Regulation S under the Securities Act or any successor or comparable provisions thereto and (iv) to Purchaser or its Affiliates (other than the Company and its Subsidiaries)), then, prior to each such issuance of New Securities, the Company shall offer to Purchaser a Pro Rata Share of such New Securities. Any offer of New Securities made to Purchaser under this Section 5.01 shall be made by notice in writing (the "Subscription Notice") at least 10 Business Days prior to the date on which the meeting of the Company's Board of Directors is held to authorize the issuance of such New Securities. The Subscription Notice shall set forth (i) the number of New Securities proposed to be issued to Persons other than Purchaser and the terms of such New Securities, (ii) the consideration (or manner of determining the consideration), if any, for which such New Securities are proposed to be issued and the terms of payment, (iii) the number of New Securities offered to Purchaser in compliance with the provisions of this Section 5.01 and (iv) the proposed date of issuance of such New Securities. Not later than 20 Business Days after its receipt of a Subscription Notice, Purchaser shall notify the Company in writing whether it elects to purchase all or any portion of the New Securities offered to Purchaser pursuant to the Subscription Notice. If Purchaser shall elect to purchase any such New Securities, the New Securities which it shall have elected to purchase shall be issued and sold to Purchaser by the Company at the same time and on the same terms and conditions as the New Securities are issued and sold to third parties. If, for any reason, the issuance of New Securities to third parties is not consummated, Purchaser's right to its Pro Rata Share of such issuance shall lapse, subject to Purchaser's ongoing subscription right with respect to issuances of New Securities at later dates or times.

    SECTION 5.02 ISSUANCE AND DELIVERY OF NEW SECURITIES AND VOTING STOCK. The Company represents and covenants to Purchaser that (i) upon issuance, all the shares of New Securities sold to Purchaser pursuant to this Article V shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of the Company of the same type are at the time already approved) for listing on the Nasdaq Stock Market or for quotation or listing on the principal trading market for the securities of the Company at the time of issuance, (ii) upon delivery of such shares, they shall be free and clear of all claims, Liens, encumbrances, security interests and charges of any nature and shall not be subject to any preemptive right of any stockholder of the Company and (iii) in connection with any such issuance, the Company shall take such actions as are specified in Section 3.01(q) with respect to such shares. Each share issued or delivered by the Company hereunder shall bear the legend set forth in Section 13.11.

                                   ARTICLE VI

LIMITATIONS ON PURCHASES OF ADDITIONAL EQUITY SECURITIES

    SECTION 6.01 PURCHASES OF EQUITY SECURITIES.  (a) Except as permitted by
Section 6.01(b) or 6.01(c), neither Purchaser nor its Affiliates will directly or indirectly acquire any securities (including by exercise of the Warrants or Special Warrants) or take any other action that would cause the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then held by Purchaser to equal or exceed 25%.

    (b) Nothing herein shall prevent Purchaser from purchasing any Securities pursuant to the terms of this Agreement (including through exercise of the Warrants and the Special Warrants in accordance with their respective terms) and the Purchaser shall not be treated as having breached any covenant in this Agreement solely as a result of such purchase.

    (c) This Section 6.01 shall terminate and be of no further force or effect on the earlier to occur of (i) the fifth anniversary of the Closing and (ii) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

    SECTION 6.02 ADDITIONAL LIMITATIONS. Other than in connection with a Buyout Transaction that is not solicited or proposed by Purchaser or its Affiliates or as specifically approved by a majority of the Non-Investor Directors, during the five-year period beginning on the date of this Agreement, Purchaser shall not, and shall not permit its Affiliates to:

    (i) contrary to the recommendation of the Company's Board of Directors, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC), vote any shares of capital stock of the Company, initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other individual, firm, corporation, partnership or other entity to initiate any stockholder proposal, provided, however, that this clause shall be inapplicable to any solicitation of proxies, or inducement or attempt to induce any other entity to initiate any stockholder proposal, in respect of any Cash Transaction or Permitted Securities Transaction approved by the Board of Directors of the Company without the approval of at least one Investor Director;

    (ii) deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such securities or form, join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Voting Securities, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act; or

    (iii) make a public request to the Company (or its directors, officers, stockholders, employees or agents) to amend or waive any provisions of this
Section 6.02.

                                  ARTICLE VII

TRANSFER OF COMMON STOCK

    SECTION 7.01 TRANSFER OF COMMON STOCK. (a) Other than as specifically approved by a majority of the Non-Investor Directors, prior to the second anniversary of the Closing, Purchaser will not, directly or indirectly, sell, transfer or otherwise dispose of any Shares, Special Warrants or Warrants (except to any Affiliate of Purchaser).

    (b) Other than as specifically approved by a majority of the Non-Investor Directors, prior to the fifth anniversary of the Closing, Purchaser will not, directly or indirectly, sell, transfer or otherwise dispose of any Shares except
(i) pursuant to a registered underwritten public offering intended to achieve a broad distribution in accordance with the Registration Rights Agreement, (ii) in accordance with the volume and manner-of-sale limitations of Rule 144 promulgated under the Securities Act (regardless of whether such limitations are applicable), (iii) in a transaction exempt from the registration requirements of the Securities Act to any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons, if, prior to and after giving effect to such sale, such Person or group of Persons (A) does not or would not to Purchaser's knowledge after due inquiry, Beneficially Own (provided that for purposes of this Section 7.01(a) a Person shall be deemed to Beneficially Own all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) 5% or more of the then outstanding shares of Common Stock or (B) is an investment company registered under the Investment Company Act of 1940, as amended, or (iv) in connection with a Buyout Transaction. Purported transfers of shares of Common Stock that are not in compliance with this Article VII shall be of no force or effect.

    (c) The provisions of clauses (a) and (b) of this Article VII shall terminate and be of no further force or effect on the earlier to occur of (i) the fifth anniversary of the Closing and (ii) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

    (d) Prior to the seventh anniversary of the Closing, the Purchasers will not, directly or otherwise dispose of Shares representing 15% or more of the then outstanding Common Stock to any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) without first offering the Company the right to make an offer to purchase the Shares proposed to be so sold, transferred or otherwise disposed of. The provisions of the previous sentence shall terminate and be of no effect on the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

                                  ARTICLE VIII

COVENANTS AND ADDITIONAL AGREEMENTS

    SECTION 8.01 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and the Retained Subsidiaries that, except as set forth in the Distribution Agreements or in Schedule 8.01, or to the extent that Purchaser otherwise consents in writing:

    (a) ORDINARY COURSE. The Retained Business will be conducted in the ordinary course in substantially the same manner as presently conducted and the Company will use commercially reasonable efforts to keep available the services of the current officers and employees engaged primarily in the Retained Business and to preserve the relationships with customers, suppliers and others having business dealings with the Retained Business.

    (b) NO ACQUISITIONS. The Company will not, nor will it permit any of the Retained Subsidiaries to, acquire or agree to acquire (excluding any non-binding letters of intent) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory) involving aggregate consideration having a value in excess of $25 million in any case or $150 million in the aggregate (in either case whether payable in cash, stock or a combination thereof); provided that (i) no such consideration shall be payable in Common Stock or stock of any Retained Subsidiary and (ii) any such consideration payable in stock of a Distributed Company shall not be payable prior to completion of the Distributions; and provided, further, that this paragraph (b) shall not limit the ability of the Company or the Retained Subsidiaries to make acquisitions in respect of businesses which will constitute part of a Distributed Company if all acquisition debt associated therewith is allocated to such Distributed Company.

    (c) NO DISPOSITIONS. The Company will not, nor will it permit any of the Retained Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the Assets of the Retained Business other than at fair market value in the ordinary course of business consistent with past practice.

    (d) OTHER TRANSACTIONS. The Company will not, nor will it permit any of the Retained Subsidiaries to, do any of the following (except as otherwise expressly provided herein or in any other Transaction Agreement):

    (i) Amend its Certificate of Incorporation (except to the extent necessary to implement a shareholder rights plan pursuant to clause (ii) below), By-laws or other organizational documents (except for immaterial amendments to the Certificate of Incorporation or By-laws of any Subsidiaries, provided such amendments in no way adversely affect Purchaser or the rights granted to Purchaser hereunder);

    (ii) declare or pay any non-cash dividend or make any non-cash distribution with respect to the Assets; provided, however, that the Company shall be permitted to issue rights under a customary shareholder rights plan or "poison pill" that (A) expires at Closing and (B) expressly exempts Purchaser and its Affiliates from its operation;

   (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock (except upon exercise of options issued prior to the date hereof under a Company Stock Plan), or any option, or warrant or right relating thereto (other than grants under the Company's 1994 Amended and Restated Long Term Incentive Plan of options to acquire not more than 685,778 shares of Common Stock in the aggregate from the separate "pools" of options that the Company has heretofore allocated in connection with certain acquisitions that the Company has made for award to employees of such acquired companies; provided that each such option shall (A) have a per share exercise price that is not less than the fair market value per share of Common Stock at the date of grant, (B) vest and become exercisable no more rapidly than

25% on each of the first four anniversaries of the date of grant, and (C) shall not vest or become earlier exercisable as a result of the consummation of the Transactions);

    (iv) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice (except as otherwise provided herein with respect to the Proposed Financings or as incurred in connection with acquisitions to the extent permitted hereby) and in an aggregate amount that would not be material to the Company;

    (v) permit, allow or suffer any assets of the Retained Business to be subject to any Lien other than Permitted Liens;

    (vi) guarantee or otherwise become contingently liable for any obligation of any of the Distributed Companies;

   (vii) cancel any material indebtedness (individually or in the aggregate) relating to the Retained Business or waive any claims or rights of substantial value relating to the Retained Business;

  (viii) pay, loan or advance any amount to, or sell, transfer or lease any of its assets relating to the Retained Business, or enter into any agreement or arrangement relating to the Retained Business with, any of the Distributed Companies or any of their respective Affiliates other than in the ordinary course of business consistent with past practice;

    (ix) make any change in any method of accounting or accounting practice or policy, except as may be required by GAAP;

    (x) modify, amend, terminate or permit the lapse of any lease of real property used in connection with, and which is material to, the Retained Business (except modifications or amendments associated with renewals of such leases in the ordinary course of business consistent with past practice of the Retained Companies with respect to which Purchaser shall have the right to participate and to approve);

    (xi) enter into, terminate, renew or modify any Contract to which the Company or any Retained Subsidiary is a party or by which any of their assets are bound and which is material to the Company;

   (xii) enter into any agreement or take any action in violation of the terms of this Agreement or any of the other Transaction Agreements;

  (xiii) settle any material tax audit, make or change any tax election or amend any Tax Returns; or

   (xiv) agree, whether in writing or otherwise, to do any of the foregoing.

    (e) EMPLOYEE BENEFITS. Except (w) as set forth in Schedule 8.01(e), (x) in connection with acquisitions to the extent permitted by this Agreement or (y) in the ordinary course of business and as consistent with past practice (which shall include normal periodic performance reviews and related benefit increases) or (z) pursuant to the existing terms of any collective bargaining agreement, the Company will not, nor will it permit any of the Retained Subsidiaries to (i) increase in any manner the compensation of any of the officers or other employees of the Retained Companies; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any such officer or employee, whether past or present; (iii) enter into, or negotiate, any collective bargaining agreement with respect to employees of the Retained Companies except as required by law, in which case the Company or such Retained Subsidiary shall first notify Purchaser; or (iv) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, equity purchase (or other equity based plan), stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, policy, program, understanding, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment), regardless of the applicable funding arrangements, with or for the benefit of any officer or employee of the Retained Companies, or amend, renew or extend any of such plan or any of such agreements in existence on the date hereof in any manner which would, in the case of clauses (i), (ii), (iii) and
(iv) above, result in liabilities that are material to the Retained Companies taken as a whole.

    SECTION 8.02 TRANSACTION PROPOSALS. (a) Subject to Section 8.02(d), the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor, agent or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, or encourage (including by furnishing non-public information) the submission of, any Transaction Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Transaction Proposal; provided, however, that prior to the Company Meeting, in response to an unsolicited written bona fide Transaction Proposal that in the good faith opinion of the Board of Directors of the Company could reasonably be expected to result in a Superior Proposal (as defined below), if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable law, the Company may, subject to compliance with Section 8.02(c), (A) furnish information with respect to the Company to such Person making such proposal pursuant to a customary confidentiality and standstill agreement with such Person and (B) participate in negotiations regarding such Transaction Proposal. For purposes of this Agreement, "Transaction Proposal" means any inquiry, proposal or offer from any Person relating to (x) any purchase or other acquisition from the Company of assets representing 25% or more of the net revenues, net income or profits of the Company and its Subsidiaries, taken as a whole, (y) any purchase or other acquisition of 10% or more of any class of Equity Securities of the Company, or
(z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), in each case other than the transactions contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and Affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Transaction Proposal.

    (b) Nothing contained in this Section 8.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided that except as set forth in this Section 8.02(b) or as permitted by Section 8.02(d), neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Transactions, (B) approve or recommend, or propose to approve or recommend, any Transaction Proposal (C) cause or permit the Company or any of its Subsidiaries to enter into any agreement with respect to any Transaction Proposal or (D) terminate this Agreement in response to a Transaction Proposal. Notwithstanding the foregoing, if prior to the Company Meeting the Company has received a Transaction Proposal that the Board determines in good faith is a Superior Proposal, then the Board of Directors of the Company, if it determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable law, may (subject to the terms of this sentence and compliance with the following sentence) (i) withdraw or modify its recommendation of this Agreement, or the transactions contemplated hereby, (ii) approve or recommend such Superior Proposal, (iii) cause the Company to enter into an agreement with respect to a Superior Proposal and (iv) terminate this Agreement, in each case (as contemplated by this Section 8.02(b)) no earlier than five Business Days following Purchaser's receipt of a written notice from the Company advising Purchaser that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, however, that neither the Company nor its Board of Directors shall take any of the actions specified in such clauses (i),

(ii), (iii) or (iv) unless the Company shall have furnished Purchaser with written notice on a date prior to the date any such actions are proposed to be taken specifying such actions to be taken. In addition, if the Company or the Board of Directors of the Company proposes to take any of the actions permitted by the preceding sentence with respect to any Transaction Proposal, then the Company shall, prior to the taking of any such action, pay, or cause to be paid, to Purchaser, Purchaser's Expenses and the Termination Fee (each as defined in Section 12.09). The term "Superior Proposal" shall mean any bona fide written Transaction Proposal that has the following characteristics: (1) it is a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or readily marketable securities, (x) shares of Common Stock representing at least 20% of the Total Voting Power, or (y) at least 25% of the assets of the Retained Subsidiaries and (2) the terms of such proposal in the good faith judgment of the Board of Directors of the Company, based on advice from the Company's financial adviser, provide consideration to the Company or the Company's stockholders that is superior to the consideration provided pursuant to this Agreement (after taking into account any modifications to this Agreement proposed by Purchaser).

    (c) The Company shall immediately advise Purchaser orally and in writing of
(i) any request for information which may relate to a Transaction Proposal, (ii) any Transaction Proposal, (iii) any inquiry with respect to or that could lead to any Transaction Proposal or (iv) any action taken in accordance with Section 8.02(a)(A) or (B), and in each case the material terms and conditions of such request, Transaction Proposal, inquiry or action and the identity of the Person making any such request, Transaction Proposal or inquiry with respect to which such action is taken. The Company will keep Purchaser reasonably informed of material developments concerning the status and details (including amendments or proposed amendments) of any such request, Transaction Proposal, inquiry or action.

    SECTION 8.03 MODIFICATION OF TRANSACTION AGREEMENTS; ABANDONMENT OF DISTRIBUTIONS. Notwithstanding anything to the contrary in this Agreement, the Company may in its sole discretion modify each of the Transaction Agreements relating to the Distributions and, if the Board of Directors of the Company determines in good faith that it is in the best interest of the Company to do so, abandon the Distributions.

    SECTION 8.04 TRANSACTION AGREEMENTS AND SCHEDULES. The Company shall use reasonable best efforts to cause (i) each of the Transaction Agreements to be entered into by the Company, School, Travel, Technology or Print, as the case may be, in connection with the Distributions, and each of the Annexes called for in this Agreement that have not been provided to Purchaser prior to the execution of this Agreement, to be delivered to Purchaser and its counsel by 7:00 p.m., New York Time, February 13, 1998 (the "Agreement Delivery Cut-Off Time"); and (ii) each of the Schedules called for in this Agreement that have not been provided to Purchaser prior to execution of this Agreement (and prior to the Schedule Review Cut-Off Time (as defined below) may supplement Schedules that have previously been supplied or may unilaterally amend this Agreement to add additional Schedules) to be delivered to Purchaser and its counsel by 7:00 p.m., New York time, January 20, 1998 (the "Schedule Delivery Cut-off Time"). Purchaser shall review such Transaction Agreements, Schedules and Annexes in good faith. Prior to the applicable Review Cut-off Time (as defined below) the Company shall make available to Purchaser and its counsel at their request all documentation related to any item set forth on any Schedule or Annex. Purchaser shall complete its review of the Transaction Agreements, and the Annexes and notify the Company that such review is complete by 7:00 p.m., New York time, on February 27, 1998 (the "Agreement Review Cut-off Time") and shall complete its review of the Schedules and notify the Company that such review is complete by 7:00 p.m., New York time, on February 3, 1998 (the "Schedule Review Cut-Off Time"); provided, however, that if any Transaction Agreement, Schedule or Annex is delivered after the applicable Delivery Cut-off Time, the applicable Review Cut-off Time for all Transaction Agreements and Annexes and for the Schedules, as the case may be shall be extended by the number of days elapsed (which, in any case, shall not be less than one) between the date of such Delivery Cut-off Time and the date of receipt by Purchaser and its counsel of such Transaction Agreement or Annex or such Schedule, as the case may be; and provided further, however, that if (A) the Transaction Agreements are not satisfactory to Purchaser in its good faith reasonable judgment, (B) the Audited Retained Business Financial Statements reflect financial information materially different from that presented in the Pro Forma Retained Business Financial Statements, or (C) any new Schedule or change or addition to the Schedules made after the date hereof is not satisfactory to Purchaser in its good faith reasonable judgment, Purchaser may terminate this Agreement upon written notice to the Company without further liability on the part of Purchaser or the Company other than pursuant to Sections 10.02 and 13.09.

    SECTION 8.05 COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT. (a) The Company shall call a meeting of its stockholders (the "Company Meeting") for the purpose, among others, of voting upon the issuance (the "Issuance") of the Shares, the Special Warrants and the Warrants to Purchaser (the "Company Meeting Proposal").

    (b) The Company will prepare and file with the SEC a proxy statement relating to the Company Meeting (as amended or supplemented and including documents incorporated by reference therein, the "Proxy Statement") and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company shall notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Purchaser and its counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. After the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

    (c) The Proxy Statement will not, at the date mailed to the Company's stockholders and at the date of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information concerning Purchaser or its Affiliates supplied in writing by Purchaser or any of its Affiliates specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    (d) Subject to Section 8.02(b), the Board of Directors of the Company shall recommend that the Company's stockholders approve the Company Meeting Proposal and the Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Company Meeting Proposal.

    SECTION 8.06 RETAINED COMPANIES FINANCING. In connection with the Proposed Financings, the Company and Purchaser shall jointly select all sources of the Proposed Financings, including determining the respective roles of such sources; provided, however, that Bankers Trust Company shall have the opportunity to be a lead in the bank financing with economics at least as favorable as any other lead in the bank financing if Bankers Trust Company's pricing is competitive. In addition, (i) Purchaser and its counsel shall have the right to participate in any discussions or negotiations between the Company and any of its representatives, on the one hand, and its prospective lenders and their counsel, on the other, and to comment on draft loan and other documentation in respect of any such Proposed Financings and (ii) the Company shall provide Purchaser and its counsel copies of all correspondence between the Company and its lenders relating thereto. If, prior to the execution of any definitive documentation with respect to the

Proposed Financings, based on its review of such definitive documentation, Purchaser determines in the good faith exercise of its reasonable judgment not to proceed with the transactions contemplated by this Agreement, Purchaser may terminate this Agreement upon written notice to the Company.

    SECTION 8.07 TENDER OFFER. (a) The Company shall cause the commencement (as such term is defined in Rule 13e-4(a)(4) under the Exchange Act) of the Tender Offer to purchase 37,037,037 shares of Common Stock, at a price per share equal to $27, net to the seller in cash, no later than the date specified in Schedule
8.07. Unless Purchaser shall otherwise agree, the Company's obligation to complete the Tender Offer shall be subject only to the conditions (the "Offer Conditions") set forth in Schedule 8.07. Subject to the provisions hereof, the Tender Offer shall expire on the date set forth in Schedule 8.07; provided that the Tender Offer shall be extended from time to time if the Offer Conditions shall not have been satisfied, so long as this Agreement shall remain in effect.

    (b) On the date of commencement of the Tender Offer, the Company shall file with the SEC an Issuer Tender Offer Statement on Schedule 13E-4 with respect to the Tender Offer (the "Tender Offer Statement"), which shall contain an offer to purchase and a related letter of transmittal (such Tender Offer Statement and the documents therein pursuant to which the Tender Offer will be made, together with any supplements or amendments thereto, are referred to hereinafter as the "Offer Documents"). After the Offer Documents are filed with the SEC, the Company shall disseminate the Offer Documents to the stockholders of the Company. If at any time prior to the expiration of the Tender Offer there shall occur any event that should be set forth in an amendment or supplement to the Offer Documents, the Company will prepare and file with the SEC and disseminate to its stockholders such an amendment or supplement.

    (c) The Company shall give Purchaser and its counsel the opportunity to review the Offer Documents prior to their being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Offer Documents and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company shall notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Offer Documents or for additional information and shall supply Purchaser and its counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Offer Documents.

    (d) The Offer Documents will not, on the date filed with the SEC and as of the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to statements made therein based on information concerning Purchaser or its Affiliates supplied in writing by Purchaser or any of its Affiliates specifically for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    SECTION 8.08 INFORMATION STATEMENTS. (a) The Company shall give Purchaser and its counsel the opportunity to review the information statements to be disseminated to stockholders of the Company in connection with the Distributions (the "Information Statements") prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Information Statements and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company shall notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statements or for additional information and shall supply Purchaser and its counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statements. If at any time prior to completion of the Distributions there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, the Company will prepare and file with the SEC and disseminate to its stockholders such an amendment or supplement.

    (b) The Information Statements will not, on the date filed with the SEC and as of the date first disseminated to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to statements made therein based on information concerning Purchaser or its Affiliates supplied in writing by Purchaser or any of its Affiliates specifically for inclusion in the Information Statements. The Information Statements will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    SECTION 8.09 [INTENTIONALLY OMITTED.]

    SECTION 8.10 TAX STANDSTILL. Except as permitted by Section 6.01(b) or 6.01(c), during the period ending two years after the date of the Distributions,
(i) Purchaser shall not acquire any Securities or take any other action that would cause Purchaser's Percentage Interest to equal or exceed 50%, (ii) none of Purchaser, the Fund or CD&R shall act in concert with any other Person to acquire any Securities if aggregating such acquisition with the Purchaser's holdings would cause the Purchaser's Percentage Interest to equal or exceed 50%, and (iii) none of Purchaser, the Fund or CD&R shall solicit the acquisition of any Securities, provided that the provision by the Fund to its limited partners of customary reports and information, and customary communication with such limited partners on behalf of the Fund, with respect to the Fund's investment in the Company that, in either case, do not recommend any such acquisition, shall not be treated as a solicitation by the Purchaser within the meaning of this clause (iii).

    SECTION 8.11 ACCESS AND INFORMATION. (a) So long as this Agreement remains in effect, prior to the Closing, the Company will (and will cause each of the Retained Companies, and each of their respective accountants, counsel, consultants, officers, directors, employees, agents and representatives of or to any of the Retained Companies, to) give Purchaser and its Representatives, full access during reasonable business hours to all of their respective properties, assets, books, contracts, commitments, reports and records relating to the Retained Companies, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Retained Companies and copies of any work papers relating thereto as Purchaser shall from time to time reasonably request. The Company will keep Purchaser generally informed as to the affairs of the Retained Business.

    (b) In addition, the Company shall deliver to Purchaser, not later than the 35th day following the end of each fiscal month prior to the Closing, updated Pro Forma Retained Business Financial Statements as of the end of such fiscal month.

    SECTION 8.12 FURTHER ACTIONS. (a) The Company shall, and shall cause each of the Retained Companies to, use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each of the Retained Companies to fulfill and perform its obligations in respect of this Agreement and the Transaction Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

    (b) The Company shall (and shall cause each of the Retained Companies to), as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act and foreign antitrust filings) required under any law applicable to any of the Retained Companies, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Permits necessary to be obtained or made by any of the Retained Companies, in each case in connection with this Agreement or the Transaction Agreements, the sale and transfer of the Shares, the Special Warrants and the Warrants pursuant hereto, or the consummation of the other transactions contemplated hereby or thereby.

    (c) The Company shall, and shall cause each of the Retained Companies to, coordinate and cooperate with Purchaser in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Purchaser in connection with the filings and other actions contemplated by this Agreement.

    (d) At all times prior to the Closing Date, the Company shall promptly notify Purchaser in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article IX to be satisfied, promptly upon becoming aware of the same.

    SECTION 8.13 FURTHER ASSURANCES. Following the Closing Date, the Company shall, and shall cause each of the Retained Companies to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and the Transaction Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE IX

CONDITIONS PRECEDENT

    SECTION 9.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligations of the Company and Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction prior to the Closing of each of the following conditions, each of which may be waived only if it is legally permissible to do so:

    (a) HSR AND OTHER APPROVALS. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred.

    (b) NO LITIGATION, INJUNCTIONS, OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements shall be in effect.

    (c) STOCKHOLDERS VOTE. The Company Stockholder Approval shall have been obtained.

    (d) NASDAQ LISTING. The Shares shall have been approved for listing on the Nasdaq Stock Market, subject only to official notice of issuance.

    (e) CONSUMMATION OF DISTRIBUTIONS. The distribution of the businesses of School, Travel, Technology, Print and their respective Subsidiaries shall have occurred pursuant to the Distribution Agreements, which shall contain provisions:

    (i) effecting the Pre-Distribution Transactions;

    (ii) allocating assets and liabilities among the Distributed Companies and the Retained Companies;

   (iii) allocating among the Distributed Companies an aggregate of $130 million of corporate debt, in addition to acquisition debt incurred in respect of acquisitions effected after the date hereof;

    (iv) allocating among the Distributed Companies and the Company on a pro rata basis all liabilities of the Distributed Companies not properly allocable to any specific Distributed Company or to the Company;

    (v) with respect to current and planned cross-selling opportunities between the Distributed Companies and the Retained Companies; and

    (vi) allocating on a pro rata basis the transaction costs associated with the Transactions.

    (f) Tax Allocation Agreement. The Tax Allocation Agreement shall have been executed and shall contain the following provisions:

    (i) a joint and several indemnity from the Distributed Companies in favor of the Company and the Retained Subsidiaries from and against any Losses with respect to Taxes resulting from any Adverse Tax Act of any of the Distributed Companies or their Subsidiaries;

    (ii) an indemnity from each of the Distributed Companies in favor of the Company from and against any Losses with respect to Taxes resulting from the Pre-Distribution Transactions or the Distributions, as a result of the failure of the Pre-Distribution Transactions or the Distributions to qualify under sections 355 or 368 of the Code or otherwise, including, without limitation, by reason of any stock or securities of any Distributed Company failing to qualify as "qualified property" within the meaning of section 355(c)(2) of the Code, except to the extent such Losses result from any Adverse Tax Act by any of the Company, the Retained Subsidiaries, the Distributed Companies or any of their Subsidiaries, provided that each Distributed Company shall be only liable for the portion of such Losses that bears the same ratio to the aggregate amount of such Losses as the Market Capitalization of such Distributed Company bears to the aggregate Market Capitalization of the Company and the Distributed Companies and provided, further, that each Distributed Company shall be liable for 100% of any such Losses attributable to any "deferred intercompany transaction" to the extent such Loss is attributable to any "intercompany item" that such Distributed Company or any of its Subsidiaries is required to take into account immediately prior to the Distributions pursuant to Treasury Regulations section 1.1502-13;

   (iii) customary provisions providing for control and participation rights with respect to any administrative and judicial proceedings with respect to Taxes, including the right of the Person primarily responsible for the relevant indemnification obligation thereunder to control any such proceeding. Notwithstanding anything to the contrary in the preceding sentence, no Distributed Company shall be entitled to assume control of any portion of any administrative or judicial proceeding with respect to Taxes unless such Distributed Company shall have theretofore acknowledged in writing its liability for such Taxes pursuant to the Tax Allocation Agreement; and

    (iv) Any tax saving or other benefit attributable any compensation deduction arising from or in connection with the exercise by any Employee of the Company or any of its Subsidiaries of any option granted under any of the Company Stock Plans shall be apportioned to the entity whose shares were issued upon the exercise of such option, provided that any compensation deduction arising from or in connection with any such exercise on or prior to the Closing Date by any Employee of any Distributed Company or any of its Subsidiaries shall be apportioned to such Distributed Company.

    SECTION 9.02 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed by an authorized officer of Purchaser to such effect.

        (b) OPINION OF PURCHASER'S COUNSEL. The Company shall have received an opinion dated as of the Closing of Debevoise & Plimpton, counsel to Purchaser, in form and substance reasonably satisfactory to the Company.

        (c) REGISTRATION RIGHTS AGREEMENT. Purchaser shall have executed and delivered the Registration Rights Agreement.

    SECTION 9.03 CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

    (b) TRANSACTION AGREEMENTS. Each Transaction Agreement to which the Company is a party shall have been executed without modification from the forms as in existence at the Review Cut-off Time or such earlier date as Purchaser completed its review of such agreement.

    (c) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Company under this Agreement, and Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

    (d) OPINION OF THE COMPANY'S COUNSEL. Purchaser shall have received opinions dated as of the Closing of the general counsel of the Company, and Wilmer, Cutler & Pickering, counsel to the Company, in form and substance reasonably satisfactory to Purchaser.

    (e) REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered the Registration Rights Agreement.

    (f) FINANCINGS. The Company shall have entered into definitive documentation for the Proposed Financings and such definitive documentation shall be satisfactory in form and substance to Purchaser.

    (g) TENDER OFFER. The Company shall have consummated the Tender Offer as provided for herein.

    (h) CONSULTING AGREEMENT; TRANSACTION FEE. The Company shall have (A) entered into a consulting agreement with CD&R providing for an annual fee of $500,000 (plus reasonable out-of-pocket expenses) in connection with consulting and advisory services and a related indemnification agreement and (B) authorized payment to CD&R of the Transaction Fee and the Transaction Fee shall have been paid to CD&R. The consulting agreement shall terminate at the later of (i) the fifth anniversary of the Closing Date and (ii) such time as Purchaser is entitled to nominate only one Investor Director.

    (i)  OTHER PARTIES.  (A) No Person or "group" (as defined in the Exchange
Act), other than Purchaser, shall have acquired beneficial ownership of more than 15% of the outstanding shares of Voting Securities, and (B) no Person (other than Purchaser or one or more of its Affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company.

    (j) CORPORATE PROCEEDINGS. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Transaction Agreements, and all documents and instruments incident thereto, shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified or requested, as may be reasonably requested.

    (k) MANAGEMENT PLAN. Purchaser shall have completed discussions with management which satisfactorily confirm to Purchaser that the operating prospects of the Retained Business (exclusive of acquisitions), are, taken as a whole, not materially inconsistent with the Company's forecasts (excluding (i) the impact on the Company's earnings for fiscal quarters ending prior to or including the Closing caused by the inability of the Company to complete acquisitions following announcement of the Transactions and/or to account for acquisitions as poolings of interest and (ii) the effect on the Company of being required as a result of the Transactions to change accounting treatment for past acquisitions from poolings of interests to purchases); provided, however, that this condition shall be deemed satisfied if Purchaser shall not have given notice to the Company on or prior to February 3, 1998 that Purchaser has concluded that this condition has not been satisfied.

    (l) BOARD OF DIRECTORS. The Board of Directors of the Company shall consist of 9 persons, including the chief executive officer of the Company, three designees of Purchaser, three persons selected by the current Board of Directors and two persons who shall be satisfactory to both Purchaser and the current Board of Directors of the Company.

    (m) MATERIAL ADVERSE EFFECT. No event, change or development shall exist or have occurred since October 25, 1997 which has had or is reasonably likely to have a Material Adverse Effect on the Retained Companies, taken as a whole.

    (n) DEBT AMOUNTS. The outstanding debt of the Retained Companies shall not exceed $1.4 billion (after giving effect to the Transactions and assuming conversion of all issued and outstanding 2001 Notes) and the outstanding debt of the Distributed Companies shall be at least $130 million plus the expenditures by the entities comprising such Distributed Companies for acquisitions after the date hereof.

    (o) OPTIONS. The Company's arrangements with respect to Management options shall be satisfactory to Purchaser in its good faith reasonable judgment.

                                   ARTICLE X

TERMINATION

    SECTION 10.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing, whether before or after the Company Stockholder Approval has been obtained:

    (a) by mutual written consent of Purchaser and the Company;

    (b) by Purchaser or the Company:

    (i) if the Closing shall not have occurred prior to September 30, 1998, provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement results in the failure of the Closing to occur;

    (ii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Company Meeting, or such meeting shall not have been held by September 30, 1998;

   (iii) if there shall be any statute, law, regulation or rule that makes consummating the transactions contemplated hereby illegal or if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such judgment, order, decree or ruling shall have become final and non-appealable;

    (c) by Purchaser:

    (i) if the Company shall have failed to perform in any material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and the Company has failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from Purchaser, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

        (ii) if the Board of Directors of the Company or any committee thereof withdraws or modifies (or publicly announces its intention to do so, or resolves to do so) in a manner adverse to Purchaser (as determined by Purchaser in its reasonable judgment) its approval or recommendation of this Agreement or the transactions contemplated hereby or approves or recommends a Transaction Proposal;

       (iii) if the Board of Directors of the Company publicly announces its determination not to effect the Distributions;

        (iv) if any of the conditions set forth in Section 9.01 or 9.03 shall become impossible to fulfill (other than as a result of any breach by Purchaser of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

        (v) if permitted pursuant to Section 8.04 or 8.06;

        (vi) if the Company shall make any substantive amendment to any Transaction Agreement after the Review Cut-Off Time without Purchaser's consent;

        (d) by the Company:

        (i) if Purchaser shall have failed to perform in any material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and Purchaser has failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

        (ii) if any of the conditions set forth in Section 9.01 or 9.02 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

       (iii) if permitted pursuant to Section 8.02(b).

    SECTION 10.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of this Section 10.02, Section 13.09 and Article XI and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XI

INDEMNIFICATION

    SECTION 11.01 INDEMNIFICATION OF PURCHASER. The Company covenants and agrees to defend, indemnify and hold harmless each of Purchaser, its Affiliates (other than the Company and any Retained Companies), and their respective officers, directors, partners, employees, agents, advisers and representatives including, without limitation, the Fund, CD&R Investment Associates, Inc., a Delaware corporation, and CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, and CD&R (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, demands, liabilities, obligations, losses, costs, expenses, fines or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, "Losses"), resulting from or based on (or allegedly resulting from or based on):

        (i) any actions (including by any shareholders of the Company in connection with any derivative actions) resulting from or based on (or allegedly resulting from or based on) any of the Transactions, provided that the indemnity provided in this clause (i) shall not include (A) actions brought by any limited partner of the Fund against Purchaser or any of its Affiliates relating to the transactions contemplated by this Agreement, (B) Losses resulting from or based on the acts or omissions of a Purchaser Indemnitee following the Closing, (C) claims resulting from or based on (1) a breach by Purchaser of its obligations under this Agreement, (2) any contract, agreement, obligation, commitment, understanding or other arrangement between the claimant and any Purchaser Indemnitee, (3) any intentional tort by a Purchaser Indemnitee or (4) any fee, compensation or other payment to be paid to any Purchaser Indemnitee;

        (ii) subject to the limitations set forth in Section 11.03, any breach by the Company of any representation, warranty, covenant or obligation of the Company hereunder; and

       (iii) any failure of any of the Distributed Companies to satisfy its stated obligations and liabilities under the Distribution Agreements, the Tax Allocation Agreement or any of the other Transaction Agreements to which it is a party, whether by virtue of such agreement's unenforceability, the Distributed Company's bankruptcy or otherwise.

    The Losses described in clauses (i), (ii) and (iii) of this Section 11.01(a) are herein referred to as "Purchaser Indemnifiable Losses". The Company shall reimburse the Purchaser Indemnitees for any legal or other expenses incurred by such Purchaser Indemnitees in connection with investigating or defending any such Purchaser Indemnifiable Losses as such expenses are incurred.

    SECTION 11.02 INDEMNIFICATION PROCEDURES. Promptly after receipt by a Purchaser Indemnitee of notice of the commencement of any action or the written assertion of any claim, such Purchaser Indemnitee shall, if a claim in respect thereof is to be made against the Company, as the case may be (the "Indemnifying Person"), notify the Indemnifying Person in writing of the commencement or the written assertion thereof. Failure by a Purchaser Indemnitee to so notify the Indemnifying Person shall relieve the Indemnifying Person from the obligation to indemnify such Purchaser Indemnitee only to the extent that the Indemnifying Person suffers actual and material prejudice as a result of such failure but in no event shall such failure to notify the Indemnifying Person (i) constitute prejudice suffered by the Indemnifying Person if it has otherwise received notice of the actions giving rise to such obligation to indemnify or (ii) relieve it from any liability or obligation that it may otherwise have to such Purchaser Indemnitee. In case any such action or claim shall be brought or asserted against any Purchaser Indemnitee and it shall notify the Indemnifying Person of the commencement or assertion thereof, the Indemnifying Person shall be entitled to participate therein but the defense of such action or claim shall be conducted by counsel to the Purchaser Indemnitee, provided, however, that the Indemnifying Person shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Purchaser Indemnitees, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against such action or proceeding and provided further that a Purchaser Indemnitee shall not enter into any settlement of any such claim without the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

    SECTION 11.03 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall expire for all purposes on the first anniversary of the Closing Date, except for the representations and warranties contained in Sections 3.01(n), 3.01(o) and 3.01(p), which shall expire for all purposes upon expiration of the applicable statute of limitations.

                                  ARTICLE XII

INTERPRETATION; DEFINITIONS

    SECTION 12.01 INTERPRETATION.  As used in this Agreement:

    (a) any reference to the Company and its Subsidiaries means the Company and each of its Subsidiaries;

    (b) any reference to the "Retained Company" and its Subsidiaries or the "Retained Companies" means the Company and those of its Subsidiaries included in the Retained Business;

    (c) any reference to the "Retained Subsidiaries" means the Subsidiaries of the Company included in the Retained Business;

    (d) any reference to School, Travel, Technology or Print and their Subsidiaries means School, Travel, Technology or Print immediately after completion of the Distributions and those entities that immediately after the completion of the Distributions will be Subsidiaries of School, Travel, Technology or Print.

    SECTION 12.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

    "2001 Notes" is defined in the recitals to this Agreement.

    "2003 Notes" is defined in Section 3.01(d).

    "Adverse Tax Act" means, for any Person, any action of such Person, or any omission by such Person of an action reasonably available to it, after the date of the Distributions, that materially contributes to a Final Determination that the Pre-Distribution Transactions or any of the Distributions results in the recognition of gain to the Company by virtue of the Pre-Distribution Transactions or any of the Distributions failing to qualify under sections 355 or 368 of the Code, including, without limitation, by reason of any stock or securities of any Distributed Company failing to qualify as "qualified property" within the meaning of section 355(c)(2) of the Code, or otherwise.

    "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement).

    "Agreement" is defined in the recitals to this agreement.

    "Assets" is defined in Section 3.01(k).

    "Audited Balance Sheet" is defined in Section 3.01(g)(iv).

    "Audited Retained Business Financial Statements" is defined in 3.01(g)(iv).

    "Balance Sheet" is defined in Section 3.01(g)(i).

    "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

    "Business Day" means any day on which banking institutions are open in the City of New York.

    "Buyout Transaction" means a tender offer, merger, sale of all or substantially all the Company's assets or any similar transaction that offers each holder of Voting Securities (other than, if applicable, the

Person proposing such transaction) the opportunity to dispose of Voting Securities Beneficially Owned by each such holder for the same consideration or otherwise contemplates the acquisition of Voting Securities Beneficially Owned by each such holder for the same consideration.

    "Cash Transaction" is defined in Section 4.02(b)(i).

    "CD&R" means Clayton, Dubilier & Rice, Inc., a Delaware corporation.

    "Closing" is defined in Section 1.02.

    "Closing Date" is defined in Section 1.02.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Common Stock" is defined in the recitals to this Agreement.

    "Company" is defined in the recitals to this Agreement.

    "Company Business Financial Statements" is defined in Section 3.01(g)(i).

    "Company By-laws" is defined in Section 3.01(a).

    "Company Charter" is defined in Section 3.01(a).

    "Company Intellectual Property" is defined in Section 3.01(s).

    "Company Meeting" is defined in Section 8.05(a).

    "Company Meeting Proposal" is defined in Section 8.05(a).

    "Company SEC Documents" is defined in Section 3.01(f).

    "Company Stock Plans" is defined in Section 3.01(d).

    "Company Stockholder Approval" is defined in Section 3.01(b).

    "Contingent Stock" means Common Stock issued after the Closing Date pursuant to (i) the Amendment to Stock Purchase Agreement, dated as of June 20, 1996, by and between the Company and Eric Watson or (ii) any security, option, warrant, call, subscription, right, contract, commitment, arrangement or understanding required to be disclosed on Schedule 3.01(d) but not disclosed thereon.

    "Contract" is defined in Section 3.01(c)(i).

    "Delivery Cut-off Time" is defined in Section 8.04.

    "DGCL" is defined in Section 3.01(q).

    "Distribution Agreements" is defined in the recitals to this Agreement.

    "Distributions" is defined in the recitals to this Agreement.

    "Distributed Companies" is defined in the recitals to this Agreement.

    "Employee" means any employee or former employee of any member of the Company or any of its Subsidiaries or any beneficiary or dependent of any such employee or former employee.

    "Employee Benefit Plans" means all defined contribution, defined benefit, welfare benefit, bonus, incentive compensation, stock option, stock purchase, stock appreciation right, stock bonus, incentive, deferred compensation, insurance, medical, dental, vision, life, death benefit, fringe benefit or other employee benefit plans, programs, policies or arrangements, including without limitation, any employment, consulting, offer, secondment, severance or other termination agreement, whether or not an employee benefit plan within the meaning of section 3(3) of ERISA, maintained by the Company or any of its Subsidiaries.

    "Environmental Law" is defined in Section 3.01(p).

    "Environmental Permits" is defined in Section 3.01(p).

    "Equity Security" means (i) any Common Stock or other Voting Securities,
(ii) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Securities or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Securities.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Exchange Act" is defined in Section 3.01(c)(ii).

    "Filed Company SEC Documents" is defined in Section 3.01(i).

    "Final Determination" means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions, which resolves the entire tax liability for any tax period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the applicable taxing jurisdiction; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

    "Fund" means Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership.

    "GAAP" means United States generally accepted accounting principles.

    "Governmental Entity" is defined in Section 3.01(c)(ii).

    "Hazardous Substance" is defined in Section 3.01(p).

    "HSR Act" is defined in Section 3.01(c)(ii).

    "Indemnifying Person" is defined in Section 11.02.

    "Information Statement" is defined in Section 8.08(a).

    "Intellectual Property" means trademarks, trade names, trade dress, service marks, copyrights, domain names, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, ideas, inventions, improvements, practices, processes, formulas, designs, know-how, confidential business or technical information, computer software, firmware, data and documentation, licenses of or agreements relating to any of the foregoing, rights of privacy and publicity, moral rights, and any other similar intellectual property rights and tangible embodiments of any of the foregoing (in any medium including electronic media).

    "Investor Directors" is defined in Section 4.01.

    "Issuance" is defined in Section 8.05(a).

    "knowledge of the Company" or any like expression means to the knowledge of the persons listed on Schedule 12.02 after due inquiry.

    "Lien" is defined in Section 3.01(c)(i).

    "Losses" is defined in Section 11.01(a).

    "Market Capitalization" means, for any entity, the market capitalization of such entity determined on the basis of the average closing price for the common stock of such entity for the five-day period ending on the tenth day after the date of the Distributions.

    "Material Adverse Effect" on or with respect to an entity (or group of entities taken as a whole) means any state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole), or on the ability of such entity (or group of entities) to consummate the transactions contemplated hereby, including the Pre-Distribution Transactions and the Distributions, or to perform its obligations under the Transaction Agreements to which it is or will be a party; provided, however, that a "Material Adverse Effect" shall exclude (i) the impact on the Company's earnings for fiscal quarters ending prior to or including the Closing caused by the inability of the Company to complete acquisitions following the announcement of the Transactions and/or to account for acquisitions as poolings of interest and (ii) the effect on the Company of being required as a result of the Transactions to change accounting treatment for past acquisitions from poolings of interests to purchases.

    "Material Contracts" is defined in Section 3.01(m).

    "Material Subsidiary" is defined in Section 3.01(a).

    "New Security" means any Equity Security issued by the Company after the Closing; provided that "New Security" shall not include (i) any securities issuable upon conversion of any convertible Equity Security, (ii) any securities issuable upon exercise of any option, warrant or other similar Equity Security or (iii) any securities issuable in connection with any stock split, stock dividend or recapitalization of the Company where such securities are issued to all stockholders of the Company on a pro rata basis.

    "Non-Investor Directors" is defined in Section 4.01.

    "Notes to Pro Forma Financial Statements" is defined in Section
3.01(g)(iii).

    "Offer Conditions" is defined in Section 8.07(a).

    "Offer Documents" is defined in Section 8.07(b).

    "Other Holders" means the holders of the Other Shares.

    "Other Shares" means Voting Securities not Beneficially Owned by Purchaser or its Affiliates.

    "Permit" is defined in Section 3.01(c)(i).

    "Permitted Liens" shall mean those Liens (A) securing debt that is reflected on the Balance Sheet or the notes thereto or securing debt incurred as part of the Proposed Financings, (B) referred to in Schedule 3.01(l), (C) for Taxes not yet due or payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (D) that constitute mechanics', carriers', workmens' or like liens, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course, (E) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and social security, retirement and other legislation and (F) easements, covenants, declarations, rights of way, encumbrances, or similar restrictions in connection with real property owned by certain of the Retained Subsidiaries that do not materially impair the use of such real property by such Retained Subsidiaries, and in the case of Liens described in clauses (B), (C), (D), (E) or (F) that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

    "Permitted Options" is defined in Section 4.02(a)(i).

    "Permitted Securities Transaction" is defined in Section 4.02(b)(ii).

    "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

    "Plans" is defined in Section 3.01(o)(ii).

    "Pre-Distribution Transactions" means the contribution of certain assets, the assumption of certain liabilities and other transfers contemplated by the respective Distribution Agreements, pursuant to which the respective businesses of School, Travel, Technology and Print will be consolidated under such corporations prior to the Distributions.

    "Print" is defined in the recitals to this Agreement.

    "Print Distribution" is defined in the recitals to this Agreement.

    "Print Distribution Agreement" is defined in the recitals to this Agreement.

    "Pro Forma Balance Sheet" is defined in Section 3.01(g)(iii).

    "Pro Forma Income Statements" is defined in Section 3.01(g)(iii).

    "Pro Forma Retained Business Financial Statements" is defined in Section 3.01(g)(iii).

    "Pro Rata Share" means the fraction of an entire issuance of New Securities, the numerator of which shall be the number of shares of Common Stock owned or receivable upon exercise of the Warrant and the Special Warrant by Purchaser and its Affiliates (other than the Company and its Subsidiaries) immediately prior to such issuance of such New Securities and the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately prior to such issuance of such New Securities and receivable upon exercise of the Warrant and the Special Warrant.

    "Proposed Charter Amendments" is defined in Section 4.05.

    "Proposed Financings" is defined in the recitals to this Agreement.

    "Proxy Statement" is defined in Section 8.05(b).

    "Purchase Price" is defined in Section 1.01.

    "Purchaser" is defined in the recitals to this Agreement.

    "Purchaser Indemnifiable Losses" is defined in Section 11.01(a).

    "Purchaser Indemnitees" is defined in Section 11.01(a).

    "Purchaser's Expenses" is defined in Section 13.09(b).

    "Purchaser's Percentage Interest" means the greater of (i) the percentage of Total Voting Power, determined on the basis of the number of Voting Securities actually outstanding, that is controlled directly or indirectly by Purchaser or any Subsidiary or Affiliate of Purchaser (other than the Company and its Subsidiaries), including by beneficial ownership and (ii) the percentage of the total Fair Market Value of all classes of outstanding capital stock of the Company that is owned directly or indirectly by Purchaser or any Subsidiary or Affiliate of Purchaser (other than the Company and its Subsidiaries), including by beneficial ownership. For purposes of determining Purchaser's Percentage Interest, (a) any options, rights, warrants (including the Warrants and the Special Warrants) and similar securities that entitle the holder thereof to acquire shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as exercised; (b) any debt security that is convertible into shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as converted; and (c) any equity security that is convertible into shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as converted, but only to the extent that such conversion would result in Purchaser's Percentage Interest being greater than such interest would be if such conversion had not been deemed to occur.

    "Purchaser's Total Securities" is defined in Section 4.01(b)(i).

    "Registration Rights Agreement" is defined in the recitals to this Agreement.

    "Retained Business" means the business and operation of the Retained Companies.

    "Retained Companies" is defined in Section 12.01(b).

    "Retained Plans" is defined in Section 3.01(O)(i).

    "Retained Subsidiaries" is defined in Section 12.01(c).

    "Review Cut-off Time" is defined in Section 8.04.

    "School" is defined in the recitals to this Agreement.

    "School Distribution" is defined in the recitals to this Agreement.

    "School Distribution Agreements" is defined in the recitals to this Agreement.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" is defined in Section 3.01(c)(ii).

    "Security" means at any time Equity Securities and any shares of any class of capital stock of the Company.

    "Shares" is defined in Section 1.01.

    "Special Warrants" is defined in the recitals to this Agreement.

    "Special Warrant Shares" means shares of Common Stock issuable upon exercise of the Special Warrants.

    "Subscription Notice" is defined in Section 5.01.

    "Subsidiary" means, as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

    "Superior Proposal" is defined in Section 8.02(b).

    "Tax Allocation Agreement" is defined in the recitals to this Agreement.

    "Tax Returns" is defined in Section 3.01(n)(i).

    "Taxes" is defined in Section 3.01(n)(i).

    "Technology" is defined in the recitals to this Agreement.

    "Technology Distribution" is defined in the recitals to this Agreement.

    "Technology Distribution Agreement" is defined in the recitals to this Agreement.

    "Tender Offer" is defined in the recitals to this Agreement.

    "Tender Offer Statement" is defined in Section 8.07(b).

    "Termination Fee" is defined in Section 13.09(b).

    "Total Voting Power" means at any time the total combined voting power in the general election of directors of all the Voting Securities then outstanding.

    "Transactions" means the execution, delivery and performance of each Transaction Agreement by the Company and the consummation by the Company of the Pre-Distribution Transactions, the Distributions, the Proposed Financings, the Tender Offer, the issuance and sale by the Company of the Shares, the Special Warrants and the Warrants, and of the other transactions contemplated by the Transaction Agreements.

    "Transaction Agreements" means, collectively, this Agreement, the Special Warrant, the Warrant, the Registration Rights Agreement, the Distribution Agreements, the Tax Allocation Agreement, the tax representation letters to be delivered in connection with the Distributions and such other agreements as are entered into to effect the Pre-Distribution Transactions, including, without limitation, any employee benefits agreement, intellectual property agreement and transitional services agreement.

    "Transaction Fee" means an amount equal to $15 million plus out-of-pocket expenses.

    "Transaction Proposal" is defined in Section 8.02.

    "Travel" is defined in the recitals to this Agreement.

    "Travel Distribution" is defined in the recitals to this Agreement.

    "Travel Distribution Agreement" is defined in the recitals to this Agreement.

    "Unaudited Company Business Financial Statements" is defined in Section 3.01(g)(ii).

    "Voting Securities" means at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

    "Warrants" is defined in the recitals to this Agreement.

    "Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants.

                                  ARTICLE XIII

MISCELLANEOUS

    SECTION 13.01 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

    SECTION 13.02 SPECIFIC ENFORCEMENT. Purchaser, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

    SECTION 13.03 ENTIRE AGREEMENT. This Agreement (including the documents set forth in the Exhibits and Schedules hereto) and the other Transaction Agreements contain the entire understanding of the parties with respect to the transactions contemplated hereby.

    SECTION 13.04 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    SECTION 13.05 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail, postage prepaid, if to:

    The Company:

       U.S. Office Products Company
       1025 Thomas Jefferson Street, N.W.
       Suite 600 East
       Washington, D.C. 20007

       Attention of: Mark D. Director
       Telecopy No.: (202) 339-6727

    with a copy to:

       Wilmer, Cutler & Pickering
       2445 M Street, N.W.
       Washington, D.C. 20037

       Attention of: George P. Stamas
       Telecopy No.: (202) 663-6363

    Purchaser:

       c/o Clayton, Dubilier & Rice Fund V
       Limited Partnership
       1043 Foulk Road, Suite 106
       Wilmington, Delaware

    with a copy to:

       Clayton, Dubilier & Rice, Inc.
       375 Park Avenue, 18th Floor
       New York, New York 10152

       Attention of: Brian D. Finn
       Telecopy No.: (212) 407-5200

    with a copy to:

       Debevoise & Plimpton
       875 Third Avenue
       New York, New York 10022

       Attention of: Franci J. Blassberg
       Telecopy No.: (212) 909-6836

or to such other address or telex number as any party may, from time to time, designate in a written notice given in a like manner.

    SECTION 13.06 AMENDMENTS. This Agreement may be amended as to Purchaser and their successors and assigns (determined as provided in Section 13.08), and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Company shall obtain the written consent of Purchaser. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

    SECTION 13.07 COOPERATION. Purchaser and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement, including, without limitation, making all required filings under the HSR Act, if any; provided, however, that the foregoing shall not limit the ability of the Company to abandon the Distributions pursuant to Section 8.03.

SECTION 13.08 SUCCESSORS AND ASSIGNS.

    All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign any of its rights under this Agreement without the written consent of the other party.

SECTION 13.09 EXPENSES AND REMEDIES.

    (a) Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense, except as set forth in the next seven paragraphs.

    (b) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to Section 10.01(c)(ii), (c)(iii) or (c)(vi) the Company shall reimburse Purchaser for the reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel) incurred by Purchaser in connection with this Agreement or the matters contemplated hereby ("Purchaser's Expenses") and shall pay CD&R a termination fee of $25 million (the "Termination Fee").

    (c) Notwithstanding Section 13.09(a), if the Company terminates this Agreement pursuant to Section 10.01(d)(iii), the Company shall pay Purchaser's Expenses to Purchaser and the Termination Fee to CD&R.

    (d) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to any provision of Section 10.01 other than those referred to in Sections 13.09(b) or the Company terminates this Agreement pursuant to any provision of Section 10.01 other than those referred to in Section 13.09(c) and other than pursuant to Section 10.01(d)(i), the Company shall pay Purchaser's Expenses to Purchaser; provided that if Purchaser terminates this Agreement pursuant to Section 10.01(c)(iv) by reason of the failure to be satisfied of the condition set forth in Section 9.03(k), Purchaser's Expenses shall be limited to $2,000,000.

    (e) Notwithstanding Section 13.09(a), if (i) the Company terminates this Agreement pursuant to any provision of Section 10.01 other than those referred to in Sections 13.09(c) or Purchaser terminates this Agreement pursuant to
Section 10.01(b)(ii), (ii) a Transaction Proposal was made prior to September 30, 1998 and (iii) during the period ending 12 months after termination the Company enters into an agreement relating to or publicly announces, a transaction including the sale or other disposition of Equity Securities representing in excess of 20% of the Total Voting Power or 20% of the assets of the Company and its Subsidiaries, taken as a whole, then upon consummation of such transaction, the Company shall pay Purchaser's Expenses (without duplication of any Purchaser's Expenses paid pursuant to Section 13.09(d)) and the Termination Fee to CD&R.

    (f) Notwithstanding Section 13.09(a), upon the occurrence of the Closing, the Company shall pay Purchaser's Expenses to Purchaser.

    (g) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to Section 10.01(c)(i) the Company shall reimburse Purchaser for Purchaser's Expenses and shall pay CD&R a termination fee of $10 million.

SECTION 13.10 TRANSFER OF SHARES AND WARRANTS.

    Purchaser understands and agrees that neither any shares of Common Stock or any Warrants, Special Warrants, Warrant Shares or Special Warrant Shares have been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Purchaser acknowledges that except as provided in the Registration Rights Agreement, Purchaser has no right to require the Company to register shares of Common Stock, the Warrants, the Special Warrants, the Warrant Shares or the Special Warrant Shares. Purchaser understands and agrees that each certificate representing shares of Common Stock, Warrants, Special Warrants, Warrant Shares or Special Warrant Shares (other than, with respect to the first legend, shares of Common Stock, Warrants, Special Warrants, Warrant Shares or Special Warrant Shares that are no longer subject to the provisions of Article VII and other than, with respect to the second legend, shares of Common Stock, Warrants, Special Warrants, Warrant Shares or Special Warrant Shares which have been transferred in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder or any similar rule or regulation) shall bear the following legends:

    "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AN AGREEMENT ON FILE AT THE OFFICES OF THE CORPORATION."

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

and Purchaser agrees to transfer shares of Common Stock, Warrants and Warrant Shares only in accordance with the provisions of such legends.

SECTION 13.11 GOVERNING LAW.

    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, except to the extent that Delaware law mandatorily governs.

SECTION 13.12 PUBLICITY.

    The Company and Purchaser will consult and cooperate with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement.

SECTION 13.13 NO THIRD PARTY BENEFICIARIES.

    (a) Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge and agree that the Distributed Companies are each third party beneficiaries of
Section 6.01 of this Agreement and that the Purchaser Indemnitees (other than Purchaser) are third party beneficiaries of Article XI of this Agreement.

    (b) Purchaser shall cooperate with the Company in connection with any tax audits or administrative or judicial proceedings with respect to the application of Section 355(e) (as ultimately enacted), including in rebutting any presumption arising under Section 355(e) of the Code.

SECTION 13.14 CONSENT TO JURISDICTION.

    Each of the Company and Purchaser irrevocably submits to the personal exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and, to the extent permitted under applicable rules of procedure, agrees not to commence any action, suit or proceeding relating hereto except in such court). Each of the Company and Purchaser further agrees that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in Section 13.05 will be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Company and Purchaser irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

    IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed as of the day and year first above written.

                                U.S. OFFICE PRODUCTS COMPANY

                                                /S/ THOMAS I. MORGAN
                                     -----------------------------------------
                                               Name: Thomas I. Morgan
                                                  TITLE: PRESIDENT

                                CDR-PC ACQUISITION, L.L.C.

                                By:             /s/ DONALD J. GOGEL
                                     -----------------------------------------
                                               Name: Donald J. Gogel
                                                  TITLE: PRESIDENT

                                                                       EXHIBIT 1
                                                         TO INVESTMENT AGREEMENT

                           TERMS OF SPECIAL WARRANTS

Exercise Price:                     $.01 per share.

Expiration Date:                    12 years from date of issuance.

Exercisability:                     To the extent of 24.9% of sum of (A) the number of shares
                                     of Common Stock issued upon conversion of the 2001
                                     Notes, (B) the number of any shares of Contingent Stock
                                     that are issued, and (C) the number of shares of Common
                                     Stock issuable pursuant to this Special Warrant in
                                     respect of shares described in clauses (A) and (B)
                                     above; or after the second anniversary of the issuance
                                     of this Special Warrant, whichever is earlier.

Shares Subject to Warrant:          Equal to the number of shares of Common Stock that is the
                                     difference between (i) 24.9% of the sum of (A) the
                                     outstanding shares of Common Stock as of the Closing
                                     Date after giving effect to the issuance of the Shares
                                     and the exercise of this Special Warrant, and assuming
                                     the conversion into Common Stock of all the 2001 Notes
                                     outstanding on the Closing Date at the conversion price
                                     resulting from adjustments made as a result of the
                                     Tender Offer and the Distributions and (B) the number of
                                     any shares of Contingent Stock that are issued, and (ii)
                                     24.9% of the outstanding shares of Common Stock as of
                                     the Closing after giving effect to the issuance of the
                                     Shares.

Transferability:                    Transferable to the same extent as Shares.

Cashless Exercise:                  Permitted.

Antidilution Protection:            Customary.

Registration Rights:                Same as for Shares.

Listing of Warrants:                Upon request of Purchaser.

Listing of Shares issuable upon
 exercise of Warrants:              Prior to Closing.

Listing of Special Covenants:       The Company will not be permitted to repurchase Common
                                     Stock if as a result thereof the exercisability of the
                                     Special Warrant will be limited.

                                                                       EXHIBIT 2
                                                         TO INVESTMENT AGREEMENT

                               TERMS OF WARRANTS

Exercise Price:                     1.5 times $270 million divided by the total number of
                                     Shares and shares of Common Stock subject to Special
                                     Warrants.

Expiration Date:                    12 years from date of issuance.

Exercisability:                     Only after the second anniversary of issuance.

Shares Subject to Warrant:          Equal to the number of the Shares.

Transferability:                    Transferable to the same extent as the Shares under
                                     Section 7.01.

Cashless Exercise:                  Permitted.

Antidilution Protection:            Customary.

Registration Rights:                Same as for Shares.

Listing of Warrants:                Upon request of Purchaser.

Listing of Shares issuable upon
 exercise of Warrants:              Prior to Closing.

Listing of Special Covenants:       The Company will not be permitted to repurchase Common
                                     Stock if as a result thereof the exercisability of the
                                     Warrant will be limited.

                                                                       EXHIBIT 3
                                                         TO INVESTMENT AGREEMENT

                     TERMS OF REGISTRATION RIGHTS AGREEMENT

Registrable Securities:             Shares issued under Investment Agreement, Warrants,
                                     Special Warrants and other Common Stock purchased by
                                     Purchaser in compliance with the Investment Agreement.

Demand Registrations:               Four.

Piggyback Registrations:            Unlimited.

Registration Fees and Expenses:     Payable by the Company, including counsel for selling
                                     stockholder.

Selection of Underwriters:          Purchaser selects underwriters for Demand Registrations
                                     subject to Company's consent which shall not be
                                     unreasonably withheld. Company selects underwriters for
                                     Piggyback Registrations subject to Purchaser's consent
                                     which shall not be unreasonably withheld.

Priority in Exercise of
 Registration of Rights:            In the event of cutbacks, securities to be registered for
                                     the account of the Purchaser shall have priority over
                                     other securities to be registered in connection with
                                     Demand Registrations and over other securities to be
                                     registered for the account other selling stockholders in
                                     Piggyback Registrations.

Indemnification:                    Customary.

Registration Procedures:            Customary including, without limitation, provision of
                                     opinions of counsel and comfort letter.

                                                                   SCHEDULE 8.07
                                                         TO INVESTMENT AGREEMENT



                       TENDER OFFER TIMING AND CONDITIONS



    The capitalized terms used in this Schedule 8.07 have the meaning set forth in the attached Agreement.



COMMENCEMENT DATE:



    Approximately 20 business days preceding the date of the Company Meeting set forth in the Proxy Statement



EXPIRATION DATE:



    No earlier than 20 business days following the Commencement Date.



CONDITIONS:



    The conditions to the Tender Offer shall be as set forth below (capitalized terms set forth below shall have the meaning given them in the Tender Offer):



    Notwithstanding any other provisions of the Tender Offer, and in addition to (and not in limitation of) the Company's rights to extend and amend the Tender Offer at any time in its sole discretion (subject to the provisions of the Investment Agreement), the Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Tender Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Common Stock, and may amend the Tender Offer consistent with the terms of the Investment Agreement or terminate the Tender Offer if (i) the Minimum Condition (as defined below) has not been satisfied; (ii) the Financing Condition (as defined below) has not been satisfied; (iii) the Equity Investment Condition (as defined below) has not been satisfied; (iv) the Distribution Condition (as defined below) has not been satisfied; or (v) any of the General Conditions (as defined below) shall not have been satisfied.



    The Minimum Condition will be satisfied if, at the Acceptance Date, a minimum of 37,037,037 Shares (including Option Shares) have been validly tendered pursuant to the terms of the Tender Offer and not withdrawn.



    The Financing Condition will be satisfied upon (a) the availability to the Company on terms and conditions satisfactory to the Company in its sole discretion of funds sufficient to pay the Tender Offer Price for 37,037,037 Shares and related costs and expenses of the Tender Offer from the Subordinated Debt Offering, through borrowings under the Credit Facility, and/or from the Equity Investment, or any combination of the foregoing, and (b) the Company having obtained all necessary consents from lenders for completion of the Tender Offer and the Distributions.



    The Equity Investment Condition will be satisfied when all conditions to closing under the Investment Agreement have been satisfied or waived other than the following conditions: the condition set forth in Section 9.01(e) of the Investment Agreement relating to consummation of the Distributions; and the condition set forth in Section 9.03(g) of the Investment Agreement relating to consummation of the Tender Offer.



    The Distributions Condition shall be satisfied when all conditions, including among others (a) the registration statements relating to the distribution of shares in the Distributions having been declared effective by the Commission and (b) the Company having received an opinion of Wilmer, Cutler & Pickering regarding the tax treatment of the Distributions, to the obligation of the Company to consummate the Distributions under the Distribution Agreement have been satisfied or waived, other than the condition set forth in Section 8.01(g) of the Distribution Agreement relating to consummation of the Tender Offer.



    For purposes of the foregoing provisions, all the General Conditions shall be deemed to have been satisfied unless any of the following conditions shall occur prior to the Acceptance Date:



        (i) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of or the consummation of the transactions contemplated by the Tender Offer, the Equity Investment or the Distributions; or that has, or is reasonably likely to have, in the sole judgment of the Company, a material adverse effect on the business, operations, properties, condition (financial or otherwise); assets, liabilities or prospects of the Company and its subsidiaries taken as a whole;



        (ii) any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay in consummation of the Tender Offer, the Equity Investment or the Distributions or that has, or is reasonably likely to have, in the sole judgment of the Company, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole;



        (iii) there shall have occurred or be likely to occur any event that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Tender Offer, the Equity Investment or the Distributions or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Tender Offer, the Equity Investment or the Distributions, or otherwise result in the consummation of the Tender Offer, the Equity Investment or the Distributions not being, or not being reasonably likely to be, in the best interests of the Company and its subsidiaries taken as a whole;



        (iv) a tender or exchange offer for some or all of the Shares (other than the Tender Offer) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person; or



        (v) (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than Investor and entities, groups or persons, if any, who have filed with the Commission, on or before January 12, 1998, a Schedule 13G or Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares; or



           (2) such entity, group or person that has publicly disclosed any such beneficial ownership of more than 5% of the Shares prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding Shares (other than the Equity Investment); or



           (3) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares; or



        (vi) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities in the United States national securities exchanges or over-the-counter markets, (b) any significant adverse change in the trading prices for the Common Stock or in the Company's other securities, or in any financial markets, (c) a material impairment in the trading market for securities that could, in the sole judgment of the Company, affect the Equity Investment, the Tender Offer, the Distributions or the New Borrowings, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on (or other event that, in the reasonable judgment of the Company, might affect) the extension of credit by banks or other lending institutions in the United States, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

          ANNEX C--PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

    Article Four of the Amended and Restated Certificate of Incorporation of U.S. Office Products Company shall be amended by adding the following paragraph 4 under the heading "Common Stock:"

        4.  Reclassification

        As of 5:00 p.m., Eastern time, on the date on which this Certificate of Amendment is filed with the Secretary of State of Delaware (the "Effective Time"), each four outstanding shares of common stock, $.001 per share ("Old Common Stock") shall thereupon be reclassified and changed into one share of common stock, par value $.001 per share ("New Common Stock"). Upon such Effective Time, each holder of Old Common Stock shall thereupon automatically be and become the holder of one share of New Common Stock for every four shares of Old Common Stock held by such holder prior thereto. Upon such Effective Time, each certificate formerly representing a stated number of shares of Old Common Stock shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. As soon as practicable after such Effective Time, stockholders as of the date of the reclassification will be notified thereof and upon their delivery of their certificates of Old Common Stock to the Corporation or its designated agent, will be sent stock certificates representing their shares of New Common Stock, rounded down to the nearest whole number, together with cash representing the fair value of such holder's fractional shares of Old Common Stock. No scrip or fractional share certificate for New Common Stock will be issued in connection with this reverse stock split. All references elsewhere in the Amended and Restated Certificate of Incorporation to the "Common Stock" shall, after the Effective Time, refer to the New Common Stock.

                          U.S. OFFICE PRODUCTS COMPANY

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
Introduction to Selected Financial Data...................................................................        F-2
Selected Financial Data...................................................................................        F-3
Management's Discussion and Analysis of Financial Position and Results of Operations......................        F-5
Introduction to Pro Forma Financial Information...........................................................       F-21
Pro Forma Combined Balance Sheet as of January 24, 1998 (unaudited).......................................       F-23
Pro Forma Combined Statement of Income for the nine months ended January 24, 1998 (unaudited).............       F-25
Pro Forma Combined Statement of Income for the nine months ended January 25, 1997 (unaudited).............       F-26
Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
 (unaudited)..............................................................................................       F-27
Notes to Pro Forma Combined Financial Statements..........................................................       F-28
Report of Price Waterhouse LLP, Independent Accountants...................................................       F-31
Report of Ernst & Young LLP, Independent Accountants......................................................       F-32
Report of BDO Seidman, LLP, Independent Accountants.......................................................       F-33
Report of KPMG Peat Marwick LLP, Independent Accountants..................................................       F-34
Report of KPMG Peat Marwick LLP, Independent Accountants..................................................       F-35
Report of Rubin, Koehmstedt and Nadler, Independent Accountants...........................................       F-36
Report of Deloitte & Touche LLP, Independent Accountants..................................................       F-37
Report of Hertz, Herson & Company, LLP, Independent Accountants...........................................       F-38
Report of Hertz, Herson & Company, LLP, Independent Accountants...........................................       F-39
Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and January 24, 1998 (unaudited)..........       F-40
Consolidated Statement of Income for the fiscal years ended April 30, 1995 and 1996, April 26, 1997 and
 the nine months ended January 25, 1997 (unaudited) and January 24, 1998 (unaudited)......................       F-41
Consolidated Statement of Stockholders' Equity for the fiscal years ended April 30, 1995 and 1996, April
 26, 1997 and the nine months ended January 24, 1998 (unaudited)..........................................       F-42
Consolidated Statement of Cash Flows for the fiscal years ended April 30, 1995 and 1996, April 26, 1997
 and the nine months ended January 25, 1997 (unaudited) and January 24, 1998 (unaudited)..................       F-44
Notes to Consolidated Financial Statements................................................................       F-46

                    INTRODUCTION TO SELECTED FINANCIAL DATA

    Set forth below is certain selected financial data for U.S. Office Products Company (the "Company"). The historical Statement of Income Data for the fiscal years ended April 30, 1995 and 1996 and April 26, 1997 and the Balance Sheet Data at April 30, 1996 and April 26, 1997 have been derived from the Company's consolidated audited financial statements and are included elsewhere in this Proxy Statement. The historical Statement of Income Data for the years ended April 30, 1993 and 1994 and the Balance Sheet Data at April 30, 1993, 1994, and 1995 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Proxy Statement. The Selected Financial Data for the nine months ended January 25, 1997 and January 24, 1998 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Proxy Statement. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented. The financial data have been restated from prior presentations as a result of the Company's adoption of the Strategic Restructuring Plan.

    The pro forma financial data gives effect, as applicable, to the Strategic Restructuring Plan, the offer to exchange the 2001 Notes for common stock at a reduced conversion price (the "2001 Note Offer"), the tender offer for the 2003 Notes (the "2003 Note Tender"), the offering of senior subordinated notes and the new senior secured credit facilities (the "New Borrowings") and the acquisitions completed by the Company after May 1, 1996 as if all such transactions had been consummated on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments.

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Proxy Statement.

                          SELECTED FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              NINE MONTHS
                                                               FISCAL YEAR ENDED                                 ENDED
                                    ------------------------------------------------------------------------  -----------
                                                                                                  PRO FORMA
                                     APRIL 30,    APRIL 30,    APRIL 30,   APRIL 30,  APRIL 26,   APRIL 26,   JANUARY 25,
                                       1993         1994         1995        1996       1997      1997 (2)       1997
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..........................   $ 486,763    $ 523,755    $ 658,494   $1,061,528 $2,115,954  $2,794,009   $1,498,320
Cost of revenues..................     350,647      377,494      485,955     789,436  1,518,287   1,988,315    1,077,408
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
    Gross profit..................     136,116      146,261      172,539     272,092    597,667     805,694      420,912

Selling, general and
  administrative expenses.........     124,065      132,320      152,176     231,569    488,215     646,867      344,474
Amortization expense..............         601          733          801       2,711     12,416      25,138        8,072
Non-recurring acquisition costs...                                             8,057      8,001       8,001        7,316
Restructuring costs...............                                               682      4,201       4,201
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
    Operating income..............      11,450       13,208       19,562      29,073     84,834     121,487       61,050

Interest expense..................       2,914        2,519        3,401       8,132     36,047     103,996       27,540
Interest income...................        (327)        (411)        (675)     (3,506)    (6,857)                  (6,048)
Other income......................      (1,463)      (1,315)      (1,456)       (684)    (4,233)     (7,150)      (4,073)
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income from continuing operations
  before provision for income
  taxes and extraordinary items...      10,326       12,415       18,292      25,131     59,877      24,641       43,631
Provision for income taxes........       1,594        1,727        2,800       6,032     27,939      18,481       18,238
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income from continuing operations
  before extraordinary items......       8,732       10,688       15,492      19,099     31,938   $   6,160       25,393
                                                                                                 -----------
                                                                                                 -----------
Income from discontinued
  operations, net of income taxes
  (3).............................       2,824       10,953       15,675      15,778     26,800                   20,411
                                    -----------  -----------  -----------  ---------  ---------               -----------
Income before extraordinary
  items...........................      11,556       21,641       31,167      34,877     58,738                   45,804
Extraordinary items, net of income
  taxes (4).......................                                               701      1,450                      612
                                    -----------  -----------  -----------  ---------  ---------               -----------
Net income........................   $  11,556    $  21,641    $  31,167   $  34,176  $  57,288                $  45,192
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------

Weighted average common shares
  outstanding
    Basic.........................      44,260       44,260       45,562      67,545     90,026     146,331(5)     85,978
    Diluted.......................      44,260       44,260       45,704      68,374     91,761     148,066(5)     87,824

Per share amounts:
  Basic:
    Income from continuing
      operations before
      extraordinary items.........   $    0.20    $    0.24    $    0.34   $    0.28  $    0.35   $    0.04    $    0.30
                                                                                                 -----------
                                                                                                 -----------
    Income from discontinued
      operations..................        0.06         0.25         0.34        0.24       0.31                     0.24
    Extraordinary items...........                                             (0.01)     (0.02)                   (0.01)
                                    -----------  -----------  -----------  ---------  ---------               -----------
    Net income....................   $    0.26    $    0.49    $    0.68   $    0.51  $    0.64                $    0.53
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------
  Diluted:
    Income from continuing
      operations before
      extraordinary items.........   $    0.20    $    0.24    $    0.34   $    0.28  $    0.35   $    0.04    $    0.29
                                                                                                 -----------
                                                                                                 -----------
    Income from discontinued
      operations..................        0.06         0.25         0.34        0.23       0.29                     0.23
    Extraordinary items...........                                             (0.01)     (0.02)                   (0.01)
                                    -----------  -----------  -----------  ---------  ---------               -----------
    Net income....................   $    0.26    $    0.49    $    0.68   $    0.50  $    0.62                $    0.51
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------

Ratio of earnings to fixed charges
  (6).............................        2.1x         2.3x         2.5x        1.9x       2.0x        1.2x         2.0x


                                                  PRO FORMA    PRO FORMA
                                    JANUARY 24,  JANUARY 25,  JANUARY 24,
                                       1998       1997 (2)     1998 (2)
                                    -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..........................   $1,930,113   $2,087,861   $2,070,655
Cost of revenues..................   1,390,855    1,487,711    1,481,421
                                    -----------  -----------  -----------
    Gross profit..................     539,258      600,150      589,234
Selling, general and
  administrative expenses.........     436,037      483,908      467,356
Amortization expense..............      13,830       18,415       18,433
Non-recurring acquisition costs...                    7,316
Restructuring costs...............
                                    -----------  -----------  -----------
    Operating income..............      89,391       90,511      103,445
Interest expense..................      27,534       77,997       77,997
Interest income...................      (1,545)
Other income......................      (6,369)      (6,730)      (6,711)
                                    -----------  -----------  -----------
Income from continuing operations
  before provision for income
  taxes and extraordinary items...      69,771       19,244       32,159
Provision for income taxes........      32,535       14,433       20,903
                                    -----------  -----------  -----------
Income from continuing operations
  before extraordinary items......      37,236    $   4,811    $  11,256
                                                 -----------  -----------
                                                 -----------  -----------
Income from discontinued
  operations, net of income taxes
  (3).............................      25,464
                                    -----------
Income before extraordinary
  items...........................      62,700
Extraordinary items, net of income
  taxes (4).......................
                                    -----------
Net income........................   $  62,700
                                    -----------
                                    -----------
Weighted average common shares
  outstanding
    Basic.........................     114,758      146,331(5)    146,331(5)
    Diluted.......................     117,185      148,177(5)    148,757(5)
Per share amounts:
  Basic:
    Income from continuing
      operations before
      extraordinary items.........   $    0.32    $    0.03    $    0.08
                                                 -----------  -----------
                                                 -----------  -----------
    Income from discontinued
      operations..................        0.23
    Extraordinary items...........
                                    -----------
    Net income....................   $    0.55
                                    -----------
                                    -----------
  Diluted:
    Income from continuing
      operations before
      extraordinary items.........   $    0.32    $    0.03    $    0.08
                                                 -----------  -----------
                                                 -----------  -----------
    Income from discontinued
      operations..................        0.22
    Extraordinary items...........
                                    -----------
    Net income....................   $    0.54
                                    -----------
                                    -----------
Ratio of earnings to fixed charges
  (6).............................        2.5x         1.2x         1.3x


                                                                                                                       JANUARY
                                                                               APRIL 30,                              24, 1998
                                                               ------------------------------------------  APRIL 26,  ---------
                                                                 1993       1994       1995       1996       1997      ACTUAL
                                                               ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital..............................................  $  13,609  $  51,344  $  70,153  $ 274,124  $ 233,986  $ 107,210
Net assets of discontinued operations........................     19,199     26,879     33,514     33,674     59,231    346,083
Total assets.................................................    130,666    172,656    259,904    805,978  1,706,991  2,469,442
Long-term debt, less current portion.........................      2,414     15,112     18,841    176,230    380,209    381,844
Stockholders' equity.........................................     27,986     77,735    128,512    394,746    921,148  1,472,922


                                                               PRO FORMA (7)
                                                               -------------
BALANCE SHEET DATA:
Working capital..............................................   $   396,609
Net assets of discontinued operations........................
Total assets.................................................     2,006,085
Long-term debt, less current portion.........................     1,155,509
Stockholders' equity.........................................       564,792

------------------------------

(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") have been included from the dates of their respective acquisitions. The pro forma financial data reflect purchase acquisitions completed by the Company through March 20, 1998.

(2) Gives effect to the Strategic Restructuring Plan, the 2001 Note Offer, the 2003 Note Tender, the New Borrowings and the purchase acquisitions completed by the Company since May 1, 1996 as if such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of the Company's future operating results.

(3) The results of the companies included in the Distributions are reflected as discontinued operations for all periods presented in the Company's consolidated statement of income.

(4) Extraordinary items represent the losses associated with the early terminations of credit facilities, net of the related income tax benefits.

(5) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, see Notes to Pro Forma Combined Financial Statements included elsewhere in this Proxy Statement.

(6) In computing the ratio of earnings to fixed charges: (i) earnings are based on income from continuing operations before provision for income taxes and extraordinary items and fixed charges; and (ii) fixed charges consist of interest expense from continuing and discontinued operations, amortization of deferred financing costs and the estimated interest component of rent expense.

(7) Gives effect to the Strategic Restructuring Plan, the 2001 Note Offer, the 2003 Note Tender, the New Borrowings and the purchase acquisitions completed by the Company subsequent to January 24, 1998 as if such transactions had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of the Company's future financial position.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION
                           AND RESULTS OF OPERATIONS

    THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROXY STATEMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "INTEND," "MAY," "WILL," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW UNDER THE HEADINGS "EFFECTS OF THE PROPOSED SALE OF EQUITY SECURITIES AND THE STRATEGIC RESTRUCTURING PLAN" WITHIN THE BODY OF THE PROXY STATEMENT, AND "FACTORS AFFECTING THE COMPANY'S BUSINESS" BELOW.

INTRODUCTION

    The following discussion should be read in conjunction with the consolidated historical financial statements and the pro forma combined financial statements of the Company, including the related notes to each thereto, appearing elsewhere in this Proxy Statement. The discussion of the Company's pro forma results of operations is based on the assumptions and conditions described in the Pro Forma Combined Financial Statements and the Notes thereto. The Company's audited consolidated financial statements have been restated to reflect (i) the results of the businesses to be spun off to shareholders in the Company's recently announced Strategic Restructuring Plan as discontinued operations; and (ii) the change in accounting treatment of the 22 business combinations completed during the nine months ended January 24, 1998, from the pooling-of-interests method to the purchase method.

    In January 1998, the Company's Board of Directors approved the Strategic Restructuring Plan. The principal elements of the Strategic Restructuring Plan are (1) the Tender Offer and the incurrence of debt to pay a portion of the purchase price in the Tender Offer; (2) after acceptance of shares in the Tender Offer, the Distributions; and (3) the Equity Investment by Investor following acceptance of shares in the Tender Offer and the record date for the Distributions. In conjunction with the Strategic Restructuring Plan, the Company plans to undertake the 2001 Note Offer, the 2003 Note Tender and the New Borrowings. (Capitalized terms not defined herein shall have the meaning given such term in the text of the Proxy Statement.)

    As a result of the Strategic Restructuring Plan, the Company's consolidated financial statements reflect the results of those companies to be owned by the Spin-Off Companies (and thus included in the Distributions) as discontinued operations. Assuming completion of the transactions contemplated by the Strategic Restructuring Plan, the Company's continuing operations will consist of its North American Office Products Group (which includes office supply, office furniture, and coffee, beverage, and vending service businesses), its Mail Boxes Etc. subsidiary (acquired in late November 1997), its operations in New Zealand and Australia, and its 49% interest in Dudley Stationery Limited, a U.K. contract stationer ("Dudley"). The Company's North American Office Products Group operates primarily in the United States; it also includes three coffee and beverage businesses located in Canada.

    Except where specifically noted, the discussion of financial condition and results of operations that appears below covers only the Company's continuing operations, assuming completion of the transactions contemplated by the Strategic Restructuring Plan. For additional information about the results of discontinued operations, see Note 4 of the Company's Notes to Consolidated Financial Statements.

    The Company's continuing operations derived revenues primarily from the sale of a wide variety of office supplies, office furniture, and other office products (including coffee, beverage, and vending products and services) to corporate, commercial and industrial customers. Cost of revenues represents the purchase price for office supplies, office furniture and other office products and includes occupancy and delivery costs and is reduced by rebates and discounts on purchases.

    The Company's financial condition and results of operations have changed dramatically from the Company's inception in October 1994 to January 24, 1998 as a result of the Company's aggressive acquisition program. The Company completed 165 business combinations (144 related to continuing operations and 21 related to discontinued operations) from its inception through the end of fiscal 1997, 54 of which were accounted for under the pooling-of-interests method (39 related to continuing operations and 15 related to discontinued operations). During the nine months ended January 24, 1998, the Company completed an additional 60 business combinations (40 related to continuing operations and 20 related to discontinued operations). As a result of the Board's adoption of the Strategic Restructuring Plan, all 60 business combinations completed during the nine months ended January 24, 1998 are accounted for under the purchase method. Prior to the adoption of the Strategic Restructuring Plan, 22 of these 60 business combinations were accounted for under the pooling-of-interests method (12 related to continuing operations and 10 related to discontinued operations). Following adoption of the Strategic Restructuring Plan, the Company restated its historical consolidated financial statements to account for these 22 business combinations under the purchase method (including the Company's acquisition of Mail Boxes Etc.) The Company's consolidated financial statements give retroactive effect to the business combinations accounted for under the pooling-of-interests method during the fiscal year ended April 26, 1997 and include the results of companies acquired in business combinations accounted for under the purchase method from their respective acquisition dates.

    Due to the Company's growth through acquisitions, year-to-year comparisons of the historical results of the Company's operations have been affected primarily by the addition of acquired companies. In most instances, these dollar increases in the various revenues and expense components of the Company's results are due primarily to growth from acquisitions. Neither the magnitude nor the source of such year-to-year changes is necessarily indicative of changes that will occur in the future. As a result of the Strategic Restructuring Plan, the Company expects to focus more on improving and expanding existing operations, and less on acquisitions as a means of growth. In any event, the Company expects that the impact of acquisitions on the future results of the Company's continuing operations will decrease because the size of companies that it expects to be available for acquisition will be smaller than in prior periods and the Company's existing operations are larger than in prior years.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the fiscal years ended April 30, 1995 and 1996 and April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, as well as for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998 on a pro forma basis reflecting the Strategic Restructuring Plan, the 2001 Note Offer, the 2003 Note Tender, the New Borrowings and the results of the companies acquired between May 1, 1996 and March 20, 1998 in business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.

                                                FISCAL YEAR ENDED                                 NINE MONTHS ENDED
                               ----------------------------------------------------  -------------------------------------------
                                                                        PRO FORMA                                    PRO FORMA
                                APRIL 30,    APRIL 30,    APRIL 26,     APRIL 26,     JANUARY 25,    JANUARY 24,    JANUARY 25,
                                  1995         1996         1997          1997           1997           1998           1997
                               -----------  -----------  -----------  -------------  -------------  -------------  -------------
Revenues.....................       100.0%       100.0%       100.0%        100.0%         100.0%         100.0%         100.0%
Cost of revenues.............        73.8         74.4         71.8          71.2           71.9           72.1           71.2
                                    -----        -----        -----         -----          -----          -----          -----
  Gross profit                       26.2         25.6         28.2          28.8           28.1           27.9           28.8

Selling, general and
  administrative expenses....        23.1         21.8         23.1          23.2           23.0           22.6           23.2
Amortization expense                  0.1          0.3          0.6           0.9            0.5            0.7            0.9
Non-recurring acquisition
  costs......................                      0.7          0.4           0.3            0.5                           0.3
Restructuring charges........                      0.1          0.1           0.1
                                    -----        -----        -----         -----          -----          -----          -----
  Operating income...........         3.0          2.7          4.0           4.3            4.1            4.6            4.4

Interest expense, net........         0.4          0.4          1.4           3.7            1.5            1.3            3.8
Other income (loss)..........        (0.2)        (0.1)        (0.2)         (0.3)          (0.3)          (0.3)          (0.3)
                                    -----        -----        -----         -----          -----          -----          -----
Income from continuing
  operations before provision
  for income taxes and
  extraordinary items........         2.8          2.4          2.8           0.9            2.9            3.6            0.9
Provision for income taxes...         0.4          0.6          1.3           0.7            1.2            1.7            0.7
                                    -----        -----        -----         -----          -----          -----          -----
Income from continuing
  operations before
  extraordinary items........         2.4          1.8          1.5           0.2%           1.7            1.9            0.2%
                                                                            -----                                        -----
                                                                            -----                                        -----
Discontinued operations, net
  of income taxes............         2.3          1.5          1.3                          1.4            1.3
                                    -----        -----        -----                        -----          -----
Income before extraordinary
  items......................         4.7          3.3          2.8                          3.1            3.2
Extraordinary items - losses
  on early terminations of
  credit facilities, net of
  income taxes...............                      0.1          0.1                          0.1
                                    -----        -----        -----                        -----          -----
Net income...................         4.7%         3.2%         2.7%                         3.0%           3.2%
                                                 -----        -----                        -----          -----
                                    -----        -----        -----                        -----          -----
                                    -----

                                 PRO FORMA
                                JANUARY 24,
                                   1998
                               -------------
Revenues.....................        100.0%
Cost of revenues.............         71.5
                                     -----
  Gross profit                        28.5
Selling, general and
  administrative expenses....         22.6
Amortization expense                   0.9
Non-recurring acquisition
  costs......................
Restructuring charges........
                                     -----
  Operating income...........          5.0
Interest expense, net........          3.8
Other income (loss)..........         (0.3)
                                     -----
Income from continuing
  operations before provision
  for income taxes and
  extraordinary items........          1.5
Provision for income taxes...          1.0
                                     -----
Income from continuing
  operations before
  extraordinary items........          0.5%
                                     -----
                                     -----
Discontinued operations, net
  of income taxes............
Income before extraordinary
  items......................
Extraordinary items - losses
  on early terminations of
  credit facilities, net of
  income taxes...............
Net income...................


PRO FORMA RESULTS OF OPERATIONS

    The Company's pro forma results of operations for the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997 and January 24, 1998 reflect significant decreases in net income and net income per share from the amounts reported in the Company's historical consolidated financial statements. The significant decreases can be attributed primarily to (i) substantially higher amortization expenses as compared to prior periods (as a result of reclassifying 12 business combinations as purchase acquisitions (including the Company's acquisition of Mail Boxes Etc.), rather than under the pooling-of-interests method, as the Company had expected when it completed those acquisitions); (ii) substantially higher interest expense, as a result of increased borrowing that the Company expects to incur to help finance the cost of the Tender Offer; and (iii) higher effective income tax rates, due to increased non-deductible goodwill expense. The pro forma results do not purport to represent the results the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or of the future results of the Company.

CONSOLIDATED RESULTS OF OPERATIONS

    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997

    Consolidated revenues increased 28.8%, from $1,498.3 million for the nine months ended January 25, 1997, to $1,930.1 million for the nine months ended January 24, 1998. This increase was primarily due to acquisitions. Revenues for the nine months ended January 24, 1998 include revenues from 111 companies acquired in business combinations accounted for under the purchase method after the beginning of fiscal 1997 (the "Fiscal 1997 and 1998 Purchased Companies"). Revenues for the nine months ended January 25, 1997 include revenues from 54 of the Fiscal 1997 and 1998 Purchased Companies for a portion of such period. This increase was partially offset by the effect on international revenues of the devaluation of the New Zealand and Australian dollars versus the USD. Because revenues generated in New Zealand and Australia contributed approximately one-third of the Company's consolidated revenues during the nine months ended January 24, 1998, management estimates that currency devaluation had the effect of reducing the Company's reported consolidated revenues (in U.S. dollar terms) by approximately 3.8%.

    International revenues increased 36.5%, from $488.8 million, or 32.6% of consolidated revenues, for the nine months ended January 25, 1997, to $667.4 million, or 34.6% of consolidated revenues, for the nine months ended January 24, 1998. The increase in international revenues was primarily due to the inclusion, in the revenues for the nine months ended January 24, 1998, of revenues from 31 companies that were acquired in business combinations accounted for under the purchase method after the beginning of fiscal 1997, the most significant of which was Whitcoulls Group Limited, which the Company's wholly-owned subsidiary Blue Star Group Limited acquired in July 1996. Revenues from 14 of such companies were included in international revenues for a portion of the nine months ended January 25, 1997. The growth in international revenues was partially reduced by a decline in the exchange rates of the New Zealand and Australian dollars against the USD. The following table details the declines in the average exchange rates of the New Zealand and Australian dollars versus the USD for the nine months ended January 24, 1998 and January 25, 1997:

                                                                                  AVERAGE EXCHANGE RATES FOR
                                                                                    THE NINE MONTHS ENDED
                                                                                 ----------------------------
                                                                                  JANUARY 24,    JANUARY 25,
                                                                                     1998           1997         DECLINE
                                                                                 -------------  -------------  -----------
New Zealand dollar.............................................................    $     .64      $     .70     $    (.06)
Australian dollar..............................................................    $     .72      $     .79     $    (.07)

    International revenues in New Zealand and Australia, calculated in their local currencies, increased 49.4% for the nine months ended January 24, 1998, as compared to the nine months ended January 25, 1997. This increase was due primarily to the inclusion, in the revenues for the nine months ended January 24, 1998, of revenues from the acquired companies discussed above.

    Gross profit increased 28.1%, from $420.9 million for the nine months ended January 25, 1997, to $539.3 million for the nine months ended January 24, 1998. Gross profit as a percentage of revenues decreased from 28.1% for the nine months ended January 25, 1997 to 27.9% for the nine months ended January 24, 1998. The slight decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, primarily as a result of acquisitions, to revenues from traditionally lower margin products and services, partially offset by improved purchasing and rebate programs negotiated with vendors. The Company expects to continue to negotiate favorable purchasing and rebate programs with vendors. However, the Company does not believe that it will be able to continue to improve these programs at the same rates as in the past, as significant progress has already been made with vendors.

    Selling, general and administrative expenses increased 26.6%, from $344.5 million for the nine months ended January 25, 1997, to $436.0 million for the nine months ended January 24, 1998 primarily due to the inclusion of the results of the Fiscal 1997 and 1998 Purchased Companies. Selling, general and administrative expenses as a percentage of revenues decreased from 23.0% for the nine months ended January 25, 1997 to 22.6% for the nine months ended January 24, 1998. The decrease in selling, general and administrative expenses as a percentage of revenues was due to several factors, including (i) a shift in revenue mix, primarily as a result of acquisitions, to revenues from products and services traditionally having lower selling, general and administrative expenses; (ii) reductions in selling, general and administrative expenses by the Company through the consolidation of certain redundant facilities and job functions; and (iii) reductions in the costs of many general and administrative expenses incurred by the Company through the negotiation of national or other large-scale contracts with the providers of certain services affecting these general and administrative expenses.

    Amortization expense increased 71.3%, from $8.1 million for the nine months ended January 25, 1997, to $13.8 million for the nine months ended January 24, 1998. This increase is due exclusively to the increase in the number of purchase acquisitions, including the 12 acquisitions that were originally planned to be accounted for under the pooling-of-interests method but were restated as purchase acquisitions as a result of the Strategic Restructuring Plan, included in the results for the nine months ended January 24, 1998 versus the nine months ended January 25, 1997.

    The Company incurred non-recurring acquisition costs of approximately $7.3 million during the nine months ended January 25, 1997, in conjunction with business combinations that were accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method. In accordance with generally accepted accounting principles, the Company will be unable to utilize the pooling-of-interests method to account for acquisitions for a period of up to 6-9 months following the completion of the Strategic Restructuring Plan. During this period, the Company will not reflect any non-recurring acquisition costs in its results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration.


    Consistent with the objectives of the Strategic Restructuring Plan and as part of the Company's increased focus on operational matters, the Company expects to undertake cost reduction measures including the elimination of duplicative facilities, the consolidation of certain operating functions, and the deployment of common information systems. The implementation of the cost reduction measures may involve the incurrence by the Company of certain restructuring costs. However, at the present time, no formal plans to implement any restructuring have been developed. Once developed, any such plans will necessarily require review by the Company's senior management and its implementation would not be initiated prior to the receipt of proper authorization of the Company's Board of Directors. Based on the additional time and resources expected to be involved in the development, review and approval of any such restructuring plans, the Company cannot presently predict if a restructuring charge will be incurred and, if incurred, the timing or overall magnitude of such charge.


    Interest expense, net of interest income, increased 20.9% from $21.5 million for the nine months ended January 25, 1997, to $26.0 million for the nine months ended January 24, 1998. This was due primarily to a reduction in interest income during the nine months ended January 24, 1998. The Company earned interest income on the proceeds from the issuance of an aggregate of $230.0 million of convertible subordinated notes in May and June of 1996 (the first quarter of fiscal 1997). These proceeds were subsequently used to fund a portion of the cash consideration used in business combinations. Interest expense has remained relatively consistent, as steadily increasing borrowings and a declining cash position have been offset by the repayment of debt from the proceeds of a stock offering in January 1997 and declining interest rates.

    Other income increased 56.4%, from $4.1 million for the nine months ended January 25, 1997, to $6.4 million for the nine months ended January 24, 1998. Other income for the nine months ended January 24, 1998 of $6.4 million consisted primarily of a $4.7 million marketing fee, a gain on the sale of an investment and the Company's 49% share of the net income of the Company's 49% equity investment in Dudley. The Company acquired its 49% interest in Dudley in November 1996. Other income for the nine months ended January 25, 1997 of $4.1 million consisted primarily of a foreign currency gain of $3.4 million. Although management is pursuing additional opportunities to generate other income from arrangements with third parties that desire access to the Company's distribution network and customer base, management can not predict whether or when such opportunities will be realized, or what amount of other income might be available to the Company.

    YEAR ENDED APRIL 26, 1997 COMPARED TO THE YEAR ENDED APRIL 30, 1996

    Consolidated revenues increased 99.3%, from $1,061.5 million in fiscal 1996, to $2,116.0 million in fiscal 1997. This increase was primarily due to the inclusion in fiscal 1997 revenues of revenues from the 91 companies related to continuing operations that were acquired in business combinations accounted for under the purchase method during fiscal 1997 (the "Fiscal 1997 Purchased Companies") from their respective dates of acquisition and revenues from the 31 companies related to continuing operations that were acquired in business combinations accounted for under the purchase method during fiscal 1996 (the "Fiscal 1996 Purchased Companies") for the entire year. Revenues in fiscal 1996 include revenues from the Fiscal 1996 Purchased Companies from their respective dates of acquisition.

    International revenues increased from $84.8 million, or 8.0% of consolidated revenues, in fiscal 1996, to $708.4 million, or 33.5% of consolidated revenues in fiscal 1997. International revenues consisted primarily of revenues from New Zealand and Australia, with the balance from Canada. The increase in international revenues was primarily due to the inclusion, in the revenues for fiscal 1997, of revenues from 15 companies that were acquired in business combinations accounted for under the purchase method during fiscal 1997. Fiscal 1996 international revenues include the results of two companies for the entire year and the results of two companies acquired in fiscal 1996 in business combinations accounted for under the purchase method.

    Gross profit increased 119.7%, from $272.1 million, or 25.6% of revenues, in fiscal 1996, to $597.7 million, or 28.2% of revenues, in fiscal 1997. The increase in gross profit as a percentage of revenues was due primarily to a shift in revenue mix resulting in a higher proportion of revenues in traditionally higher margin products and services, primarily as a result of the increase in products sold in New Zealand and Australia and as a result of improved purchasing and rebate programs negotiated with vendors. The Company expects to continue to negotiate favorable purchasing and rebate programs with vendors. However, the Company does not believe that it will be able to continue to improve these programs at the same rates as in the past, as significant progress has already been made with vendors.

    Selling, general and administrative expenses increased 110.8%, from $231.6 million, or 21.8% of revenues, in fiscal 1996, to $488.2 million, or 23.1% of revenues, in fiscal 1997. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to a shift in revenue mix resulting in a higher proportion of revenues from products and services with traditionally higher selling, general and administrative expenses, such as products sold in New Zealand and Australia.

    The Company has historically utilized grants of employee stock options as a method of incentivizing employees by increasing their ownership interests in the Company, which also has the effect of more closely aligning their interests with the interests of stockholders of the Company. As a result, if the Company had recorded compensation expense based upon the fair market value of the stock options on the dates of grant under the methodology prescribed by SFAS 123, the Company's income from continuing operations for the fiscal year ended April 26, 1997 would have been reduced by approximately $12.6 million or 39.6%. The Company believes that the adjustments to the employee stock options as a result of the Strategic Restructuring Plan will result in a significant increase in the number of stock options outstanding which may limit the number of stock options available for grant to employees in the future. The Company believes that it offers its employees market competitive compensation packages and does not expect that a reduction in the number of stock options available to employees in the future will have a material impact on the Company's ability to retain and attract qualified employees.

    Amortization expense increased from $2.7 million in fiscal 1996 to $12.4 million in fiscal 1997. This increase is due exclusively to the increase in the number of purchase acquisitions included in the results for fiscal 1997 versus fiscal 1996.

    The Company incurred non-recurring acquisition costs of $8.1 million and $8.0 million during fiscal 1996 and 1997, respectively, in conjunction with business combinations accounted for under the pooling-of-interests method. The non-recurring acquisition costs reflect the completion of 14 and 25 business combinations accounted for under the pooling-of-interests method during fiscal 1996 and fiscal 1997, respectively. The non-recurring acquisition costs in fiscal 1996 included a charge of approximately $4.7 million related to one business combination which included the payment of significant transaction-related compensation obligations.

    The Company also incurred restructuring costs of approximately $682,000 and $4.2 million during fiscal 1996 and 1997, respectively. These costs represent the external costs and liabilities to close redundant Company facilities, severance costs related to the Company's employees and other costs associated with the Company's restructuring plans. The Company expects to incur similar costs in the future as the Company continues to review its operations. On a regional level, the Company is implementing regional consolidation and integration plans for its office supply, office coffee and beverage services and office furniture divisions through which the Company has established and expects to continue to establish district fulfillment centers ("DFCs"). The DFCs are intended to enable certain operational activities, such as inventory management, purchasing, accounting and human resources, to be shared among hubs and spokes located within the same geographic area. This regional approach is intended to permit the elimination of duplicative facilities and costs and promote integration of the operations within each region.

    Interest expense, net of interest income, increased 531.0%, from $4.6 million in fiscal 1996, to $29.2 million in fiscal 1997. This increase was due primarily to the increase in the Company's borrowings through the issuance of an aggregate of $373.75 million of 5 1/2% Convertible Subordinated Notes (the "Notes") during the fourth quarter of fiscal 1996 and the first quarter of fiscal 1997 and an increase in the outstanding balance under the Company's credit facility. The proceeds from the issuance of the Notes and the additional borrowings under the credit facility were used primarily to fund the cash portion of the consideration in certain business combinations accounted for under the purchase method and to refinance indebtedness assumed in business combinations.

    Other income increased 518.9%, from $684,000 in fiscal 1996, to $4.2 million in fiscal 1997. Fiscal 1997 other income consists primarily of foreign currency gains and equity in the net income of the Company's 49% investment in Dudley, the largest independent office products dealer in the United Kingdom. The Company anticipates that the income from its equity investment will increase as the fiscal 1997 amount represented earnings from November 14, 1996, the date of the Company's investment, through April 26, 1997.

    Provision for income taxes increased from $6.0 million in fiscal 1996 to $27.9 million in fiscal 1997, reflecting effective income tax rates of 24.0% and 46.7%, respectively. The low effective income tax rate in fiscal 1996, compared to the federal statutory rate of 35.0%, was primarily due to the fact that several of the companies included in the results for such year, which were acquired in business combinations accounted for under the pooling-of-interests method, were not subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by the Company. In fiscal 1997, this effect was offset by the increase in nondeductible expenses, including amortization of goodwill and non-recurring acquisition costs.

    Income from discontinued operations increased 69.9% from $15.8 million in fiscal 1996 to $26.8 million in fiscal 1997. See Note 4 of the Company's Notes to Consolidated Financial Statements.

    During fiscal 1997, the Company incurred extraordinary items totaling $1.5 million, which represent the aggregate expenses, net of the expected tax benefit, associated with the early termination of the Company's $50 million credit facility with First Bank National Association and the early termination of credit facilities at two companies acquired in transactions accounted for under the pooling-of-interests method during fiscal 1997.

    YEAR ENDED APRIL 30, 1996 COMPARED TO THE YEAR ENDED APRIL 30, 1995

    Consolidated revenues increased 61.2%, from $658.5 million in fiscal 1995, to $1,061.5 million in fiscal 1996. This increase was primarily due to the inclusion in the revenues for fiscal 1996 of revenues from the Fiscal 1996 Purchased Companies from their respective dates of acquisition and revenues from five companies that were acquired in business combinations accounted for under the purchase method during fiscal 1995 (the "Fiscal 1995 Purchased Companies") for the entire year. Revenues in fiscal 1995 include revenues from the Fiscal 1995 Purchased Companies from their respective dates of acquisition.

    International revenues increased from $35.7 million, or 5.4% of consolidated revenues, in fiscal 1995, to $84.8 million, or 8.0% of consolidated revenues, in fiscal 1996. This increase was primarily due to the inclusion in the revenues for fiscal 1996 of revenues from two companies for the entire year and two companies that were acquired in business combinations accounted for under the purchase method during fiscal 1996.

    Gross profit increased 57.7%, from $172.5 million, or 26.2% of revenues, in fiscal 1995, to $272.1 million, or 25.6% of revenues, in fiscal 1996. The decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, primarily resulting from acquisitions, to revenues in traditionally lower gross margin products and services.

    Selling, general and administrative expenses increased 52.2%, from $152.2 million, or 23.1% of revenues, in fiscal 1995, to $231.6 million, or 21.8% of revenues, in fiscal 1996. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to a shift in revenue mix, primarily resulting from acquisitions, to revenues in products and services traditionally lower in selling, general and administrative expenses.

    Amortization expense increased 238.5%, from $801,000 in fiscal 1995 to $2.7 million in fiscal 1996. This increase is due exclusively to the increase in the number of purchase acquisitions included in the results for fiscal 1996 versus fiscal 1995.

    The Company incurred non-recurring acquisition costs of approximately $8.1 million in fiscal 1996, in conjunction with 14 business combinations accounted for under the pooling-of-interests method. The non-recurring acquisition costs in fiscal 1996 included a charge of approximately $4.7 million related to one business combination which included the payment of significant transaction-related compensation obligations. During fiscal 1996, the Company also recorded restructuring charges of $682,000 related to the discontinuation of the printing division at one subsidiary.

    Interest expense, net of interest income, increased 69.7% from $2.7 million, in fiscal 1995, to $4.6 million in fiscal 1996. This increase was due primarily to the increase in the Company's borrowings through the issuance of $143.75 million of Notes during the fourth quarter of fiscal 1996 and an increase in the outstanding balance on the Company's credit facility. The proceeds from the issuance of the Notes and the additional borrowings from the credit facility were used to fund the cash portion of the consideration in business combinations and to refinance indebtedness assumed in such business combinations.

    Provision for income taxes increased from $2.8 million in fiscal 1995 to $6.0 million in fiscal 1996 reflecting effective income tax rates of 15.3% and 24.0%, respectively. The low effective income tax rates in fiscal 1995 and 1996, compared to the federal statutory rate of 35.0%, are primarily due to the fact that several companies included in the results for fiscal 1995 and 1996, which were acquired in business combinations accounted for under the pooling-of-interests method, were not subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by the Company.

    Income from discontinued operations increased from $15.7 million in fiscal 1995 to $15.8 million in fiscal 1996.

    During fiscal 1996, the Company incurred an extraordinary item of $701,000, which represented the aggregate expenses, net of the expected tax benefit, associated with the early termination of a credit facility at a company acquired in a business combination accounted for under the pooling-of-interests method.

    Basic and diluted income from continuing operations per share decreased $.06 from fiscal 1995 to fiscal 1996. These decreases are primarily the result of the fact that U.S. Office Products began operations in February 1995 and the majority of the results included prior to that date represented the results of companies acquired in business combinations accounted for under the pooling-of-interests method, many of which were subchapter S corporations. This resulted in an effective income tax rate of 15.3% in fiscal

1995 versus 24.0% in fiscal 1996. In addition, the Company incurred $8.1 million in non-recurring acquisition costs and $682,000 in restructuring costs during fiscal 1996 compared to no such costs in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES


    On a pro forma as adjusted basis, at January 24, 1998, the Company had working capital of $396.6 million, long-term debt of $1,155.5 million and capitalization of $1.7 billion. Such pro forma amounts give effect to the Strategic Restructuring Plan, the 2001 Note Offer, the 2003 Note Tender and the New Borrowings to be undertaken in conjunction with the Strategic Restructing Plan and purchase acquisitions completed subsequent to January 24, 1998, and through March 20, 1998, as if such transactions had occurred on January 24, 1998.



    The Company anticipates that after the Strategic Restructuring Plan is completed, its cash on hand, cash flow from operations and borrowings available from its expected refinancing of its existing bank credit facility will be sufficient to meet its liquidity requirements for its operations and for its additional debt service obligations for the remainder of the calendar year. The Company does not currently anticipate that any possible restructuring costs related to the Company's planned cost reduction measures, coupled with the effects of such cost reduction measures would have a significant adverse effect on the Company's financial position, liquidity or cash flows.



    The existing credit facility provides the Company with a $500 million line of credit, bearing interest, at the Company's option, at the bank's base rate plus an applicable margin of up to 1.25%, or a eurodollar rate plus an applicable margin of up to 2.5%. At March 9, 1998, the Company had approximately $357.4 million outstanding under the Credit Facility, at an annual interest rate of approximately 6.5%, and $142.6 million available under the Credit Facility for acquisition and working capital purposes. Because certain elements of the Strategic Restructuring Plan would violate covenants in the Credit Facility, that facility will either have to be modified with the lenders' consent or refinanced. The Company currently expects to finance the aggregate cost of purchasing shares in the Tender Offer (approximately $1 billion) with the proceeds of the Equity Investment, additional senior secured bank debt, and the net proceeds from the issuance of subordinated debt securities. In connection with the completion of the Strategic Restructuring Plan, the Company expects to incur approximately $500 million of additional indebtedness. The Company also expects to incur significant transaction (including financing) costs and expenses.



    U.S. Office Products has agreed to and accepted a commitment letter, dated March 24, 1998, from The Chase Manhattan Bank, Bankers Trust Company, and Merrill Lynch Capital Corporation, as agents, and Chase Securities Inc., BT Alex, Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-arrangers, for a new bank loan facility that will provide for an aggregate principal amount of $1,225.0 million, consisting of (i) seven-year term loan facilities totaling $350.0 million, (ii) an eight-year term loan in the principal amount of $475.0 million, and (iii) a revolving credit facility in the principal amount of $400.0 million. U.S. Office Products and the banks may agree to alter the allocated principal amount of two or more of the loan facilities before signing definitive documents depending on market conditions. The loan facilities will be guaranteed by U.S. Office Products' material domestic subsidiaries and secured by substantially all of the assets of U.S. Office Products and its material domestic subsidiaries. U.S. Office Products will be required to enter into arrangements to insure that the effective interest rate paid by U.S. Office Products on at least 50% of its outstanding bank and subordinated debt will not go above a certain rate. The loan documents will likely include financial and other covenants and other customary provisions including representations by U.S. Office Products, conditions to funding, cost and yield protections, restricted payment provisions, transfer provisions, amendment provisions and indemnification provisions. The loan facilities will be subject to mandatory prepayment in a variety of circumstances, including upon certain asset sales and financing transactions. As a result of the Company's increased indebtedness, a portion of the cash flows from the Company's international operations, will be required to service debt and interest payments. The Company expects that it will incur additional costs with respect to accessing cash flows from international operations including such items as New Zealand and Australian withholding and other taxes and foreign currency hedging costs. In addition, the results of operations could be further impacted by fluctuations in the New Zealand and Australian exchange rates as a result of the structure of certain financing alternatives being evaluated by the Company. The Company also expects to issue $400.0 million principal amount senior subordinated notes in a private placement but has not received any commitment with respect to such issuance.

    On a historical basis, the Company's working capital was $286.0 million at April 26, 1997 and $134.0 million at January 24, 1998. Long-term debt was $380.2 million and $381.8 million at April 26, and January 24, 1998, respectively. The decline in working capital was due primarily to an increase in the Company's borrowings under its Credit Facility from $140.1 million at April 26, 1997 to $330.0 million at January 24, 1998. The increase in the borrowings under the Credit Facility was primarily to fund the purchase price of acquisitions and to repay higher-cost debt assumed in acquisitions. Long-term debt increased during the fiscal year ended April 26, 1996 as a result of the sales, in an offshore offering and in a concurrent private placement in the United States, of the 2003 Notes in the principal amount of $230.0 million. The net proceeds were used for working capital and acquisition purposes. In addition, the Company completed the public sale, at a gross price of $22.00 per share, of approximately 13.0 million shares of common stock. The net proceeds to the Company were approximately $275.7 million and were used to repay a portion of the balance outstanding under the Company's Credit Facility.

    During the nine months ended January 24, 1998, the New Zealand and Australian dollars weakened against the USD. The New Zealand exchange rate declined from $0.69 USD at April 27, 1997 to $0.58 USD at January 24, 1998. The Australian exchange rate declined from $.78 USD at April 27, 1997 to $.66 USD at January 24, 1998. This resulted in a reduction in stockholders' equity, through a cumulative translation adjustment, of approximately $105.5 million, reflecting the impact of the declining exchange rate on the Company's investments in its New Zealand and Australian subsidiaries. In addition, the devaluation has adversely affected the return on the Company's investment in its New Zealand and Australian operations. If the exchange rates stabilize at current rates or continue to decline, the Company's return on assets and equity from its New Zealand and Australia operations will continue to be depressed.

    Subsequent to April 26, 1997 and through March 20, 1998, the Company completed 67 business combinations (45 related to continuing operations and 22 related to discontinued operations) for an aggregate purchase price of $774.7 million, consisting of approximately $190.8 million of cash and 27.8 million shares of the Company's common stock with an aggregate market value on the dates of acquisition of approximately $583.9 million.

    During the nine months ended January 24, 1998, net cash provided by operating activities was $34.9 million. Net cash used in investing activities was $97.6 million, including $33.6 million used for acquisitions, $28.2 million used for additions to property and equipment and $40.8 million paid to Dudley to satisfy the remaining commitment related to the Company's 49% equity investment in Dudley. Net borrowings increased $62.6 million during the nine months ended January 24, 1998, primarily to fund the purchase prices of acquisitions, to repay higher-cost debt assumed in acquisitions and to fund the remaining equity investment in Dudley. Discontinued operations used $3.8 million of cash during the nine months ended January 24, 1998.

    During the nine months ended January 25, 1997, net cash used in operating activities was $9.2 million which resulted primarily from a decrease in accounts payable due to the Company's aggressive policy of taking negotiated cash discounts. Net cash used in investing activities was $390.5 million, including $323.8 million used for acquisitions, $15.9 million used for additions to property and equipment and $41.3 million paid to Dudley as the initial payment related to the Company's 49% equity investment in Dudley. Net borrowings increased $244.7 million during the nine months ended January 25, 1997, primarily to fund the purchase prices of acquisitions, to repay higher-cost debt assumed in acquisitions and to fund the initial equity investment in Dudley. The Company also received $41.9 million in cash as a result of the sale of common stock during the period. Discontinued operations used $3.2 million of cash during the nine months ended January 25, 1997.

    During fiscal 1997, net cash provided by operating activities was $15.8 million. Net cash provided by operating activities was impacted by the Company's aggressive cash payment policies related to bringing current the accounts payable balances at all acquired companies and earning all available cash discounts offered by vendors for paying balances on reduced payment terms. Net cash used in investing activities was $424.0 million, including $345.3 million for acquisitions, $34.0 million for additions to property and equipment and $41.3 million to make an equity investment in Dudley. Net cash provided by financing activities was $277.4 million. The Company received net proceeds from the sale of shares of its common stock of $318.9 million and approximately $225.4 million from the issuance of the Notes. These net proceeds were used primarily to fund acquisitions and repay higher interest rate debt assumed in acquisitions. Net cash used in discontinued operations was $8.2 million.

    During fiscal 1996, net cash provided by operating activities was $19.2 million. Net cash used in investing activities was $120.1 million, including $89.2 million used for acquisitions and $17.9 million used for additions to property and equipment. Net cash provided by financing activities was $257.8 million. The Company received net proceeds from the sale of shares of its common stock of $180.2 million and net proceeds from the issuance of the Notes of approximately $139.0 million. These net proceeds were used primarily to fund acquisitions, including the repayment of higher interest rate debt assumed in business combinations. Net cash provided by discontinud operations was $1.7 million.

    During fiscal 1995, net cash provided by operating activities was $7.7 million. Net cash used in investing activities was $26.2 million, including $16.0 million used for acquisitions and $11.0 million used for additions to property and equipment. Net cash provided by financing activities was $22.3 million, representing net proceeds from the initial public offering, partially offset by the payment of $11.3 million to the stockholders of four of the companies acquired simultaneously with the completion of the Company's initial public offering and the payment of dividends to certain of the companies acquired in business combinations accounted for under the pooling-of-interests method of $7.7 million. Net cash provided by discontinued operations was $3.5 million.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The Company's business is subject to seasonal influences. The Company's historical revenues and profitability in its core office products business have been lower in the first two quarters of its fiscal year, primarily due to the lower level of business activity in North America during the summer months. The seasonality of the core office products business, however, is expected to be impacted by the seasonality of the Company's other operations, which have expanded through acquisitions. For example, the revenues and profitability of the Company's operations in New Zealand and Australia have generally been higher in the Company's third quarter. As the Company's mix of businesses evolves through future acquisitions, these seasonal fluctuations may continue to change. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold, general economic conditions and the retroactive restatement in accordance with generally accepted accounting principles of the Company's consolidated financial statements for acquisitions accounted for under the pooling-of-interests method. Moreover, the operating margins of companies acquired by the Company may differ substantially from those of the Company, which could contribute to the further fluctuation in its quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following tables set forth certain unaudited consolidated quarterly financial data for the fiscal years ended April 30, 1996 and April 26, 1997 and the fiscal year ending April 25, 1998 (in thousands, except for per share amounts). The information has been derived from unaudited consolidated financial statements that in the opinion of management reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information.

                                                                   FISCAL 1996 QUARTERS (UNAUDITED)
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  205,940  $  246,956  $  268,645  $  339,987  $  1,061,528
Gross profit.......................................      50,976      60,487      66,742      93,887       272,092
Operating income...................................       1,484       6,666       8,115      12,808        29,073
Income from continuing operations before
  extraordinary items..............................       1,460       4,629       5,789       7,221        19,099
Income (loss) from discontinued operations.........       3,387       5,550       7,727        (886)       15,778
Net income.........................................       4,847      10,179      13,516       5,634        34,176

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items..........................        0.02        0.07        0.09        0.09          0.28
    Income (loss) from discontinued operations.....        0.06        0.08        0.11       (0.01)         0.24
    Net income.....................................        0.08        0.15        0.20        0.07          0.51
  Diluted:
    Income from continuing operations before
      extraordinary items..........................        0.02        0.07        0.09        0.09          0.28
    Income (loss) from discontinued operations.....        0.06        0.08        0.11       (0.01)         0.23
    Net income.....................................        0.08        0.15        0.20        0.07          0.50

                                                                   FISCAL 1997 QUARTERS (UNAUDITED)
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  364,195  $  537,334  $  596,791  $  617,634  $  2,115,954
Gross profit.......................................      98,299     153,284     169,329     176,755       597,667
Operating income...................................      12,909      22,473      25,668      23,784        84,834
Income from continuing operations before
  extraordinary items..............................       6,855       9,771       8,767       6,545        31,938
Income from discontinued operations................       9,475       8,933       2,003       6,389        26,800
Net income.........................................      16,330      18,092      10,770      12,096        57,288

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items..........................        0.08        0.11        0.10        0.06          0.35
    Income from discontinued operations............        0.12        0.10        0.02        0.06          0.31
    Net income.....................................        0.20        0.21        0.12        0.12          0.64
  Diluted:
    Income from continuing operations before
      extraordinary items..........................        0.08        0.11        0.10        0.06          0.35
    Income from discontinued operations............        0.12        0.10        0.02        0.06          0.29
    Net income.....................................        0.20        0.20        0.12        0.12          0.62

                                                                   FISCAL 1998 QUARTERS (UNAUDITED)
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  614,814  $  649,340  $  665,959              $  1,930,113
Gross profit.......................................     170,782     179,256     189,220                   539,258
Operating income...................................      23,802      28,300      37,289                    89,391
Income from continuing operations before
  extraordinary items..............................       9,035      12,770      15,431                    37,236
Income from discontinued operations................      10,951      11,428       3,085                    25,464
Net income.........................................      19,986      24,198      18,516                    62,700

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items..........................        0.09        0.12        0.12                      0.32
    Income from discontinued operations............        0.10        0.10        0.03                      0.23
    Net income.....................................        0.19        0.22        0.15                      0.55
  Diluted:
    Income from continuing operations before
      extraordinary items..........................        0.08        0.11        0.12                      0.32
    Income from discontinued operations............        0.10        0.10        0.02                      0.22
    Net income.....................................        0.18        0.21        0.14                      0.54

INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations during fiscal 1995, 1996 or 1997 or during the nine months ended January 24, 1998.

NEW ACCOUNTING PRONOUNCEMENTS

    EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 requires restatement of all prior period EPS data presented. The Company has adopted SFAS No. 128 during the nine months ended January 24, 1998 and has restated all prior period EPS data.

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in the fiscal year ending April 24, 1999.

FACTORS AFFECTING THE COMPANY'S BUSINESS

    A number of factors, including those discussed below, may affect the Company's future operating results. Where indicated, the following discussion addresses factors that management believes will be applicable to the Company's business upon completion of the Strategic Restructuring Plan.

    Historically, U.S. Office Products has grown substantially through acquisitions. U.S. Office Products' aggressive acquisition program has produced a significant increase in sales, employees, facilities and distribution systems. While the Company's decentralized management strategy, together with operating efficiencies resulting from the elimination of duplicative functions and economies of scale, may present opportunities to reduce costs, such strategies may initially require additional costs and expenditures to expand operational and financial systems and corporate management administration. Because of the various costs and possible cost-savings strategies, historical operating results may not be indicative of future performance. There also can be no assurance that the pace of the Company's acquisitions will not adversely affect efforts to implement cost-savings and integration strategies and to manage operations and acquisitions profitably. Additionally, attempts to achieve economies of scale through cost cutting and lay-offs of existing personnel may, at least in the short term, have an adverse impact upon U.S. Office Products. Delays in implementing planned integration and consolidation strategies, or the failure of such strategies to achieve anticipated cost savings, also could adversely affect the Company's results. In addition, there can be no assurance that U.S. Office Products' management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the continuing increase in the size and scope of the Company's operations and acquisition activity.

    U.S. Office Products intends to pursue future acquisition opportunities; however, no assurance can be given that U.S. Office Products will identify, finance and complete additional suitable acquisitions on acceptable terms, or that future acquisitions, if completed, will be successful. U.S. Office Products will likely incur additional debt to finance any additional acquisitions. In addition, acquired companies may not achieve future sales and profitability levels that justify the prices that U.S. Office Products paid to acquire them. Acquisitions also may involve a number of special risks that could have a material adverse effect on future operations and financial performance, including diversion of management's attention; unanticipated declines in revenues or profitability following acquisitions; difficulties with the retention, hiring and training of key personnel; risks associated with unanticipated business problems or legal liabilities; and the amortization of acquired intangible assets, such as goodwill. Tax considerations may also restrict the amount of stock that U.S. Office Products can use for acquisitions. See "Effect of the Proposed Sale of Equity Securities and the Strategic Restructuring Plan--We may be Unable to Issue Additional Stock in Some Circumstances."

    As a result of the Tender Offer and the Distributions, U.S. Office Products will be precluded from completing business combinations under the pooling-of-interests accounting method for a period up to 6-9 months. Any business combinations that U.S. Office Products completes during this period will have to be accounted for under the purchase method. Under the purchase method of accounting, U.S. Office Products will have to record goodwill for each such acquisition, in an amount equal to any excess of the purchase price paid for the acquired company over the fair market value of the acquired company's net assets. Under the pooling-of-interests method, no goodwill is recorded in connection with the acquisition of a pooled company, and there is no corresponding expense associated with the amortization of such goodwill.

    Approximately $917.0 million, or 45.7% of the Company's pro forma total assets as of January 24, 1998, represents intangible assets, the substantial majority of which is goodwill. This amount will increase to the extent that U.S. Office Products acquires additional companies under the purchase method of accounting. The Company amortizes goodwill on a straight-line method over a period of up to 40 years. The amount amortized in a particular fiscal period is a non-cash expense that reduces the Company's net income. As a result of the accounting for the acquisition of Mail Boxes Etc. ("MBE") under the purchase method (rather than the pooling-of-interests method that had been intended at the time of the acquisition), the Company's amortization charge will increase by approximately $6.5 million annually. The substantial majority of goodwill also is not a deductible expense for U.S. federal income tax purposes. The Company expects that its effective tax rate will be higher than the federal statutory rate, because its net earnings will be reduced by a significant amount of non-deductible goodwill charges.

    The Company is currently reviewing the year 2000 compliance of software that it uses in its business. The Company's Trinity system, which it is currently installing throughout its North American Office Products Group operations as the core operations system, is year 2000 compliant. However, the Company's operating subsidiaries are, in some cases, using billing or other software that is not year 2000 compliant. Based upon information that the Company has collected from its operating subsidiaries, it expects to be able to achieve year 2000 compliance in 1999 and does not expect that the cost of making necessary adaptations will be material to the Company. If the Company cannot make the necessary adaptations on a timely basis, or if the costs are greater than expected, the Company's business could be adversely affected.

    Management intends to continue to focus significant attention and resources on international operations and expects foreign sales to continue to represent a significant portion of U.S. Office Products' total sales. The factors described in this section that apply to U.S. Office Products' domestic operations also may affect U.S. Office Products' foreign operations. In addition, U.S. Office Products' foreign operations are subject to a number of other risks, including currency exchange rates; new and different legal and regulatory requirements in local jurisdictions; tariffs and trade barriers; potential difficulties in staffing and managing local operations; credit risk of local customers and distributors; potential difficulties in protecting intellectual property, potential imposition of restrictions on investments; potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; and local economic, political and social conditions, including the possibility of hyper-inflationary conditions, in certain countries. There can be no assurance that one or a combination of these factors will not have a material adverse impact on U.S. Office Products' ability to maintain or increase its foreign sales or on its business, financial condition or results of operations. See "Managements' Discussion and Analysis of Financial Position and Results of Operations--Liquidity and Capital Resources."

    U.S. Office Products expects to incur substantial additional borrowings in connection with the Tender Offer. See Note 1 of the Company's Notes to Consolidated Financial Statement and "--Liquidity and Capital Resources." This substantial increase in U.S. Office Products' leverage could have material consequences to U.S. Office Products and the holders of common stock, including, but not limited to, the following: (i) U.S. Office Products' ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired, (ii) a substantial portion of U.S. Office Products' cash flow will be required for debt service and, as a result, will not be available for other purposes; and (iii) U.S. Office Products' level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. In addition, it is expected that the Company's financing agreements will contain covenants that may restrict its ability to take certain actions (such as buying or selling assets, paying dividends, making capital expenditures, or engaging in other transactions). If U.S. Office Products is unable to service its indebtedness, it will be forced to pursue one or more alternative strategies, such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. The Company's management does not have experience operating a business with a substantial amount of leverage.

    U.S. Office Products operates in a highly competitive environment. It generally competes with a large number of smaller, independent companies, many of which are well-established in their markets. In addition, in North America, the North American Office Products Group competes with five large office products companies, each of which has significant financial resources. No assurances can be give that competition will not have an adverse effect on the Company's business.

    U.S. Office Products acquired MBE in November 1997. Various factors may affect MBE's business, including recent changes in MBE's senior management, the reliance of MBE franchisees on United Parcel Service for ground shipping services, the limited control that MBE has over its franchisees, the impact of government regulation of MBE as a franchisor, the historically litigious nature of franchise relationships and the growing competition from the United States Postal Service.

    As part of the Strategic Restructuring Plan, it is expected that Investor will acquire shares of U.S. Office Products common stock representing 24.9% of the outstanding shares of the Company's common stock after giving effect to the issuance of such shares. Investor also will purchase various warrants that give it the right to acquire additional shares of common stock in the future. Under the Investment Agreement that Investor and the Company signed on January 12, 1998 (the "Investment Agreement"), Investor will have, among other things, the right (subject to certain conditions) to nominate three of the nine members of the U.S. Office Products Board of Directors, including the Chairman of the Board, and certain Board decisions will be subject to super-majority voting provisions that, in certain circumstances, may require the concurrence of at least one director nominated by Investor. Matters subject to super-majority Board approval include (i) the issuance of new shares in excess of certain amounts specified in the Investment Agreement, (ii) certain business combinations, (iii) a disposition by the Company of all or substantially all of its assets, (iv) a major recapitalization, dissolution, or liquidation of the Company, or (v) an amendment of the Company's charter or by-laws that is inconsistent with the terms of the Investment Agreement. Investor's significant ownership of U.S. Office Products common stock may permit Investor to influence significantly matters requiring the approval of the Company's stockholders. The super-majority Board voting requirements may give Investor the ability to block the approval of certain actions requiring the super-majority vote of the Board. Together, this ownership position and the Board voting requirements may have the effect of discouraging (or possibly preventing) a future change in control of U.S. Office Products. In addition, the super-majority Board voting requirement may have the effect of limiting the Company's future use of equity to acquire businesses, raise capital, or provide employees with long-term incentives.


TAX CONSEQUENCES OF THE DISTRIBUTIONS


    Wilmer, Cutler & Pickering expects to deliver an opinion (the "Tax Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes, the Distributions will qualify as tax-free spin-offs under Section 355 of the Code and will not be taxable under Section 355(e) of the Code. The Company will not complete the Distributions unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by the Company, the Spin-Off Companies and Investor, and certain other data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary. See "Tax Consequences of the Distributions" in the Proxy Statement.



    Assuming the Distributions qualify as tax-free spin-offs under Section 355 and are not taxable under Section 355(e), no gain or loss will be recognized by the Company or the the Company's stockholders (except with respect to cash received in lieu of fractional shares) as a result of the Distributions.



    If a Distribution fails to qualify as a tax-free spin-off under Section 355, U.S. Office Products will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and the Company's adjusted tax basis in the common stock of the Spin-Off Company. In addition, holders of U.S. Office Products common stock will be treated as having received a taxable corporate distribution in an amount equal to the fair market value of the common stock of the Spin-Off Company that you receive in the Distribution.



    If any Distribution is table under Section 355(e), but otherwise qualifies as a tax-free spin-off, the Company will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and the Company's adjusted tax basis in the common stock of the Spin-Off Company. However, no gain or loss will be attributable to holders of U.S. Office Products' common stock as the result of a Distribution being taxable under
Section 355(e).



    Certain limitations under Section 355 may restrict the Company's ability to issue capital stock after the Distributions. These limitations will generally prevent the Company from issuing capital stock to the extent the issuance is part of a plan, which includes a Distribution, pursuant to which one or more people or organizations acquire capital stock of the Company that represents 50% or more of the voting power or 50% or more of the value of the Company's capital stock. These limitations may restrict the Company's ability to undertake transactions involving issuances of capital stock of the Company that management otherwise believes would be beneficial.

                          U.S. OFFICE PRODUCTS COMPANY

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The unaudited pro forma financial statements give effect to (i) the Equity Self-Tender, (ii) the Distributions, and (iii) the Equity Investment contemplated by the Strategic Restructuring Plan, (iv) the 2001 Note Offer, (v) the 2003 Note Tender, (vi) the New Borrowings to be undertaken in conjunction with the Strategic Restructuring Plan and (vii) all acquisitions completed through March 20, 1998. The unaudited pro forma combined financial statements do not give effect to the allocation of corporate overhead to the Spin-Off Companies.

    The pro forma combined balance sheet gives effect to the (i) Equity Self-Tender, (ii) the Distributions, (iii) the Equity Investment, (iv) the 2001 Note Offer, (v) the 2003 Note Tender, (vi) the New Borrowings and (vii) the businesses acquired by the Company after January 24, 1998 in business combinations accounted for under the purchase method (the "Post January 24, 1998 Purchase Acquisitions"), as if all such transactions had occurred as of the Company's most recent balance sheet date, January 24, 1998.

    The pro forma combined statement of income for the nine months ended January 24, 1998 gives effect to (i) the Equity Self-Tender; (ii) the Distributions;
(iii) the Equity Investment; (iv) the 2001 Note Offer; (v) the 2003 Note Tender;
(vi) the New Borrowings; and (vii) the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the nine months ended January 24, 1998 is comprised of
(i) the unaudited financial information of the Company for the nine months ended January 24, 1998; and (ii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through their respective acquisition dates, except for the financial information of the Post January 24, 1998 Purchase Acquisitions which is included through January 24, 1998.

    The pro forma combined statement of income for the nine months ended January 25, 1997 gives effect to (i) the Equity Self-Tender, (ii) the Distributions;
(iii) the Equity Investment; (iv) the 2001 Note Offer; (v) the 2003 Note Tender;
(vi) the New Borrowings; (vii) the Fiscal 1997 Purchase Acquisitions; and (viii) the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the nine months ended January 25, 1997 is comprised of (i) the unaudited financial information of the Company for the nine months ended January 25, 1997; (ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through the earlier of January 25, 1997 or their respective dates of acquisitions; and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through January 25, 1997.

    The pro forma combined statement of income for the fiscal year ended April 26, 1997 gives effect to (i) the Equity Self-Tender; (ii) the Distributions,
(iii) the Equity Investment; (iv) the 2001 Note Offer; (v) the 2003 Note Tender;
(vi) the New Borrowings; (vii) the business combinations accounted for under the purchase method during fiscal 1997 (the "Fiscal 1997 Purchase Acquisition"); and
(viii) the business combinations accounted for under the purchase method during fiscal 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the year ended April 26, 1997 is comprised of (i) the audited financial information of the Company for the fiscal year ended April 26, 1997;
(ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through their respective dates of acquisition and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The historical financial statements of the Company give retroactive effect to the results of the 25 companies (related to continuing operations) acquired by the Company during the fiscal year ended

                          U.S. OFFICE PRODUCTS COMPANY

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

April 26, 1997 which were acquired in business combinations accounted for under the pooling-of-interests method of accounting. The results of the companies included in the Spin-Off Companies have been reflected as discontinued operations in the Company's historical statement of income.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or the future results of the Company. The pro forma combined financial statements should be read in conjunction with the Company's audited consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY
                        PRO FORMA COMBINED BALANCE SHEET
                                JANUARY 24, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                           POST
                              U.S.      JANUARY 24,                  PRO FORMA ADJUSTMENTS
                             OFFICE        1998       ---------------------------------------------------
                            PRODUCTS     PURCHASE      PURCHASE            EQUITY
                            COMPANY    ACQUISITIONS   ACCOUNTING         SELF-TENDER        DISTRIBUTIONS
                           ----------  -------------  -----------       -------------       -------------
                                                               ASSETS
Current assets:
  Cash and cash
    equivalents..........  $  45,258       $  108      $(22,754)(a)     $   907,388(b)        $
                                                                             70,000(b)
                                                                         (1,000,000)(b)
  Accounts receivable,
    net..................    324,976        5,077
  Inventory, net.........    239,043        2,035
  Prepaid and other
    current assets.......    103,624           94                            (1,447)(b)
                           ----------  -------------  -----------       -------------       -------------
      Total current
        assets...........    712,901        7,314       (22,754)            (24,059)

Property and equipment,
  net....................    217,228        6,144
Intangible assets, net...    903,722                     13,255(a)
Other assets.............    174,549          317                            (3,739)(b)
Net assets of
  discontinued
  operations:
  Amounts to become
    receivable upon the
    Distributions........    114,959                                                           (114,959)(c)
  All other net assets...    346,083                                                           (346,083)(d)
                           ----------  -------------  -----------       -------------       -------------
      Total assets.......  $2,469,442      $13,775     $ (9,499)        $   (27,798)          $(461,042)
                           ----------  -------------  -----------       -------------       -------------
                           ----------  -------------  -----------       -------------       -------------


                                            PRO FORMA ADJUSTMENTS
                               -----------------------------------------------
                                 EQUITY           2001 NOTE         2003 NOTE        PRO FORMA
                               INVESTMENT           OFFER            TENDER           COMBINED
                               -----------       -----------       -----------       ----------
                                                            ASSETS
Current assets:
  Cash and cash
    equivalents..........      $ 270,000(e)      $                 $ 217,350(h)      $
                                (270,000)(e)                        (217,350)(h)

  Accounts receivable,
    net..................                                                              330,053
  Inventory, net.........                                                              241,078
  Prepaid and other
    current assets.......                                                              102,271
                               -----------       -----------       -----------       ----------
      Total current
        assets...........                                                              673,402
Property and equipment,
  net....................                                                              223,372
Intangible assets, net...                                                              916,977
Other assets.............         30,000(f)         (3,275) (g)       (5,518)(h)       192,334
Net assets of
  discontinued
  operations:
  Amounts to become
    receivable upon the
    Distributions........
  All other net assets...
                               -----------       -----------       -----------       ----------
      Total assets.......      $  30,000         $  (3,275)        $  (5,518)        $2,006,085
                               -----------       -----------       -----------       ----------
                               -----------       -----------       -----------       ----------

                          U.S. OFFICE PRODUCTS COMPANY
                        PRO FORMA COMBINED BALANCE SHEET
                                JANUARY 24, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                    POST                      PRO FORMA ADJUSTMENTS
                                U.S. OFFICE   JANUARY 24, 1998   -----------------------------------------------
                                 PRODUCTS         PURCHASE        PURCHASE          EQUITY
                                  COMPANY       ACQUISITIONS     ACCOUNTING       SELF-TENDER      DISTRIBUTIONS
                                -----------   ----------------   ----------       -----------      -------------
                                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short term debt.............  $  332,636        $    640        $   (640)(a)    $                  $(114,959)(c)
  Accounts payable............     164,229           2,438
  Accrued compensation........      41,262
  Other accrued liabilities...      67,654           1,742                            (2,074 )(b)
                                -----------       --------       ----------       -----------      -------------
      Total current
        liabilities...........     605,781           4,820            (640)           (2,074 )        (114,959)

Long-term debt................     381,844           3,817          (3,817)(a)       907,388 (b)
Deferred income taxes.........       2,845
Other long-term liabilities
  and minority interests......       6,050              96
                                -----------       --------       ----------       -----------      -------------
      Total liabilities.......     996,520           8,733          (4,457)          905,314          (114,959)

Stockholders' equity:
  Common stock................         133                                               (37 )(b)
                                                                                           5 (b)
  Paid-in capital.............   1,405,883                                            69,995 (b)      (287,158)(d)
                                                                                    (999,963 )(b)
  Cumulative translation
    adjustment................    (113,022)
  Retained earnings...........     179,928                                            (3,112 )(b)      (58,925)(d)
  Equity of purchased
    companies.................                       5,042          (5,042)(a)
                                -----------       --------       ----------       -----------      -------------
      Total stockholders'
        equity................   1,472,922           5,042          (5,042)         (933,112 )        (346,083)
                                -----------       --------       ----------       -----------      -------------
      Total liabilities and
        stockholders'
        equity................  $2,469,442        $ 13,775        $ (9,499)       $  (27,798 )       $(461,042)
                                -----------       --------       ----------       -----------      -------------
                                -----------       --------       ----------       -----------      -------------

                                               PRO FORMA ADJUSTMENTS
                                    --------------------------------------------
                                      EQUITY         2001 NOTE        2003 NOTE        PRO FORMA
                                    INVESTMENT         OFFER            TENDER          COMBINED
                                    ----------       ----------       ----------       ----------
                                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short term debt.............      $(217,677)(e)    $                $                $
  Accounts payable............                                                           166,667
  Accrued compensation........                                                            41,262
  Other accrued liabilities...                          (1,311)(g)        2,853(h)        68,864
                                    ----------       ----------       ----------       ----------
      Total current
        liabilities...........       (217,677)          (1,311)           2,853          276,793
Long-term debt................        (52,323)(e)     (143,750)(g)     (230,000)(h)    1,155,509
                                       75,000(f)                        217,350(h)
Deferred income taxes.........                                                             2,845
Other long-term liabilities
  and minority interests......                                                             6,146
                                    ----------       ----------       ----------       ----------
      Total liabilities.......       (195,000)        (145,061)          (9,797)       1,441,293
Stockholders' equity:
  Common stock................             33(e)            12(g)                            146

  Paid-in capital.............        269,967(e)       168,897(g)                        612,621
                                      (15,000)(f)
  Cumulative translation
    adjustment................                                                          (113,022 )
  Retained earnings...........        (30,000)(f)      (27,123)(g)        4,279(h)        65,047
  Equity of purchased
    companies.................
                                    ----------       ----------       ----------       ----------
      Total stockholders'
        equity................        225,000          141,786            4,279          564,792
                                    ----------       ----------       ----------       ----------
      Total liabilities and
        stockholders'
        equity................      $  30,000        $  (3,275)       $  (5,518)       $2,006,085
                                    ----------       ----------       ----------       ----------
                                    ----------       ----------       ----------       ----------


       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                    U.S. OFFICE   FISCAL 1998
                                                      PRODUCTS     PURCHASE      PRO FORMA     PRO FORMA
                                                      COMPANY     ACQUISITIONS  ADJUSTMENTS     COMBINED
                                                    ------------  -----------  -------------  ------------
Revenues..........................................  $  1,930,113   $ 140,542   $              $  2,070,655
Cost of revenues..................................     1,390,855      90,566                     1,481,421
                                                    ------------  -----------  -------------  ------------
  Gross profit....................................       539,258      49,976                       589,234

Selling, general and administrative expenses......       436,037      33,676          (2,357 (i)      467,356
Amortization expense..............................        13,830                       4,603(j)       18,433
                                                    ------------  -----------  -------------  ------------
  Operating income................................        89,391      16,300          (2,246)      103,445

Other (income) expense:
  Interest expense................................        27,534         506          49,957(k)       77,997
  Interest income.................................        (1,545)       (169)          1,714(k)
  Other...........................................        (6,369)       (342)                       (6,711)
                                                    ------------  -----------  -------------  ------------
Income from continuing operations before provision
  for income taxes................................        69,771      16,305         (53,917)       32,159
Provision for income taxes........................        32,535       2,161         (13,793 (l)       20,903
                                                    ------------  -----------  -------------  ------------
Income from continuing operations.................  $     37,236   $  14,144   $     (40,124) $     11,256
                                                    ------------  -----------  -------------  ------------
                                                    ------------  -----------  -------------  ------------

Weighted average shares outstanding:
  Basic...........................................       114,758                                   146,331(m)
  Diluted.........................................       117,185                                   148,757(m)

Income per share from continuing operations:
  Basic...........................................  $       0.32                              $       0.08
  Diluted.........................................  $       0.32                              $       0.08


       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                             U.S. OFFICE   FISCAL 1997  FISCAL 1998
                                                               PRODUCTS     PURCHASE     PURCHASE     PRO FORMA    PRO FORMA
                                                               COMPANY     ACQUISITIONS ACQUISITIONS ADJUSTMENTS    COMBINED
                                                             ------------  -----------  -----------  -----------  ------------
Revenues...................................................  $  1,498,320   $ 363,229    $ 226,312    $           $  2,087,861
Cost of revenues...........................................     1,077,408     259,958      150,345                   1,487,711
                                                             ------------  -----------  -----------  -----------  ------------
    Gross profit...........................................       420,912     103,271       75,967                     600,150

Selling, general and administrative expenses...............       344,474      93,201       53,931       (7,698)(i)      483,908
Amortization expense.......................................         8,072                                10,343(j)       18,415
Non-recurring acquisition costs............................         7,316                                                7,316
                                                             ------------  -----------  -----------  -----------  ------------
    Operating income.......................................        61,050      10,070       22,036       (2,645)        90,511

Other (income) expense:
  Interest expense.........................................        27,540       3,109        1,855       45,493(k)       77,997
  Interest income..........................................        (6,048)       (186)      (1,017)       7,251(k)
  Other....................................................        (4,073)     (2,156)        (501)                     (6,730)
                                                             ------------  -----------  -----------  -----------  ------------
Income from continuing operations before provision for
  income taxes and extraordinary items.....................        43,631       9,303       21,699      (55,389)        19,244
Provision for income taxes.................................        18,238       3,007        7,341      (14,153)(l)       14,433
                                                             ------------  -----------  -----------  -----------  ------------
Income from continuing operations before extraordinary
  items....................................................  $     25,393   $   6,296    $  14,358    $ (41,236)  $      4,811
                                                             ------------  -----------  -----------  -----------  ------------
                                                             ------------  -----------  -----------  -----------  ------------

Weighted average shares outstanding:
  Basic....................................................        85,978                                              146,331(m)
  Diluted..................................................        87,824                                              148,177(m)
Income per share from continuing operations before
  extraordinary items:
  Basic....................................................  $       0.30                                         $       0.03
  Diluted..................................................  $       0.29                                         $       0.03


       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)


                                                         U.S. OFFICE   FISCAL 1997   FISCAL 1998
                                                           PRODUCTS      PURCHASE      PURCHASE     PRO FORMA     PRO FORMA
                                                           COMPANY     ACQUISITIONS  ACQUISITIONS  ADJUSTMENTS     COMBINED
                                                         ------------  ------------  ------------  ------------  ------------
Revenues...............................................  $  2,115,954   $  374,886    $  303,169    $            $  2,794,009
Cost of revenues.......................................     1,518,287      268,618       201,410                    1,988,315
                                                         ------------  ------------  ------------  ------------  ------------
    Gross profit.......................................       597,667      106,268       101,759                      805,694

Selling, general and administrative expenses...........       488,215       95,913        70,996        (8,257)(i)      646,867
Amortization expense...................................        12,416                                   12,722(j)       25,138
Non-recurring acquisition costs........................         8,001                                                   8,001
Restructuring costs....................................         4,201                                                   4,201
                                                         ------------  ------------  ------------  ------------  ------------
    Operating income...................................        84,834       10,355        30,763        (4,465)       121,487

Other (income) expense:
  Interest expense.....................................        36,047        3,170         2,552        62,227(k)      103,996
  Interest income......................................        (6,857)        (212)       (1,448)        8,517(k)
  Other................................................        (4,233)      (2,164)         (753)                      (7,150)
                                                         ------------  ------------  ------------  ------------  ------------
Income from continuing operations before provision for
  income taxes and extraordinary items.................        59,877        9,561        30,412       (75,209)        24,641
Provision for income taxes.............................        27,939        3,056         9,933       (22,447)(l)       18,481
                                                         ------------  ------------  ------------  ------------  ------------
Income from continuing operations before extraordinary
  items................................................  $     31,938   $    6,505    $   20,479    $  (52,762)  $      6,160
                                                         ------------  ------------  ------------                ------------
                                                         ------------  ------------  ------------  ------------  ------------
                                                                                                   ------------

Weighted average shares outstanding:
  Basic................................................        90,026                                                 146,331(m)
  Diluted..............................................        91,761                                                 148,066(m)
Income per share from continuing operations before
  extraordinary items:
  Basic................................................  $       0.35                                            $       0.04
  Diluted..............................................  $       0.35                                            $       0.04


       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    (a) Adjustment to reflect purchase price adjustments and repayment of certain short-term and long-term debt associated with the Post January 24, 1998 Purchase Acquisitions. The portion of the consideration assigned to goodwill ($13,255) in transactions accounted for under the purchase method represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.


    (b) Adjustment to reflect the Equity Self-Tender, including an increase in borrowings of $926,788 to finance the Equity Self-Tender, proceeds from the exercise of employee stock options related to shares participating into the Equity Self-Tender of $50,600 and the repurchase of 37,037 shares of common stock (including shares underlying employee stock options) by the Company for $1,000,000. The funds to finance the Equity Self-Tender are expected to be obtained from the Company's New Borrowings. As a result of the New Borrowings, the adjustment also reflects the write-off of $5,186 in capitalized debt issue costs related to the Company's current credit facility. The Company estimates that the proceeds from the exercise of employee stock options will be approximately $70,000 based upon 5,000 employee stock options exercised at an average exercise price of $14.00 per share. To the extent that shares related to vested and unvested employee stock options participate in the Equity Self-Tender, the Company will record compensation expense for the difference between the tender offer price of $27.00 per share and the exercise price. The Company estimates that the compensation expense will be approximately $65 million. The Company has not included this compensation expense in the unaudited pro forma combined statements of income because it is of a non-recurring nature and is directly related to the restructuring transaction.


    (c) Adjustment to reflect the collection of $114,959 of receivables from the Spin-Off Companies at the date of the Distributions.


    (d) Adjustment to remove the remaining net assets of the companies included in the Spin-Off Companies.



    (e) Adjustment to reflect the Equity Investment of $270,000. The Company has made certain preliminary calculations in relation to the allocation of the proceeds to be received from Investor to the related common stock, the Warrants and the Special Warrants. These calculations cannot be finalized until the trading value of the Company's common stock immediately following the Distributions is available. The Company intends to reflect any amounts allocated to the Warrants and the Special Warrants in additional paid-in capital. The preliminary assessment of the fair value of the Warrants at the future grant date was determined using the Black-Scholes option pricing model with the following weighted average assumptions:



                                                                                      WARRANTS
                                                                                     -----------
Expected life......................................................................    9 years
Risk free interest rate............................................................     5.6%
Expected volatility of Company common stock........................................      40%
Dividend rate......................................................................      0%

                          U.S. OFFICE PRODUCTS COMPANY

                                 (IN THOUSANDS)
                                  (UNAUDITED)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS (CONTINUED)

       With respect to the Special Warrants, the Company's calculations assumed that all holders of the 2001 Notes accept a conversion offer by the Company with a conversion price of $16.17 per share. The Company does not anticipate assigning a value to the Special Warrants at the time of the Equity Investment by Investor because (i) the 2001 Note Offer is expected to have been completed prior to such Equity Investment; and (ii) the other potential events which could give rise to the exercise of the Special Warrants are considered by the Company to be contingent in nature.



       Based on the above assumptions, the Company's preliminary calculations indicate that approximately $203,700 of the proceeds from the Equity Investment will be allocated to the shares of Company common stock issued to Investor, $66,300 will be allocated to the Warrants and no value will be allocated to the Special Warrants. In arriving at these values, no discount was applied to the value of the Warrants to reflect the illiquidity of the Warrants pursuant to SFAS No. 123 issued by FASB.



    (f) Adjustment to reflect the estimated transaction fees and expenses (including financing costs) associated with the Equity Self-Tender, the Distributions and the Equity Investment of $75,000. These fees and expenses have not been reflected in the unaudited pro forma combined statements of income because they are either capitalizable or are of a non-recurring nature and are directly related to the restructuring transactions.


    (g) Adjustment to reflect the issuance of 11,837 shares of common stock in conjunction with the 2001 Note Offer, consisting of 8,890 shares of common stock issued in exchange for 2001 Notes at a temporarily reduced conversion price of $16.17 per share and 2,947 shares of common stock to Investor in accordance with the provisions of the Special Warrants. As a result of the temporarily reduced conversion price, the Company will issue 1,324 shares of common stock over the contractual amount with a market value of $25,158 to induce conversion of the 2001 Notes. The $25,158 has been reflected as a reduction in retained earnings as the market value of the inducement is required to be recorded as an expense. In addition, the adjustment reflects the write-off of $3,275 in capitalized debt issue costs related to the 2001 Notes. These expenses have not been reflected in the unaudited pro forma combined statements of income because they are of a non-recurring nature and are directly related to the restructuring transactions.

    (h) Adjustment to reflect the early extinguishment of the 2003 Notes, $230,000 principal amount, in exchange for $217,350 in cash in the 2003 Note Tender. The Company believes that it will be able to retire the 2003 Notes at a price of 94.5% of par value, or $217,350, resulting in an extraordinary gain of $7,590, net of income taxes of $5,060, which has been reflected as an increase to retained earnings. In addition, the adjustment reflects the write-off of $5,518 in capitalized debt issue costs related to the 2003 Notes. The gain and write-off have not been reflected in the unaudited pro forma combined statements of income because they are extraordinary items and are directly related to the restructuring transactions.

                          U.S. OFFICE PRODUCTS COMPANY

                                 (IN THOUSANDS)
                                  (UNAUDITED)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

    (i) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions. The Company believes that these reductions are expected to remain in place for the forseeable future and are not reasonably likely to affect operating performance.

    (j) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1997 Purchase Acquisitions and the Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.


    (k) Adjustment to reflect the increase in interest expense, at a weighted average rate of 9.0%, resulting from the increase in debt outstanding to $1,155,509 as a result of the Equity Self-Tender, partially offset by the proceeds from the Equity Investment, and the effects of the 2001 Note Offer and the 2003 Note Tender assuming full conversion and tender, respectively. The weighted average interest rate of 9.0% was determined based upon $755,509 outstanding under the terms of the Company's $1,225,000 senior secured credit facilities at annual interest rates of LIBOR plus margins ranging from 2.25% to 2.5% (approximately 7.9% to 8.15%) and the issuance of $400,000 of senior subordinated notes at an annual interest rate of approximately 9.0%, plus commitment fees on unused balances and amortization of the related debt issue costs. Pro forma interest expense will fluctuate $5,778 on an annual basis for each 0.5% change in interest rates.



    (l) Adjustment to calculate the provision for income taxes on the combined pro forma results at effective income tax rates of approximately 75%, 65% and 75% for the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997, respectively. The difference between the effective tax rates and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill amortization expense. This adjustment assumes that all companies were taxed at the effective tax rates regardless of how they were taxed prior to being acquired by the Company, including those companies that previously paid no taxes under Subchapter S.



    (m) Basic pro forma earnings per share is calculated based upon 146,331 weighted average shares of common stock outstanding for the year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997. The amounts are comprised of 133,042 shares outstanding for each of the periods, 37,037 shares repurchased as a result of the Equity Self-Tender, the issuance of 36,436 shares as a result of the Equity Investment, the issuance of 5,000 shares related to employee stock options participating in the Equity Self-Tender and the issuance of 8,890 shares as a result of the 2001 Note Offer, assuming full conversion. The weighted average shares outstanding used to calculate diluted pro forma earnings per share is based upon the basic weighted average shares outstanding plus 1,735, 2,426 and 1,846 common stock equivalents considered to be outstanding related to stock options for the year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of U.S. Office Products Company

    In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of U.S. Office Products Company and its subsidiaries at April 26, 1997 and April 30, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain wholly-owned subsidiaries, which statements reflect net income of $7.4 million and $10.4 million included in the Company's income from discontinued operations, net of income taxes, for fiscal years ended April 30, 1996 and 1995, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those wholly-owned subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

    As described in Note 4, as a result of the Strategic Restructuring Plan, the Company has restated its financial statements to account for certain business combinations as purchase transactions.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
June 6, 1997, except as to the second paragraph of the Common Stock section of Note 15, which is as of November 6, 1997 and Note 4, which is as of January 13, 1998

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  School Specialty, Inc.

    We have audited the balance sheets of School Specialty, Inc. (formerly known as EDA Corporation) (the Company) as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholders' deficit and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Milwaukee, Wisconsin
February 2, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  The Re-Print Corporation
  Birmingham, Alabama

    We have audited the accompanying balance sheets of the Re-Print Corporation as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for three years ended December 31, 1995, 1994, and 1993 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Re-Print Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for three years ended December 31, 1995, 1994, and 1993 in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP

Atlanta, Georgia
February 8, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  Hano Document Printers, Inc.:

    We have audited the balance sheet of Hano Document Printers, Inc. as of December 31, 1995 and the related statements of income, stockholders' equity, and cash flows for the year then ended, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hano Document Printers, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 28, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  SFI Corp. and Hano Document Printers, Inc.:

    We have audited the combined balance sheet of SFI Corp. and Hano Document Printers, Inc. (collectively referred to as the "Companies") as of December 31, 1994, and the related statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1994, which are not included herein. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1994 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 28, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
  Fortran Corp.
  Newington, Virginia

    We have audited the accompanying balance sheet of Fortran Corp. as of March 31, 1996, and 1995 and the related statements of earnings, changes in stockholders' equity, and cash flows for the years ended March 31, 1996, 1995, and 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to and above present fairly, in all material respects, the financial position of Fortran Corp. as of March 31, 1996, and 1995 and the results of its operations and its cash flows for three years ended March 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

    As described in Note 9 to the financial statements, on August 21, 1996, the Company entered into a letter of intent to exchange all of its issued and outstanding shares of common stock for shares of U.S. Office Products Company common stock.

RUBIN, KOEHMSTEDT AND NADLER

Springfield, Virginia
June 7, 1996, except for Note 9,
as to which the date is
October 24, 1996

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  MTA, Inc.
  Seattle, Washington

    We have audited the consolidated balance sheet of MTA, Inc. (the Company) as of December 31, 1995 and the related statements of income and retained earnings and of cash flows for the period from January 25, 1995 (date of incorporation) to December 31, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MTA, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the period from January 25, 1995 (date of incorporation) to December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Seattle, Washington
September 23, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
  United Envelope Co., Inc.

    We have audited the combined balance sheets of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc., as at December 31, 1995 and 1994, and the related combined statements of income and retained earnings and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As referred to in Note A on "Principles of Combination," the companies, whose financial statements are combined, are related through common ownership and control. In addition, each has pledged certain assets and guaranteed long-term indebtedness of the other as described in the notes to financial statements. In view of their close operating and financial relationship, the preparation of combined financial statements was considered appropriate. The combined statements, however, do not refer to a legal entity and neither of the companies guarantees trade obligations of the other.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of United Envelope Co., Inc. and its affiliate as at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 6, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
  Huxley Envelope Corporation

    We have audited the balance sheets of Huxley Envelope Corporation as of December 31, 1995 and 1994, and the related statements of income and retained earnings (accumulated deficit) and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Huxley Envelope Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 4, 1996

                          U.S. OFFICE PRODUCTS COMPANY

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                            APRIL 30,    APRIL 26,    JANUARY 24,
                                                                               1996         1997          1998
                                                                            ----------  ------------  ------------
                                                                                                      (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents...............................................  $  183,483  $     44,026  $     45,258
  Accounts receivable, less allowance for doubtful accounts of $3,586,
    $7,337 and $9,110, respectively.......................................     159,448       283,751       324,976
  Inventory...............................................................     103,768       225,998       239,043
  Prepaid expenses and other current assets...............................      47,994        74,580       103,624
                                                                            ----------  ------------  ------------
      Total current assets................................................     494,693       628,355       712,901

Property and equipment, net...............................................      77,529       182,633       217,228
Intangible assets, net....................................................     135,140       611,474       903,722
Other assets..............................................................      64,942       113,407       174,549
Net assets of discontinued operations:
  Amounts to become receivable upon the Distributions.....................                    87,700       114,959
  All other net assets....................................................      33,674        83,422       346,083
                                                                            ----------  ------------  ------------
      Total assets........................................................  $  805,978  $  1,706,991  $  2,469,442
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt.........................................................  $   94,174  $    144,125  $    332,636
  Accounts payable........................................................      87,546       153,915       164,229
  Accrued compensation....................................................      16,775        32,515        41,262
  Other accrued liabilities...............................................      22,074        63,814        67,654
                                                                            ----------  ------------  ------------
      Total current liabilities...........................................     220,569       394,369       605,781

Long-term debt............................................................     176,230       380,209       381,844
Deferred income taxes.....................................................       6,186         2,458         2,845
Other long-term liabilities and minority interests........................       8,247         8,807         6,050
                                                                            ----------  ------------  ------------
      Total liabilities...................................................     411,232       785,843       996,520
                                                                            ----------  ------------  ------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.001 par value, 500,000 shares authorized, none outstanding
  Common stock, $.001 par value, 500,000,000 shares authorized,
    79,464,423, 104,479,004 and 133,041,979 shares issued and outstanding,
    respectively..........................................................          79           104           133
  Additional paid-in capital..............................................     313,278       809,399     1,405,883
  Cumulative translation adjustment.......................................         770        (5,583)     (113,022)
  Retained earnings.......................................................      80,619       117,228       179,928
                                                                            ----------  ------------  ------------
      Total stockholders' equity..........................................     394,746       921,148     1,472,922
                                                                            ----------  ------------  ------------
      Total liabilities and stockholders' equity..........................  $  805,978  $  1,706,991  $  2,469,442
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                        CONSOLIDATED STATEMENT OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            FOR THE NINE MONTHS
                                                           FOR THE FISCAL YEAR ENDED               ENDED
                                                       ---------------------------------  ------------------------
                                                        APRIL 30,   APRIL 30,  APRIL 26,  JANUARY 25,  JANUARY 24,
                                                          1995        1996       1997        1997         1998
                                                       -----------  ---------  ---------  -----------  -----------

                                                                                                (UNAUDITED)
Revenues.............................................   $ 658,494   $1,061,528 $2,115,954  $1,498,320   $1,930,113
Cost of revenues.....................................     485,955     789,436  1,518,287   1,077,408    1,390,855
                                                       -----------  ---------  ---------  -----------  -----------
    Gross profit.....................................     172,539     272,092    597,667     420,912      539,258

Selling, general and administrative expenses.........     152,176     231,569    488,215     344,474      436,037
Amortization expense.................................         801       2,711     12,416       8,072       13,830
Non-recurring acquisition costs......................                   8,057      8,001       7,316
Restructuring costs..................................                     682      4,201
                                                       -----------  ---------  ---------  -----------  -----------
    Operating income.................................      19,562      29,073     84,834      61,050       89,391

Interest expense.....................................       3,401       8,132     36,047      27,540       27,534
Interest income......................................        (675)     (3,506)    (6,857)     (6,048)      (1,545)
Other income.........................................      (1,456)       (684)    (4,233)     (4,073)      (6,369)
                                                       -----------  ---------  ---------  -----------  -----------
Income from continuing operations before provision
  for income taxes and extraordinary items...........      18,292      25,131     59,877      43,631       69,771
Provision for income taxes...........................       2,800       6,032     27,939      18,238       32,535
                                                       -----------  ---------  ---------  -----------  -----------
Income from continuing operations before
  extraordinary items................................      15,492      19,099     31,938      25,393       37,236
Income from discontinued operations, net of income
  taxes..............................................      15,675      15,778     26,800      20,411       25,464
                                                       -----------  ---------  ---------  -----------  -----------
Income before extraordinary items....................      31,167      34,877     58,738      45,804       62,700
Extraordinary items--losses on early terminations of
  credit facilities, net of income taxes.............                     701      1,450         612
                                                       -----------  ---------  ---------  -----------  -----------
Net income...........................................   $  31,167   $  34,176  $  57,288   $  45,192    $  62,700
                                                       -----------  ---------  ---------  -----------  -----------
                                                       -----------  ---------  ---------  -----------  -----------
Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items............................   $    0.34   $    0.28  $    0.35   $    0.30    $    0.32
    Income from discontinued operations..............        0.34        0.24       0.31        0.24         0.23
    Extraordinary items..............................                   (0.01)     (0.02)      (0.01)
                                                       -----------  ---------  ---------  -----------  -----------
    Net income.......................................   $    0.68   $    0.51  $    0.64   $    0.53    $    0.55
                                                       -----------  ---------  ---------  -----------  -----------
                                                       -----------  ---------  ---------  -----------  -----------
  Diluted:
    Income from continuing operations before
      extraordinary items............................   $    0.34   $    0.28  $    0.35   $    0.29    $    0.32
    Income from discontinued operations..............        0.34        0.23       0.29        0.23         0.22
    Extraordinary items..............................                   (0.01)     (0.02)      (0.01)
                                                       -----------  ---------  ---------  -----------  -----------
    Net Income.......................................        0.68   $    0.50  $    0.62   $    0.51    $    0.54
                                                       -----------  ---------  ---------  -----------  -----------
                                                       -----------  ---------  ---------  -----------  -----------

Unaudited pro forma income from continuing operations
  before extraordinary items (see Note 11)...........                          $  29,962
                                                                               ---------
                                                                               ---------

Unaudited pro forma basic income per share from
  continuing operations before extraordinary items...                          $    0.33
                                                                               ---------
                                                                               ---------

Unaudited pro forma diluted income per share from
  continuing operations before extraordinary items...                          $    0.33
                                                                               ---------
                                                                               ---------

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                             COMMON STOCK      ADDITIONAL   CUMULATIVE                             TOTAL
                                          ------------------    PAID-IN     TRANSLATION  RETAINED   TREASURY   STOCKHOLDERS'
                                            SHARES    AMOUNT    CAPITAL     ADJUSTMENT   EARNINGS    STOCK        EQUITY
                                          ----------  ------   ----------   ----------   --------   --------   -------------
Balance at April 30, 1994...............  38,443,262  $  38     $26,483       $ (340)    $ 58,733   $ (7,562)     $77,352
  Transactions of Combined Companies
  upon formation of Company:
    Issuance of common stock............   5,817,000      6          (5)                                                1
    Capital contribution................                          1,500                                             1,500
    Distributions to stockholders.......                                                  (11,300)                (11,300)
    Adjustments to stockholders'
      equity............................                        (12,597)                    5,035      7,562
    Cash dividends......................                                                     (222)                   (222)
  Issuance of common stock, net of
    associated expenses in conjunction
    with:
    Initial public offering.............   5,606,250      6      32,684                                            32,690
    Acquisition.........................   1,312,500      1       8,749                                             8,750
  Transactions of Pooled Companies:
    Exercise of warrants and stock
      options...........................      20,345                201                                               201
    Cash dividends......................                                                  (16,086)                (16,086)
  Adjustment to conform the year-ends of
    Pooled Companies....................                                                    2,235                   2,235
  Cumulative translation adjustments....                                         207                                  207
  Net income............................                                                   31,167                  31,167
                                          ----------  ------   ----------   ----------   --------   --------   -------------

Balance at April 30, 1995...............  51,199,357     51      57,015         (133)      69,562                 126,495
  Issuances of common stock, net of
    associated expenses in conjunction
    with:
    Public offerings....................  14,352,068     14     174,723                                           174,737
    Acquisitions........................  11,120,163     11      68,607                                            68,618
    Exercise of stock options, including
      tax benefits......................      95,025              1,023                                             1,023
  Transactions of Pooled Companies:
    Issuances of common stock for cash
      and repayment of debt.............     872,249      1       8,297                                             8,298
    Capital contributions...............                            500                                               500
    Exercise of warrants and stock
      options...........................     978,923      1       1,752                                             1,753
    Cash and stock dividends............     846,638      1       1,361                   (32,017)                (30,655)
  Adjustment to conform the year-ends of
    Pooled Companies....................                                                    8,898                   8,898
  Cumulative translation adjustments....                                         903                                  903
  Net income............................                                                   34,176                  34,176
                                          ----------  ------   ----------   ----------   --------   --------   -------------

Balance at April 30, 1996...............  79,464,423     79     313,278          770       80,619                 394,746

                                  (Continued)

                          U.S. OFFICE PRODUCTS COMPANY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            COMMON STOCK          ADDITIONAL   CUMULATIVE                               TOTAL
                                     --------------------------    PAID-IN     TRANSLATION   RETAINED    TREASURY    STOCKHOLDERS'
                                        SHARES        AMOUNT       CAPITAL     ADJUSTMENT    EARNINGS      STOCK        EQUITY
                                     -------------  -----------  ------------  -----------  ----------  -----------  ------------
Balance at April 30, 1996..........     79,464,423   $      79   $    313,278  $       770  $   80,619                $  394,746
  Issuances of common stock, net of
    associated expenses in
    conjunction with:
    Public offering................     13,023,497          13        275,699                                            275,712
    Direct equity investment.......      1,875,000           2         38,111                                             38,113
    Acquisitions...................      8,685,450           9        166,071                                            166,080
    Exercise of stock options,
      including tax benefits.......        197,742                      2,843                                              2,843
    Employee stock purchase plan...        229,998                      3,145                                              3,145
  Transactions of Pooled Companies:
    Issuances of common stock for
      repayment of debt and payment
      of acquisition expenses......        409,631                      6,859                                              6,859
    Capital contributions..........         12,342                      1,857                                              1,857
    Exercise of warrants and stock
      options......................        478,616           1          1,979                                              1,980
    Retirement of common stock.....        102,305                       (443)                     (34)                     (477)
    Cash dividends paid and
      declared.....................                                                            (20,931)                  (20,931)
  Adjustment to conform the
    year-ends of Pooled
    Companies......................                                                                286                       286
  Cumulative translation
    adjustments....................                                                 (6,353)                               (6,353)
  Net income.......................                                                             57,288                    57,288
                                     -------------       -----   ------------  -----------  ----------  -----------  ------------
Balance at April 26, 1997..........    104,479,004         104        809,399       (5,583)    117,228                   921,148
Unaudited data:
Issuance of common stock, net of
  associated expenses in
  conjunction with:
  Acquisitions.....................     27,792,099          28        585,509                                            585,537
  Repayment of debt................         28,179                        570                                                570
  Exercise of stock options,
    including tax benefits.........        609,494           1          7,600                                              7,601
  Employee stock purchase plan.....        169,723                      2,805                                              2,805
Share adjustments at Pooled
  Companies........................        (36,520)
Cumulative translation
  adjustments......................                                               (107,439)                             (107,439)
Net income.........................                                                             62,700                    62,700
                                     -------------       -----   ------------  -----------  ----------  -----------  ------------
Balance at January 24, 1998
  (unaudited)......................    133,041,979   $     133   $  1,405,883  $  (113,022) $  179,928                $1,472,922
                                     -------------       -----   ------------  -----------  ----------  -----------  ------------
                                     -------------       -----   ------------  -----------  ----------  -----------  ------------

          See accompanying notes to consolidated financial statements

                          U.S. OFFICE PRODUCTS COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                     FOR THE NINE MONTHS
                                                                    FOR THE FISCAL YEAR ENDED               ENDED
                                                                ---------------------------------  ------------------------
                                                                 APRIL 30,   APRIL 30,  APRIL 26,  JANUARY 25,  JANUARY 24,
                                                                   1995        1996       1997        1997         1998
                                                                -----------  ---------  ---------  -----------  -----------

                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................................   $  31,167   $  34,176  $  57,288   $  45,192    $  62,700
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Income from discontinued operations.......................     (15,675)    (15,778)   (26,800)    (20,411)     (25,464)
    Depreciation and amortization.............................       6,521      10,999     36,102      23,233       41,787
    Non-recurring acquisition costs...........................                   8,057      8,001       7,316
    Payments of restructuring costs...........................                                                      (1,900)
    Unrealized foreign currency gain..........................                             (3,420)     (3,420)
    Deferred income taxes.....................................        (367)       (196)    (1,035)      3,600           73
    Extraordinary losses......................................                     701      1,450         612
    Equity in net income of affiliate.........................                               (782)       (265)        (878)
    Gain on sale of investment................................                                                      (1,059)
    Changes in current assets and liabilities (net of assets
      acquired and liabilities assumed in business
      combinations):
      Accounts receivable.....................................     (18,911)        969    (26,237)    (32,154)     (29,940)
      Inventories.............................................      (6,130)      1,861     (3,400)     (6,718)     (14,417)
      Prepaid expenses and other current assets...............      (1,417)    (23,780)    (6,059)     (1,539)      (3,909)
      Accounts payable........................................       7,349       2,802    (26,692)    (22,922)       2,245
      Accrued liabilities.....................................       5,204        (565)     7,396      (1,771)       5,699
                                                                -----------  ---------  ---------  -----------  -----------
        Net cash provided by (used in) operating activities...       7,741      19,246     15,812      (9,247)      34,937
                                                                -----------  ---------  ---------  -----------  -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash received.............     (15,993)    (89,223)  (345,319)   (323,813)     (33,642)
  Payments of acquisition costs...............................                  (7,283)    (5,343)     (4,094)      (3,871)
  Additions to property and equipment, net of disposals.......     (11,049)    (17,868)   (34,036)    (15,891)     (28,200)
  Investment in affiliate.....................................                            (41,270)    (41,270)     (40,773)
  Proceeds from sale of investment............................                                                       5,729
  Other.......................................................         867      (5,687)     2,013      (5,476)       3,190
                                                                -----------  ---------  ---------  -----------  -----------
        Net cash used in investing activities.................     (26,175)   (120,061)  (423,955)   (390,544)     (97,567)
                                                                -----------  ---------  ---------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock......................      32,811     180,230    318,899      41,868        8,239
  Proceeds from issuance of long-term debt....................       6,553     139,040    225,387     224,080          457
  Payments of long-term debt..................................      (3,643)    (13,143)  (174,788)   (163,112)     (10,647)
  Net advances to discontinued operations.....................                           (111,891)    (76,021)     (99,213)
  Proceeds from (payments of) short-term debt, net............       3,433     (39,077)    24,132     259,705      172,000
  Payments to terminate credit facility.......................                               (261)       (261)
  Payments of dividends at Pooled Companies...................      (7,700)     (8,287)    (6,158)     (6,122)
  Capital contributed by stockholders of Pooled Companies.....                     400      1,814       1,814
  Adjustment to conform fiscal year-ends of certain Pooled
    Companies.................................................         601      (1,397)       286         286
  Capital contributed by Combined Company stockholder.........       1,500
  Payments to stockholders of Combined Companies..............     (11,300)
                                                                -----------  ---------  ---------  -----------  -----------
        Net cash provided by financing activities.............      22,255     257,766    277,420     282,237       70,836
                                                                -----------  ---------  ---------  -----------  -----------
Effect of exchange rates on cash and cash equivalents.........        (180)       (121)      (511)       (345)      (3,159)
                                                                -----------  ---------  ---------  -----------  -----------
Cash provided by (used in) discontinued operations............       3,549       1,707     (8,223)     (3,170)      (3,815)
                                                                -----------  ---------  ---------  -----------  -----------
Net increase (decrease) in cash and cash equivalents..........       7,190     158,537   (139,457)   (121,069)       1,232
Cash and cash equivalents at beginning of period..............      17,756      24,946    183,483     183,483       44,026
                                                                -----------  ---------  ---------  -----------  -----------
Cash and cash equivalents at end of period....................   $  24,946   $ 183,483  $  44,026   $  62,414    $  45,258
                                                                -----------  ---------  ---------  -----------  -----------
                                                                -----------  ---------  ---------  -----------  -----------
Supplemental disclosure of cash flow information:
    Interest paid.............................................   $   7,731   $   3,426  $  36,536   $  28,980    $  26,962
    Income taxes paid.........................................       7,044       7,814     22,734      18,852       24,017

                          U.S. OFFICE PRODUCTS COMPANY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The Company issued common stock, notes payable and cash in connection with certain business combinations accounted for under the purchase method during fiscal 1995, 1996 and 1997 and the nine months ended January 25, 1997 and January 24, 1998. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                           FOR THE NINE MONTHS
                                                                        FOR THE FISCAL YEAR ENDED                 ENDED
                                                                  -------------------------------------  ------------------------
                                                                   APRIL 30,    APRIL 30,    APRIL 26,   JANUARY 25,  JANUARY 24,
                                                                     1995         1996         1997         1997         1998
                                                                  -----------  -----------  -----------  -----------  -----------

                                                                                                               (UNAUDITED)
Accounts receivable.............................................   $  15,350    $  70,640    $  99,747    $  88,202    $  27,284
Inventories.....................................................      10,331       49,602      115,995      119,584       18,970
Prepaid expenses and other current assets.......................         956        8,412       20,874       13,559       15,806
Property and equipment..........................................       3,248       30,442       94,112      107,202       52,695
Intangible assets...............................................      21,079      119,493      490,011      432,219      371,606
Other assets....................................................      (1,149)      51,698        7,748        5,174       34,759
Short-term debt.................................................      (8,253)     (95,971)     (20,612)     (12,819)      (8,755)
Accounts payable................................................      (9,180)     (44,034)     (99,753)     (89,338)     (20,058)
Accrued liabilities.............................................      (3,297)     (19,719)     (52,464)     (81,506)     (13,870)
Long-term debt..................................................        (905)     (11,635)    (153,448)    (115,017)     (20,320)
Other long-term liabilities and minority interest...............        (437)      (7,751)      (1,296)      (8,262)        (357)
                                                                  -----------  -----------  -----------  -----------  -----------
        Net assets acquired.....................................   $  27,743    $ 151,177    $ 500,914    $ 458,998    $ 457,760
                                                                  -----------  -----------  -----------  -----------  -----------
                                                                  -----------  -----------  -----------  -----------  -----------
The acquisitions were funded as follows:

Common stock....................................................   $   8,750    $  61,167    $ 155,595    $ 135,185    $ 424,118
Debt............................................................       3,000          787
Cash............................................................      15,993       89,223      345,319      323,813       33,642
                                                                  -----------  -----------  -----------  -----------  -----------
    Total.......................................................   $  27,743    $ 151,177    $ 500,914    $ 458,998    $ 457,760
                                                                  -----------  -----------  -----------  -----------  -----------
                                                                  -----------  -----------  -----------  -----------  -----------

Noncash transactions:

- During fiscal 1996, 1997 and the nine months ended January 24, 1998 (unaudited) the Company issued 291,671, 384,630 and 28,179 shares of common stock, respectively, to repay $2,470, $6,359 and $570 of indebtedness, respectively.

- During fiscal 1996, 1997 and the nine months ended January 24, 1998 (unaudited), the Company recorded additional paid-in capital of approximately $426, $1,250 and $2,168, respectively, related to the tax benefit on stock options exercised.

- During fiscal 1996, one Pooled Company converted $1,385 of debt to common stock.

- During fiscal 1996, one Pooled Company paid a dividend of $9,851 through the issuance of 846,638 shares of common stock

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1--BUSINESS ORGANIZATION

    U.S. Office Products Company ("U.S. Office Products" and the "Company") was founded in October 1994. The Company is a supplier of a broad range of office and educational products and business services to corporate, commercial, industrial and educational customers. The Company operates throughout the United States, as well as in New Zealand, Australia and Canada and, through a 49% owned affiliate, in the United Kingdom.

NOTE 2--FORMATION OF COMPANY

    Concurrent with the closing of its initial public offering in February 1995, the Company acquired four companies (the "Combined Companies") for a combination of its common stock and cash and acquired two companies in business combinations accounted for under the purchase method. Because of the substantial ongoing interest of the stockholders of the Combined Companies in U.S. Office Products, the assets and liabilities of the Combined Companies were combined on a historical cost basis. The capital stock of the Combined Companies is included in additional paid-in capital.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying consolidated financial statements and related notes to consolidated financial statements include the accounts of U.S. Office Products, the Combined Companies and the companies acquired in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates and give retroactive effect to the results of the companies acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") for all periods presented.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEFINITION OF FISCAL YEAR

    As used in these consolidated financial statements and related notes to consolidated financial statements, "fiscal 1997," "fiscal 1996" and "fiscal 1995" refer to the Company's fiscal years ended April 26, 1997 and April 30, 1996 and 1995, respectively. On August 20, 1996, the Company's Board of Directors approved a change in the Company's fiscal year-end, effective for the 1997 fiscal year, from April 30 to the last Saturday in April.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Investments in less than 50% owned entities are accounted for under the equity method. All significant intercompany transactions and accounts are eliminated in consolidation.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Substantially all goodwill is amortized on a straight line basis over estimated useful lives of 25 to 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

TRANSLATION OF FOREIGN CURRENCIES

    Balance sheet accounts of foreign subsidiaries are translated using the year-end exchange rate, and statement of income accounts are translated using the average exchange rate for the year. Translation adjustments are recorded as a separate component of stockholders' equity.

DERIVATIVE FINANCIAL INSTRUMENTS


    The Company's wholly-owned foreign subsidiary has entered into forward foreign currency exchange contracts (the "Exchange Contracts") with counterparties to hedge the exposure of foreign currency fluctuations to the extent permissible by hedge accounting requirements. In order to qualify for hedge accounting, a foreign currency transaction must be designated as, and effective as, a hedge of a firm foreign currency commitment or an existing foreign currency denominated asset or liability. Gains and losses on Exchange Contracts designated to firm foreign currency commitments are deferred and accounted for as an adjustment to the purchase price of the asset, while gains and losses on Exchange Contracts designated

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

to an underlying asset or liability are reported as other income or loss in the Company's financial statements. The offsetting transaction loss or gain resulting from the foreign currency denominated asset or liability is also reflected in other income or loss in the Company's financial statements. At April 26, 1997, the Exchange Contracts, in the notional amount of $3,319, hedge certain foreign currency denominated firm purchase commitments. The Exchange Contracts generally have maturity dates of 60 days or less. Discounts or premiums on the Exchange Contracts are amortized over the life of the contracts.



    The Company's wholly-owned foreign subsidiary also entered into interest rate swap agreements (the "Swap Agreements") with counterparties to convert the interest rates associated with certain outstanding debt from variable rates to fixed rates. In order to qualify for hedge accounting, an interest rate swap must be designated to a specific debt and there must be a high correlation between the interest rate component of the value of the swap and changes in the variable interest rates on the underlying debt. The Swap Agreements were specifically designated and were fully correlated with changes in the variable interest rates on the underlying debt. The notional amount of the Swap Agreements was $43,000 at April 30, 1996. Amounts to be paid or received under the Swap Agreements are accrued as interest rates change and are recognized over the life of the Swap Agreements as an adjustment to interest expense. During fiscal 1997, the Swap Agreements were terminated at the time of the extinguishment of the underlying debt, resulting in a loss of $117 and was included in other income.


FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments has been determined using the following methods and assumptions:

- The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value;

- The fair values of the 5 1/2% Convertible Subordinated Notes due 2001 and the 5 1/2% Convertible Subordinated Notes due 2003 are based on quoted market prices;

- The carrying amounts of the Company's debt, other than the 5 1/2% Convertible Subordinated Notes due 2001 and the 5 1/2% Convertible Subordinated Notes due 2003, approximate fair value, estimated by discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

INCOME TAXES

    Income taxes have been computed utilizing the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TAXES ON UNDISTRIBUTED EARNINGS

    No provision is made for U.S. income taxes on earnings of subsidiary companies which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings of these subsidiaries.

REVENUE RECOGNITION

    Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. The Company also leases equipment to customers under both short-term and long-term lease agreements. Revenue related to short-term leases is recognized on a monthly basis over the life of the lease. Certain long-term leases qualify as sales-type leases and, accordingly, the present value of the future lease payments is recognized as income upon delivery of the equipment to the customer.

    The Company, through its wholly-owned subsidiary Mail Boxes Etc. ("MBE"), enters into area and individual franchise agreements in the United States and master license agreements in other countries. Area franchise agreements grant the area franchisee the exclusive right to market individual franchise centers for the Company in the area franchisee's territory. The area franchisee generally receives a commission on the individual franchises sold as well as a share of the royalties earned by the Company from centers in the area franchisee's territory. Individual franchise agreements grant the individual franchisee the exclusive right to open and operate a franchise center in the individual franchisee's territory.

    Franchise fee revenue is recognized upon the completion of all significant initial services provided to the franchisee, area franchisee or master licensee and upon satisfaction of all material conditions of the franchise agreement, area franchise agreement or master license. For individual franchise sales, the significant initial obligations that must be completed before any revenue is recognized are: the site is located, a store lease is in place, the franchise agreement has been signed, the store design and layout is complete, all manuals and systems have been provided, and training at MBE is complete. For area franchise sales, the significant initial obligations that must be completed before any revenue is recognized are: all operating manuals are provided, training is completed and a pilot center is opened. For master license agreements, the significant obligations that must be completed before any revenue is recognized are: all operating manuals are provided and training is completed. Revenue is recognized using the installment method when the revenue is collectible over an extended period and no reasonable basis exists for estimating collectibility.

    On a monthly basis, all individual franchisees are required to pay royalty and marketing fees to the Company based upon a percentage of each franchisee's sales (as defined). Such fees are recognized as revenue based upon reported or estimated sales activity by the franchisees. Revenue from sales of supplies and equipment is recognized when orders are shipped, or the lease is completed, whichever is later.

COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included in cost of revenues.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, investment banking fees, recognition of transaction related obligations and various other acquisition related costs.

RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees in accordance with EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."

ACCRUED ACQUISITION COSTS

    The Company accrues the direct external costs incurred in conjunction with the consummation of business combinations and the costs incurred to consolidate acquired operations into existing Company facilities, including the external costs and liabilities to close redundant facilities and severance and relocation costs related to the acquired entity's employees in accordance with EITF Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

ADVERTISING COSTS

    The Company expenses advertising costs when the advertisement occurs. Advertising costs are included in the Consolidated Statement of Income as a component of selling, general and administrative expenses. During fiscal 1995, 1996 and 1997, the Company incurred advertising expenses of $3,309, $7,233 and $14,355, respectively.

NET INCOME PER SHARE

    Net income per share is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share."

NEW ACCOUNTING PRONOUNCEMENTS

    The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 did not have a material effect on the Company's consolidated operating results or financial position.

    The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," during fiscal 1997. Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in APB Opinion No. 25. The Company has elected to continue using the intrinsic value method to account for stock-based compensation plans. Pro forma disclosures of net

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income and net income per share, as if the fair value-based method of accounting defined in SFAS 123 has been applied, are presented in Note 15.

UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of January 24, 1998 and the results of operations and of cash flows for the nine months ended January 25, 1997 and January 24, 1998, as presented in the accompanying unaudited consolidated financial data.

NOTE 4--STRATEGIC RESTRUCTURING PLAN


    In January 1998, the Company's Board of Directors (the "Board") approved a comprehensive restructuring plan (the "Strategic Restructuring Plan"). The principal elements of the Strategic Restructuring Plan are (i) a self-tender offer by the Company (the "Equity Self Tender") to purchase 37,037 shares of Company common stock (including shares that may be issued on exercise of stock options) at $27.00 per share and the incurrence of significant additional debt to pay a portion of the purchase price of the shares in the Equity Self Tender;
(ii) after acceptance of shares in the Equity Self Tender, the pro rata distribution to U.S. Office Products stockholders of shares of four companies (the "Spin-Off Companies") that will conduct the Company's current print management, corporate travel services, educational supplies and technology solutions businesses (the "Distributions"); and (iii) following acceptance of shares in the Equity Self Tender and the record date for the Distributions, the sale to an affiliate of an investment fund managed by Clayton, Dubilier & Rice, Inc. ("Investor") of equity interests in U.S. Office Products. In these transactions, Investor will not acquire any equity interest in the Spin-Off Companies. The Distributions are expected to be tax-free to both the Company and its stockholders (except for any cash in lieu of fractional shares received by stockholders). As part of the financing for the Strategic Restructuring Plan, the Company is expanding its bank credit facility, issuing new subordinated indebtedness and offering to repurchase or reduce the conversion price on convertible notes previously issued. The Company expects the Strategic Restructuring Plan to be completed in the second calendar quarter of 1998. The transactions are subject to a number of conditions, including financing, approval of the Company's stockholders and receipt of regulatory approvals.


DISCONTINUED OPERATIONS

    As a result of the Strategic Restructuring Plan, the Spin-Off Companies are reflected as discontinued operations for all periods presented in the Company's consolidated financial statements. The income from discontinued operations included in the consolidated statement of income represents the sum of the results

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED) of the Company's Print Management, Corporate Travel Services, Educational Supplies and Technology Solutions divisions for the periods presented and is summarized as follows:

                                                               CORPORATE                                TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL  TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES    SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  -----------  -----------  ------------
FISCAL 1995:
  Revenues.....................................   $  139,732   $   34,569   $ 119,510    $  88,999    $  382,810
  Operating income.............................        5,571        2,905       4,479        8,199        21,154
  Income before provision for income taxes.....        3,982        2,992       1,558        8,097        16,629
  Provision for income taxes...................          317           18         218          401           954
  Income from discontinued operations,
    net of income taxes........................        3,665        2,974       1,340        7,696        15,675
FISCAL 1996:
  Revenues.....................................   $  314,999   $   45,267   $ 150,343    $ 114,293    $  624,902
  Operating income.............................       12,455        3,068       2,484        9,252        27,259
  Income (loss) before provision for (benefit
    from) income taxes.........................        6,933        2,863      (3,194)      10,631        17,233
  Provision for (benefit from) income taxes....          (33)         565         173          750         1,455
  Income (loss) from discontinued operations,
    net of income taxes........................        6,966        2,298      (3,367)       9,881        15,778

FISCAL 1997:
  Revenues.....................................   $  334,220   $   57,677   $ 191,746    $ 136,278    $  719,921
  Operating income.............................       16,426        5,668      10,295       11,198        43,587
  Income before provision for income taxes.....       11,224        5,450       6,375       10,914        33,963
  Provision for (benefit from) income taxes....        3,651        1,353      (2,034)       4,193         7,163
  Income from discontinued operations,
    net of income taxes........................        7,573        4,097       8,409        6,721        26,800

NINE MONTHS ENDED JANUARY 25, 1997
(UNAUDITED):
  Revenues.....................................   $  244,764   $   41,527   $ 159,977    $ 101,295    $  547,563
  Operating Income.............................       14,750        3,105      10,839        8,448        37,142
  Income before provision for income taxes.....       10,259        3,031       7,878        8,182        29,350
  Provision for income taxes...................        2,249          551       4,085        2,054         8,939
  Income from discontinued operations net of
    income taxes...............................        8,010        2,480       3,793        6,128        20,411

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED)

                                                               CORPORATE                                TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL  TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES    SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  -----------  -----------  ------------
NINE MONTHS ENDED JANUARY 24, 1998
(UNAUDITED):
  Revenues.....................................   $  257,777   $   80,707   $ 247,880    $ 142,512    $  728,876
  Operating Income.............................       14,028        5,719      21,349       11,630        52,726
  Income before provision for income taxes.....       12,577        5,522      16,916       11,644        46,659
  Provision for income taxes...................        5,629        2,794       7,734        5,038        21,195
  Income from discontinued operations net of
    income taxes...............................        6,948        2,728       9,182        6,606        25,464


    The results of the Spin-Off Companies include allocations of interest expense, at U.S. Office Products' weighted average interest rates, based upon the average intercompany debt outstanding during the periods presented. Intercompany debt allocated to the Spin-Off Companies generally is comprised of funding provided to the Spin-Off Companies by U.S. Office Products for acquisitions and acquisition related expenses, repayments of long-term and short-term debt of acquired companies, payments of direct operating expenses of the Spin-Off Companies and the net results of daily advances and sweeps of cash by the Company to keep each Spin-Off Company's cash balance at or near zero on a daily basis. To the extent that the sum of the intercompany funding and third-party debt outstanding exceeded the amount of debt to be allocated to the Spin-Off Companies pursuant to the investment agreement with Investor, such excess amounts have been characterized as divisional equity. The results of the Spin-Off Companies do not include any allocations of corporate overhead from U.S. Office Products during the periods presented.


    The net assets of the discontinued operations included in the Company's consolidated balance sheet represent the sum of the net assests of the Company's Print Management, Corporate Travel Services, Educational Supplies and Technology Solutions divisions for the periods presented and are summarized as follows:

                                                               CORPORATE                                 TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL   TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES     SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  ------------  -----------  ------------
APRIL 30, 1996:
  Current assets...............................   $   78,071   $    6,103   $   38,557    $  25,640    $  148,371
  Property, plant and equipment, net...........       32,703        7,948        7,647        1,756        50,054
  Intangible assets, net.......................          879        5,456        7,142                     13,477
  Other assets.................................        6,029          539          777          875         8,220
  Current liabilities..........................      (56,532)      (7,402)     (42,670)     (22,344)     (128,948)
  Long-term liabilities........................      (34,065)      (6,869)     (15,766)        (800)      (57,500)
                                                 ------------  ----------  ------------  -----------  ------------
    Net assets of discontinued operations......   $   27,085   $    5,775   $   (4,313)   $   5,127    $   33,674
                                                 ------------  ----------  ------------  -----------  ------------
                                                 ------------  ----------  ------------  -----------  ------------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED)


                                                               CORPORATE                                 TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL   TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES     SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  ------------  -----------  ------------
APRIL 26, 1997:
  Current assets...............................   $   81,310   $    6,935   $   55,709    $  30,542    $  174,496
  Property, plant and equipment, net...........       34,175        7,953       14,478        2,164        58,770
  Intangible assets, net.......................          705        7,112       20,824                     28,641
  Other assets.................................        7,807          581          359        2,005        10,752
  Current liabilities..........................      (66,413)     (11,886)     (39,712)     (20,530)     (138,541)
  Long-term liabilities........................       (7,208)      (5,218)     (35,052)      (3,218)      (50,696)
                                                 ------------  ----------  ------------  -----------  ------------
    Net assets of discontinued operations......   $   50,376   $    5,477   $   16,606    $  10,963    $   83,422
                                                 ------------  ----------  ------------  -----------  ------------
                                                 ------------  ----------  ------------  -----------  ------------
JANUARY 24, 1998 (UNAUDITED):
  Current assets...............................   $   85,326   $   22,609   $   86,676    $  64,618    $  259,229
  Property, plant and equipment, net...........       31,063       19,406       20,489        5,074        76,032
  Intangible assets, net.......................        1,995       85,525       94,651       63,891       246,062
  Other assets.................................        8,473        1,002        2,595          508        12,578
  Current liabilities..........................      (58,449)     (20,236)     (35,529)     (31,252)     (145,466)
  Long-term liabilities........................      (10,530)     (15,957)     (63,307)     (12,558)     (102,352)
                                                 ------------  ----------  ------------  -----------  ------------
    Net assets of discontinued operations......   $   57,878   $   92,349   $  105,575    $  90,281    $  346,083
                                                 ------------  ----------  ------------  -----------  ------------
                                                 ------------  ----------  ------------  -----------  ------------



    The amounts to become receivable upon the Distributions reflected in the unaudited January 24, 1998 Consolidated Balance Sheet are expected to be recovered from the Spin-Off Companies in connection with the Distributions.


PURCHASE ACCOUNTING RESTATEMENT

    On December 24, 1997, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission which included audited supplemental consolidated financial statements (the "Supplemental Financial Statements"). The Supplemental Financial Statements gave retroactive effect to 20 fiscal 1998 business combinations, including the Mail Boxes Etc. acquisition, which were originally accounted for under the pooling-of-interests method.

    As a result of the Strategic Restructuring Plan and as required by generally accepted accounting principles, the Company has restated its consolidated financial statements for all periods to account for these acquisitions (as well as two subsequent business combinations originally accounted for under the pooling-of-interests method) under the purchase method. In relation to amounts reflected in the Supplemental Financial Statements, this restatement and the reclassification of assets and liabilities for discontinued operations, as discussed above, had the combined effect of reducing the Company's reported total assets at April 26, 1997 by $267,430 and reported net income for fiscal 1995, 1996 and 1997 by $10,602 (or $0.23 per share), $14,998 (or $0.22 per share) and $17,811 (or $0.20 per share), respectively. Additionally, the restatement of the 22 business combinations as purchase transactions gave rise to approximately $422.8 million of goodwill, associated with both continuing and discontinued operations, during the nine months ended January 24, 1998.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1996 and 1997, the Company issued 8,440,852 and 22,108,776 shares of common stock, respectively, to acquire 14 companies (the "1996 Poolings") and 40 companies, including 25 companies related to the continuing operations (the "1997 Poolings"), respectively, in business combinations accounted for under the pooling-of-interests method. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Certain of the Pooled Companies previously reported on fiscal years ending other than April 30, 1996 and April 26, 1997.

    Commencing on May 1, 1995 and 1996, the year-ends of the 1996 Poolings and the 1997 Poolings were changed to April 30, 1996 and April 26, 1997, respectively, resulting in adjustments to retained earnings of $2,235, $8,898 and $286 during fiscal 1995, 1996 and 1997, respectively. Following is a summary of the results related to the adjustments to retained earnings:

                                                                                     FOR THE FISCAL YEAR ENDED
                                                                                 ---------------------------------
                                                                                 APRIL 30,  APRIL 30,   APRIL 26,
                                                                                   1995        1996        1997
                                                                                 ---------  ----------  ----------
Revenues.......................................................................  $  55,126  $  245,737  $   (9,907)
Costs and expenses.............................................................     52,891     236,839     (10,193)
                                                                                 ---------  ----------  ----------
    Net adjustment.............................................................  $   2,235  $    8,898  $      286
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

    The following presents the separate results, in each of the periods presented, of U.S. Office Products (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                          U.S. OFFICE      POOLED
                                                                            PRODUCTS     COMPANIES      COMBINED
                                                                          ------------  ------------  ------------
FOR THE YEAR ENDED APRIL 30, 1995:
  Revenues..............................................................  $    120,479  $    538,015  $    658,494
  Income from continuing operations before extraordinary items..........  $      1,514  $     13,978  $     15,492

FOR THE YEAR ENDED APRIL 30, 1996:
  Revenues..............................................................  $    488,670  $    572,858  $  1,061,528
  Income from continuing operations before extraordinary items..........  $      7,828  $     11,271  $     19,099

FOR THE YEAR ENDED APRIL 26, 1997:
  Revenues..............................................................  $  1,906,496  $    209,458  $  2,115,954
  Income from continuing operations before extraordinary items..........  $     27,978  $      3,960  $     31,938

FOR THE NINE MONTHS ENDED JANUARY 25, 1997 (UNAUDITED):
  Revenues..............................................................  $  1,300,421  $    197,899  $  1,498,320
  Income from continuing operations before extraordinary items..........  $     19,677  $      5,716  $     25,393

FOR THE NINE MONTHS ENDED JANUARY 24, 1998 (UNAUDITED):
  Revenues..............................................................  $  1,930,113  $             $  1,930,113
  Income from continuing operations before extraordinary items..........  $     37,236  $             $     37,236

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)
PURCHASE METHOD

    In fiscal 1995, in addition to the acquisitions of the Combined Companies, the Company made six acquisitions, including five related to continuing operations, accounted for under the purchase method for an aggregate purchase price of $29,849, consisting of $18,099 of cash, $3,000 of notes payable and 1,312,500 shares of common stock with a market value of $8,750. The total assets related to these six acquisitions were $72,192, including goodwill of $21,079. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

    In fiscal 1996, the Company made 34 acquisitions, including 31 related to continuing operations, accounted for under the purchase method for an aggregate purchase price of $206,937, consisting of $130,178 of cash, $8,141 of debt and 11,120,163 shares of common stock with a market value of $68,618. The total assets related to these 34 acquisitions were $414,113, including goodwill of $127,870. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

    In fiscal 1997, the Company made 77 acquisitions, including 71 related to continuing operations, accounted for under the purchase method for an aggregate purchase price of $520,891 consisting of $354,811 of cash, and 8,685,450 shares of common stock with a market value of $166,080. The total assets related to these 77 acquisitions were $861,647, including goodwill of $506,386. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

    The following presents the unaudited pro forma results of operations of the Company for the fiscal years ended April 30, 1996 and April 26, 1997 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the Purchased Companies as if all such purchase acquisitions had been made at the beginning of fiscal 1996. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                              FOR THE FISCAL YEAR ENDED
                                                                              --------------------------
                                                                               APRIL 30,     APRIL 26,
                                                                                  1996          1997
                                                                              ------------  ------------
Revenues....................................................................  $  2,413,720  $  2,496,519
Income from continuing operations before extraordinary items................        35,361        48,825
Income per share from continuing operations before extraordinary items......          0.30          0.42

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1996 or the results which may occur in the future.

EQUITY INVESTMENT IN AFFILIATE

    In November 1996, the Company acquired a 49% equity interest in Dudley Stationery Limited ("Dudley"), which is being accounted for under the equity method. Under the terms of the agreement, the Company agreed to invest approximately $80 million for working capital into Dudley over a two-year period. The Company has currently invested approximately $41.3 million of the total $80 million in Dudley

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED) which is included in other assets on the Consolidated Balance Sheet. The Company has included its share of Dudley's net income as a component of other income on the Consolidated Statement of Income.

NOTE 6--ACCRUED ACQUISITION COSTS

    In conjunction with the acquisitions of the fiscal 1997 Purchased Companies, the Company accrued the direct external costs incurred in conjunction with the consummation of the acquisitions and the costs to consolidate acquired operations into existing Company facilities, including the external costs associated with closing redundant facilities of acquired companies, and severance and relocation costs related to the acquired companies' employees.

    As of the consummation date of an acquisition, the Company begins to assess and formulate a plan to exit activities of the acquired companies. Typically, this involves evaluating the facilities of the Company and the acquired companies in the specific geographic areas, determining which of the acquired facilities will be exited and identifying employee groups that will be terminated or relocated. In most cases, the facilities are closed and the employees terminated within one year of the completion of the plan.

    The following table sets forth the Company's accrued acquisition costs for the periods ended April 30, 1996, April 26, 1997 and January 24, 1998:

                                                             EMPLOYEE     DISPOSAL OF
                                               REDUNDANT    SEVERANCE &    ASSETS &
                                              FACILITIES    RELOCATION       OTHER       TOTAL
                                              -----------  -------------  -----------  ---------
Balance at April 30, 1996...................   $             $             $           $
  Additions.................................       1,593         2,484         6,712      10,789
                                              -----------       ------    -----------  ---------
Balance at April 26, 1997...................       1,593         2,484         6,712      10,789
Unaudited data:

  Additions.................................                     1,442         3,244       4,686
  Utilizations..............................        (256)         (141)       (5,400)     (5,797)
                                              -----------       ------    -----------  ---------
Balance at January 24, 1998.................   $   1,337     $   3,785     $   4,556   $   9,678
                                              -----------       ------    -----------  ---------
                                              -----------       ------    -----------  ---------

NOTE 7--RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 7--RESTRUCTURING COSTS (CONTINUED)
relocation costs related to the Company's employees. The following table sets forth the Company's accrued restructuring costs for the periods ended April 30, 1996, April 26, 1997 and January 24, 1998:

                                             FACILITY       SEVERANCE    OTHER ASSET
                                            CLOSURE AND        AND       WRITE- DOWNS
                                           CONSOLIDATION  TERMINATIONS    AND COSTS     TOTAL
                                           -------------  -------------  -----------  ---------
Balance at April 30 1995:
  Additions..............................                                 $     682   $     682
  Utilizations...........................                                      (682)       (682)
                                                ------          -----    -----------  ---------

Balance at April 30, 1996................
  Additions..............................        1,337            308         2,556       4,201
  Utilizations...........................         (302)          (229)       (2,150)     (2,681)
                                                ------          -----    -----------  ---------

Balance at April 26, 1997................        1,035             79           406       1,520
Unaudited data:
  Utilizations...........................         (937)           (79)         (348)     (1,364)
                                                ------          -----    -----------  ---------

Balance at January 24, 1998..............    $      98      $             $      58   $     156
                                                ------          -----    -----------  ---------
                                                ------          -----    -----------  ---------

NOTE 8--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                  APRIL 30,   APRIL 26,
                                                                                    1996         1997
                                                                                 -----------  ----------
Land...........................................................................  $     4,878  $   31,934
Buildings......................................................................       32,140      44,814
Furniture and fixtures.........................................................       42,340     121,701
Warehouse equipment............................................................       23,290      24,726
Equipment under capital leases.................................................        7,308       8,602
Leasehold improvements.........................................................        8,653      16,107
                                                                                 -----------  ----------
                                                                                     118,609     247,884
Less: Accumulated depreciation.................................................      (41,080)    (65,251)
                                                                                 -----------  ----------
Net property and equipment.....................................................  $    77,529  $  182,633
                                                                                 -----------  ----------
                                                                                 -----------  ----------

    Depreciation expense for fiscal years 1995, 1996 and 1997 was $4,906, $7,926 and $20,699, respectively.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 9--INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                                   APRIL 30,   APRIL 26,   JANUARY 24,
                                                                      1996        1997         1998
                                                                   ----------  ----------  ------------
                                                                                           (UNAUDITED)
Goodwill.........................................................  $  136,338  $  625,074   $  928,365
Other............................................................       2,549       3,063        3,915
                                                                   ----------  ----------  ------------
                                                                      138,887     628,137      932,280
Less: Accumulated amortization...................................      (3,747)    (16,663)     (28,558)
                                                                   ----------  ----------  ------------
                                                                   $  135,140  $  611,474   $  903,722
                                                                   ----------  ----------  ------------
                                                                   ----------  ----------  ------------

    Amortization expense for fiscal years 1995, 1996, 1997 and the nine months ended January 24, 1998 was $801, $2,711, $12,416 and $13,830, respectively.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                                            APRIL 30,   APRIL 26,
                                                                                               1996        1997
                                                                                            ----------  ----------
        Credit facilities with banks, average interest rates of 7.6% at April 26, 1997 and
          7.8% at April 30, 1996..........................................................  $    1,020  $  140,090
        Annual renewal loans provided by banks and other financial institutions of foreign subsidiary secured by lease receivables of foreign subsidiary.  Interest rates
          ranging from 7.8% to 10.2% at April 30, 1996....................................      67,660
        Bank lines of credit of foreign subsidiary operations secured by assets of those
          operations.  Interest rates ranging from 9.2% to 9.8% at April 30, 1996.........      12,731
        Other.............................................................................       4,749       1,367
        Current maturities of long-term debt..............................................       8,014       2,668
                                                                                            ----------  ----------
              Total short-term debt.......................................................  $   94,174  $  144,125
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The Company currently has an agreement under which a syndicate of financial institutions, led by Bankers Trust Company, as Agent (the "Bank"), is providing the Company with a $500 million credit facility (the "Credit Facility") bearing interest, at the Company's option, at the Bank's base rate plus an applicable margin of up to 1.25%, or a eurodollar rate plus an applicable margin of up to 2.5%. The availability under the Credit Facility is subject to certain sublimits including $100 million for working capital loans and $400 million for acquisition loans. The Credit Facility is secured by a majority of the assets of the Company and its subsidiaries and contains customary covenants, including financial covenants with respect to the Company's consolidated leverage and interest coverage ratios, capital expenditures, payment of dividends and purchases and sales of assets, and customary default provisions, including provisions related to non-payment of principal and interest, default under other debt agreements and bankruptcy. The Company was in compliance with or obtained waivers relating to these covenants at April 26, 1997. At April 26, 1997, the balance outstanding under the Credit Facility was $140,090 and included five eurodollar contracts, expiring within 30 days, totaling $105,000 at an average interest rate of 7.2%.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--CREDIT FACILITIES (CONTINUED)
LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                            APRIL 30,   APRIL 26,
                                                                                               1996        1997
                                                                                            ----------  ----------
        Convertible Subordinated Notes due 2003, interest at 5 1/2%, convertible into shares of common stock at any time prior to maturity at a conversion price of
          $31.60 per share, subject to adjustment in certain events.......................              $  230,000
        Convertible Subordinated Notes due 2001, interest at 5 1/2%, convertible into shares of common stock at any time prior to maturity at a conversion price of
          $19.00 per share, subject to adjustment in certain events.......................  $  143,750     143,750
        Notes payable, secured by certain assets of the Company, interest rates ranging
          from 8.0% to 10.0%, maturities from October 1996 through 2003...................      13,384
        Other.............................................................................      22,370       3,610
        Capital lease obligations.........................................................       4,740       5,517
                                                                                            ----------  ----------
                                                                                               184,244     382,877
        Less: Current maturities of long-term debt........................................      (8,014)     (2,668)
                                                                                            ----------  ----------
              Total long-term debt........................................................  $  176,230  $  380,209
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The 2003 Notes are redeemable, in whole or in part, at the Company's option at specified redemption prices on or after May 22, 1998, but may not be redeemed prior to May 15, 1999 unless the closing price of the common stock is at least 150% of the conversion price for a period of time prior to the notice of redemption. Costs incurred in connection with the issuance of the 2003 Notes are included in other assets and are being amortized over the seven year period of maturity. The fair value of the 2003 Notes at April 26, 1997, based upon quoted market prices, totaled $184,000.

    The 2001 Notes are redeemable, in whole or in part, at the Company's option at specified redemption prices on or after February 3, 1998, but may not be redeemed prior to February 2, 1999 unless the closing price of the common stock is at least 150% of the conversion price for a period of time prior to the notice of redemption. Costs incurred in connection with the issuance of the 2001 Notes are included in other assets and are being amortized over the five year period of maturity. The fair value of the 2001 Notes at April 26, 1997, based upon quoted market prices, totaled $147,344.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--CREDIT FACILITIES (CONTINUED)
MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998..............................................................  $   2,668
1999..............................................................      2,211
2000..............................................................      1,524
2001..............................................................    144,436
2002..............................................................        219
Thereafter........................................................    231,819
                                                                    ---------
                                                                    $ 382,877
                                                                    ---------
                                                                    ---------

NOTE 11--INCOME TAXES

    Domestic and foreign income from continuing operations before provision for income taxes and extraordinary items consist of the following:

                                                                                      FOR THE FISCAL YEAR ENDED
                                                                                   -------------------------------
                                                                                   APRIL 30,  APRIL 30,  APRIL 26,
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Domestic.........................................................................  $  16,099  $  22,139  $  38,024
Foreign..........................................................................      2,193      2,992     21,853
                                                                                   ---------  ---------  ---------
      Total......................................................................  $  18,292  $  25,131  $  59,877
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The provision for income taxes consists of:

                                                                                      FOR THE FISCAL YEAR ENDED
                                                                                   -------------------------------
                                                                                   APRIL 30,  APRIL 30,  APRIL 26,
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Income taxes currently payable:
    Federal......................................................................  $   2,126  $   4,632  $  18,776
    State........................................................................        232        351      1,987
    Foreign......................................................................        809      1,245      8,211
                                                                                   ---------  ---------  ---------
                                                                                       3,167      6,228     28,974
                                                                                   ---------  ---------  ---------
Deferred income tax expense (benefit)............................................       (367)      (196)    (1,035)
                                                                                   ---------  ---------  ---------
      Total provision for income taxes...........................................  $   2,800  $   6,032  $  27,939
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11--INCOME TAXES (CONTINUED)
    Deferred taxes are comprised of the following:

                                                                                               APRIL 30,  APRIL 26,
                                                                                                 1996       1997
                                                                                               ---------  ---------
Current deferred tax assets:
  Inventory..................................................................................  $   1,386  $     708
  Allowance for doubtful accounts............................................................      1,325      1,253
  Accrued liabilities........................................................................      2,971      6,091
                                                                                               ---------  ---------
      Total current deferred tax assets......................................................      5,682      8,052
                                                                                               ---------  ---------

Long-term deferred tax liabilities:
  Property and equipment.....................................................................     (4,457)    (2,357)
  Intangible assets..........................................................................     (1,063)      (961)
  Internal Revenue Service tax assessment....................................................     (3,383)    (3,383)
  Other......................................................................................      2,717      4,243
                                                                                               ---------  ---------
    Total long-term deferred tax liabilities.................................................     (6,186)    (2,458)
                                                                                               ---------  ---------
    Net deferred tax asset (liability).......................................................  $    (504) $   5,594
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The Internal Revenue Service ("IRS") tax assessment relates to the deferral of a gain on the sale of land and a building by a subsidiary of the Company. The IRS has determined that a portion of the gain recorded by the subsidiary does not qualify for deferral and has assessed the Company additional taxes. The subsidiary has recorded a deferred tax liability, including interest, as a result of the assessment. The Company has filed an appeal with the IRS relating to the above assessment; however, the IRS has not yet responded to the appeal.

    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                                                           FOR THE FISCAL YEAR ENDED
                                                                                     -------------------------------------
                                                                                      APRIL 30,    APRIL 30,    APRIL 26,
                                                                                        1995         1996         1997
                                                                                     -----------  -----------  -----------
U.S. federal statutory rate........................................................         35.0%        35.0%        35.0%
State income taxes, net of federal income tax benefit..............................          1.3          1.4          3.3
Subchapter S corporation income not subject to
  corporate level taxation.........................................................        (27.2)       (26.1)        (3.3)
Foreign earnings not subject to U.S. taxes.........................................         (4.2)        (4.1)       (12.8)
Nondeductible goodwill.............................................................          2.7          3.7          4.9
Nondeductible acquisition costs....................................................                       8.4          4.7
Foreign taxes......................................................................          4.4          4.9         13.7
Other..............................................................................          3.3          0.8          1.2
                                                                                     -----------  -----------  -----------
Effective income tax rate..........................................................         15.3%        24.0%        46.7%
                                                                                     -----------  -----------  -----------
                                                                                     -----------  -----------  -----------

    Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11--INCOME TAXES (CONTINUED)
    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the specific Pooled Companies had been subject to federal income taxes for the entire periods presented.

                                                                                                  FOR THE FISCAL
                                                                                                    YEAR ENDED
                                                                                                 -----------------
                                                                                                     APRIL 26,
                                                                                                       1997
                                                                                                 -----------------
Income from continuing operations before extraordinary items per consolidated statement of
  income.......................................................................................      $  31,938
Pro forma income tax provision adjustment......................................................          1,976
                                                                                                       -------
Pro forma income from continuing operations before extraordinary items.........................      $  29,962
                                                                                                       -------
                                                                                                       -------

NOTE 12--LEASE COMMITMENTS

    The Company leases various types of retail, warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                          CAPITAL   OPERATING
                                                                          LEASES      LEASES
                                                                         ---------  ----------
1998...................................................................  $     953  $   46,645
1999...................................................................      1,662      38,434
2000...................................................................      1,055      30,700
2001...................................................................        697      20,514
2002...................................................................        470      15,458
Thereafter.............................................................      3,433      53,778
                                                                         ---------  ----------
Total minimum lease payments...........................................      8,270  $  205,529
                                                                                    ----------
                                                                                    ----------
Less: Amounts representing interest....................................     (2,753)
                                                                         ---------
Present value of net minimum lease payments............................  $   5,517
                                                                         ---------
                                                                         ---------

    Rent expense for all operating leases for fiscal 1995, 1996 and 1997 was $12,587, $19,023 and $40,183, respectively.

NOTE 13--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements.

NOTE 14--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue
Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service. In fiscal 1997, the Company's matching contribution expense was $1,195.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For fiscal 1995, 1996 and 1997, the subsidiaries incurred expenses totaling $2,023, $2,138 and $1,398, respectively, related to these plans.

NOTE 15--STOCKHOLDERS' EQUITY

EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 requires the dual presentation of basic and diluted EPS on the face of the statement of income. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company has adopted SFAS No. 128 during the nine months ended January 24, 1998 and has restated all prior period EPS data. The following information presents the

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
Company's computations of basic and diluted EPS from continuing operations before extraordinary items for the periods presented in the consolidated statement of income.

                                                                              INCOME        SHARES        PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)     AMOUNT
                                                                           ------------  -------------  -------------
FISCAL 1995:
  Basic EPS..............................................................   $   15,492        45,562      $     .34
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                        142
                                                                           ------------  -------------
  Diluted EPS............................................................   $   15,492        45,704      $     .34
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
FISCAL 1996:
  Basic EPS..............................................................   $   19,099        67,545      $     .28
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                        829
                                                                           ------------  -------------
  Diluted EPS............................................................   $   19,099        68,374      $     .28
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
FISCAL 1997:
  Basic EPS..............................................................   $   31,938        90,026      $     .35
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                      1,735
                                                                           ------------  -------------
  Diluted EPS............................................................   $   31,938        91,761      $     .35
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
NINE MONTHS ENDED JANUARY 25, 1997 (UNAUDITED):
  Basic EPS..............................................................   $   25,393        85,978      $     .30
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                      1,846
                                                                           ------------  -------------
  Diluted EPS............................................................   $   25,393        87,824      $     .29
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
NINE MONTHS ENDED JANUARY 24, 1998 (UNAUDITED):
  Basic EPS..............................................................   $   37,236       114,758      $     .32
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                      2,427
                                                                           ------------  -------------
  Diluted EPS............................................................   $   37,236       117,185      $     .32
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---

    The Company had additional employee stock options and two series of convertible debt securities outstanding during the periods presented that were not included in the computation of diluted EPS because they were anti-dilutive.

COMMON STOCK

    In November 1994, the Board of Directors of the Company approved a one thousand-for-one split of the Company's common stock and changed the par value of common stock from $1 per share to $.001 per share. The consolidated financial statements have been adjusted to reflect the stock split. In February 1996, the Company's stockholders approved the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 100,000,000 shares. In August 1996, the Company's stockholders approved the amendment to the

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
Company's Restated Certified of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 500,000,000.

    In October 1997, the Board of Directors of the Company approved a three for two split of the Company's common stock. The financial statements give retroactive effect for the split for all periods presented.

STOCK COMPENSATION PLANS

    In October 1994, the Board of Directors and the Company's stockholders approved the Company's 1994 Long-Term Compensation Plan (the "Plan"). The purpose of the Plan is to provide officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. The maximum number of options to purchase common stock granted in any calendar or fiscal year under the Plan, as amended, is equal to 20% of the aggregate number of shares of the Company's common stock outstanding at the time an award is granted, less, in each case, the number of shares subject to previously outstanding awards under the Plan.

    In August 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"). The purpose of the Directors' Plan is to promote ownership by non-employee directors of a greater proprietary interest in the Company, thereby aligning such directors' interests more closely with the interests of stockholders of the Company. A total of 750,000 shares of common stock has been reserved for issuance under the Directors' Plan. At April 26, 1997, options to acquire 108,000 shares of common stock have been granted under the Directors' Plan.

    The Company applies APB Opinion No. 25 in accounting for its stock option plans. Accordingly, because the exercise prices of the options have equaled the market price on the date of grant, no compensation expense has been recognized for stock options granted. Had compensation cost for the Company's stock options been recognized based upon the fair value of the stock options on the grant date under the methodology prescribed by SFAS 123, the Company's net income and net income per share would have been impacted as indicated in the following table. The pro forma results shown below reflect only the impact of options granted in fiscal 1996 and 1997.

                                                                    FOR THE FISCAL YEAR
                                                                           ENDED
                                                                    --------------------
                                                                    APRIL 30,  APRIL 26,
                                                                      1996       1997
                                                                    ---------  ---------
Income from continuing operations:
  As reported.....................................................  $  18,398  $  30,488
  Pro forma.......................................................     16,339     17,842

Income from continuing operations per share:
  As reported:
    Basic.........................................................  $    0.27  $    0.33
    Diluted.......................................................       0.27       0.33
  Pro forma:
    Basic.........................................................  $    0.24  $    0.20
    Diluted.......................................................       0.24       0.19

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
    The fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                             1996       1997
                                                                           ---------  ---------
Expected life of option..................................................    7 years    7 years
Risk free interest rate..................................................      6.58%      6.66%
Expected volatility of USOP stock........................................      58.5%      44.0%

    The weighted-average fair value of options granted was $12.44 and $17.06 for fiscal 1996 and 1997, respectively.

    A summary of option transactions follows:

                                                     WEIGHTED-                    WEIGHTED-
                                                      AVERAGE                      AVERAGE
                                                     EXERCISE       OPTIONS       EXERCISE
                                       OPTIONS         PRICE      EXERCISABLE       PRICE
                                     ------------  -------------  ------------  -------------
Balance at April 30, 1994..........       125,498    $    0.45         125,498    $    0.45
  Granted..........................       944,250         5.95
  Canceled.........................       (10,500)        6.67
                                     ------------

Balance at April 30, 1995..........     1,059,248         5.29         177,998         1.89
  Granted..........................     4,146,886        12.55
  Exercised........................       (95,025)        6.25
  Canceled.........................       (24,300)        8.47
                                     ------------

Balance at April 30, 1996..........     5,086,809        11.18         324,798         3.77
  Granted..........................     6,729,165        20.41
  Exercised........................      (197,744)        8.39
  Canceled.........................       (73,444)       12.65
                                     ------------
Balance at April 26, 1997..........    11,544,786    $   16.60       1,598,228    $   10.10
                                     ------------
                                     ------------

    The following table summarizes information about stock options outstanding at April 26, 1997:

                                                WEIGHTED-
                                                 AVERAGE     WEIGHTED-                WEIGHTED-
                                                REMAINING     AVERAGE                  AVERAGE
                                               CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
RANGE OF EXERCISE PRICES           OPTIONS        LIFE         PRICE     EXERCISABLE    PRICE
-------------------------------  ------------  -----------  -----------  ----------  -----------
$0.45 to $6.67.................       884,498   7.2 years    $    5.09      476,630   $    4.32
$6.68 to $13.33................     2,660,398   7.9 years         9.33      702,303        9.70
$13.34 to $20.00...............     4,234,986   9.3 years        17.55      313,866       16.25
$20.01 to $26.67...............     3,737,004   9.3 years        23.27      105,429       20.65
$26.68 to $29.92...............        27,900   9.1 years        28.13
                                 ------------                            ----------
$0.45 to $29.92................    11,544,786   8.7 years    $   16.60    1,598,228   $   10.10
                                 ------------                            ----------
                                 ------------                            ----------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
    The options outstanding information includes 125,498, 58,802 and 343,488 options to acquire common stock at exercise prices of $.45, $10.59 and $10.70, respectively, which were granted at certain Pooled Companies prior to their respective acquisitions by the Company.

    Non-qualified options granted to employees are generally exercisable beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares under option and generally expire ten years from the date of grant.

NOTE 16--SEGMENT REPORTING

GEOGRAPHIC SEGMENTS

    The following table sets forth information as to the Company's operations in its different geographic segments:

                                                                    NEW ZEALAND
                                                         NORTH          AND
                                                        AMERICA      AUSTRALIA       TOTAL
                                                      ------------  ------------  ------------
FISCAL 1995:
  Revenues..........................................  $    629,920   $   28,574   $    658,494
  Operating income..................................        18,133        1,429         19,562
  Identifiable assets of continuing operations at
    year-end........................................       220,878        5,512        226,390

FISCAL 1996:
  Revenues..........................................  $    984,387   $   77,141   $  1,061,528
  Operating income..................................        25,540        3,533         29,073
  Identifiable assets of continuing operations at
    year-end........................................       584,170      188,134        772,304

FISCAL 1997:
  Revenues..........................................  $  1,415,161   $  700,793   $  2,115,954
  Operating income..................................        56,126       28,708         84,834
  Identifiable assets of continuing operations at
    year-end........................................       894,506      753,254      1,647,760

    The amounts listed above as identifiable assets of continuing operations at year-end differ from the total asset amounts presented on the Consolidated Balance Sheet since net assets of discontinued operations of $33,514, $33,674 and $59,231 at April 30, 1995 and 1996 and April 26, 1997, respectively, were excluded from the above analysis but are included in total assets on the Company's Consolidated Balance Sheet.

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data. The amounts differ from the amounts previously reported during fiscal 1996 and 1997 in the Company's Quarterly Reports on Form 10-Q as a result of the restatement of the financial statements to give retroactive effect to the results of the

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED) companies acquired during fiscal 1996 and 1997 in business combinations accounted for under the pooling-of-interests method and as a result of the reporting of the results of Spin-Off Companies as discontinued operations.

                                                                       FISCAL 1996 QUARTERS
                                                  ---------------------------------------------------------------
                                                     FIRST       SECOND        THIRD       FOURTH       TOTAL
                                                  -----------  -----------  -----------  ----------  ------------
Revenues........................................   $ 205,940    $ 246,956    $ 268,645   $  339,987  $  1,061,528
Gross profit....................................      50,976       60,487       66,742       93,887       272,092
Operating income................................       1,484        6,666        8,115       12,808        29,073
Income from continuing operations before
  extraordinary items...........................       1,460        4,629        5,789        7,221        19,099
Income (loss) from discontinued operations......       3,387        5,550        7,727         (886)       15,778
Net income......................................       4,847       10,179       13,516        5,634        34,176

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items.......................        0.02         0.07         0.09         0.09          0.28
    Income (loss) from discontinued
      operations................................        0.06         0.08         0.11        (0.01)         0.24
    Net income..................................        0.08         0.15         0.20         0.07          0.51
  Diluted:
    Income from continuing operations before
      extraordinary items.......................        0.02         0.07         0.09         0.09          0.28
    Income (loss) from discontinued
      operations................................        0.06         0.08         0.11        (0.01)         0.23
    Net income..................................        0.08         0.15         0.20         0.07          0.50

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                       FISCAL 1997 QUARTERS
                                                  ---------------------------------------------------------------
                                                     FIRST       SECOND        THIRD       FOURTH       TOTAL
                                                  -----------  -----------  -----------  ----------  ------------
Revenues........................................   $ 364,195    $ 537,334    $ 596,791   $  617,634  $  2,115,954
Gross profit....................................      98,299      153,284      169,329      176,755       597,667
Operating income................................      12,909       22,473       25,668       23,784        84,834
Income from continuing operations before
  extraordinary items...........................       6,855        9,771        8,767        6,545        31,938
Income from discontinued operations.............       9,475        8,933        2,003        6,389        26,800
Net income......................................      16,330       18,092       10,770       12,096        57,288

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items.......................        0.08         0.11         0.10         0.06          0.35
    Income from discontinued operations.........        0.12         0.10         0.02         0.06          0.31
    Net income..................................        0.20         0.21         0.12         0.12          0.64
  Diluted:
    Income from continuing operations before
      extraordinary items.......................        0.08         0.11         0.10         0.06          0.35
    Income from discontinued operations.........        0.12         0.10         0.02         0.06          0.29
    Net income..................................        0.20         0.20         0.12         0.12          0.62
Pro forma income from continuing operations
  before extraordinary items (see Note 11)......       6,431        9,166        8,225        6,140        29,962
Pro forma basic income per share from continuing
  operations before extraordinary item..........        0.08         0.11         0.09         0.06          0.33
Pro forma diluted income per share from
  continuing operations before extraordinary
  item..........................................        0.08         0.10         0.09         0.06          0.33

NOTE 18--SUBSEQUENT EVENTS (UNAUDITED)

    In January 1998, U.S. Office Products announced its intention to complete the Strategic Restructuring Plan described in Note 4. In addition, subsequent to April 26, 1997 and through March 9, 1998, the Company has completed 42 business combinations related to continuing operations for an aggregate purchase price of $502.3 million, consisting of approximately $79.8 million of cash and 20.4 million shares of the Company's common stock with an aggregate market value on the dates of acquisition of approximately $422.5 million. In addition, on December 22, 1997, U.S. Office Products made an additional equity investment of $40.8 million in Dudley Stationery Limited, its 49% owned independent office products dealer in the United Kingdom, to fund additional acquisitions at Dudley.

    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the Strategic Restructuring Plan and the acquisitions described above had been consummated as of

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 18--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect (i) substantially higher amortization expenses as compared to prior periods (as a result of reclassifying 12 business combinations as purchase acquisitions (including the Company's acquisition of Mail Boxes Etc.), rather than under the pooling-of-interests method, as the Company had expected when it completed those acquisitions); (ii) substantially higher interest expense, as a result of increased borrowing that the Company expects to incur to help finance the cost of the Tender Offer; and (iii) higher effective income tax rates, due to increased non-deductible goodwill expense and the Company's inability to acquire subchapter S corporations in pooling-of-interests transactions:

                                                           FISCAL YEAR
                                                              ENDED        NINE MONTHS ENDED
                                                          APRIL 26, 1997    JANUARY 24, 1998
                                                         ----------------  ------------------
Revenues...............................................    $  2,794,009       $  2,070,655
Income from continuing operations before extraordinary
  items................................................           11,332            11,186
Basic income per share from continuing operations
  before extraordinary items...........................             0.08               0.08
Diluted income per share from continuing operations
  before extraordinary items...........................             0.08               0.08

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.


    On April 14, 1998, a stockholder purporting to represent a class composed of all U.S. Office Products' stockholders filed an action in the Delaware Chancery Court. The action claims that the Directors breached their fiduciary duty to the stockholders of U.S. Office Products by changing the terms of the Equity-Self Tender to include employee stock options. The complaint seeks injunctive relief, damages and attorneys fees. The Company believes that this lawsuit is without merit and intends to vigorously contest it.

                       U.S. OFFICE PRODUCTS COMPANY

                      SPECIAL MEETING OF STOCKHOLDERS
                                  , 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Revoking all prior proxies, the undersigned, a stockholder of U.S. OFFICE PRODUCTS COMPANY (the "Company"), hereby appoints Mark D. Director and Donald
H. Platt, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the common stock, par value $.001 per share (the "Common Stock"), of the undersigned in the Company at
the Special Meeting of Stockholders of the Company to be held on         ,
1998 at 10:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on reverse side.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSED EQUITY INVESTMENT AND FOR THE ONE-FOR-FOUR REVERSE STOCK SPLIT.

            (Continued, and to be dated and signed on other side)

/X/  Please mark your votes
     as in this example using
     dark ink only.




                                                                          FOR          AGAINST       ABSTAIN

1. Approval of the Equity Investment by CDR-PC Acquisition, L.L.C.        / /           / /              / /


                                                                          FOR          AGAINST       ABSTAIN

2. Approval to amend U.S. Office Products' certificate                     / /            / /           / /
of incorporation to effect a one-for-four reverse stock
split of U.S. Office Products' common stock.



Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Special Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE


PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING.  / /



____________________       __________________________    Date:____________, 1998
     Signature             Signature, if held jointly

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.